As filed with the Securities and Exchange Commission on April 13, 2004
Registration No. 333-112967

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2
to
FORM S-4

REGISTRATION STATEMENT

Under
THE SECURITIES ACT OF 1933

J.P. MORGAN CHASE & CO.

(Exact name of Registrant as specified in its charter)

Delaware	6711	13-2624428
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

270 Park Avenue

New York, New York 10017
(212) 270-6000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Anthony J. Horan
Secretary
J.P. Morgan Chase & Co.
270 Park Avenue
New York, New York 10017
(212) 270-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William H. McDavid, Esq. Neila B. Radin, Esq. J.P. Morgan Chase & Co. 270 Park Avenue New York, NY 10017 (212) 270-6000	Lee A. Meyerson, Esq. Maripat Alpuche, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000	Joan Guggenheimer, Esq. Daniel P. Cooney, Esq. Bank One Corporation 1 Bank One Plaza Chicago, IL 60670 (312) 732-4000	Edward D. Herlihy, Esq. Craig M. Wasserman, Esq. Lawrence S. Makow, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 (212) 403-1000

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

To the stockholders of J.P. Morgan Chase & Co. and Bank One Corporation
A MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

      The boards of directors of J.P. Morgan Chase & Co. and Bank One Corporation have approved an agreement to merge our two companies. The proposed merger will create one of the largest and most globally diversified financial services companies in the world and will establish the second-largest banking company in the United States based on total assets. The combined company, which will retain the J.P. Morgan Chase & Co. name, will have assets of $1.1 trillion, a strong capital base, 2,300 branches in 17 states and top-tier positions in retail banking and lending, credit cards, investment banking, asset management, private banking, treasury and securities services, middle-market and private equity. We believe the combined company will be well-positioned to achieve strong and stable financial performance and increase stockholder value through its balanced business mix, greater scale and enhanced efficiencies and competitiveness.

      In the proposed merger, Bank One will merge into JPMorgan Chase, and Bank One common stockholders will receive 1.32 shares of JPMorgan Chase common stock for each share of Bank One common stock they own. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing. Based on the closing price of JPMorgan Chase’s common stock on the New York Stock Exchange (trading symbol “JPM”) on January 13, 2004, the last trading day before public announcement of the merger, the 1.32 exchange ratio represented approximately $51.35 in value for each share of Bank One common stock. Based on JPMorgan Chase’s closing price on [                              ], 2004 of $[                              ], the 1.32 exchange ratio represented approximately $[                              ] in value for each share of Bank One common stock. We urge you to obtain current market quotations of JPMorgan Chase and Bank One common stock.

      We expect the merger will qualify as a reorganization for federal income tax purposes. Accordingly, Bank One stockholders generally will not recognize any gain or loss for federal income tax purposes on the exchange of shares of Bank One common stock for JPMorgan Chase common stock in the merger, except with respect to any cash received instead of fractional shares of common stock of the combined company. Upon completion of the merger, we estimate that Bank One’s former stockholders will own approximately 42% of the common stock of JPMorgan Chase.

      At our respective annual meetings, which will be held on [                              ], 2004, in addition to other business, we will each ask our common stockholders to approve the merger. Information about these meetings and the merger is contained in this document. In particular, see “Risk Factors” beginning on page 21. We urge you to read this document carefully and in its entirety.

      Whether or not you plan to attend your annual meeting, please vote as soon as possible to make sure that your shares are represented at the meeting. If you do not vote, it will have the same effect as voting against the merger.

      Each of our boards of directors unanimously recommends that stockholders vote FOR the merger. We strongly support this combination of our companies and join our boards in their recommendations.

William B. Harrison, Jr. Chairman and Chief Executive Officer J.P. Morgan Chase & Co.	James Dimon Chairman and Chief Executive Officer Bank One Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of JPMorgan Chase or Bank One, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

      The information in this document is not complete and may be changed. We may not sell the securities being offered by use of this document until the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is declared effective. This document is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is prohibited.

      This document is dated [                              ], 2004, and is first being mailed to stockholders of JPMorgan Chase and Bank One on or about [                              ], 2004.

ADDITIONAL INFORMATION

      This document incorporates important business and financial information about JPMorgan Chase and Bank One from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them in writing, by e-mail or by telephone at the appropriate address below:

•	if you are a JPMorgan Chase stockholder:
MacKenzie Partners, Inc.
By Mail: 105 Madison Ave.
                New York, NY 10016
By E-mail: proxy@mackenziepartners.com
By Telephone:
  (212) 929-5500 (call collect)
                or
(800) 322-2885 (toll free)	•	if you are a Bank One stockholder:
Georgeson Shareholder Communications, Inc.
By Mail: 17 State Street, 10th Floor
                New York, NY 10004
By E-mail: BankOne@gscorp.com
By Telephone:
  Banks and Brokers Call: (212) 440-9800
All Others Call Toll Free: (800) 356-1784

      If you would like to request any documents, please do so by [                    ], 2004 in order to receive them before the meetings.

      See “Where You Can Find More Information” beginning on page 172.

VOTING ELECTRONICALLY OR

BY TELEPHONE

      JPMorgan Chase stockholders of record may submit their proxies:

•	through the Internet by visiting a website established for that purpose at http://www.eproxy.com/jpm and following the instructions; or

•	by telephone by calling the toll-free number 1-800-435-6710 in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions.

      Bank One stockholders of record may submit their proxies:

•	through the Internet by visiting a website established for that purpose at http://www.ProxyVote.com and following the instructions; or

•	by telephone by calling the toll-free number 800-693-3609 in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions.

J.P. Morgan Chase & Co.

270 Park Avenue
New York, New York 10017

Notice of Annual Meeting of Stockholders

• Date: [                              ], 2004

• Time:  [                              ], New York Time
• Place: Auditorium
               One Chase Manhattan Plaza
               New York, New York

To JPMorgan Chase Stockholders:

      We are pleased to notify you of and invite you to the JPMorgan Chase annual meeting of stockholders.

      At the meeting you will be asked to vote on the following matters:

•	Proposal to adopt a merger agreement between J.P. Morgan Chase & Co. and Bank One Corporation pursuant to which Bank One will merge into JPMorgan Chase as described in this document.

•	Election of directors.

•	Ratification of the appointment of PricewaterhouseCoopers LLP as our external auditor for 2004.

•	Re-approval of the key executive performance plan.

•	Adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies.

•	Stockholder proposals included in this document, if they are introduced at the meeting.

•	Any other matters that may properly be brought before the meeting.

      Common stockholders of record at the close of business on April 2, 2004 may vote at the annual meeting. In order for the merger agreement to be adopted, the holders of a majority of the outstanding shares of JPMorgan Chase common stock entitled to vote must vote in favor of the merger agreement.

      Holders of JPMorgan Chase’s 6.63% Cumulative Preferred Stock, Series H, and Fixed/ Adjustable Noncumulative Preferred Stock who submit a written demand for appraisal of their shares in connection with the proposed merger and who perfect their appraisal rights by complying with the applicable statutory procedures under Delaware law will be entitled to receive a cash payment for the fair value of their shares as determined by the Delaware Chancery Court. A summary of the applicable requirements of Delaware law is contained in this document under the caption “The Merger — Appraisal Rights” on page 75. In addition, the text of the applicable provisions of Delaware law is attached as Annex F to this document.

      Your vote is important. Whether or not you plan to attend the annual meeting, please complete, sign, date and return your proxy card or voting instruction card in the enclosed envelope promptly, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card.

By Order of the Board of Directors

Anthony J. Horan
Secretary

[                              ], 2004

      Please note that if you attend the annual meeting you will be asked to present photo identification, such as a driver’s license. See “The JPMorgan Chase Annual Meeting — Attending the Annual Meeting” on page 26.

Bank One Corporation
1 Bank One Plaza
Chicago, Illinois 60670
Notice of Annual Meeting of Stockholders

Date:   [                    ], 2004

Time:   [                    ], Chicago Time

Place:	Bank One Auditorium Bank One Corporation 1 Bank One Plaza Chicago, Illinois 60670

To Bank One Stockholders:

      We are pleased to notify you of and invite you to the Bank One annual meeting of stockholders. The purpose of the annual meeting is to consider and vote upon the following matters:

•	Proposal to adopt a merger agreement between J.P. Morgan Chase & Co. and Bank One Corporation pursuant to which Bank One will merge into JPMorgan Chase as described in this document.

•	Election of directors.

•	Ratification of the appointment of KPMG LLP as our independent auditor for 2004.

•	Any other matters that may properly be brought before the meeting.

      Common stockholders of record at the close of business on April 2, 2004 may vote at the meeting. In order for the merger agreement to be adopted, the holders of a majority of the outstanding shares of Bank One common stock entitled to vote must vote in favor of the merger agreement.

      Your vote is important. Whether or not you plan to attend the annual meeting, please complete, sign, date and return your proxy card or voting instruction card in the enclosed envelope promptly, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card.

By Order of the Board of Directors

Joan Guggenheimer
Secretary

[                    ], 2004

      Please note that if you attend the annual meeting you will be asked to present photo identification, such as a driver’s license. See “The Bank One Annual Meeting — Attending the Annual Meeting” on page 30.

i

ii

Page

Indemnification of Directors and Officers	110
State Anti-Takeover Statutes; Business Combinations with Interested Stockholders	111
OTHER MATTERS TO BE CONSIDERED AT THE JPMORGAN CHASE ANNUAL MEETING	113
JPMorgan Chase Proposal 2: Election of Directors	113
JPMorgan Chase Proposal 3: Appointment of External Auditor	129
JPMorgan Chase Proposal 4: Re-approval of Key Executive Performance Plan	131
JPMorgan Chase Proposal 5: Adjournment of Annual Meeting	132
JPMorgan Chase Proposals 6-13: Stockholder Proposals	132
OTHER MATTERS TO BE CONSIDERED AT THE BANK ONE ANNUAL MEETING	146
Bank One Proposal 2: Election of Directors	146
Bank One Proposal 3: Ratification of Appointment of Independent Auditor	167
LEGAL MATTERS	170
EXPERTS	170
STOCKHOLDER PROPOSALS	170
WHERE YOU CAN FIND MORE INFORMATION	172
ANNEX A — Agreement and Plan of Merger
ANNEX B — Bank One Stock Option Agreement
ANNEX C — JPMorgan Chase Stock Option Agreement
ANNEX D — Opinion of J.P. Morgan Securities Inc.
ANNEX E — Opinion of Lazard Frères & Co. LLC
ANNEX F — Section 262 of the Delaware General Corporation Law
ANNEX G — Amendments to JPMorgan Chase’s Certificate of Incorporation and By-laws
ANNEX H — JPMorgan Chase Audit Committee Charter
ANNEX I — Bank One Audit and Risk Management Committee Charter
ANNEX J — Bank One Policy on Shareholder Communications
ANNEX K — Bank One Policy on Director Nominees

iii

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE ANNUAL MEETINGS

Q: What do I need to do now?

A: After carefully reading and considering the information contained in this document, please respond by completing, signing and dating your proxy card or voting instruction card and returning it in the enclosed postage-paid envelope, or, if available, by submitting your proxy or voting instruction by telephone or through the Internet, as soon as possible so that your shares may be represented at your meeting.

Q: If my shares are held in “street name” by a broker or bank, will my broker or bank vote my shares for me?

A: If you hold your shares in street name and do not provide voting instructions to your broker or bank, your shares will not be voted on any proposal on which your broker or bank does not have discretionary authority to vote. Your broker or bank does not have discretionary authority to vote on the merger proposal. Accordingly, your broker or bank will vote your shares held by it in “street name” with respect to the merger proposal only if you provide instructions to it on how to vote. You should follow the directions your broker or bank provides. Shares that are not voted for any reason, including because you do not properly instruct your broker or bank, will have the effect of votes against the merger.

Q: What if I don’t vote?

A: If you fail to respond with a vote on the merger proposal, it will have the same effect as a vote against the merger. If you respond but do not indicate in your response how you want to vote on the merger, your proxy will be counted as a vote in favor of the merger. If you respond and indicate that you are abstaining from voting, your proxy will have the same effect as a vote against the merger.

If you are a JPMorgan Chase stockholder and you withhold authority to vote with respect to any director nominee, your proxy will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee. If you are a JPMorgan Chase stockholder and you abstain from voting on the other proposals, your proxy will be counted as present for purposes of establishing a quorum, and the abstention will have no effect on the outcome of that proposal. If you are a JPMorgan Chase stockholder and you respond without voting instructions, your proxy will be voted “for” each director nominee, “for” the appointment of PricewaterhouseCoopers LLP as external auditor, “for” the re-approval of the key executive performance plan, “for” the adjournment of the annual meeting, if necessary, and “against” the other proposals described in this document.

If you are a Bank One stockholder and you withhold authority to vote with respect to any director nominee, your proxy will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee. If you are a Bank One stockholder and you abstain from voting on the proposal to ratify the appointment of the independent auditor, your proxy will be counted as present for purposes of establishing a quorum, and the abstention will have no effect on the outcome of that proposal. If you are a Bank One stockholder and you respond without voting instructions, your proxy will be voted “for” each director nominee and “for” the appointment of KPMG LLP as independent auditor.

Q: Can I change my vote after I have delivered my proxy or voting instruction card?

A: Yes. You can change your vote at any time before your proxy is voted at your meeting. You can do this in one of three ways:

•	By submitting a written statement that you would like to revoke your proxy to the Secretary of JPMorgan Chase or Bank One, as appropriate, before your annual meeting.

•	By submitting a new proxy before your annual meeting. If you submit your proxy electronically through the Internet or by telephone, you can change your vote by submitting a proxy at a later date, in which case your later-submitted proxy will be recorded and your earlier proxy revoked.

•	If you are a holder of record, you can attend your annual meeting and vote in person.

If your shares are held in an account at a broker or bank, you should contact your broker or bank to change your vote.

Q: Should I send in my stock certificates now?

A: No. If you are a Bank One stockholder, you will receive written instructions from the exchange agent after the merger is completed on how to exchange your stock certificates for JPMorgan Chase shares. Please do not send in your stock certificates with your proxy. If you are a JPMorgan Chase stockholder, you will keep your existing shares, which will remain outstanding and unchanged following the merger.

Q: Why am I receiving this document?

A: We are delivering this document to you because it is serving as both a joint proxy statement of JPMorgan Chase and Bank One and a prospectus of JPMorgan Chase. It is a joint proxy statement because it is being used by our boards of directors to solicit the proxies of our common stockholders. It is a prospectus because JPMorgan Chase is offering shares of its common stock in exchange for shares of Bank One common stock if the merger is completed.

This document is also being sent to holders of preferred stock of JPMorgan Chase to provide them with notice of the meetings as required by Delaware law. None of those preferred stockholders is entitled to vote at the meetings; however, holders of JPMorgan Chase’s 6.63% Cumulative Preferred Stock, Series H, and Fixed/Adjustable Noncumulative Preferred Stock have appraisal rights in connection with the merger, as described under “The Merger — Appraisal Rights” on page 75.

Q: Who can help answer my questions?

A: If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact:

•	if you are a JPMorgan Chase stockholder:
MacKenzie Partners, Inc.
By Mail: 105 Madison Ave.
                New York, NY 10016
By E-mail: proxy@mackenziepartners.com
By Telephone:
   (212) 929-5500 (call collect)
               or
(800) 322-2885 (toll free)	•	if you are a Bank One stockholder:
Georgeson Shareholder Communications, Inc.
By Mail: 17 State Street, 10th Floor
                New York, NY 10004
By E-mail: BankOne@gscorp.com
By Telephone:
   Banks and Brokers Call:
   (212) 440-9800
   All Others Call Toll Free:
(800) 356-1784

SUMMARY

      This summary highlights selected information in this document and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer you to for a more complete understanding of the matters being considered at the annual meetings. In addition, we incorporate by reference important business and financial information about JPMorgan Chase and Bank One into this document. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 172 of this document.

THE MERGER

Bank One Common Stockholders to Receive 1.32 Shares of JPMorgan Chase Common Stock for Each Bank One Common Share; JPMorgan Chase Stockholders to Keep Their Shares (see page 32)

      Bank One common stockholders will receive 1.32 shares of common stock of JPMorgan Chase for each share of Bank One common stock they own.

      JPMorgan Chase stockholders will keep their shares, which will remain outstanding and unchanged as shares of JPMorgan Chase following the merger.

Bank One Will Merge With and Into JPMorgan Chase (see page 32 and page 97)

      Subject to the terms and conditions of the merger agreement, and in accordance with Delaware law, at the completion of the merger Bank One will merge with and into JPMorgan Chase. JPMorgan Chase will be the surviving corporation. Because JPMorgan Chase does not currently have a sufficient number of authorized but unissued and unreserved shares to complete the merger and related transactions, the merger agreement also provides that, as part of the merger, JPMorgan Chase’s certificate of incorporation will be amended to increase the authorized shares of its common stock from 4,500,000,000 to 9,000,000,000 and, as amended, will be the certificate of incorporation of the combined company. This amendment will not be effected unless the merger is approved by stockholders and completed. JPMorgan Chase’s by-laws, which will be amended to provide for the agreed-upon succession and governance matters described under “The Merger — Amendments to JPMorgan Chase By-Laws” beginning on page 86, will be the by-laws of the combined company.

      Assuming the number of shares of Bank One common stock outstanding at the time of the merger equaled the number of shares outstanding on December 31, 2003 and that the value of JPMorgan Chase common stock at the time of the merger equaled $39.02 per share (the average price from two days prior to two days following the announcement of the merger), the aggregate purchase price for those Bank One shares would be $57.2 billion. Taking into account the additional fair value of vested options that will be converted into JPMorgan Chase stock options upon completion of the merger ($1.1 billion), the aggregate estimated purchase price to complete the proposed merger would be $58.3 billion. As noted below, however, the total value of the shares and options issued upon completion of the merger will fluctuate based on the share price of the JPMorgan Chase common stock and the number of shares of Bank One common stock and options outstanding on the date of the merger.

Exchange Ratio is Fixed and Will Not Be Adjusted in Response to Changes in Our Stock Prices (see page 21)

      Because the exchange ratio is fixed in the merger agreement and neither JPMorgan Chase nor Bank One has the right to terminate the merger agreement based on changes in either party’s stock price, the market value of the JPMorgan Chase common stock that Bank One stockholders receive in the merger may vary significantly from its current value.

      The table below shows the closing prices of JPMorgan Chase and Bank One common stock, which trade on the New York Stock Exchange under the symbols “JPM” and “ONE,” respectively, and the pro forma equivalent per share value of Bank One common stock at the close of the regular trading session on January 13, 2004, the last trading day before our public announcement of the merger, and [                    ], 2004, the most recent trading day for which that information was available prior to the mailing of this document.

Bank One
	JPMorgan Chase	Bank One	Pro Forma
Date	Closing Price	Closing Price	Equivalent(a)

January 13, 2004	$38.90	$44.61	$51.35
[ ], 2004	[ ]	[ ]	[ ]

(a)	The pro forma equivalent per share value of Bank One common stock is calculated by multiplying the JPMorgan Chase closing price by the exchange ratio of 1.32.

      Because the 1.32 exchange ratio is fixed and will not be adjusted as a result of changes in the market price of JPMorgan Chase common stock, the implied value of the merger consideration will fluctuate with the market price of JPMorgan Chase common stock. The merger agreement does not include a price-based termination right or provisions that would compensate for increases or decreases in the market price of JPMorgan Chase common stock. You should obtain current market quotations for the shares of both companies from a newspaper, the Internet or your broker. In addition, set forth below is a table showing the implied value of the merger consideration to Bank One stockholders based on a range of hypothetical JPMorgan Chase common stock prices. This table is for illustrative purposes only, and the actual prices at which shares of JPMorgan Chase common stock may trade between the date of this document and the closing of the merger and thereafter may be above or below the range set forth below.

Hypothetical Value of	Implied Value of
JPMorgan Chase	Bank One
Common Stock	Common Stock

$32.50	$42.90
35.00	46.20
37.50	49.50
40.00	52.80
42.50	56.10
45.00	59.40
47.50	62.70

      The following table sets forth, for the periods indicated, the high and low sale prices per share of JPMorgan Chase common stock and Bank One common stock as reported on the New York Stock Exchange Composite Tape. Bank One high and low share prices presented in historical periodic filings are based on close of business prices. The information presented below is based on intra-day prices.

	JPMorgan Chase		Bank One
	Common Stock		Common Stock

Calendar Quarter	High	Low	High	Low

2001
First Quarter	$57.33	$37.58	$41.56	$32.50
Second Quarter	50.60	39.21	39.80	32.90
Third Quarter	46.01	29.04	39.10	27.00
Fourth Quarter	40.95	31.85	40.00	28.92
2002
First Quarter	39.68	26.70	42.88	33.85
Second Quarter	38.75	30.15	42.75	35.61
Third Quarter	33.68	17.86	41.55	31.60
Fourth Quarter	26.14	15.26	40.75	32.54
2003
First Quarter	28.29	20.13	38.98	33.14
Second Quarter	36.52	23.75	40.01	34.30
Third Quarter	38.26	32.40	40.51	36.80
Fourth Quarter	36.99	34.45	45.79	38.61
2004
First Quarter	43.84	36.30	57.49	44.14
Second Quarter (through April 13, 2004)	42.57	41.00	55.70	53.75

Merger Generally Tax-Free to Bank One Stockholders (see page 68)

      The merger has been structured to qualify as a reorganization for federal income tax purposes, and it is a condition to our respective obligations to complete the merger that JPMorgan Chase and Bank One each receive a legal opinion to the effect that the merger will so qualify. In addition, in connection with the filing of the registration statement of which this document is a part, JPMorgan Chase and Bank One will each receive a legal opinion to the same effect. Accordingly, holders of Bank One common stock generally will not recognize any gain or loss for federal income tax purposes on the exchange of their Bank One common stock for JPMorgan Chase common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of JPMorgan Chase common stock.

      You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this document. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger.

Dividend Policy and Anticipated Share Repurchases

      The merger agreement permits each of us to continue to pay regular quarterly cash dividends to our stockholders. The merger agreement also permits Bank One to increase its regular quarterly cash dividend prior to the completion of the merger to 44.875 cents per share, which is an amount approximately equal to the current JPMorgan Chase quarterly dividend times the exchange ratio. On January 20, 2004, Bank One announced that it increased its quarterly dividend payable on April 1, 2004 to Bank One stockholders of record on March 12, 2004 to 44.875 cents per share. JPMorgan Chase expects to continue to pay quarterly dividends on the common stock of JPMorgan Chase after completion of the merger in an amount equal to

JPMorgan Chase’s current dividend of 34 cents per share per quarter. The payment of dividends by JPMorgan Chase or Bank One on their common stock in the future, before or after the merger is completed, is subject to the discretion of our respective boards of directors and will depend on business conditions, our financial condition and earnings, regulatory considerations and other factors.

      We have agreed in the merger agreement to coordinate dividend declarations and the related record dates and payment dates so that our stockholders will not receive two dividends, or fail to receive one dividend, for any single calendar quarter. Accordingly, prior to the merger we may coordinate and amend our record dates and payment dates in order to effect this policy.

      JPMorgan Chase and Bank One have announced their intention to repurchase shares in an aggregate amount of approximately $3.5 billion in each of 2004, 2005 and 2006 (in addition to shares repurchased to provide common stock required for our respective dividend reinvestment and employee equity based plans). The announcement was made based on our respective managements’ determinations that, based upon current market conditions and our current business plans and expectations for the combined company, stock repurchases currently present the most attractive use of the excess capital anticipated to result from the merger. We believe that the repurchases will tend to increase earnings per share, enhance the liquidity of the stock of the combined company, return excess capital to stockholders in a tax efficient manner and provide a flexible means of capital management. The actual amount of shares repurchased will be subject to the discretion of the combined company’s board of directors and may be more or less than anticipated due to various factors, including: market conditions; legal considerations affecting the amount and timing of repurchase activity; the combined company’s capital position (taking into account purchase accounting adjustments); internal capital generation; and alternative potential investment opportunities over that time frame.

Our Boards of Directors Recommend that JPMorgan Chase and Bank One Stockholders Approve the Merger (see pages 35 and 40)

      JPMorgan Chase Stockholders. The JPMorgan Chase board of directors has determined that the merger agreement and related agreements are advisable and in the best interests of JPMorgan Chase and its stockholders and unanimously recommends that the JPMorgan Chase stockholders vote FOR the adoption of the merger agreement.

      Bank One Stockholders. The Bank One board of directors has determined that the merger agreement and related agreements are advisable and in the best interests of Bank One and its stockholders and unanimously recommends that the Bank One stockholders vote FOR the adoption of the merger agreement.

      Factors Considered by Our Boards. In determining whether to approve the merger, our boards of directors each consulted with our respective senior managements and legal and financial advisors and considered the respective strategic, financial and other considerations referred to under “The Merger — JPMorgan Chase’s Reasons for the Merger; Recommendation of the Merger by the JPMorgan Chase Board of Directors” beginning on page 35 and “The Merger — Bank One’s Reasons for the Merger; Recommendation of the Merger by the Bank One Board of Directors” beginning on page 40.

We Have Received Opinions From Our Financial Advisors that the Merger is Fair (see page 42)

      Opinion of JPMorgan Chase’s Financial Advisor. JPMorgan Chase’s financial advisor, J.P. Morgan Securities Inc., has provided its opinion to the JPMorgan Chase board of directors dated as of January 14, 2004 that, as of that date, and subject to and based on the qualifications and assumptions set forth in its opinion, the exchange ratio in the merger was fair, from a financial point of view, to JPMorgan Chase. The full text of JPMorgan Securities’ opinion is attached as Annex D to this document. JPMorgan Chase urges its stockholders to read that opinion in its entirety. The opinion of JPMorgan Securities will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger. JPMorgan Chase does not currently expect that it will request an updated opinion from JPMorgan Securities.

      JPMorgan Chase has agreed to allocate a fee of $40 million to JPMorgan Securities in consideration for its services as financial advisor.

      Opinion of Bank One’s Financial Advisor. Bank One’s financial advisor, Lazard Frères & Co. LLC, has provided its opinion to the Bank One board of directors dated as of January 14, 2004 that, as of that date, and subject to and based on the considerations referred to in its opinion, the exchange ratio in the merger was fair, from a financial point of view, to Bank One’s common stockholders. The full text of Lazard’s opinion is attached as Annex E to this document. Bank One urges its stockholders to read that opinion in its entirety. The opinion of Lazard will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger. Bank One does not currently expect that it will request an updated opinion from Lazard.

      Bank One has agreed to pay a fee of $20 million to Lazard in consideration for its services as financial advisor, a portion of which is payable upon completion of the merger.

      JPMorgan Chase’s Financial Advisor is an Affiliate of JPMorgan Chase and May be Deemed to Have Conflicts of Interest. JPMorgan Chase decided to engage its subsidiary investment bank as its financial advisor. As a result of its affiliation with JPMorgan Chase, JPMorgan Securities may be deemed to have had potential conflicts of interest in performing its duties as financial advisor. JPMorgan Chase’s board of directors considered this potential conflict of interest when making its decision to engage JPMorgan Securities. JPMorgan Chase’s board concluded that it was appropriate and in the best interests of JPMorgan Chase and its stockholders to approve the engagement of JPMorgan Securities based on the investment bank’s global standing, extensive experience in merger transactions on behalf of unaffiliated parties and familiarity with the businesses in which JPMorgan Chase and Bank One operate, as well as its involvement in the discussions and due diligence that led to the merger agreement. The board also noted that in previous business combinations involving major financial institutions, including the merger of JPMorgan Chase’s predecessor institutions, The Chase Manhattan Corporation and J.P. Morgan & Co. Incorporated, one or both of the merging parties had relied on its affiliated investment bank as its financial advisor. See “Risk Factors” beginning on page 21 and “The Merger — Opinions of Financial Advisors — Decision by JPMorgan Chase Board to Engage Affiliated Financial Advisor” on page 42.

Appraisal Rights for Some JPMorgan Chase Preferred Stockholders But Not for Common Stockholders (see page 75)

      Under Delaware law, the common stockholders of JPMorgan Chase and Bank One are not entitled to appraisal rights in connection with the merger. Holders of JPMorgan Chase’s 6.63% Cumulative Preferred Stock, Series H, and Fixed/ Adjustable Noncumulative Preferred Stock who submit a written demand for appraisal of their shares and who perfect their appraisal rights by complying with the applicable statutory procedures required by Delaware law will be entitled to receive payment in cash for the fair value of their shares as determined by the Delaware Chancery Court. Holders of other series of preferred stock of JPMorgan Chase are not entitled to appraisal rights in connection with the merger.

Financial Interests of Our Directors and Executive Officers in the Merger (see page 63)

      Some of the directors and executive officers of JPMorgan Chase and Bank One have interests in the merger that are different from, or are in addition to, the interests of stockholders of JPMorgan Chase and Bank One. These interests include:

•	rights of Bank One’s Chairman and Chief Executive Officer, James Dimon, under an employment agreement with JPMorgan Chase for a term of employment to commence upon the completion of the merger, including the right to receive an annual base salary of $1 million and annual bonuses and equity-based awards no less than 90% of the value of the annual bonuses and equity-based awards provided to Mr. Harrison for the same period, which future bonuses and awards have not been determined at this time. Mr. Dimon’s current employment agreement with Bank One provides for an annual base salary of $1 million, a target annual bonus of 250% of his base salary and annual equity-based awards with a value of at least $7 million;

•	rights of JPMorgan Chase’s Chairman and Chief Executive Officer, William B. Harrison, Jr., under JPMorgan Chase’s severance policy;

•	the agreed-upon appointment of various members of senior management of JPMorgan Chase and Bank One to senior management positions at JPMorgan Chase after the merger;

•	rights of Bank One executive officers under stock-based benefit programs and awards (including programs and awards of Bank One under which an aggregate of 5,789,588 options held by current executive officers of Bank One may become exercisable and 869,090 other stock-based awards held by current executive officers of Bank One may be required to be distributed upon completion of the merger or in connection with qualifying terminations of employment after the merger);

•	rights of Bank One executive officers under existing and contemplated severance arrangements or retirement arrangements;

•	rights of Bank One executive officers and directors to continued indemnification and insurance coverage by JPMorgan Chase after the merger for acts or omissions occurring prior to the merger; and

•	compensation of persons designated by Bank One to serve on the combined company’s board of directors under JPMorgan Chase’s standard director compensation policy.

      Our boards of directors were aware of these respective interests when deciding to approve the merger.

Treatment of Bank One Options and Equity-Based Awards (see page 74)

      In the merger, JPMorgan Chase will assume all Bank One employee stock options and other equity-based awards and those options and awards will become options and awards exercisable for or based upon JPMorgan Chase common stock. The number of shares issuable under those options and awards, and the exercise prices for those options and awards, will be adjusted to take into account the exchange ratio.

      For financial accounting purposes, the fair value of all Bank One employee stock options will be revalued at the closing of the merger, as further described under “Treatment of Stock Options and Other Equity-Based Awards” beginning on page 74.

Directors and Management Following the Merger (see page 67)

      Following the merger, the board of directors of JPMorgan Chase will consist of sixteen directors. The board will include Mr. Harrison, currently the Chairman and Chief Executive Officer of JPMorgan Chase, and seven other directors to be designated by JPMorgan Chase. It will also include Mr. Dimon, currently the Chairman and Chief Executive Officer of Bank One, and seven other directors to be designated by Bank One. Other than Messrs. Harrison and Dimon, none of the directors to be designated by JPMorgan Chase or Bank One will be employees of the combined company. Directors who serve on the combined company’s board of directors are expected to be compensated for their services in that capacity in accordance with JPMorgan Chase’s standard director compensation policy.

      Following the merger, Mr. Harrison will continue to serve as Chairman and Chief Executive Officer of JPMorgan Chase and Mr. Dimon will become President and Chief Operating Officer of JPMorgan Chase. As part of the merger, the parties have agreed that as of the second anniversary of the completion of the merger (or, if earlier, when Mr. Harrison ceases for any reason to serve in the position of Chief Executive Officer), Mr. Dimon will become Chief Executive Officer of JPMorgan Chase. Mr. Harrison will continue to serve as Chairman of JPMorgan Chase following the date of Mr. Dimon’s succession as Chief Executive Officer. In addition, the parties have agreed that various members of senior management from each company will be appointed to senior management positions of the combined company following the merger, as further described in “The Merger — Board of Directors and Management After the Merger” beginning on page 67.

Regulatory Approvals We Must Obtain for the Merger (see page 71)

      To complete the merger, we must obtain the approval of the Board of Governors of the Federal Reserve System. In addition, we need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank, insurance and other regulatory authorities as well as regulatory authorities in various foreign jurisdictions.

Expected Timing of the Merger

      We expect to complete the merger by mid-2004 if we have received the stockholder and regulatory approvals required to do so.

Conditions to Completion of the Merger (see page 77)

      We may not complete the merger unless the following conditions are satisfied or, where permitted, waived:

•	the merger agreement must be adopted by the common stockholders of both JPMorgan Chase and Bank One;

•	the JPMorgan Chase common stock to be issued in, or in connection with, the merger must be approved for listing on the New York Stock Exchange;

•	we must obtain all necessary regulatory approvals of the merger from domestic and foreign governmental authorities, and none of those approvals may contain a condition or restriction that would have a material adverse effect on JPMorgan Chase after the merger;

•	the registration statement of which this document is part must be declared effective by the Securities and Exchange Commission and not be subject to a stop order or proceedings seeking a stop order;

•	no legal prohibition to completion of the merger may be in effect;

•	our respective representations and warranties in the merger agreement must be true and correct, subject to exceptions that would not have a material adverse effect on JPMorgan Chase or Bank One, as the case may be, or on the combined company following the completion of the merger;

•	we must each be in compliance in all material respects with our respective covenants in the merger agreement;

•	we must each receive an opinion of our respective tax counsel that the merger will qualify as a tax-free reorganization; and

•	in the case of Bank One’s obligation to complete the merger, JPMorgan Chase’s by-laws must have been amended to provide for the agreed-upon structure of the board of directors and Chief Executive Officer succession arrangements after the merger.

Termination of the Merger Agreement; Fees Payable (see page 81)

      We may jointly agree to terminate the merger agreement at any time. Either of us may also terminate the merger agreement if:

•	a governmental authority that must grant a material regulatory approval denies approval of the merger, or a governmental authority permanently restrains or prohibits the merger, and in either case that denial or action is final and nonappealable (although this termination right is not available to a party whose failure to comply with the merger agreement resulted in those actions by a governmental authority);

•	the merger is not completed on or before January 14, 2005 (although this termination right is not available to a party whose failure to comply with the merger agreement resulted in the failure to complete the merger by that date);

•	the other party’s board of directors adversely changes its recommendation that its stockholders vote in favor of the merger or takes any other action inconsistent with such recommendation, or the other party breaches its obligation to hold its stockholders’ meeting to vote on adoption of the merger agreement;

•	the other party is in breach of its representations, warranties, covenants or agreements set forth in the merger agreement and the breach rises to a level that would excuse the terminating party’s obligation to complete the merger and is either incurable or is not cured within 60 days; or

•	the stockholders of either party do not approve the merger at their respective stockholders’ meeting.

      The merger agreement provides that in several circumstances described more fully beginning on page 81 involving a change in recommendation in favor of the merger agreement or failure to hold a stockholders’ meeting to vote on the merger or a third party acquisition proposal, either of us may be required to pay termination fees to the other of up to $2.30 billion. The termination fees and the stock option agreements described below could discourage other companies from seeking to acquire or merge with either JPMorgan Chase or Bank One.

JPMorgan Chase and Bank One Granted Stock Options to Each Other (see page 87)

      Each of us has issued to the other an option to purchase up to 19.9% of our respective outstanding shares of common stock. The exercise price of the option issued by Bank One is $44.61 per Bank One share, which represented the closing price of Bank One common stock on January 13, 2004, the trading day prior to the announcement of the merger. The exercise price of the option issued by JPMorgan Chase is $38.90 per JPMorgan Chase share, which represented the closing price of JPMorgan Chase common stock on that same day.

      Each option becomes exercisable only if one of the following events occurs:

•	prior to termination of the merger agreement, without the consent of the option holder, the option issuer enters into an agreement with any person relating to a competing acquisition proposal as described in the stock option agreement;

•	prior to termination of the merger agreement, any person other than the option holder acquires beneficial ownership of, or a right to acquire beneficial ownership of, voting securities representing 20% or more of the voting power of the option issuer or any of its significant subsidiaries; or

•	the full $2.30 billion termination fee under the merger agreement, as described above, becomes payable by the option issuer.

      Under the circumstances described in the stock option agreements, the option holder may require the option issuer to repurchase the option and any shares purchased under the option for a price specified in the stock option agreement.

      The option holder’s profit under the applicable stock option agreement, together with any termination fees paid under the merger agreement, may not exceed $2.87 billion.

THE ANNUAL MEETINGS

JPMorgan Chase Annual Meeting (see page 25)

      The JPMorgan Chase annual meeting will be held at the auditorium of J.P. Morgan Chase & Co., One Chase Manhattan Plaza, New York, New York on [                         ], 2004, starting at [               ], New York time. At the JPMorgan Chase meeting, JPMorgan Chase’s common stockholders will be asked to vote on the following matters:

•	adoption of the merger agreement;

•	election of directors;

•	ratification of the appointment of PricewaterhouseCoopers LLP as JPMorgan Chase’s external auditor for 2004;

•	re-approval of the key executive performance plan;

•	adjournment of the meeting, if necessary or appropriate;

•	stockholder proposals included in this document, if they are introduced at the meeting; and

•	any other matters that may be properly brought before the meeting.

      You may vote at the JPMorgan Chase annual meeting if you owned shares of JPMorgan Chase common stock at the close of business on April 2, 2004. On that date there were 2,081,783,154 shares of JPMorgan Chase common stock outstanding, less than 1% of which were owned and entitled to be voted by JPMorgan Chase directors and executive officers and their affiliates. We currently expect that JPMorgan Chase’s directors and executive officers will vote their shares in favor of the merger, although none of them has entered into any agreements obligating them to do so.

      You may cast one vote for each share of JPMorgan Chase common stock you own. The proposals require different percentages of votes in order to approve them:

•	The affirmative vote of a majority of the shares of JPMorgan Chase common stock outstanding on the record date is required to adopt the merger agreement.

•	The affirmative vote of a plurality of the votes cast at the annual meeting is required to approve the election of each director nominee.

•	The affirmative vote of a majority of the shares of JPMorgan Chase common stock represented at the annual meeting and entitled to vote is required to ratify the appointment of the external auditor.

•	The affirmative vote of a majority of the shares of JPMorgan Chase common stock represented at the annual meeting and entitled to vote is required to re-approve the key executive performance plan.

•	The affirmative vote of a majority of the shares of JPMorgan Chase common stock represented at the annual meeting and entitled to vote is required to adjourn the meeting.

•	The affirmative vote of a majority of the shares of JPMorgan Chase common stock represented at the annual meeting and entitled to vote is required to adopt the stockholder proposals described in this document.

Bank One Annual Meeting (see page 29)

      The Bank One annual meeting will be held at the auditorium of Bank One Corporation, 1 Bank One Plaza, Chicago, Illinois on [                    ], 2004, starting at [               ], Chicago time. At the Bank One meeting, Bank One’s common stockholders will be asked to vote on the following matters:

•	adoption of the merger agreement;

•	election of directors;

•	ratification of the appointment of KPMG LLP as Bank One’s independent auditor for 2004; and

•	any other matters that may be properly brought before the meeting.

      You may vote at the Bank One annual meeting if you owned shares of Bank One common stock at the close of business on April 2, 2004. On that date there were 1,125,809,564 shares of Bank One common stock outstanding, less than 1.25% of which were owned and entitled to be voted by Bank One directors and executive officers and their affiliates. We currently expect that Bank One’s directors and executive officers will vote their shares in favor of the merger, although none of them has entered into any agreements obligating them to do so.

      You can cast one vote for each share of Bank One common stock you own. The proposals require different percentages of votes in order to approve them:

•	The affirmative vote of a majority of the shares of Bank One common stock outstanding on the record date is required to adopt the merger agreement.

•	The affirmative vote of a plurality of the votes cast at the annual meeting is required to approve the election of each director nominee.

•	The affirmative vote of a majority of the shares of Bank One common stock represented at the annual meeting and entitled to vote is required to ratify the appointment of the independent auditor.

INFORMATION ABOUT JPMORGAN CHASE AND BANK ONE

J.P. Morgan Chase & Co.

     270 Park Avenue
     New York, New York 10017
     (212) 270-6000

      JPMorgan Chase is a financial holding company incorporated under Delaware law in 1968. JPMorgan Chase is one of the largest banking institutions in the United States, with approximately $771 billion in assets and approximately $46 billion in stockholders’ equity as of December 31, 2003.

      JPMorgan Chase is a leading global financial services firm with operations in more than 50 countries and more than 30 million retail customers nationwide as of December 31, 2003. Its principal bank subsidiaries are JPMorgan Chase Bank, a New York banking corporation headquartered in New York City, and Chase Manhattan Bank USA, National Association, headquartered in Delaware. JPMorgan Chase’s principal nonbank subsidiary is its investment banking subsidiary, JPMorgan Securities. The bank and nonbank subsidiaries of JPMorgan Chase operate nationally as well as through overseas branches and subsidiaries, representative offices and affiliated banks.

      JPMorgan Chase’s activities are internally organized, for management reporting purposes, into five major business segments: Investment Bank; Treasury & Securities Services; Investment Management & Private Banking; JPMorgan Partners; and Chase Financial Services. The following is a brief description of those businesses.

      Investment Bank. The Investment Bank is one of the world’s leading investment banks, as evidenced by the breadth of its client relationships and product capabilities. The Investment Bank, which includes JPMorgan Securities, has extensive relationships with corporations, financial institutions, governments and institutional investors worldwide. The Investment Bank provides a full range of investment banking and commercial banking products and services including advising on corporate strategy and structure, capital raising in equity and debt markets, sophisticated risk management and market-making in cash securities and derivative instruments in all major capital markets. The Investment Bank also commits JPMorgan Chase’s own capital to proprietary investing and trading activities.

      Treasury & Securities Services. Treasury & Securities Services, a global leader in transaction processing and information services to wholesale clients, is composed of three businesses. Institutional Trust Services provides a range of services to debt and equity issuers and broker-dealers, from traditional trustee and paying-agent functions to global securities clearance. Investor Services provides securities custody and related functions, such as securities lending, investment analytics and reporting, to mutual funds, investment managers, pension funds, insurance companies and banks worldwide. Treasury Services provides treasury and cash management, as well as payment, liquidity management and trade finance services, to a diversified global client base of corporations, financial institutions and governments.

      Investment Management & Private Banking. Investment Management & Private Banking provides investment management services to institutional investors, high net worth individuals and retail customers, and it provides personalized advice and solutions to wealthy individuals and families.

      JPMorgan Partners. JPMorgan Partners, the global private equity organization of JPMorgan Chase, provides equity and mezzanine capital financing to private companies. It is a diversified investor, investing in buyouts and in growth equity and venture opportunities across a variety of industry sectors, with the objective of creating long-term value for JPMorgan Chase and third-party investors.

      Chase Financial Services. Chase Financial Services is a major provider of banking, investment and financing products and services to consumers and small and middle market businesses throughout the United States. The majority of its revenues and earnings are produced by its national consumer credit businesses, Chase Home Finance, Chase Cardmember Services and Chase Auto Finance. It also serves as a full-service bank for consumers and small-and medium-sized businesses through Chase Regional Banking and Chase Middle Market.

      On December 31, 2000, J.P. Morgan & Co. Incorporated merged with and into The Chase Manhattan Corporation, which changed its name to “J.P. Morgan Chase & Co.” upon completion of the merger. The merger was accounted for as a pooling of interests. As a result, the financial information provided or incorporated by reference in this document presents the combined results of The Chase Manhattan Corporation and J.P. Morgan & Co. Incorporated as if the merger had been in effect for all periods presented. In addition, certain prior-period amounts for the predecessor institutions’ financial statements have been reclassified to conform to the current presentation.

Bank One Corporation

     1 Bank One Plaza
     Chicago, Illinois 60670
     (312) 732-4000

      Bank One Corporation is a financial holding company and a multibank bank holding company registered under the Bank Holding Company Act of 1956, and is headquartered in Chicago, Illinois. Bank One was incorporated in Delaware in 1998 to effect the merger of Banc One Corporation and First Chicago NBD Corporation.

      Bank One provides domestic retail banking, finance and credit card services; worldwide commercial banking services; and trust and investment management services. Bank One operates banking offices in Arizona, Colorado, Florida, Illinois, Indiana, Kentucky, Louisiana, Michigan, Ohio, Oklahoma, Texas, Utah, West Virginia and Wisconsin and in selected international markets. Bank One also engages in other businesses related to banking and finance, including credit card and merchant processing, consumer and education finance, real estate-secured lending and servicing, insurance, venture capital, investment and merchant banking, trust, brokerage, investment management, leasing, community development and data processing. These activities are conducted through bank subsidiaries and nonbank subsidiaries. Prior to 2001, the bank subsidiaries were operated under separate national or state charters in the 14 states in which the banking offices are located. Since 2001, most of the bank subsidiaries have been consolidated into Bank One, National Association, headquartered in Chicago, Illinois and Bank One, National Association, headquartered in Columbus, Ohio.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

      The following financial information is to aid you in understanding the financial aspects of the merger. The following tables present (1) selected historical financial data of JPMorgan Chase, (2) selected historical financial data of Bank One and (3) selected unaudited pro forma combined financial data reflecting the merger. The historical financial data show the financial results actually achieved by JPMorgan Chase and Bank One for the periods indicated. The pro forma unaudited combined financial data show financial results as if the merger had taken place at the beginning of the earliest period presented and assuming the merger is accounted for as a purchase of Bank One by JPMorgan Chase.

Selected Historical Financial Data of JPMorgan Chase

(in millions, except per share and ratio data)

      The selected historical financial data of JPMorgan Chase have been derived from the historical consolidated financial statements and related notes of JPMorgan Chase filed by JPMorgan Chase with the Securities and Exchange Commission. On December 31, 2000, J.P. Morgan & Co. Incorporated merged with and into The Chase Manhattan Corporation, which changed its name to “J.P. Morgan Chase & Co.” The merger was accounted for as a pooling of interests and accordingly the amounts below include the consolidated results of The Chase Manhattan Corporation and J.P. Morgan & Co. Incorporated prior to that merger. See “Where You Can Find More Information” beginning on page 172.

	Years Ended December 31,

	2003	2002	2001	2000	1999

Income Statement
Net interest income	$12,337	$11,526	$10,802	$9,512	$10,285
Noninterest revenue	20,919	18,088	18,542	23,674	20,861
Total revenue	33,256	29,614	29,344	33,186	31,146
Provision for credit losses	1,540	4,331	3,182	1,380	1,446
Noninterest expense(e)	21,688	22,764 (a)	23,596	23,073	18,211
Income before income tax expense	10,028	2,519	2,566	8,733	11,489
Income tax expense	3,309	856	847	3,006	3,988
Net effect of change in accounting principle	—	—	(25)	—	—
Net income	6,719	1,663	1,694	5,727	7,501
Average common shares outstanding:
Basic	2,009	1,984	1,972	1,884	1,913
Diluted	2,055	2,009	2,024	1,969	2,005

Performance Ratios
Return on average assets	0.87%	0.23%	0.23%	0.85%	1.19%
Return on average common equity	15.5%	3.9%	3.9%	15.6%	22.5%
Total equity to total assets at December 31	6.0%	5.6%	5.9%	5.9%	5.3%
Total average equity to total average assets	5.7%	5.8%	5.8%	5.6%	5.5%
Dividend payout ratio	43%	171%	168%	42%	28%
Per Common Share
Net income — Basic	$3.32	$0.81	$0.83(d )	$2.99	$3.87
Net income — Diluted	3.24	0.80	0.80(d )	2.86	3.69
Cash dividends per common share	1.36	1.36	1.36	1.28	1.08
Book value at December 31	22.10	20.66	20.32	21.17	18.07

	Years Ended December 31,

	2003	2002	2001	2000	1999

Selected Balance Sheet Items
Loans	$219,518	$216,364	$217,444	$216,050	$203,008
Total assets	770,912	758,800	693,575	715,348	667,003
Deposits	326,492	304,753	293,650	279,365	287,064
Long-term debt(b)	54,782	45,190	43,622	47,238	45,540
Common stockholders’ equity	45,145	41,297	40,090	40,818	33,434

Capital Ratios
Risk-based capital:
Tier-1	8.5%	8.2%	8.3%	8.5%	8.5%
Total	11.8%	12.0%	11.9%	12.0%	12.3%
Leverage	5.6%	5.1%	5.2%	5.4%	5.9%

Market Price Per Share of Common Stock(c)
Closing	$36.73	$24.00	$36.35	$45.44	$51.79
High	38.26	39.68	59.19	67.17	60.75
Low	20.13	15.26	29.04	32.38	43.88

(a)	Includes a $1.3 billion charge in connection with the settlement of the Enron-related surety litigation and the establishment of a reserve related to material litigations, proceedings and investigations.

(b)	Includes junior subordinated deferrable interest debentures held by trusts that issued guaranteed preferred beneficial interests and excludes long-term debt classified as Beneficial interests issued by consolidated variable interest entities.

(c)	JPMorgan Chase’s common stock is listed and traded on the New York Stock Exchange, the London Stock Exchange Limited and the Tokyo Stock Exchange. The high, low and closing prices of JPMorgan Chase’s common stock are from the New York Stock Exchange composite transaction tape. Share-related data have been restated to reflect a three-for-two stock split effective as of the close of business on June 9, 2000.

(d)	Basic and diluted earnings per share have been reduced by $0.01 in 2001 because of the impact of the adoption of SFAS 133 relating to the accounting for derivative financial instruments and hedging activities.

(e)	Includes merger and restructuring charges of $1,210 million in 2002, $2,523 million in 2001, $1,431 million in 2000 and $23 million in 1999.

Selected Historical Financial Data of Bank One

(in millions, except per share and ratio data)

      The selected historical financial data of Bank One have been derived from the historical consolidated financial statements and related notes of Bank One filed by Bank One with the Securities and Exchange Commission. See “Where You Can Find More Information” beginning on page 172.

	Years Ended December 31,

	2003	2002	2001	2000		1999

Income Statement
Net interest income	$8,149	$8,555	$8,605	$8,806		$8,993
Noninterest revenue	8,063	8,180	7,143	5,004		8,609
Total revenue	16,212	16,735	15,748	13,810		17,602
Provision for credit losses	2,045	2,487	2,510	3,398		1,249
Noninterest expense	9,777	9,546	9,490	11,531		11,421
Income (loss) from continuing operations, net of taxes	3,125	3,256	2,649	(536)		3,453
Income from discontinued operations, net of taxes	410	39	33	25		26
Net effect of change in accounting principle	—	—	(44)	—		—
Net income (loss)	3,535	3,295	2,638	(511)		3,479
Average common shares outstanding:
Basic	1,126	1,162	1,166	1,154		1,168
Diluted	1,135	1,172	1,174	1,154		1,178

Performance Ratios
Return (loss) on average assets	1.27%	1.25%	0.98%	(0.19%)		1.36%
Return (loss) on average common stockholders’ equity	15.6%	15.2%	13.4%	(2.7%)		17.1%
Total equity to total assets (period end)	7.2%	8.1%	7.5%	6.9%		7.5%
Total average equity to total average assets	8.1%	8.2%	7.3%	7.2%		8.0%
Dividend payout ratio	30%	30%	38%	NM		57%

Per Common Share Data
Basic earnings per share:
Income (loss) from continuing operations, (net of taxes)	$2.78	$2.80	$2.25	$(0.47)		$2.95
Income from discontinued operations, (net of taxes)	0.36	0.03	0.03	0.02		0.02
Net income (loss)	3.14	2.83	2.25 (3)	(0.45)		2.97
Diluted earnings per share:
Income (loss) from continuing operations, (net of taxes)	2.75	2.77	2.25	(0.47	) (1)	2.93
Income from discontinued operations, (net of taxes)	0.36	0.03	0.03	0.02	(1)	0.02
Net income (loss)	3.11	2.80	2.24 (3)	(0.45	) (1)	2.95
Cash dividends per common share	0.92	0.84	0.84	1.26		1.68
Book value at December 31	20.92	19.28	17.33	15.90		17.34

NM = not meaningful.

	Years Ended December 31,

	2003	2002	2001	2000	1999

Selected Balance Sheet Items
Loans	$138,147	$148,125	$156,733	$174,251	$163,877
Total assets	326,563	277,985	269,507	269,774	269,767
Total deposits	164,621	170,008	167,530	167,077	162,278
Long-term debt(2)	46,764	43,234	43,418	40,911	35,435
Common stockholders’ equity	23,419	22,440	20,226	18,445	19,900

Capital Ratios
Risk-based capital:
Tier-1	10.0%	9.9%	8.6%	7.3%	7.7%
Total	13.7%	13.7%	12.2%	10.8%	10.7%
Leverage	8.8%	8.9%	8.2%	7.3%	7.7%

Market Price Per Share of Common Stock
Closing	$45.59	$36.55	$39.05	$36.63	$32.00
High(4)	45.70	42.53	39.85	38.81	63.13
Low(4)	33.94	32.59	28.00	24.25	29.98

(1)	Common equivalent shares and related income were excluded from the computation of diluted loss per share for the year-ended December 31, 2000, as they are antidilutive.

(2)	Includes trust preferred capital securities and excludes long-term debt classified as Beneficial interests issued by consolidated variable interest entities.

(3)	Basic and diluted earnings per share have been reduced by $0.03 and $0.04, respectively, in 2001 because of the impact of the adoption of SFAS 133 relating to the accounting for derivative financial instruments and hedging activities.

(4)	Bank One high and low share prices presented in historical periodic filings are based on close of business prices. The information presented above is based on intra-day prices.

Selected Unaudited Pro Forma Combined Financial Data of JPMorgan Chase and Bank One

(in millions)

      The following table shows information about our financial condition and results of operations, including per share data and financial ratios, after giving effect to the merger. This information is called pro forma financial information in this document. The information under “Selected Combined Balance Sheet Items at Period End” in the table below assumes the merger was completed on December 31, 2003. The information under “Combined Income Statement” in the table below gives effect to the merger as if the merger had been completed on January 1, 2003. This pro forma financial information assumes that the merger is accounted for using the purchase method of accounting and represents a current estimate of the financial information based on available financial information of JPMorgan Chase and Bank One. See “The Merger — Accounting Treatment” on page 71.

      The pro forma financial information includes adjustments to record the assets and liabilities of Bank One at their estimated fair values and is subject to further adjustment as additional information becomes available and as additional analyses are performed. The pro forma financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors, been considered.

      The information presented below should be read together with the historical consolidated financial statements of JPMorgan Chase and Bank One, including the related notes, filed by each of them with the Securities and Exchange Commission and together with the consolidated historical financial data for JPMorgan Chase and Bank One and the other pro forma financial information, including the related notes, appearing elsewhere in this document. See “Where You Can Find More Information” beginning on page 172 and “Unaudited Pro Forma Combined Financial Information” beginning on page 91. The pro forma financial data are not necessarily indicative of results that actually would have occurred had the merger been completed on the dates indicated or that may be obtained in the future.

As of or for the
Year Ended
December 31,
2003

Combined Income Statement:
Net Interest Income	$20,902
Provision for Credit Losses	3,585
Noninterest Revenue	29,212
Noninterest Expense	33,161
Income from Continuing Operations Before Income Tax Expense	13,368
Income Tax Expense	4,174
Income from Continuing Operations	$9,194
Selected Combined Balance Sheet Items at Period End:
Loans, Net of Allowance	$345,801
Total Assets	1,135,234
Deposits	489,795
Long-Term Debt and Other Capital Securities(a)	100,876
Total Stockholders’ Equity	104,457

(a)	Excludes long-term debt of consolidated variable interest entities.

COMPARATIVE PER SHARE DATA

(Unaudited)

      We present below for JPMorgan Chase and Bank One historical, unaudited pro forma combined and pro forma equivalent per share financial data for the year ended December 31, 2003. You should read the information below together with the financial statements and related notes of JPMorgan Chase and Bank One that are incorporated by reference in this document and with the unaudited pro forma combined financial data included under “Unaudited Pro Forma Combined Financial Information” beginning on page 91.

As of or for the
Year Ended
December 31,
2003

JPMORGAN CHASE COMMON STOCK:
Income from continuing operations per common share:
Basic:
Historical	$3.32
Pro Forma Combined	$2.62
Diluted:
Historical	$3.24
Pro Forma Combined	$2.57
Cash Dividends Per Common Share:
Historical	$1.36
Pro Forma Combined(a)	$1.36
Book Value Per Share at December 31, 2003
Historical	$22.10
Pro Forma Combined(b)	$29.49
BANK ONE COMMON STOCK:
Income from continuing operations per common share:
Basic:
Historical	$2.78
Pro Forma Equivalent(c)	$3.46
Diluted:
Historical	$2.75
Pro Forma Equivalent(c)	$3.39
Cash Dividends Per Common Share:
Historical	$0.92
Pro Forma Equivalent(c)	$1.80
Book Value Per Share at December 31, 2003
Historical	$20.92
Pro Forma Equivalent(c)	$38.93

(a)	The JPMorgan Chase pro forma combined dividends per common share represent historical dividends per share for JPMorgan Chase.

(b)	The JPMorgan Chase pro forma combined book value was calculated by dividing total combined pro forma equity excluding JPMorgan Chase preferred stock by pro forma equivalent shares outstanding as of December 31, 2003.

(c)	The Bank One pro forma equivalent per share amounts are calculated by multiplying the JPMorgan Chase pro forma combined per common share amounts by the exchange ratio of 1.32.

RISK FACTORS

      In addition to the other information contained in or incorporated by reference into this document, you should carefully consider the following risk factors relating to the merger in deciding whether to vote for adoption of the merger agreement.

Because the market price of JPMorgan Chase common stock may fluctuate, you cannot be sure of the market value of the common stock issued in the merger.

      Upon completion of the merger, each share of Bank One common stock you hold will be converted into 1.32 shares of common stock of JPMorgan Chase. This exchange ratio will not be adjusted for changes in the market price of either JPMorgan Chase common stock or Bank One common stock. Changes in the price of JPMorgan Chase common stock prior to the merger will affect the value that Bank One common stockholders will receive on the date of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our businesses, operations and prospects and regulatory considerations, many of which factors are beyond our control. Neither of us is permitted to terminate the merger agreement or resolicit the vote of our stockholders solely because of changes in the market price of either of our common stocks.

      The prices of JPMorgan Chase common stock and Bank One common stock at the closing of the merger may vary from their respective prices on the date the merger agreement was executed, on the date of this document and on the date of the meetings. As a result, the value represented by the exchange ratio will also vary. For example, based on the range of closing prices of JPMorgan Chase common stock during the period from January 13, 2004, the last trading day before public announcement of the merger, through [                    ], 2004, the exchange ratio represented a value ranging from a high of $[                    ] to a low of $[                    ] for each share of Bank One common stock. Because the date that the merger is completed will be later than the date of the meetings, at the time of your meeting, you will not know the exact market value of the JPMorgan Chase common stock that Bank One stockholders will receive upon completion of the merger.

JPMorgan Chase and Bank One have not obtained updated fairness opinions from JPMorgan Securities and Lazard, respectively, reflecting changes in circumstances that may have occurred since the signing of the merger agreement.

      JPMorgan Chase and Bank One have not obtained updated opinions as of the date of this document from JPMorgan Securities and Lazard, which are JPMorgan Chase’s and Bank One’s respective financial advisors. Changes in the operations and prospects of JPMorgan Chase or Bank One, general market and economic conditions and other factors which may be beyond the control of JPMorgan Chase and Bank One, and on which the fairness opinions were based, may have altered the value of JPMorgan Chase or Bank One or the prices of shares of JPMorgan Chase common stock and shares of Bank One common stock as of the date of this document, or may alter such values and prices by the time the merger is completed. The opinions do not speak as of any date other than the dates of those opinions. For a description of the opinions that JPMorgan Chase and Bank One received from their respective financial advisors, please refer to “The Merger — Opinions of Financial Advisors” beginning on page 42. For a description of the other factors considered by JPMorgan Chase’s board of directors in determining to approve the merger, please refer to “The Merger — JPMorgan Chase’s Reasons for the Merger; Recommendation of the Merger by the JPMorgan Chase Board of Directors” beginning on page 35. For a description of the other factors considered by Bank One’s board of directors in determining to approve the merger, please refer to “The Merger — Bank One’s Reasons for the Merger; Recommendation of the Merger by the Bank One Board of Directors” beginning on page 40.

If we fail to realize the anticipated cost savings and other benefits of the merger, the merger could be dilutive to JPMorgan Chase’s earnings per share or otherwise adverse to our stockholders.

      The success of the merger will depend, in part, on our ability to realize the anticipated cost savings from combining the businesses of JPMorgan Chase and Bank One. Our managements have estimated that approximately $2.2 billion of annual pre-tax cost savings, to be phased in between 2004 and 2007, would be realized from the merger. However, to realize the anticipated benefits from the merger, we must successfully combine the businesses of JPMorgan Chase and Bank One in a manner that permits those cost savings to be realized. If we are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. Such a failure could result in dilution to JPMorgan Chase’s earnings per share.

      In addition, JPMorgan Chase and Bank One have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect our ability to maintain relationships with clients and employees or our ability to achieve the anticipated benefits of the merger or could reduce our earnings.

The market price of the JPMorgan Chase shares after the merger may be affected by factors different from those affecting the shares of Bank One or JPMorgan Chase currently.

      The businesses of JPMorgan Chase and Bank One differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of JPMorgan Chase or Bank One. For a discussion of the businesses of JPMorgan Chase and Bank One and of factors to consider in connection with those businesses, see the documents incorporated by reference in this document and referred to under “Where You Can Find More Information” beginning on page 172.

JPMorgan Chase may be subject to adverse regulatory conditions after the merger.

      Before the merger may be completed, various approvals or consents must be obtained from the Board of Governors of the Federal Reserve System and various bank regulatory, antitrust, insurance and other authorities in the United States and in foreign jurisdictions. The governmental entities from which these approvals are required, including the Federal Reserve Board, may impose conditions on the completion of the merger or require changes to the terms of the merger. These conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of JPMorgan Chase following the merger, any of which might have a material adverse effect on JPMorgan Chase following the merger.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

      This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this document or they may be made a part of this document by appearing in other documents filed with the Securities and Exchange Commission by JPMorgan Chase and Bank One and incorporated by reference in this document. These statements may include statements regarding the period following completion of the merger.

      Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “objective,” “goal” and words and terms of similar substance used in connection with any discussion of future operating or financial performance of JPMorgan Chase, Bank One, the surviving company or the merger identify forward-looking statements. All forward-looking statements are management’s present expectations or forecasts of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the factors relating to the merger discussed under the caption “Risk Factors” beginning on page 21, the following risks related to the businesses of JPMorgan Chase and Bank One could cause actual results to differ materially from those described in the forward-looking statements:

•	the risk of adverse movements or volatility in domestic or foreign debt and equity securities markets or in interest or foreign exchange rates or indices;

•	the risk of adverse impact from an economic downturn or other downturn in trading conditions or markets;

•	the risks associated with increased competition;

•	the risks associated with unfavorable political and diplomatic developments;

•	the risks associated with acts of terrorism or the outbreak of armed hostilities;

•	the risks associated with adverse changes in domestic or foreign governmental or regulatory policies, including adverse interpretations of regulatory guidelines;

•	the risk that material litigation or investigations will be determined adversely to the company;

•	the risk that a downgrade in the company’s credit ratings will adversely affect the company’s businesses or investor sentiment;

•	the risk that management’s assumptions and estimates used in applying the company’s critical accounting policies prove unreliable, inaccurate or not predictive of actual results;

•	the risk that the company’s business continuity plans or data security systems prove inadequate;

•	the risk that external vendors are unable to fulfill their contractual obligations to the company;

•	the risk that the design of the company’s disclosure controls and procedures or internal controls prove inadequate, or are circumvented, thereby causing losses or errors in information or a delay in the detection of fraud;

•	the risk that the credit, market, liquidity, private equity, operational and business risks associated with the various businesses of the company are not successfully managed; or

•	other factors affecting business plans.

      We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this document in the case of forward-looking statements contained in this document, or the dates of the documents incorporated by reference in this document in the case of forward-looking statements made in those incorporated documents. Neither JPMorgan Chase nor Bank One has any obligation to update these forward-looking statements.

      For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that JPMorgan Chase and Bank One have filed with the Securities and Exchange Commission as described under “Where You Can Find More Information” beginning on page 172.

      We expressly qualify in their entirety all forward-looking statements attributable to either of us or any person acting on our behalf by the cautionary statements contained or referred to in this section.

THE JPMORGAN CHASE ANNUAL MEETING

Date, Time and Place of the Annual Meeting

      This document is being furnished to you in connection with the solicitation of proxies by JPMorgan Chase in connection with JPMorgan Chase’s 2004 annual meeting of stockholders. The JPMorgan Chase annual meeting is scheduled to be held as follows:

[                    ], 2004

[                    ], New York time
Auditorium
One Chase Manhattan Plaza
New York, New York

Purpose of the Annual Meeting

      At the JPMorgan Chase annual meeting, JPMorgan Chase’s stockholders will be asked to consider and vote upon the following proposals:

•	the proposal to adopt the merger agreement (JPMorgan Chase Proposal 1);

•	the proposal to elect nominees to the JPMorgan Chase board of directors (JPMorgan Chase Proposal 2);

•	the proposal to ratify the appointment of PricewaterhouseCoopers LLP as JPMorgan Chase’s external auditor for 2004 (JPMorgan Chase Proposal 3);

•	the proposal to re-approve the JPMorgan Chase key executive performance plan (JPMorgan Chase Proposal 4);

•	the proposal to approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies (JPMorgan Chase Proposal 5);

•	the stockholder proposals described under “Other Matters to be Considered at the JPMorgan Chase Annual Meeting — JPMorgan Chase Proposals 6-13: Stockholder Proposals”, if they are introduced at the meeting (JPMorgan Chase Proposals 6-13); and

•	any other matters that may be properly brought before the meeting.

Record Date for the Annual Meeting

      The board of directors of JPMorgan Chase has fixed the close of business on April 2, 2004 as the record date for determination of stockholders entitled to notice of and to vote at the annual meeting of stockholders. On the record date, there were 2,081,783,154 shares of JPMorgan Chase common stock outstanding, held by approximately 126,350 holders of record.

Votes Required

      A majority of the shares of JPMorgan Chase common stock outstanding on the record date must be present, either in person or by proxy, to constitute a quorum at the JPMorgan Chase annual meeting. The proposals require different percentages of votes in order to approve them:

•	The affirmative vote of a majority of the shares of JPMorgan Chase common stock outstanding on the record date is required to adopt the merger agreement.

•	The affirmative vote of a plurality of the votes cast at the annual meeting is required to approve the election of each director nominee.

•	The affirmative vote of a majority of the shares of JPMorgan Chase common stock represented at the annual meeting and entitled to vote is required to ratify the appointment of the external auditor.

•	The affirmative vote of a majority of the shares of JPMorgan Chase common stock represented at the annual meeting and entitled to vote is required to re-approve the key executive performance plan.

•	The affirmative vote of a majority of the shares of JPMorgan Chase common stock represented at the annual meeting and entitled to vote is required to adjourn the meeting.

•	The affirmative vote of a majority of the shares of JPMorgan Chase common stock represented at the annual meeting and entitled to vote is required to adopt the stockholder proposals described in this document.

      At the JPMorgan Chase annual meeting, each share of JPMorgan Chase common stock is entitled to one vote on all matters properly submitted to the JPMorgan Chase stockholders.

      As of the record date, JPMorgan Chase directors and executive officers and their affiliates owned and were entitled to vote approximately 1,759,306 shares of JPMorgan Chase common stock, representing less than 1% of the outstanding shares of JPMorgan Chase common stock. We currently expect that JPMorgan Chase’s directors and executive officers will vote their shares in favor of the merger, although none of them has entered into any agreements obligating them to do so.

Attending the Annual Meeting

      If you are a holder of record of JPMorgan Chase common stock and plan to attend the JPMorgan Chase annual meeting, please indicate this when you vote. The lower portion of the proxy card is your admission ticket. When you arrive at the JPMorgan Chase annual meeting, you will be asked to present photo identification, such as a driver’s license. If you are a beneficial owner of JPMorgan Chase common stock held by a broker, bank, or other nominee, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your JPMorgan Chase common stock held in nominee name in person, you must get a written proxy in your name from the broker, bank, or other nominee that holds your shares.

      The auditorium in which JPMorgan Chase’s annual meeting will be held offers access for people using wheelchairs and headsets for the hearing-impaired.

      You may listen to JPMorgan Chase’s annual meeting over the Internet. Please go to JPMorgan Chase’s website, www.jpmorganchase.com, early to download any necessary audio software.

Proxies

      All shares of JPMorgan Chase common stock represented by properly executed proxy cards or voting instruction cards (including those given through electronic voting through the Internet or by telephone) received before or at the annual meeting will, unless revoked, be voted in accordance with the instructions indicated on those proxy cards or voting instruction cards. If no instructions are indicated on a properly executed proxy card, the shares will be voted:

•	FOR adoption of the merger agreement as presented in JPMorgan Chase Proposal 1;

•	FOR election of all nominees for directors presented in JPMorgan Chase Proposal 2;

•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as JPMorgan Chase’s external auditor for 2004 as presented in JPMorgan Chase Proposal 3;

•	FOR re-approval of the key executive performance plan as presented in JPMorgan Chase Proposal 4;

•	FOR adjournment of the annual meeting, if necessary or appropriate, as presented in JPMorgan Chase Proposal 5; and

•	AGAINST the stockholder proposals described under “Other Matters to be Considered at the JPMorgan Chase Annual Meeting — JPMorgan Chase Proposals 6-13: Stockholder Proposals”.

If you return a properly executed proxy card or voting instruction card and have indicated that you have abstained from voting, your JPMorgan Chase common stock represented by the proxy will be considered present at the annual meeting or any adjournment thereof for purposes of determining a quorum.

      If your shares are held in an account at a broker or bank, you must instruct the broker or bank on how to vote your shares. If you do not provide voting instructions to your broker or bank, your shares will not be voted on any proposal on which your broker or bank does not have discretionary authority to vote. Under applicable New York Stock Exchange rules, your broker or bank does not have discretionary authority to vote on the merger proposal, the proposal to re-approve the key executive performance plan or any stockholder proposals at the JPMorgan Chase annual meeting. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have discretionary authority to vote on a particular matter, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted with respect to that matter. This is called a broker non-vote. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank. If you hold shares through a JPMorgan Chase 401(k) plan or other stock ownership plan, your shares in these plans may be voted even if you do not instruct the trustee how to vote, as explained in your voting instruction card or plan description.

      Because approval of the merger requires the affirmative vote of a majority of the outstanding shares of JPMorgan Chase common stock, abstentions, failures to vote and broker non-votes will have the same effect as votes against the merger. Accordingly, we urge you to mark each applicable box on the proxy card or voting instruction card to indicate how to vote your shares.

      JPMorgan Chase does not expect that any matter or proposal other than the proposals described in this document will be brought before its annual meeting or any adjournment thereof. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

      If you are a JPMorgan Chase stockholder of record, you may revoke your proxy at any time before it is voted by:

•	filing a written notice of revocation with the Secretary of JPMorgan Chase, 270 Park Avenue, New York, NY 10017;

•	granting a subsequently dated proxy; or

•	appearing in person and voting at the JPMorgan Chase annual meeting if you are a holder of record.

      If you hold your shares of JPMorgan Chase common stock through an account at a broker or bank, you should contact your broker or bank to change your vote.

      Attendance at the annual meeting will not in and of itself constitute revocation of a proxy. If the annual meeting is postponed or adjourned, it will not affect the ability of stockholders of record as of the record date to exercise their voting rights or to revoke any previously-granted proxy using the methods described above.

Voting Electronically or by Telephone

      JPMorgan Chase stockholders of record and many stockholders who hold their shares through a broker or bank will have the option to submit their proxy cards or voting instruction cards electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in JPMorgan Chase’s stock records in your name or in the name of a broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, you should check your proxy card or voting instruction card forwarded by your broker, bank or other holder of record to see which options are available.

      JPMorgan Chase stockholders of record may submit their proxies:

•	through the Internet by visiting a website established for that purpose at http://www.eproxy.com/jpm and following the instructions; or

•	by telephone by calling the toll-free number 1-800-435-6710 in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions.

Solicitation of Proxies

      JPMorgan Chase and Bank One will share equally the expenses incurred in connection with the printing and mailing of this document. To assist in the solicitation of proxies, JPMorgan Chase has retained MacKenzie Partners, Inc. for a fee of $40,000 plus expenses for their services. JPMorgan Chase and its proxy solicitor will also request banks, brokers and other intermediaries holding shares of JPMorgan Chase common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of JPMorgan Chase. No additional compensation will be paid to our directors, officers or employees for solicitation.

      You should not send in any JPMorgan Chase stock certificates with your proxy card or voting instruction card. JPMorgan Chase stockholders should retain their stock certificates and will not need to surrender them for exchange.

THE BANK ONE ANNUAL MEETING

Date, Time and Place of the Annual Meeting

      This document is being furnished to you in connection with the solicitation of proxies by Bank One in connection with Bank One’s 2004 annual meeting of stockholders. The Bank One annual meeting is scheduled to be held as follows:

[                    ], 2004

[                    ], Chicago time
Auditorium
Bank One Corporation
1 Bank One Plaza
Chicago, Illinois 60670

Purpose of the Annual Meeting

      At the Bank One annual meeting, Bank One’s stockholders will be asked to consider and vote upon the following proposals:

•	the proposal to adopt the merger agreement (Bank One Proposal 1);

•	the proposal to elect directors (Bank One Proposal 2);

•	the proposal to ratify the appointment of KPMG LLP as Bank One’s independent auditor (Bank One Proposal 3); and

•	any other matters that may be properly brought before the meeting.

Record Date for the Annual Meeting

      The board of directors of Bank One has fixed the close of business on April 2, 2004 as the record date for determination of stockholders entitled to notice of and to vote at the annual meeting of stockholders. On the record date, there were 1,125,809,564 shares of Bank One common stock outstanding, held by approximately 98,109 holders of record.

Votes Required

      A majority of the shares of Bank One common stock outstanding on the record date must be present, either in person or by proxy, to constitute a quorum at the Bank One annual meeting. The proposals require different percentages of votes in order to approve them:

•	The affirmative vote of the holders of a majority of the shares of Bank One common stock outstanding on the record date is required to adopt the merger agreement.

•	The affirmative vote of a plurality of the votes cast at the annual meeting is required to approve the election of each director nominee.

•	The affirmative vote of a majority of the shares of Bank One common stock represented at the annual meeting and entitled to vote is required to ratify the appointment of the independent auditor.

      At the Bank One annual meeting, each share of Bank One common stock is entitled to one vote on all matters properly submitted to the Bank One stockholders.

      As of the record date, Bank One directors and executive officers and their affiliates owned and were entitled to vote approximately 12,963,365 shares of Bank One common stock, representing less than 1.25% of the outstanding shares of Bank One common stock. We currently expect that Bank One’s directors and executive officers will vote their shares in favor of the merger, although none of them has entered into any agreements obligating them to do so.

Attending the Annual Meeting

      If you are a holder of record of Bank One common stock and plan to attend the Bank One annual meeting, please indicate this on your proxy card when you vote. The lower portion of the proxy card is your admission ticket. When you arrive at the Bank One annual meeting, you will be asked to present photo identification, such as a driver’s license. If you are a beneficial owner of Bank One common stock held by a broker, bank, or other nominee, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your Bank One common stock held in nominee name in person, you must get a written proxy in your name from the broker, bank, or other nominee that holds your shares.

      The Bank One Auditorium, in which the annual meeting will be held, offers access for people using wheelchairs and headsets for the hearing-impaired. Stockholders who wish to arrange for either of these services are invited to call (312) 732-8208 by [                              ].

      You may listen to the Bank One annual meeting over the Internet. Please go to the Bank One website, www.bankone.com, early to download any necessary audio software.

Proxies

      All shares of Bank One common stock represented by properly executed proxy cards or voting instruction cards (including those given through electronic voting through the Internet or by telephone) received before or at the annual meeting will, unless revoked, be voted in accordance with the instructions indicated on those proxy cards or voting instruction cards. If no instructions are indicated on a properly executed proxy card, the shares will be voted:

•	FOR adoption of the merger agreement as presented in Bank One Proposal 1;

•	FOR election of all nominees for directors presented in Bank One Proposal 2; and

•	FOR ratification of the appointment of KPMG LLP as Bank One’s independent auditor for 2004 as presented in Bank One Proposal 3.

      If you return a properly executed proxy card or voting instruction card and have indicated that you have abstained from voting, your Bank One common stock represented by the proxy will be considered present at the annual meeting for purposes of determining a quorum.

      If your shares are held in an account at a broker or bank, you must instruct the broker or bank on how to vote your shares. If an executed proxy card or voting instruction card returned by a broker or bank holding shares indicates that the broker or bank does not have discretionary authority to vote on a particular matter, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted with respect to that matter. This is called a broker non-vote. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank. If you hold shares through a Bank One 401(k) plan or other stock ownership plan, your shares in these plans may be voted even if you do not instruct the trustee how to vote, as explained in your voting instruction card or plan description.

      Because approval of the merger requires the affirmative vote of a majority of the outstanding shares of Bank One common stock, abstentions, failures to vote and broker non-votes will have the same effect as a vote against the merger. We urge you to mark each applicable box on the proxy card or voting instruction card to indicate how to vote your shares.

      Bank One does not expect that any matter or proposal other than the proposals described in this document will be brought before its annual meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

      If you are a Bank One stockholder of record, you may revoke your proxy at any time before it is voted by:

•	filing a written notice of revocation with the Secretary of Bank One, Bank One Corporation, 1 Bank One Plaza, Mail Code IL1-0276, Chicago, IL 60670-0276;

•	granting a subsequently dated proxy; or

•	appearing in person and voting at the Bank One annual meeting if you are a holder of record.

      If you hold your shares of Bank One common stock through an account at a broker or bank, you should contact your broker or bank to change your vote.

      Attendance at the Bank One annual meeting will not in and of itself constitute revocation of a proxy. If the annual meeting is postponed or adjourned, it will not affect the ability of stockholders of record as of the record date to exercise their voting rights or to revoke any previously-granted proxy using the methods described above.

Voting Electronically or by Telephone

      Bank One stockholders of record and most stockholders who hold their shares through a broker or bank will have the option to submit their proxies or voting instruction cards electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in Bank One’s stock records in your name or in the name of a broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, you should check your proxy card or voting instruction card forwarded by your broker, bank or other holder of record to see which options are available.

      Bank One stockholders of record may submit their proxies:

•	through the Internet by visiting a website established for that purpose at http://www.ProxyVote.com and following the instructions; or

•	by telephone by calling the toll-free number 800-693-3609 in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions.

Solicitation of Proxies

      JPMorgan Chase and Bank One will share equally the expenses incurred in connection with the printing and mailing of this document. To assist in the solicitation of proxies, Bank One has retained Georgeson Shareholder Communications, Inc., for a fee of $35,000 plus expenses for their services. Bank One and its proxy solicitor will also request banks, brokers and other intermediaries holding shares of Bank One common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Bank One. No additional compensation will be paid to our directors, officers or employees for solicitation.

      You should not send in any Bank One stock certificates with your proxy card or voting instruction card. The exchange agent for the combined company will mail a transmittal letter with instructions for the surrender of stock certificates to Bank One stockholders as soon as practicable after completion of the merger.

JPMORGAN CHASE PROPOSAL 1 AND BANK ONE PROPOSAL 1:

THE MERGER

      This section of the document describes material aspects of the proposed merger, including the merger agreement and the stock option agreements. This summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information about each of us into this document by reference. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 172.

Effect of the Merger; What Bank One Stockholders Will Receive in the Merger; Increase in Common Stock

      Upon completion of the merger, Bank One will merge with and into JPMorgan Chase, with JPMorgan Chase as the surviving corporation in the merger.

      In the merger, each outstanding share of Bank One common stock will be converted into 1.32 shares of common stock of JPMorgan Chase. No fractional shares will be issued, and cash will be paid instead of fractional shares. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the date of the merger.

      As part of the merger, JPMorgan Chase’s authorized common stock will be increased from 4,500,000,000 to 9,000,000,000 shares. This increase will be automatically reflected in an amendment to JPMorgan Chase’s certificate of incorporation to be adopted as part of the certificate of merger only if and when the merger is completed. Without an increase, JPMorgan Chase would not have sufficient unissued and unreserved shares to issue and reserve for issuance the shares of common stock required to be issued and reserved for issuance under the merger agreement, the stock option agreement issued by JPMorgan Chase to Bank One, and under JPMorgan Chase’s and Bank One’s equity plans. In determining that an increase in authorized common stock of the surviving corporation to 9,000,000,000 authorized shares was appropriate, JPMorgan Chase considered historical issuance patterns; the desire for flexibility to effect any stock splits in the future based on market conditions; and a comparison of the ratio of outstanding shares to authorized shares among other public companies deemed comparable for purposes of this analysis. JPMorgan Chase also considered that the proposed 9,000,000,000 authorized shares was less than the combination of the existing authorized common stock capitalization of JPMorgan Chase and Bank One (in other words, the product of Bank One’s 4,000,000,000 authorized shares of common stock multiplied by the exchange ratio of 1.32 plus JPMorgan Chase’s 4,500,000,000 authorized shares of common stock).

Background of the Merger

      The board of directors and senior management of JPMorgan Chase have regularly discussed JPMorgan Chase’s business and strategic direction in the context of competitive developments, including the long-term trend of consolidation in the financial services industry, and have considered ways to enhance JPMorgan Chase’s competitive position. Over the past decade, JPMorgan Chase has, through a combination of strategic acquisitions and internal growth, significantly expanded its domestic and global presence and client base. During the latter part of that decade, it focused on broadening its wholesale and investment banking businesses to create one of the world’s leading global wholesale financial services franchises.

      In more recent years, JPMorgan Chase’s management and board have discussed possible ways of reducing the volatility of JPMorgan Chase’s earnings by increasing revenues from retail financial services and broadening JPMorgan Chase’s retail client base. JPMorgan Chase’s management and board have considered acquisitions and strategic combinations with a variety of financial institutions and the potential benefits and risks of those transactions. A potential business combination with Bank One appeared to offer a superior strategic fit, complementary business strengths, competitive positions and prospects and compatible senior management strengths.

      The Bank One board of directors has also regularly discussed the state of Bank One’s business and strategic direction and objectives and its performance and prospects in the context of competitive developments in the financial services industry, and has considered ways to enhance Bank One’s competitive position in light of continuing industry trends, including the long-term trend of consolidation. The Bank One board of directors has also discussed with senior management various potential strategic alternatives, including some involving possible acquisitions, dispositions and strategic business combinations with a variety of financial institutions along with the potential benefits and risks of those transactions.

      William B. Harrison, Jr., Chairman and Chief Executive Officer of JPMorgan Chase, and James Dimon, Chairman and Chief Executive Officer of Bank One, have known each other for many years. From time to time they have had informal discussions about their respective institutions and trends in the financial services industry, including the increasing need for scale and diverse revenue bases.

      During November 2003, Mr. Harrison and Mr. Dimon had several discussions concerning the possibility of more seriously considering the merits of a business combination between JPMorgan Chase and Bank One. During these conversations, Messrs. Harrison and Dimon preliminarily discussed the possible structure of such a transaction. Based on these discussions, Messrs. Harrison and Dimon concluded that a transaction between the two companies could offer strategic benefits to the companies and their stockholders and that further discussions could be productive. Mr. Dimon and Mr. Harrison periodically updated members of their respective boards of directors about these contacts. At a meeting of the JPMorgan Chase board of directors on November 18, 2003, Mr. Harrison briefed the board on his discussions with Mr. Dimon and was authorized to continue discussions regarding a possible business combination with Bank One. Mr. Dimon, based on his conversations with members of the Bank One board of directors, likewise was encouraged to continue discussions regarding a possible business combination with JPMorgan Chase. In November 2003, each party retained legal and financial advisors in the event that discussions about a possible transaction progressed further.

      Discussions between Messrs. Harrison and Dimon continued in late November and into December. In addition, in December meetings commenced between the parties’ respective financial advisers. During these discussions, the parties began considering in more detail the potential financial and other terms and conditions of such a transaction, and concluded that the contemplated merger would be for stock consideration based on a fixed exchange ratio. The parties also began exchanging information regarding each company’s businesses, structure and management teams. Each of Mr. Harrison and Mr. Dimon continued to brief members of their respective boards of directors in early and mid-December and updated their respective boards regarding the status of discussions at board meetings in mid-December. At these meetings, the boards endorsed continued discussions.

      The chief financial officers of each company met in late December 2003 to hold additional discussions regarding a possible business combination. In connection with the ongoing discussions, Bank One and JPMorgan Chase entered into a confidentiality agreement on December 23, 2003. Messrs. Dimon and Harrison also continued to discuss the possible key terms of a transaction, including possible financial terms and a framework for the combined company’s board of directors and senior management.

      In early January 2004, senior management of JPMorgan Chase and Bank One authorized their respective legal and financial advisors to discuss possible timeframes for a transaction and arrangements to facilitate broader mutual due diligence and negotiations between the parties regarding a possible transaction.

      The parties and their legal and financial advisors met in New York City beginning on January 8, 2004, to undertake mutual confidential due diligence and management discussions and to organize a broader series of due diligence sessions, while counsel for the parties commenced discussions regarding the legal documentation for the transaction. Due diligence continued over the course of the next several days as the parties and their counsel continued to negotiate the terms of the definitive merger agreement and other related agreements, as well as terms of post-closing employment arrangements with Mr. Dimon and with several other key Bank One executives.

      A special meeting of the board of directors of JPMorgan Chase was held on January 11, 2004, and special meetings of the board of directors of Bank One were held on both January 8 and 12, 2004. At these special meetings, the board of each company and their respective senior management and legal counsel reviewed and discussed strategic considerations relating to the transaction, the status of discussions regarding the terms of the proposed merger and governance arrangements and the status of each company’s due diligence review of the other. In addition, each company’s financial advisors presented financial information to their respective boards regarding the potential transaction. Following the completion of these meetings, negotiations between the parties and their respective counsel continued, and the parties continued their reviews of information obtained during due diligence. At a special meeting of the Bank One compensation committee on January 13, 2004, members of the committee reviewed the terms of the proposed employment agreement with Mr. Dimon and proposed severance and other senior management arrangements described under “— Interests of Directors and Executive Officers in the Merger” below. Mr. Dimon and members of senior management of Bank One discussed various aspects of the proposed transaction with individual members of the Bank One board of directors on January 13, 2004.

      During the morning of Wednesday, January 14, 2004, the JPMorgan Chase board of directors held a special meeting to consider the proposed transaction, which was also attended by members of JPMorgan Chase’s senior management and JPMorgan Chase’s financial and legal advisors. At this meeting, JPMorgan Chase’s senior management reviewed with the board of directors strategic considerations relating to the transaction and the progress of the negotiations regarding the terms of the transaction and apprised the board of the results of its due diligence review of Bank One. In addition, JPMorgan Chase’s legal advisors discussed with the board of directors the legal standards applicable to its decisions with respect to the proposed transaction, reviewed the legal terms of the proposed definitive merger agreement and stock option agreements, and responded to questions from directors. JPMorgan Chase’s Director of Human Resources also summarized for the board the terms of the proposed employment agreement with Mr. Dimon and the proposed severance and other senior management arrangements described under “— Interests of Directors and Executive Officers in the Merger” below. JPMorgan Chase’s financial advisor, JPMorgan Securities, presented a summary of its financial analyses relating to the proposed merger, responded to questions posed by directors and, at the conclusion of its presentation, noted that it would be prepared to deliver its opinion that the proposed exchange ratio in the merger was fair to JPMorgan Chase from a financial point of view. During the January 11 and January 14 meetings, the JPMorgan Chase board discussed the proposed transaction and related agreements and asked questions of JPMorgan Chase’s senior management and JPMorgan Chase’s legal and financial advisors. At the conclusion of the various presentations on January 14 and after further discussion, the directors determined to adjourn the meeting in order to provide management and JPMorgan Chase’s legal advisors with the opportunity to finalize details of the merger agreement and related matters with

Bank One and to reconvene later that day to formally consider approval of the merger agreement.

      In the afternoon of Wednesday, January 14, 2004, the Bank One board of directors held a special meeting to consider the proposed transaction, which was also attended by members of Bank One’s senior management and Bank One’s outside legal and financial advisors. At this meeting, Bank One senior management reviewed with the board of directors strategic considerations relating to the transaction and the progress of the negotiations regarding the terms of the transaction and apprised the board of the results of its due diligence review of JPMorgan Chase. Lazard reviewed its financial analyses relating to the proposed merger, responded to questions posed by directors, and rendered to the Bank One board of directors its opinion that, as of that date and based on and subject to the considerations in its opinion, the proposed exchange ratio was fair, from a financial point of view, to holders of Bank One common stock. Bank One’s legal advisors discussed with the board of directors the legal standards applicable to its decisions with respect to the proposed transaction, reviewed the legal terms of the proposed definitive merger agreement, proposed stock option agreements and proposed employment arrangements, and responded to questions from directors. During these discussions, the Bank One board discussed the proposed transaction and related agreements and asked questions of Bank One senior management and Bank One’s legal and financial advisors. Following further review and discussion among the members of the Bank One board of directors, the board of directors voted unanimously to approve the merger and merger agreement with JPMorgan Chase and the related agreements and the transactions contemplated by those agreements, and resolved to recommend that its stockholders vote to adopt the merger agreement.

      In the late afternoon of January 14, 2004, the JPMorgan Chase board of directors, with one director absent, reconvened its meeting. JPMorgan Chase’s senior management and JPMorgan Chase’s legal and financial advisors provided updates regarding the final terms of the proposed merger agreement and related agreements. JPMorgan Securities delivered its opinion that, as of that date and based on and subject to the considerations in its opinion, the exchange ratio in the merger was fair, from a financial point of view, to JPMorgan Chase. Following deliberations, the JPMorgan Chase board of directors, by unanimous vote of all directors present, and having been advised that the absent director concurred in the decision, approved the merger agreement and the related agreements and the transactions contemplated by those agreements, and resolved to recommend that its stockholders vote to adopt the merger agreement.

      Shortly following approval of each board of directors, the parties executed the merger agreement and related agreements. The parties announced the transaction via a joint press release issued in the early evening of January 14, 2004.

JPMorgan Chase’s Reasons for the Merger; Recommendation of the Merger by the JPMorgan Chase Board of Directors

      Strategic Considerations. JPMorgan Chase’s board believes that the merger will provide a number of significant strategic opportunities and benefits, including the following:

•	Enhanced Positions in Retail Financial Services

•	On a pro forma basis, the combined company will rank second in the United States in terms of total assets as of September 30, 2003, fourth in terms of number of branches as of June 30, 2003 and will have the highest market share position in some of the most important U.S. banking markets, including New York, Chicago, Houston and Dallas.

•	The merger will strengthen JPMorgan Chase’s leadership positions in a number of national consumer credit businesses. The combined company will be the second largest U.S. credit card issuer based on amounts outstanding as of June 30, 2003, the largest non-captive provider of auto financing, the fourth largest originator and servicer of mortgage loans and the second largest provider of home equity lines of credit.

•	More Balanced Business Mix and Greater Geographic Diversification

•	The businesses of the combined company following the merger will be more evenly balanced between retail and institutional financial services. JPMorgan Chase’s board noted that approximately 39% of its pre-tax income came from retail businesses during the first nine months of 2003, compared to approximately 54% for the combined company on a pro forma basis. The JPMorgan Chase board believes that this kind of balance between retail and institutional financial services will reduce the volatility of the combined company’s earnings compared to JPMorgan Chase on its own.

•	The merger will also result in greater geographic diversity of the retail customer base. The combined company will have approximately 2,300 branches in 17 states compared to JPMorgan Chase’s existing network of 514 branches in 4 states.

•	Enhanced Opportunities for Wholesale and Other Financial Services Businesses

•	JPMorgan Chase’s board also believes that the combined company will benefit from the ability to sell its wholesale financial services to a larger combined client base. The board noted that Bank One’s middle-market client base of approximately 20,000 customers will provide a promising new market for JPMorgan Chase’s financial advisory, investment banking, cash management and securities processing services.

•	JPMorgan Chase’s board also noted that the combined company will have strong investment management and private banking operations, with over $700 billion in assets under active management, a mutual fund family with over $200 billion in assets under management, $300 billion of assets in the private bank, and the leading position in U.S. private banking.

•	In addition, the combined company will retain and strengthen its leadership positions in key corporate and investment banking businesses and will have leading positions in a number of treasury and securities services businesses, including the top ranking, based on Thompson Financial Securities Data as of September 30, 2003, in U.S. dollar clearing; U.S. corporate trust services; and CHIPs, Fedwire and ACH origination.

•	Expected Financial Synergies

•	JPMorgan Chase’s board considered management’s estimate of annual pre-tax cost savings of approximately $2.2 billion from the merger. Savings are expected to come primarily from eliminating duplicative technology and operations functions, and from facility consolidations and staffing reductions, and are expected to be phased in over three years following completion of the merger. Management’s estimates were based on their review of the business and operations of JPMorgan Chase and Bank One, including an assessment of the two companies’ computer systems, personnel, premises and service contracts to determine where redundancies exist, and their experience in managing business integrations in prior mergers.

•	JPMorgan Chase’s board noted that, while management’s forecasted synergies did not include any revenue enhancements, management believes the merger will create opportunities for incremental revenues from, among other things, cross-marketing of an expanded range of products and services.

•	Applying the potential cost savings and other assumptions (including assumed amortization of intangibles and repurchases of $3.5 billion of stock in both 2004 and

2005, but excluding estimated merger-related costs) would result in earnings per share accretion to Institutional Brokers Estimate System, or I/B/E/S, earnings per share estimates for 2005 for JPMorgan Chase stockholders of 1% on a GAAP basis and 5.6% on a cash basis (assuming full realization of anticipated annual cost savings in 2005). Although the anticipated cost savings from the merger are expected to be phased in over the three years following the merger, the JPMorgan Chase board concluded that the foregoing analysis reflecting the full realization of the anticipated cost savings was useful in assessing the potential benefits of the merger once the anticipated cost savings are fully realized. Assuming 65% realization of anticipated cost savings in 2005 (as currently contemplated by our integration plans), the merger would be dilutive to those GAAP earnings per share estimates by 3.2% but accretive to cash earnings per share estimates by 1.5%. Earnings per share on a cash basis equal GAAP earnings per share adjusted to add back the amortization of the after-tax amount of core deposit intangibles and the amortization of purchased credit card relationships that are deducted in arriving at GAAP earnings per share. In light of the potential for significant variation in amortization levels between financial services companies and across reporting periods, JPMorgan Chase believes that an assessment of the pro forma impact of the proposed merger on a cash basis as well as a GAAP basis facilitates consistent and meaningful comparisons between the effects of the proposed merger and the effects of other comparable financial services mergers on a basis unaffected by those company-specific variations and facilitates trend analysis between reporting periods on a basis unaffected by variations in amortization levels. A reconciliation of the foregoing analysis on a GAAP basis to the analysis on a cash basis is set forth below:

		With 65% cost
		savings		With full cost savings
	JPMorgan
	Chase
	stand-alone	Pro forma	Acc/(dil)	Pro forma	Acc/(dil)

2005E GAAP EPS	3.46	3.35	(3.2)%	3.50	1.0%
Per share adjustments
Add: JPMorgan Chase stand-alone amortization	0.09	0.06		0.06
Add: New intangible amortization from merger	—	0.20		0.20

Total	0.09	0.26		0.26

2005E Cash EPS	3.55	3.61	1.5%	3.75	5.6%

                        Note: All numbers shown on an after-tax basis.

•	The JPMorgan Chase board considered a sensitivity analysis showing the impact that repurchasing an additional $1.0 billion of stock and repurchasing $1.0 billion less of stock in 2004 would have on the accretion and dilution to 2005 earnings per share estimates as a result of the merger:

            2005E GAAP EPS accretion/(dilution)

	65% of cost
	savings	Cost savings fully
	realized in 2005	realized in 2005

$3.5 billion of stock repurchases in each of 2004 and 2005	(3.2)%	1.0%
$1.0 billion more of stock repurchases in 2004	(2.6)%	1.7%
$1.0 billion less of stock repurchases in 2004	(3.8)%	0.4%

            2005E Cash EPS accretion/(dilution)

	65% of cost
	savings		Cost savings fully
	realized in 2005		realized in 2005

$3.5 billion of stock repurchases in each of 2004 and 2005	1.	5%	5.6%
$1.0 billion more of stock repurchases in 2004	3.	8%	8.0%
$1.0 billion less of stock repurchases in 2004	(0.	6)%	3.3%

      Other Factors Considered by the JPMorgan Chase Board. In addition to considering the strategic and financial factors outlined above, the JPMorgan Chase board considered the following additional factors, all of which it viewed as supporting its decision to approve the merger:

•	historical information concerning JPMorgan Chase’s and Bank One’s respective businesses, financial performance and condition, operations, management, competitive positions and stock performance, which comparisons generally informed the board’s determination as to the relative values of JPMorgan Chase, Bank One and the combined company;

•	the results of the due diligence review of Bank One’s businesses and operations;

•	management’s assessment that the proposed merger was likely to meet each of the criteria they deemed necessary for a successful merger — strategic fit, acceptable execution risk, and financial benefits to JPMorgan Chase and JPMorgan Chase’s stockholders;

•	the current and prospective competitive environment in which financial institutions such as JPMorgan Chase operate, including the continuing consolidation in the financial services industry and the likely effect of that competitive environment on JPMorgan Chase in light of, and in the absence of, the proposed merger;

•	the alternatives reasonably available to JPMorgan Chase if it did not pursue the merger with Bank One, including the possibility of pursuing an acquisition of or merger with another financial institution, and the conclusion that a merger with Bank One offered the best strategic fit and opportunity and that other alternatives should accordingly not be pursued at that time;

•	the possible risk of loss of current merger opportunities if JPMorgan Chase were to delay consideration of a transaction;

•	the financial analyses and presentations of JPMorgan Chase’s financial advisor and its opinion that the exchange ratio was fair, from a financial point of view, to JPMorgan Chase (see “— Opinions of Financial Advisors — Opinion of JPMorgan Chase’s Financial Advisor” below);

•	the terms and conditions of the merger agreement and the stock option agreements, including the fact that the merger agreement is not subject to termination, regardless of any change in the trading prices of either company’s stock between signing of the merger agreement and closing;

•	the fact that the exchange ratio represented a premium of 8% based on the average closing prices of JPMorgan Chase and Bank One common stock during the one month prior to announcement of the merger and a premium of 14% over the closing price of Bank One common stock on the date of announcement of the merger;

•	the determination that an exchange ratio that is fixed and not subject to adjustment is appropriate to reflect the strategic purpose of the merger and consistent with market practice for mergers of this type and that a fixed exchange ratio fairly captures the respective ownership interests of the JPMorgan Chase and Bank One stockholders based on fundamental valuation assessments and avoids fluctuations caused by near-term market volatility;

•	the corporate governance provisions established for the transaction, including the post-merger board composition, the Chief Executive Officer succession arrangements, the employment agreement with Mr. Dimon and the designation of key senior management of the combined company, which the JPMorgan Chase board considered to be of significant importance in assuring certainty with respect to Chief Executive Officer succession, continuity of senior management and an effective and timely integration of the two companies’ operations;

•	the provisions of the merger agreement and stock option agreements designed to restrict the ability of the parties to entertain third party acquisition proposals, and the provisions of the merger agreement providing for the payment of termination fees; the JPMorgan Chase board concluded that those provisions were appropriate and reasonable means to increase the likelihood that the transaction will be completed;

•	the likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals without unacceptable conditions; and

•	JPMorgan Chase management’s experience in implementing previous strategic merger transactions.

      JPMorgan Chase’s board of directors also considered the potential risks of the merger and potential conflicts of interest, including the following:

•	the challenges of combining the operations of two major financial services businesses;

•	the possible disruptions from anticipated workforce reductions to be implemented as part of the merger integration plan; the JPMorgan Chase board believed, however, that such disruptions would be mitigated by the fact that they would impact only a relative small percentage of the total combined workforce (7% according to preliminary management estimates) and would be implemented in part through normal attrition;

•	the risk that anticipated cost savings will not be achieved;

•	the estimated $3 billion (pre-tax) in costs expected to be incurred to combine the operations of JPMorgan Chase and Bank One;

•	the potential dilution to JPMorgan Chase’s stockholders if the forecast annual cost savings of $2.2 billion pre-tax are not achieved or the anticipated levels of excess capital expected to support the planned post-merger share repurchases described under “Summary — Dividend Policy and Anticipated Share Repurchases” on page 5 are not generated;

•	the potential conflicts of interest of JPMorgan Chase officers and directors in connection with the merger (see “— Interests of Directors and Executive Officers in the Merger” below); and

•	the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts.

      JPMorgan Chase’s board of directors took into account the allocation of eight of sixteen (or 50%) of the seats on the board of the combined company to Bank One directors, which is greater than the pro forma percentage ownership of the combined company by Bank One common stockholders (approximately 42%) and the percentage contributions of Bank One to the combined company based on various financial metrics, including tangible equity (approximately 37%) and estimated 2004 GAAP net income based on Institutional Brokers Estimate System, or I/B/E/S, estimates (approximately 37%). JPMorgan Chase’s board understood that board participation at this level was a condition to the willingness of Bank One to enter into the merger agreement and deemed it appropriate given the strategic importance of the transaction to JPMorgan Chase.

      In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the JPMorgan Chase board did not find it useful,

and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the JPMorgan Chase board may have given different weight to different factors. The JPMorgan Chase board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, JPMorgan Chase’s management and JPMorgan Chase’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination. The JPMorgan Chase board also relied on the experience and expertise of JPMorgan Securities, its financial advisor, for quantitative analyses of the financial terms of the merger. See “— Opinions of Financial Advisors — Opinion of JPMorgan Chase’s Financial Advisor” below.

      The JPMorgan Chase board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of JPMorgan Chase and its stockholders and unanimously approved the merger agreement. The JPMorgan Chase board unanimously recommends that JPMorgan Chase stockholders vote “FOR” adoption of the merger agreement.

Bank One’s Reasons for the Merger; Recommendation of the Merger by the Bank One Board of Directors

      The Bank One board of directors consulted with Bank One management as well as financial and legal advisors and unanimously determined that the merger and the related transactions are advisable and in the best interests of Bank One and Bank One’s stockholders. In reaching its conclusion to approve the merger and the related transactions and to recommend that the stockholders of Bank One adopt the merger agreement, the Bank One board considered the following factors as generally supporting its decision to enter into the merger agreement and related agreements:

•	its understanding of Bank One’s businesses, operations, financial condition, earnings and prospects and of JPMorgan Chase’s businesses, operations, financial condition, earnings and prospects (including the report of Bank One management of the results of Bank One’s due diligence review of JPMorgan Chase);

•	its understanding of the current and prospective economy and market and industry environment in which Bank One and JPMorgan Chase operate, including global, national and local economic conditions, the competitive landscape for financial institutions generally, the trend toward consolidation in the financial services industry, and the likely effect of these factors on Bank One in light of, and in absence of, the proposed transaction;

•	the reports of Bank One management and the financial presentation by Lazard to Bank One’s board of directors concerning the business, operations, financial condition, earnings and prospects of JPMorgan Chase and the expected financial impact of the merger on the combined company, including pro forma assets, earnings, deposits and regulatory capital ratios;

•	the value of the exchange ratio provided for in the merger agreement relative to the current and historical trading prices of the common stock of each of Bank One and JPMorgan Chase and relative to the analyses prepared by Lazard of comparative valuations for JPMorgan Chase and Bank One and the contributions that each company would make to the combined company in terms of earnings, assets, deposits and other key measures;

•	the opinion delivered to the Bank One board of directors by Lazard to the effect that, as of the date of the opinion and based upon and subject to the considerations in its opinion, the exchange ratio was fair from a financial point of view to the holders of shares of Bank One common stock;

•	the scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining Bank One and JPMorgan Chase, and its expectation that a combination would solidify and enhance market leadership in retail financial services, as measured by such key indicators as credit card issuances, core deposits, and retail branches;

•	JPMorgan Chase’s market leadership in wholesale financial services, and the board’s understanding of the opportunities, risks and character of JPMorgan Chase’s business mix relative to Bank One’s;

•	the complementary nature of the respective customer bases, business products and skills of Bank One and JPMorgan Chase, which could be expected to result in opportunities to obtain synergies as products are cross-marketed and distributed over broader customer bases and best practices are compared and applied across businesses;

•	the fact that Bank One’s and JPMorgan Chase’s branch franchises operate principally in different geographic markets, with the exception of Texas, and the prospect of combined branch operations reaching nearly 50% of the U.S. population, including a significant concentration in important urban areas;

•	the potential cost saving opportunities, currently estimated to be approximately $2.2 billion pre-tax annually when fully phased-in, and the related potential impact on the combined company’s earnings;

•	the review by the Bank One board of directors with Bank One’s legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including the exchange ratio, the expectation of Bank One’s legal advisors that the merger will qualify as a transaction of a type that is generally tax-free to stockholders for U.S. federal income tax purposes and Bank One’s ability under the merger agreement to increase the regular quarterly Bank One dividend after executing the merger agreement to a level approximately equivalent, on a pro forma per share basis adjusted for the exchange ratio, to the current regular quarterly JPMorgan Chase common dividend;

•	the likelihood that the regulatory approvals needed to complete the transaction will be obtained without unacceptable conditions;

•	the governance arrangements providing for equal representation on the board of directors of the combined company for appointees from each of Bank One and JPMorgan Chase after completion of the merger, and the agreement that the key leadership of the combined company after completion of the merger will be drawn from senior executives from each of Bank One and JPMorgan Chase;

•	the arrangements providing for Mr. Harrison of JPMorgan Chase to serve as Chairman and Chief Executive Officer of the combined company and Mr. Dimon of Bank One to serve as President and Chief Operating Officer after the merger, and for Mr. Dimon to succeed as Chief Executive Officer on the second anniversary of the completion of the merger (or earlier if Mr. Harrison ceases for any reason to serve in the position of Chief Executive Officer), which the Bank One board considered to be of significant importance in assuring continuity of management and an effective and timely integration of the two companies’ operations;

•	the agreement of the parties as to the extent of the combined company’s commitment to the Chicago metropolitan area, as reflected in the merger agreement; and

•	the grant by each party to the other of an option to acquire stock exercisable under the circumstances and on the conditions described under “— Stock Option Agreements”, together with the termination fee provisions of the merger agreement described under “— The Merger Agreement” below.

      The Bank One board of directors also considered potential risks associated with the merger in connection with its deliberations of the proposed transaction, including:

•	the challenges of integrating the businesses, operations and workforce of the two companies, both of which are large and complex financial institutions, and the risk that the anticipated cost savings and other expected synergies may not be achieved as and when planned;

•	the pre-tax merger-related costs of $3 billion that are expected to be incurred by the combined company in connection with completing the merger, reflecting a number of costs and expenses expected to be incurred as a result of the transaction and the integration of the two companies;

•	that the fixed exchange ratio, by its nature, would not adjust upwards to compensate for declines, or downwards to compensate for increases, in JPMorgan Chase’s stock price prior to completion of the merger, and that the terms of the merger agreement did not include “collar” provisions or stock-price-based termination rights that would be triggered by a decrease in the value of the merger consideration implied by the JPMorgan Chase stock price;

•	the interests of Bank One executive officers and directors with respect to the merger apart from their interests as holders of Bank One common stock, and the risk that these interests might influence their decision with respect to the merger. See “— Interests of Directors and Executive Officers in the Merger” below;

•	the risk that the terms of the merger agreement, including provisions relating to the payment of a termination fee under specified circumstances, and the stock option granted to JPMorgan Chase in connection with the merger agreement, while required by JPMorgan Chase as a condition to its willingness to enter into the merger agreement, could have the effect of discouraging other parties that might be interested in a transaction with Bank One from proposing such a transaction; and

•	the different earnings, business and litigation risk profile of JPMorgan Chase as compared to Bank One.

      In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Bank One board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Bank One board may have given different weight to different factors. The Bank One board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Bank One management and Bank One’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination. The Bank One board also relied on the experience and expertise of Lazard, its financial advisor, for quantitative analyses of the financial terms of the merger. See “— Opinions of Financial Advisors — Opinion of Bank One’s Financial Advisor” below.

      The Bank One board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Bank One and its stockholders and unanimously approved the merger agreement. The Bank One board unanimously recommends that Bank One stockholders vote “FOR” adoption of the merger agreement.

Opinions of Financial Advisors

      Decision by JPMorgan Chase Board to Engage Affiliated Financial Advisor. As a result of its affiliation with JPMorgan Chase, JPMorgan Securities may be deemed to have had potential conflicts of interest in performing its duties as financial advisor. JPMorgan Chase’s board of directors considered this potential conflict of interest, as well as its responsibilities under applicable law, when making its decision to engage JPMorgan Securities. The board of JPMorgan Chase concluded that JPMorgan Securities was experienced and knowledgeable in financial advisory engagements of this size and complexity and that reliance upon its reports and opinions was appropriate and in the best interests of JPMorgan Chase and its stockholders. JPMorgan Chase noted that JPMorgan Securities ranked among the top five financial advisors in the world for global announced M&A advisory transactions during 2003. In addition, JPMorgan Chase also considered JPMorgan Securities’ detailed knowledge of the parties based in part upon its involvement in the discussions and due diligence that led to the merger agreement. The board also was aware that in previous business combinations involving major financial institutions, including the merger of JPMorgan Chase’s predecessor institutions, The Chase Manhattan Corporation and J.P. Morgan Co. Incorporated, one or both of the merging parties had relied on its affiliated investment bank as its financial advisor. In addition, under the laws of Delaware, which is the state in which JPMorgan Chase is incorporated, the board of directors of a company is not required to obtain a fairness opinion or an outside valuation report prior to approving a business combination as long as the directors have adequate information upon which a proper exercise of business judgment can be made. Delaware law also permits directors to rely upon information, opinions, reports and other statements presented by any of the company’s officers or employees.

      Opinion of JPMorgan Chase’s Financial Advisor. At a meeting of the board of directors of JPMorgan Chase on January 14, 2004, JPMorgan Securities rendered its oral opinion to the board of directors of JPMorgan Chase that, as of that date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the proposed merger of 1.32 shares of JPMorgan Chase common stock for each share of Bank One common stock was fair, from a financial point of view, to JPMorgan Chase. JPMorgan Securities confirmed its oral opinion by delivering to the board of directors of JPMorgan Chase a written opinion dated January 14, 2004. JPMorgan Chase’s board of directors did not limit the investigations made or the procedures followed by JPMorgan Securities in giving its oral or written opinion.

      JPMorgan Securities’ opinion is directed to the board of directors of JPMorgan Chase and addresses only the fairness, from a financial point of view, of the exchange ratio to JPMorgan Chase. JPMorgan Securities’ opinion does not address any other aspect of the merger and does not constitute an opinion as to the underlying business decision by JPMorgan Chase to engage in the merger. Moreover, JPMorgan Securities has expressed no opinion as to the price at which JPMorgan Chase’s or Bank One’s common stock will trade at any future time. The summary of JPMorgan Securities’ opinion set forth in this document is qualified in its entirety by reference to the full text of the written opinion attached to this document.

      In arriving at its opinion, JPMorgan Securities, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information concerning JPMorgan Chase and Bank One and the industries in which they operate;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies that JPMorgan Securities deemed relevant and the consideration paid for those companies;

•	compared the financial and operating performance of JPMorgan Chase and Bank One with publicly available information concerning certain other companies that JPMorgan Securities deemed relevant and reviewed the current and historical market prices of JPMorgan Chase common stock and Bank One common stock and certain publicly traded securities of those other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the managements of JPMorgan Chase and Bank One relating to their respective businesses, as well as the estimated amount and timing of cost savings and related expenses expected to result from the merger; and

•	performed such other financial studies and analyses, and reviewed and considered such other information, as JPMorgan Securities deemed appropriate for the purposes of its opinion.

      JPMorgan Securities also held discussions with certain members of the managements of JPMorgan Chase and Bank One with respect to certain aspects of the merger, and the past and current business operations of JPMorgan Chase and Bank One, the historical financial condition and operations and future prospects of JPMorgan Chase and Bank One, the effects of the merger on the financial condition and future prospects of JPMorgan Chase, and other matters that JPMorgan Securities believed necessary or appropriate to its inquiry.

      JPMorgan Securities relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by JPMorgan Chase or Bank One or otherwise reviewed by JPMorgan Securities, and JPMorgan Securities has not assumed any responsibility or liability for that information. JPMorgan Securities is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect to them, and accordingly, JPMorgan Securities has assumed that such allowances for losses are in the aggregate adequate to cover such losses. JPMorgan Securities did not review individual credit files, and did not make any independent evaluation or appraisal of the assets or liabilities (including any derivative or off-balance sheet assets and liabilities) of JPMorgan Chase or Bank One or any of their respective subsidiaries, and JPMorgan Securities was not furnished with any such evaluations or appraisals. In relying on financial analyses and forecasts provided to it, JPMorgan Securities assumed that those analyses and forecasts were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the managements of JPMorgan Chase and Bank One as to the expected future results of operations and financial condition of JPMorgan Chase and Bank One to which those analyses and forecasts relate. JPMorgan Securities also assumed that the merger will qualify as a tax-free reorganization for United States federal income tax purposes, and that the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement. JPMorgan Securities relied as to all legal matters relevant to rendering its opinion upon the advice of counsel. JPMorgan Securities further assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the merger will be obtained without any adverse effect on JPMorgan Chase or Bank One or on the contemplated benefits of the merger.

      JPMorgan Securities based its opinions on economic, market and other conditions as in effect on, and the information made available to JPMorgan Securities, as of the date of its opinion. Subsequent developments may affect its opinion, and its opinion will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger.

      In accordance with customary investment banking practice, JPMorgan Securities employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that JPMorgan Securities used in providing its opinion. Some of the summaries of financial analyses are presented in tabular format. In order to understand the financial analyses used by JPMorgan Securities more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of JPMorgan Securities’ financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by JPMorgan Securities.

      Summary of Selected Analyses. The summary table provided below sets forth summary data with respect to the ranges of implied values per share of Bank One common stock as of January 12, 2004 derived from the comparable companies analysis, comparable transactions analysis and dividend discount analysis performed by JPMorgan Securities in connection with its opinion, together with the implied value of the merger consideration per share of Bank One common stock based on the closing price of JPMorgan Chase common stock on January 12, 2004.

      The summary data set forth below do not represent and should not be viewed by anyone as constituting conclusions reached by JPMorgan Securities with respect to any of the analyses performed by it in connection with its opinion. In arriving at its opinion, JPMorgan Securities considered all of the financial analyses it performed and did not attribute any particular weight to any individual analysis it considered or reach any specific conclusion with respect to any such analysis. Rather, JPMorgan Securities made its determination as to the fairness to JPMorgan Chase of the exchange ratio, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses in the summary table below as well as the other analyses described in the following pages. Accordingly, the data included in the summary table should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses. Considering the data included in the summary table without considering the full narrative description of all of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses performed by JPMorgan Securities. The ranges of implied values per share of Bank One common stock set forth in the summary table is not an opinion as to the price at which JPMorgan Chase’s or Bank One’s common stock will trade at any future time.

Implied Values of
Bank One
Common Stock as
of January 12,
Analyses	2004

Implied value analysis:
Value of merger consideration based on closing price of JPMorgan Chase common stock on January 12, 2004 ($38.79)	$51.20
Comparable companies analysis	$40 – 54
Comparable transactions analysis	$49 – 63
Dividend discount analysis:
Without cost savings	$44 – 54
With cost savings	$54 – 66

      Implied Value and Multiple Analysis. Based upon the exchange ratio of 1.32 and the $38.79 closing market price of JPMorgan Chase common stock on January 12, 2004 (the last practicable date when presentation materials were prepared and distributed to the JPMorgan Chase board), JPMorgan Securities calculated that the implied value of the merger consideration was $51.20 per share of Bank One common stock. This implied value represents approximately a 15% premium to $44.56 (the prior trading day’s closing price per share of Bank One common stock on January 9, 2004) and approximately a 14% premium to $44.73 (the one-week average closing price per share of Bank One common stock). JPMorgan Securities also calculated that based on the exchange ratio of 1.32 and on JPMorgan Chase’s number of fully diluted shares of common stock, Bank One stockholders would own on a pro forma basis approximately 42.2% of the combined company.

      JPMorgan Securities also determined the multiple of the implied offer price to I/B/E/S median estimated 2004 earnings per share of Bank One common stock as of January 12, 2004 and the stated and tangible book values per share of Bank One common stock as of

September 30, 2003. I/ B/ E/ S is a database owned and operated by Thompson Financial, which contains estimated and actual earnings, cash flows, dividends and other data for U.S. and foreign markets. The results of this analysis are summarized as follows:

	Multiples

2004E EPS	15.3	x
Book value per share	2.6
Tangible book value per share	2.9

      Comparable Companies Analysis. Using publicly available information, JPMorgan Securities compared selected financial and market data of JPMorgan Chase and Bank One with similar data for the following companies:

Large Banks	Mid-Size Banks	Credit Cards

Bank of America Corporation	BB&T Corporation	MBNA Corporation
Citigroup Inc.	Fifth Third Bancorp
U.S. Bancorp	The PNC Financial Services Group, Inc.
Wachovia Corporation	KeyCorp
Wells Fargo & Company	National City Corporation
SunTrust Banks, Inc.

      JPMorgan Securities calculated and compared various financial multiples and ratios based on publicly available financial data as of September 30, 2003, information it obtained from filings with the Securities and Exchange Commission and I/B/E/S estimates. The multiples and ratios of JPMorgan Chase and Bank One were calculated using the closing price of JPMorgan Chase common stock and Bank One common stock, respectively, as of January 12, 2004. The multiples and ratios for each of the selected companies were based on the most recent publicly available information. With respect to the selected companies, JPMorgan Securities presented:

•	price as a percentage of the selected company’s 52-week high,

•	multiple of price to 2003 and 2004 I/B/E/S median estimated earnings per share,

•	multiple of price to stated book value and tangible book value per share,

•	premium to core deposits,

•	ratio of tangible common equity to tangible assets (TCE/TA),

•	rate of return on average equity (ROAE), and

•	consensus long-term EPS growth rate.

      The results of this analysis are set forth below:

	Large Banks		Mid-Sized Banks
					Credit	Bank	JPMorgan
	Range	Median	Range	Median	Cards	One	Chase

% of 52-week high	93%-100%	98%	94%-99%	96%	97%	97%	99%
2003E EPS	11.1x-15.6x	14.0x	10.7x-19.6x	13.9x	14.5x	14.7x	12.4x
2004E EPS	11.1x-13.9x	12.7x	11.3x-17.4x	13.0x	12.9x	13.3x	12.3x
Book value	1.6x-2.9x	2.3x	1.8x-3.9x	2.1x	3.3x	2.2x	1.8x
Tangible book value	2.3x-4.6x	3.6x	2.1x-4.5x	2.9x	4.7x	2.5x	2.3x
Core deposit premium	23%-127%	34%	16%-58%	23%	N/A	23%	30%
Dividend yield	2.8%-4.1%	3.3%	1.9%-4.2%	3.6%	1.5%	2.2%	3.5%
TCE/TA	4.5%-6.4%	5.4%	5.9%-8.6%	6.8%	12.6%	7.0%	4.5%
ROAE through September 30, 2003	14%-21%	19%	13%-22%	17%	26%	15%	15%
Consensus long-term growth	10%-12%	10%	7%-12%	9%	14%	10%	10%

      The analysis implied a range of values for Bank One common stock of approximately $40 to $54 per share.

      Historical Market Performance Analysis. JPMorgan Securities reviewed and compared the historical stock performance of Bank One and JPMorgan Chase to each other and to the historical stock performance of the same large banks, as a group, and mid-sized banks, as a group, identified above under “Comparable Companies Analysis” and the S&P 500 Index over various periods ranging from a 1-week period to a 5-year period ending January 12, 2004. The analysis indicated that Bank One common stock outperformed JPMorgan Chase common stock in certain periods and underperformed JPMorgan Chase’s stock in other periods. The analysis also indicated that both Bank One and JPMorgan Chase common stocks outperformed the comparable banks and the S&P 500 Index in certain periods and underperformed the comparable banks and the S&P 500 Index in other periods. JPMorgan Securities also noted that the during the 52-week period ended January 12, 2004, the market price for Bank One common stock ranged from a high of $45.79 to a low of $33.14, and the market price for JPMorgan Chase common stock ranged from a high of $39.15 to a low of $20.13.

      In addition, based on I/B/E/S data, JPMorgan Securities reviewed and compared the price to estimated forward twelve-month earnings per share (P/E) ratios over time of Bank One to those of JPMorgan Chase. Based on I/B/E/S data, JPMorgan Securities also reviewed and compared Bank One’s premium (or discount) to the median forward P/E ratios of its peer group of banks consisting of JPMorgan Chase and the same large banks and mid-sized banks identified above under “Comparable Companies Analysis” over a period from January 2000 to January 12, 2004. The analysis indicated that JPMorgan Chase’s forward P/E ratio ranged from an average 0.3x premium to Bank One’s forward P/E ratio in 2000 to discounts of (0.3x), (2.5x), and (0.9x) in 2001, 2002, and 2003, respectively. In addition, the analysis indicated that Bank One’s forward P/E ratio ranged from an average (0.6x) discount to its bank peer group in 2000 to premiums of 0.2x, 1.6x and 0.5x in 2001, 2002 and 2003, respectively. JPMorgan Securities noted that Bank One’s forward P/E ratio was at a 1.0x premium to JPMorgan Chase and a 0.6x premium to its bank peer group as of January 12, 2004. The foregoing historical market performance analysis was presented to the board of directors to provide it with background information and perspective with respect to the relative historical market prices, trading patterns and I/B/E/S estimated forward P/E ratios of Bank One and JPMorgan Chase common stock.

      Comparable Transactions. Using publicly available information, JPMorgan Securities examined the following transactions involving U.S. banks with transaction values greater than $10 billion since 1997:

Announcement
Date	Acquiror	Target

October 2003	Bank of America Corporation	FleetBoston Financial Corporation
April 2001	First Union Corporation	Wachovia Corporation
October 2000	Firstar Corporation	U.S. Bancorp
September 2000	The Chase Manhattan Corporation	J.P. Morgan & Co. Incorporated
May 1999	Firstar Corporation	Mercantile Bancorporation
March 1999	Fleet Financial Group, Inc.	BankBoston Corporation
June 1998	Norwest Corporation	Wells Fargo & Company
April 1998	Bank One Corporation	First Chicago NBD Corporation
April 1998	NationsBank Corporation	BankAmerica Corporation
April 1998	Travelers Group, Inc.	Citicorp
November 1997	First Union Corporation	CoreStates Financial Corp.
August 1997	NationsBank Corporation	Barnett Banks, Inc.

      For each of these transactions, JPMorgan Securities analyzed the premium to the market price one day and five days prior to announcement and price as a multiple to the estimated twelve-months forward projected earnings, book value and tangible book value and the premium to core deposits. Set forth below are the results of this analysis for the transactions reviewed, based on information available as of January 12, 2004:

	High/Low		JPMorgan Chase/
	Range	Median	Bank One

1-day premium to market	0%-42%	11%	15%
5-day premium to market	0%-44%	22%	13%
12-month forward EPS	12.4x-24.1x	17.3x	15.3x
Book value	2.1x-5.3x	3.3x	2.6x
Tangible book value	2.6x-9.0x	4.2x	2.9x
Core deposit premium	20%-62%	39%	28%

      The analysis implied an acquisition value of Bank One common stock ranging from approximately $49 to $63 per share.

      Dividend Discount Analysis. JPMorgan Securities performed a dividend discount analysis to determine a range of equity values of Bank One common stock, assuming Bank One continued to operate as a stand-alone entity. The range was determined by adding the present value of an estimated future dividend stream for Bank One over a five-year period from 2004 through 2008, and the present value of an estimated terminal value of Bank One common stock at the end of 2008. In performing its analysis, JPMorgan Securities made the following assumptions, among others:

•	earnings per share in 2003 and 2004 based on I/B/E/S median estimated earnings per share,

•	an earnings per share growth at an annual rate of 10% from 2005 through 2008,

•	a targeted tangible common equity/tangible managed assets (TCE/TMA) ratio of 5.75%,

•	a terminal value of Bank One common stock at the end of 2008 based on price to earnings multiples of 11.0x, 12.0x and 13.0x to year 2009 projected earnings, assuming 10% growth in earnings from 2008 to 2009;

•	discount rates from 10.0% to 12.0% to calculate the present value of the dividend stream and terminal values,

•	5% total managed asset growth, and

•	a 35% tax rate.

      This analysis implied a fully diluted equity value of $43.63 to $53.65 per share of Bank One common stock, on a stand-alone basis, as illustrated by the following table:

	Terminal Multiple

Discount Rate	11.0x	12.0x	13.0x

10.0%	$47.19	$50.42	$53.65
11.0%	45.36	48.45	51.53
12.0%	43.63	46.58	49.53

      JPMorgan Securities also tested the sensitivity of the values by varying the targeted TCE/TMA ratio from 5.25% to 6.25%, assuming a fixed terminal price to earnings multiple of 12.0x and keeping constant the other assumptions discussed above. This analysis indicated a fully diluted equity value of $45.24 to $51.94 per share of Bank One common stock, on a stand-alone basis.

      JPMorgan Securities also performed a dividend discount analysis to determine a range of equity values of JPMorgan Chase common stock, assuming JPMorgan Chase continued to operate as a stand-alone entity. Using a discount rate of 11.0% to 13.0%, a targeted tangible common equity/tangible managed risk-weighted assets (TCE/TMRWA) ratio of 6.50% and otherwise the same assumptions as above, this analysis indicated a fully diluted value of $36.53 to $45.41 per share of JPMorgan Chase common stock, on a stand-alone basis, as illustrated by the following table:

	Terminal Multiple

Discount Rate	10.0x	11.0x	12.0x

11.0%	$39.51	$42.46	$45.41
12.0%	37.98	40.80	43.62
13.0%	36.53	39.22	41.92

      JPMorgan Securities also tested the sensitivity of the values by varying the targeted TCE/TMRWA ratio from 6.0% to 7.0%, assuming a fixed terminal price to earnings multiple of 11.0x. This analysis implied a fully diluted stand-alone value of JPMorgan Chase common stock ranging from approximately $38.18 to $43.68 per share.

      Dividend Discount Analysis With Cost Savings. JPMorgan Securities also performed a dividend discount analysis to determine a range of equity values of Bank One common stock that included the expected cost savings from the merger. In performing its analysis, JPMorgan Securities made the following assumptions in addition to the assumptions described under “Dividend Discount Analysis” above, among others:

•	cost savings of $2.2 billion, phased in 33% in 2004, 65% in 2005, 85% in 2006, and 100% in 2007,

•	3% annual cost savings growth post 2007, and

•	total merger related pre-tax costs of $3 billion.

      This analysis indicated a fully diluted equity value of $53.82 to $66.42 per share of Bank One common stock, on a pro forma basis, as illustrated by the following table:

	Terminal Multiple

Discount Rate	11.0x	12.0x	13.0x

10.0%	$58.31	$62.37	$66.42
11.0%	56.01	59.88	63.76
12.0%	53.82	57.53	61.24

      In addition, JPMorgan Securities tested the sensitivity of the values by varying the amount of cost savings from $2.0 billion to $2.4 billion (representing a range of 20.9% to 25.1% of Bank One’s estimated run-rate cash expenses), assuming a terminal multiple of 12.0x and keeping constant the other assumptions discussed above. This analysis indicated an equity value of $56.53 to $63.45 per share of Bank One common stock, on a pro forma basis.

      Historical Exchange Ratio Analysis. JPMorgan Securities calculated the exchange ratio of JPMorgan Chase common stock and Bank One common stock as of January 12, 2004 and the average exchange ratios for a range of periods from a five-day period to a twelve-month period ending on January 12, 2004 (calculated by dividing the Bank One stock price for each day in such period by the corresponding JPMorgan Chase stock price, and then averaging the exchange ratios determined for each day during the applicable period) and also determined the implied fully diluted ownership of the combined company that Bank One stockholders would have acquired based on those average exchange ratios. JPMorgan Securities also calculated the premiums that the exchange ratio of 1.32 for the merger represents over the average exchange ratios calculated throughout those periods.

      These results are shown in the following table:

			Implied
			Bank One
	Average		Fully Diluted	Exchange Ratio
	Exchange Ratio		Ownership	Premium

January 12, 2004	1.148	x	38.6%	15%
5-day	1.167		39.0	13
1-month	1.226		40.3	8
3-month	1.211		40.0	9
6-month	1.174		39.2	12
12-month	1.264		41.0	4

      Contribution Analysis. JPMorgan Securities compared the 42.2% pro forma equity ownership of the combined company that Bank One’s stockholders would hold based on the exchange ratio of 1.32 to the expected relative contributions of JPMorgan Chase and Bank One to the pro forma combined company in terms of estimated GAAP and cash net income for 2004 (based on I/B/E/S median estimated earnings per share), tangible equity as of September 30, 2003 and market value as of January 12, 2004. JPMorgan Securities also calculated the implied exchange ratio implied by these contributions. The results of this analysis are set forth below:

Pro Forma	Pro Forma
Ownership by	Ownership by
JPMorgan Chase	Bank One	Actual Exchange
Stockholders	Stockholders	Ratio in Merger

57.8%	42.2%	1.320

			Implied Exchange
	Contribution by	Contribution by	Ratio from
	JPMorgan Chase	Bank One	Contribution

2004 GAAP net income	63.3%	36.7%	1.056
2004 cash net income	63.5	36.5	1.051
Tangible equity	63.0	37.0	1.073
Market value	61.4	38.6	1.148

      Pro Forma Merger Analysis. JPMorgan Securities analyzed the pro forma impact of the merger on projected earnings per share for JPMorgan Chase for 2005 and 2006, based upon median estimates provided by I/B/E/S, annual pre-tax cost savings as described below, and assuming, among other factors, JPMorgan Chase repurchases $3.5 billion of common stock per year from 2004 through 2006. The pro forma results were calculated based on publicly available I/B/E/S estimates of GAAP earnings per share and information provided by managements of JPMorgan Chase and Bank One regarding expected cost savings and synergies from the merger.

      Assuming annual pre-tax cost savings of $2.2 billion are fully realized by 2005, the analysis showed that the merger would be accretive to GAAP earnings per share by 1.0% and cash earnings per share by 5.6%. If 65% of cost savings are realized by 2005, the merger would be dilutive to GAAP earnings per share by 3.2% but accretive to cash earnings per share by 1.5%. The analysis also indicated that the merger would be accretive to GAAP and cash earnings per share in 2006.

      JPMorgan Securities also calculated the potential incremental market value of the combined company from the merger for JPMorgan Chase stockholders by adding the fully-diluted market capitalizations of JPMorgan Chase and Bank One as of January 12, 2004 and the potential value of cost savings from the merger. The potential value of cost savings was calculated based on the annual pre-tax cost savings, a 35% tax rate and a 12.0x P/E multiple less the after-tax value of $3 billion in pre-tax merger related costs. Using these assumptions, JPMorgan Securities estimated the potential value of cost savings to be $15 billion. Based on these calculations, JPMorgan Securities estimated the potential market value of the combined company to be $146 billion, or $40.79 per share, after giving effect to the estimated number of shares that JPMorgan Chase would issue to Bank One stockholders in the merger.

      The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by JPMorgan Securities. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan Securities believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. No single factor or analysis was determinative of JPMorgan Securities’ fairness determination. Rather, JPMorgan Securities considered the totality of the factors and analyses performed in determining its opinion. JPMorgan Securities based its analyses on assumptions that it deemed reasonable, including those concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan Securities based its analysis have been described under the description of each analysis in the foregoing summary. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by JPMorgan Securities are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, JPMorgan Securities’ analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to JPMorgan Chase or Bank One, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of JPMorgan Securities’ analysis, may be considered similar to those of JPMorgan Chase and Bank One. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of JPMorgan Securities’ analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to JPMorgan Chase and Bank One and the transactions compared to the merger.

      As a part of its investment banking business, JPMorgan Securities and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan Securities is a wholly-owned subsidiary of JPMorgan Chase. JPMorgan Securities and its affiliates have provided, and in the future may continue to provide, for compensation, investment banking and other services to JPMorgan Chase and its affiliates, including serving as underwriter or agent with respect to securities offerings by JPMorgan Chase and acting as financial advisor with respect to acquisitions and divestitures. JPMorgan Securities and its affiliates have provided, and in the future may continue to provide, for compensation, trading, treasury and other services to Bank One and its affiliates, including providing credit, corporate finance and investment management services. In the ordinary course of business, JPMorgan Securities or its affiliates may actively trade in the debt and equity securities of Bank One and, subject to applicable regulatory constraints, JPMorgan Chase for their own accounts and for the accounts of their customers, and accordingly, may at any time hold a long or short position in those securities.

      JPMorgan Chase selected JPMorgan Securities to advise it and deliver a fairness opinion with respect to the merger on the basis of its experience and its familiarity with JPMorgan Chase and for the reasons described under “— Decision by JPMorgan Chase Board to Engage Affiliated Financial Advisor” above. JPMorgan Chase has agreed to allocate JPMorgan Securities a fee of $40 million in connection with its engagement upon the completion of the merger. In addition, JPMorgan Chase has agreed to reimburse JPMorgan Securities for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan Securities against certain liabilities, including liabilities arising under federal securities laws.

      The full text of the written opinion of JPMorgan Securities, dated January 14, 2004, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by JPMorgan Securities in connection with the opinion, is attached to this document as Annex D and is incorporated in this document by reference. Holders of JPMorgan Chase common stock are urged to, and should, read this opinion carefully and in its entirety. JPMorgan Securities provided its opinion for the information and assistance of the JPMorgan Chase board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The JPMorgan Securities opinion is not a recommendation as to how any holder of JPMorgan Chase common stock should vote with respect to the merger or any other matter. The opinion of JPMorgan Securities will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger. JPMorgan Securities has no obligation to update, revise or reaffirm its opinion, and JPMorgan Chase does not currently expect that it will request an updated opinion from JPMorgan Securities.

Opinion of Bank One’s Financial Advisor

      Lazard acted as Bank One’s exclusive investment banker in connection with the merger. Bank One selected Lazard based on Lazard’s qualifications, expertise and reputation. In connection with Lazard’s engagement, Bank One requested that Lazard evaluate the fairness, from a financial point of view, to the holders of shares of Bank One common stock of the exchange ratio provided for in the merger agreement. On January 14, 2004, at a meeting of the Bank One board of directors held to evaluate the merger, Lazard rendered to Bank One’s board an oral opinion, which opinion was confirmed by delivery of a written opinion dated January 14, 2004, the date of the merger agreement, to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of shares of Bank One common stock.

      In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions of a draft of the merger agreement dated January 13, 2004, which was substantially in the form of the agreement executed by Bank One and JPMorgan Chase on January 14, 2004;

•	analyzed certain publicly available financial statements and historical business information relating to Bank One and JPMorgan Chase, respectively;

•	reviewed various internal financial forecasts and other data prepared by the managements of Bank One and JPMorgan Chase, respectively, with respect to the businesses and prospects of Bank One and JPMorgan Chase, respectively, the strategic objectives of each, and their estimates of synergies and other anticipated strategic, financial and operational benefits of the merger to the combined company;

•	held discussions with members of the senior managements of Bank One and JPMorgan Chase with respect to the businesses and prospects of Bank One and JPMorgan Chase, respectively, the strategic objectives of each, and their estimates of synergies and other anticipated strategic, financial and operational benefits of the merger to the combined company;

•	compared the financial performance of Bank One and JPMorgan Chase and the prices and trading activity of Bank One common stock and JPMorgan Chase common stock with that of certain other publicly-traded companies it believed to be generally comparable with Bank One and JPMorgan Chase, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain business combinations involving companies in lines of businesses it believed to be generally comparable to those of Bank One and JPMorgan Chase, and in other industries generally;

•	reviewed the historical stock prices and trading volumes of Bank One common stock and JPMorgan Chase common stock; and

•	conducted such other financial studies, analyses and investigations as it deemed appropriate.

      In performing its review, Lazard relied upon the accuracy and completeness of the foregoing information, and did not assume any responsibility for and did not conduct any independent verification of such information. In addition, it did not review individual credit files nor did it conduct any independent valuation or appraisal of the assets or liabilities (including any hedge, swaps, foreign exchange, derivative or off-balance-sheet assets and liabilities) of Bank One or JPMorgan Chase or any of their respective subsidiaries, or concerning the solvency or fair value of any of the foregoing entities, and was not furnished with any such valuation or appraisal. With respect to financial forecasts, including projected synergies and other anticipated strategic, financial and operational benefits of the merger, Lazard assumed with Bank One’s consent that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Bank One and JPMorgan Chase as to the future financial performance of Bank One, JPMorgan Chase and the combined company, as the case may be, and it also assumed that such forecasts and projections will be realized in the amounts and at the times contemplated thereby. The financial forecasts provided by each of Bank One and JPMorgan Chase covered only 2004 (and Lazard was informed that no other forecasts were available), and, with Bank One’s permission, in analyzing the exchange ratio, Lazard used certain earnings estimates and consensus estimates published by certain financial analysts and databases, respectively. Lazard assumed no responsibility for and expressed no view as to any such forecasts and projections or the assumptions on which they were based. In addition, Lazard is not an expert in the evaluation of loan portfolios or the allowances for losses with respect thereto, and, accordingly, it assumed with Bank One’s consent that such allowances for losses for Bank One, JPMorgan Chase or any of their respective subsidiaries were in the aggregate adequate to cover such losses.

      Further, Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of such opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof.

      In rendering its opinion, Lazard assumed that the merger will be consummated on the terms described in the draft merger agreement reviewed by Lazard, including, among other things, that the merger will be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the merger will be consummated without any waiver of any material terms or conditions. Lazard also assumed that the executed merger agreement would conform in all material respects to the draft merger agreement reviewed by Lazard. In addition, Lazard assumed that obtaining the necessary regulatory and third party approvals for the merger will not have a material adverse effect on the combined company.

      Lazard’s opinion is directed to the Bank One board of directors and relates only to the fairness to the holders of shares of Bank One common stock of the exchange ratio from a financial point of view, and does not address any other aspect of the merger, the merits of the underlying decision by Bank One or JPMorgan Chase to engage in the merger or the relative merits of the merger as compared to other business strategies that might be available to Bank One or JPMorgan Chase. Lazard was not authorized to, and did not, solicit third party indications of interest in acquiring all or a part of Bank One or engaging in a business combination or any other strategic transaction with Bank One. Lazard did not express any opinion as to the price at which shares of Bank One common stock or shares of JPMorgan Chase common stock may trade subsequent to the announcement of the merger or as to the price at which shares of JPMorgan Chase common stock may trade subsequent to the consummation of the merger.

      In its analyses, Lazard considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Bank One and JPMorgan Chase. No company, transaction or business used in Lazard’s analyses as a comparison is identical to Bank One or JPMorgan Chase or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies, business segments or transactions being analyzed.

      The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Lazard’s analyses and estimates are inherently subject to substantial uncertainty.

      Lazard’s opinion and financial analyses were only one of many factors considered by Bank One’s board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Bank One board of directors or management with respect to the merger or the exchange ratio.

      The following is a summary of the material financial analyses underlying Lazard’s opinion dated January 14, 2004 delivered to Bank One’s board of directors in connection with the merger. In preparing its opinion to the Bank One board of directors, Lazard performed a variety of financial and comparative analyses, including those described below. The summary of Lazard’s analyses described below is not a complete description of the analyses underlying Lazard’s opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, is not readily susceptible to summary description. In arriving at its opinion, Lazard considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. The financial analyses summarized below include information presented in tabular format. In order to fully understand Lazard’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Lazard’s financial analyses.

      Summary of Selected Analyses. The two tables below set forth summary data with respect to:

•	the reference range of implied exchange ratios derived from the contribution analysis and exchange ratio analysis performed by Lazard in connection with its opinion, together with the exchange ratio implied by the January 13, 2004 market prices of Bank One and JPMorgan chase common stock and the exchange ratio in the merger, and

•	the implied equity value reference ranges per share of Bank One common stock derived from the comparable companies analysis and dividend discount analysis performed by Lazard in connection with its opinion, together with the market price per share of Bank One common stock and the implied value of the merger consideration per share of Bank One common stock, each as of January 13, 2004.

      The summary data set forth below do not represent and should not be viewed by investors as constituting conclusions reached by Lazard with respect to any of the analyses performed by it in connection with its opinion. In arriving at its opinion, Lazard considered all of the financial analyses it performed and did not attribute any particular weight to any individual analysis it considered or reach specific conclusions with respect to any such analysis. Rather, Lazard made its determination as to the fairness of the exchange ratio, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses in the below summary as well as the other analyses described in the following pages. Accordingly, the data included in the tables below should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth on the following pages, including the assumptions underlying those analyses. Considering the data in the tables below without also considering the full narrative description of all of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses performed by Lazard. Lazard did not present to the Bank One board of directors summary data in the form set forth below, but, rather, Lazard reviewed and discussed individually with the Bank One board each of the analyses described on the following pages. The equity value reference ranges per share of Bank One common stock set forth in the table below are not an opinion as to the price at which Bank One’s common stock will trade at any future time.

		Exchange
		Ratio Implied	Exchange
	Implied	by January 13,	Ratio in
	Exchange Ratio	2004 Market	the
	Reference Range	Prices	Merger
Analysis
Exchange Ratio	0.947 to 1.292	1.147	1.320
Contribution	0.677 to 1.097	1.147	1.320

As of January 13, 2004
Implied Equity
	Value		Implied Value
	Reference		of Merger
	Range per	Market Price	Consideration
	Bank One	per Bank One	per Bank
	share	share	One share
Analysis
Comparable Companies	$40.00-60.00	$45.22	$51.35
Dividend Discount	42.31-54.33	45.22	51.35

      Transaction Multiple Analysis. Lazard calculated an implied transaction value per share of Bank One common stock of $51.35, based on the exchange ratio of 1.320x and the $38.90 closing price per share of JPMorgan Chase common stock on January 13, 2004. The implied value per share represented a premium to the closing price per share of Bank One common stock on January 13, 2004 of 15.1%. The implied value per share also represented a premium to the 52-week high and 52-week low closing price per share of Bank One common stock of 12.4% and 51.3%, respectively.

      Lazard also calculated the implied transaction value per share of $51.35 as a multiple of:

•	Bank One’s last twelve months (“LTM”) earnings per share (“EPS”) from continuing operations through September 30, 2003;

•	median EPS estimates for Bank One for 2003 and 2004 based on I/B/E/S estimates; and

•	reported and tangible book value per share as of September 30, 2003.

      The results of these calculations are as follows:

Implied Transaction Value per Share as a Multiple of:
LTM EPS from continuing operations	17.5x
Estimated 2003 EPS-I/B/E/S median	16.9
Estimated 2004 EPS-I/B/E/S median	15.3
Reported book value per share	2.56
Tangible book value per share	2.93

      Exchange Ratio Analysis. Lazard reviewed the ratio of the closing price of Bank One common stock divided by the closing price of JPMorgan Chase common stock on January 13, 2004, the last day of trading before the date of Lazard’s opinion, referred to as the current market, and the ratio of average closing prices of Bank One common stock divided by average closing prices of JPMorgan Chase computed over various periods ended January 13, 2004. Lazard then calculated (i) the fully diluted ownership of Bank One stockholders in the combined company implied by these ratios, and (ii) the premium implied by these ratios over the various periods relative to the 1.147x exchange ratio implied by the current market.

      The analysis indicated a range of exchange ratios from 0.947x to 1.292x over the various periods compared to the 1.320x exchange ratio in the merger, and a range of pro forma ownership of Bank One’s stockholders in the combined company of 34.0% to 41.4% compared to 42.2% in the merger, as indicated in the following table:

			Implied Bank One	Implied
	Implied		Fully Diluted	Premium to
	Exchange Ratio		Ownership	Bank One

As of January 13, 2004 (current market)	1.147	x	38.6%	—
Exchange Ratio in the merger of 1.320x	1.320	x	42.2%	15.1%

Period:
5 day average	1.163	x	38.9%	1.4%
One-month average	1.221		40.1	6.5
Three-month average	1.208		39.9	5.4
Six-month average	1.172		39.1	2.2
One-year average	1.237		40.4	7.9
Two-year average	1.292		41.4	12.7
Three-year average	1.108		37.7	(3.4)
Five-year average	0.947		34.0	(17.4)

      Lazard also noted that average exchange ratios for the various periods represented a range of premiums/(discounts) of approximately (17.4)% to 12.7% compared to the 1.147x exchange ratio implied by the current market.

      Contribution Analysis. Lazard analyzed the relative contributions of Bank One and JPMorgan Chase to the combined company of (i) estimated 2003 and 2004 net income based on generally accepted accounting principles and on a cash earnings basis and (ii) total assets, risk-weighted assets, loans, deposits, common stockholders’ equity, tangible common stockholders’ equity and Tier 1 capital (which includes common equity, certain qualifying cumulative and noncumulative perpetual preferred stock and related surplus, and minority interests in equity accounts of consolidated subsidiaries) as of September 30, 2003. Estimated GAAP and cash net income for 2003 and 2004 for Bank One and JPMorgan Chase was based on median I/B/E/S estimates as of January 13, 2004. Cash earnings were determined by adding amortization of intangibles to estimated earnings.

      Lazard then computed, for each of these items (i) the relative contributions of Bank One and JPMorgan Chase to the combined company, (ii) the resulting implied exchange ratios and (iii) the premium/ (discount) implied by the resulting exchange ratios relative to the 1.147x exchange ratio implied by the current market.

      The analysis indicated a range of contribution percentages from 26.8% to 37.5% as compared to the pro forma ownership resulting from the 1.320x exchange ratio of 42.2% in the merger and a range of implied exchange ratios of 0.677x to 1.097x as compared to the 1.320x exchange ratio in the merger, as set forth in the following table:

			Implied

	Bank One	JPMorgan	Exchange		Premium/ (Discount)
	%	Chase %	Ratio		to Bank One

Income Statement
GAAP (I/ B/ E/ S)
Estimated 2003	34.6%	65.4%	0.973	x	(15.1)%
Estimated 2004	36.7	63.3	1.060		(7.5)
Cash Earnings (I/ B/ E/ S)
Estimated 2003	34.6%	65.4%	0.972	x	(15.3)%
Estimated 2004	36.6	63.4	1.057		(7.8)
Balance Sheet (as of September 30, 2003)
Total Assets	26.8%	73.2%	0.677	x	(41.0)%
Risk-Weighted Assets	33.1	66.9	0.912		(20.4)
Loans	37.5	62.5	1.097		(4.3)
Deposits	34.3	65.7	0.958		(16.4)
Common Stockholders’ Equity	33.3	66.7	0.918		(20.0)
Tangible Common Stockholders’ Equity	36.3	63.7	1.044		(8.9)
Tier 1 Capital	35.8	64.2	1.023		(10.8)
Ownership at 1.320x exchange ratio	42.2%	57.8%	1.320	x	15.1%

      Lazard also noted that the exchange ratios implied by the contribution analysis represented a range of discounts of approximately 4.3% to 41.0% compared to the 1.147x exchange ratio implied by the current market.

      Precedent Transaction Analysis. Lazard reviewed nine stock-for-stock merger transactions since 1995 involving companies in the financial services industry. We refer to those transactions as the “group 1 transactions.” Lazard calculated the premium implied by the exchange ratio in each of the group 1 transactions to the closing stock price for the parties in the group 1 transactions on the day prior to the announcement of the transaction and calculated the resulting ownership percentages of the constituent stockholders in the combined company. Lazard then compared the results of this analysis to corresponding data for the merger. This indicated a range of premiums in the group 1 transactions of approximately 0% to 16%, as compared to the implied premium for Bank One’s common stock of 15.1% based on the 1.320x exchange ratio in the merger, as indicated in the following table:

		1-Day		Board			Holding
	Announcement	Premium	Ownership	Composition	Chairman	CEO	Company
	Date	(%)	(%)	(%)	Position	Position	Name	HQ City

JPMorgan Chase/ Bank One	1/14/04	15	58/42	50/50	JPMorgan Chase	JPMorgan Chase(1)	JPMorgan Chase	JPMorgan Chase(2)

Travelers Property Casualty Corp. / The St. Paul Companies, Inc.	11/17/03	1	66/34	52/48	Travelers	St. Paul	St. Paul Travelers	St. Paul

First Union Corporation / Wachovia Corporation	4/15/01	7	73/27	50/50	Wachovia	First Union	Wachovia	First Union

Fleet Financial Group, Inc./ BankBoston Corporation	3/14/99	16	62/38	55/45	Fleet	Fleet(3)	FleetBoston Financial	Same

Norwest Corporation/ Wells Fargo & Company	6/8/98	9	47/53	50/50	Wells Fargo	Norwest	Wells Fargo	Wells Fargo

NationsBank Corporation / BankAmerica Corporation	4/13/98	0	54/46	55/45	NationsBank	NationsBank	Bank of America	NationsBank

Banc One Corporation / First Chicago NBD Corporation	4/13/98	6	60/40	50/50	First Chicago	Banc One	Bank One	First Chicago
Travelers Group Inc. / Citicorp	4/6/98	8	50/50	50/50	Co-Chairmen	Co-CEOs	Citigroup	Same

Dean Witter, Discover & Co. / Morgan Stanley Group Inc.	2/5/97	11	55/45	50/50	Dean Witter	Dean Witter	Morgan Stanley Dean Witter	Same

Chemical Banking Corporation / The Chase Manhattan Corporation	8/28/95	7	58/42	57/43	Chemical	Chemical	Chase Manhattan	Same

1. Chief Executive Officer succession commitment provides for change of Chief Executive Officer in 2006.

2. Retail financial services business, which includes consumer banking, small business, middle market and consumer lending will be headquartered in Chicago.

3. Chief Executive Officer succession commitment for BankBoston executive.

     As indicated in the table above, Lazard also reviewed the group 1 transactions to determine the composition of the board of directors of the combined company, the affiliation of the chairman and the chief executive officer of the combined company, the name of the combined company and the headquarters of the combined company.

      Lazard also reviewed publicly available financial information for the following fourteen bank merger and acquisition transactions announced since 1995 which had an announced transaction value greater than $10 billion: Bank of America Corporation/ FleetBoston Financial Corporation, First Union Corporation/ Wachovia Corporation, Firstar Corporation/ U.S. Bancorp, The Chase Manhattan Corporation/ J.P. Morgan & Co. Incorporated, Firstar Corporation/ Mercantile Bancorporation Inc., Fleet Financial Group, Inc./ BankBoston Corporation, Norwest Corporation/ Wells Fargo & Company, NationsBank Corporation/ BankAmerica Corporation, Banc One Corporation/ First Chicago NBD Corporation, Travelers Group Inc./ Citicorp, First Union Corporation/ CoreStates Financial Corp, NationsBank Corporation/ Barnett Banks, Inc., Wells Fargo & Company/ First Interstate Bancorp, and Chemical Banking Corporation/ The Chase Manhattan Corporation. Lazard calculated and compared the following multiples and premiums with respect to the fourteen transactions and the Bank One/ JPMorgan Chase merger:

	Bank	Range for	Median for
	One/JPMorgan	Selected	Selected
	Chase Merger	Transactions	Transactions

Premium of implied transaction value to closing stock price one day prior to announcement	15%	0%-43%	12%
Premium of implied transaction value to closing stock price one month prior to announcement	16%	3%-52%	26%
Multiple of implied transaction value to last twelve-months (“LTM”) EPS	17.5x	11.9x-32.5x	22.1x
Multiple of implied transaction value to reported book value per share	2.56x	1.33x-5.39x	3.13x
Multiple of implied transaction value to tangible book value per share	2.93x	1.52x-8.22x	4.14x

      Comparable Companies Analysis. Lazard compared trading and operating data of Bank One, JPMorgan Chase and the following publicly traded companies, organized by business focus:

Retail Focus:	Wholesale Focus:	Monoline Card:

Bank of America	Citigroup	MBNA
Wells Fargo	Bank of America	Capital One
Wachovia
U.S. Bancorp
FleetBoston
Fifth Third
BB&T
National City
SunTrust
PNC Financial
KeyCorp

      These companies were selected for comparison purposes through a review of publicly traded financial institutions with similar operating characteristics and size. In general, financial data used was as of September 30, 2003 and market data was as of January 13, 2004. Projected earnings per share and long term growth rates were based on median I/ B/ E/ S estimates as of January 13, 2004.

					Retail		Wholesale		Monoline
	Bank		JPMorgan		Focus		Focus		Card
	One		Chase		Medians		Medians		Medians

Multiple of stock price to(1):
Estimated 2003 GAAP EPS	14.7	x	12.5	x	13.7	x	12.8	x	14.0	x
Estimated 2004 GAAP EPS	13.3		12.4		12.7		12.0		12.4
Reported book value per share	2.23		1.80		2.18		2.52		2.95
Tangible book value per share	2.54		2.30		3.17		3.72		3.75
Current dividend yield	2.24%		3.50%		3.49%		3.45%		0.85%
Long term growth rate	10.0		10.0		10.0		11.0		14.3
Last twelve months profitability(2):
Return on assets	1.21%		0.74%		1.56%		1.40%		3.44%
Return on equity	15.35		13.08		16.38		18.97		23.37
Net interest margin	3.50		2.11		3.80		3.81		8.98
Efficiency ratio	56.8		65.5		55.6		54.1		39.2
Ratio of non-interest income to net revenues	49.4		62.2		43.6		45.7		35.5
Asset quality:
Ratio of non-performing assets to loans and real estate owned	2.2%		1.7%		1.2%		1.9%		—
Ratio of reserves to loans	3.1		2.0		1.7		2.2		5.7
Ratio of reserves to non-performing loans	147.8		128.2		155.0		131.4		—
Capital Adequacy:
Tier 1 ratio	9.8%		8.7%		8.3%		8.9%		15.7%
Leverage ratio	8.2		5.4		7.2		5.9		16.5

(1)	FleetBoston excluded from trading statistics.

(2)	Excludes non-recurring items, including merger and restructuring charges.

      Lazard also reviewed the history of the reported trading prices of Bank One’s common stock and JPMorgan Chase’s common stock and the relationship between the movements in the prices of Bank One’s common stock and JPMorgan Chase’s common stock, respectively, to movements in indices composed of each of the three peer group stocks. The results of the one-year and three-year indexed comparisons are as follows.

	Beginning Index Value	Ending Index Value
	January 13, 2003	January 13, 2004

Bank One	100	119
JPMorgan Chase	100	149
Retail Focus	100	118
Wholesale Focus	100	129
Monoline Card	100	140

	Beginning Index Value	Ending Index Value
	January 13, 2001	January 13, 2004

Bank One	100	125
JPMorgan Chase	100	83
Retail Focus	100	139
Wholesale Focus	100	121
Monoline Card	100	105

      Lazard then estimated reference ranges based on the median of certain trading multiples of the companies listed above (other than the monoline card companies) and used such reference ranges to calculate ranges of implied values per share of Bank One common stock. The results of this analysis are set forth below.

Estimated
	Reference	Implied Value per Share
	Range	of Bank One

P/ E, based on estimated 2003 GAAP EPS (I/ B/ E/ S)	14.0x - 16.0x	$43 - $49
P/ E, based on estimated 2004 GAAP EPS (I/ B/ E/ S)	12.5 - 14.0	42 - 47
Price per share/reported book value per share	2.0 - 3.0	40 - 60

      Dividend Discount Analysis. Lazard performed a dividend discount analysis to generate reference ranges for the implied present value per share of Bank One and JPMorgan Chase common stock assuming that each continued to operate as a stand-alone company. These ranges were calculated using median I/ B/ E/ S EPS estimates for 2004 and were determined in each case by calculating a “present value” of the estimated future dividends of Bank One and JPMorgan Chase, respectively, through 2009, plus a “present value” of the estimated “terminal value” of the common stock of Bank One and JPMorgan Chase, respectively, as of the end of calendar year 2009. “Terminal value” refers to the value of a particular asset at a specified future time. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting such future cash flows or amounts by an interest rate that takes into account risk, the opportunity cost of capital, expected returns and other appropriate factors.

      Lazard first estimated alternative terminal value ranges for Bank One and JPMorgan Chase common stock at the end of 2009 using (i) a long-term EPS growth rate of 10% for both Bank One and JPMorgan Chase and (ii) a range of terminal value multiples of 11.0x to 13.0x in the case of Bank One, and 10.0x to 12.0x in the case of JPMorgan Chase. Lazard assumed a rate of total asset growth of 5% per year for each of Bank One and JPMorgan Chase and a ratio of tangible common equity to tangible assets of 7.0% and 4.5%, respectively.

      The estimated future dividends and terminal values resulting from the calculations described above were discounted to present values using discount rates of 10.0%, 11.0% and 12.0% in the case of Bank One, and 11.0%, 12.0% and 13.0% in the case of JPMorgan Chase. Lazard viewed these ranges as appropriate for companies with Bank One’s and JPMorgan Chase’s respective risk characteristics.

      The results of this analysis are set forth in the following tables:

Bank One				JPMorgan Chase

Discount	Terminal Value Multiple			Discount	Terminal Value Multiple
Rate	11.0x	12.0x	13.0x	Rate	10.0x	11.0x	12.0x

10%	$48.08	$51.21	$54.33	11%	$40.47	$43.30	$46.11
11%	46.25	49.26	52.24	12%	38.93	41.68	44.37
12%	44.51	47.39	50.26	13%	37.44	40.11	42.71

      Lazard also calculated reference ranges of implied per share values for Bank One and JPMorgan Chase common stock assuming (i) a discount rate of 11.0% for Bank One and 12.0% for JPMorgan Chase, (ii) a range of EPS growth rates of 7.0% to 10.0% for each of Bank One and JPMorgan Chase, and (iii) a range of terminal value multiples of 11.0x to 13.0x in the case of Bank One, and 10.0x to 12.0x in the case of JPMorgan Chase. The results of this analysis are set forth in the following tables:

Bank One				JPMorgan Chase

EPS	Terminal Value Multiple			EPS	Terminal Value Multiple
Growth Rate	11.0x	12.0x	13.0x	Growth Rate	10.0x	11.0x	12.0x

7%	$42.31	$45.00	$47.69	7%	$35.53	$38.03	$40.52
8%	43.59	46.38	49.18	8%	36.63	39.23	41.78
9%	44.90	47.80	50.70	9%	37.77	40.45	43.06
10%	46.25	49.26	52.24	10%	38.93	41.68	44.37

      Pro Forma Merger Analysis. In order to evaluate the estimated ongoing impact of the merger, Lazard analyzed the potential pro forma effect of the merger on Bank One’s and JPMorgan Chase’s estimated earnings per share for calendar years 2004 through 2006 and estimated cash earnings per share for calendar years 2004 through 2006, using median I/ B/ E/ S EPS estimates for Bank One and JPMorgan Chase, and applying the following assumptions:

•	June 30, 2004 closing of the merger;

•	2005 and 2006 EPS estimates based on median I/ B/ E/ S EPS long-term growth rates of 10% for Bank One and JPMorgan Chase;

•	total cost synergies of $2.2 billion (16.5% phased-in in 2004, 65.0% in 2005 and 85.0% in 2006);

•	$3.0 billion pre-tax merger-related costs;

•	amortization of core deposit and purchased credit card receivables intangible using the usage method over 10 years; and

•	common stock repurchases of $3.5 billion per year at a price per share of 12.0x forward earnings per share (2% pre-tax cost of funding).

      Based on the 1.320x exchange ratio, this analysis indicated the following accretion/(dilution) to Bank One’s and JPMorgan Chase’s estimated earnings per share:

	2004	2005	2006

Impact to Bank One:
Accretion — GAAP	16.8%	20.1%	25.5%
Accretion — Cash	21.4	26.3	30.8
Impact to JPMorgan Chase:
Accretion/(Dilution) — GAAP	(5.8%)	(3.1%)	1.3%
Accretion/(Dilution) — Cash	(2.4)	1.7	5.3

      Lazard also calculated the accretion in dividends per share to Bank One stockholders based on JPMorgan Chase’s current dividend per share of $1.36 and the 1.320x exchange ratio in the merger as follows:

	Current	Pro Forma	% Change

Bank One	$1.00	$1.795	79.5%
JPMorgan Chase	1.36	—	—

      General. Bank One has agreed to pay Lazard for its investment banking services in connection with the merger a fee of $20 million, a substantial portion of which is contingent, and payable, upon closing of the merger. Bank One also has agreed to reimburse Lazard for its out-of-pocket expenses, including reasonable fees and expenses of legal counsel and any other advisor retained by Lazard, and to indemnify Lazard and its members, employees, agents, affiliates and controlling persons, if any, against liabilities, including liabilities under the federal securities laws, arising out of its engagement. As described in the fairness opinion to the Bank One board of directors, Lazard in the past has provided investment banking and financial advisory services to Bank One and an affiliate of JPMorgan Chase, for which services Lazard has received customary fees. Lazard received no such fees from either Bank One (excluding the fee in connection with the merger as described above) or JPMorgan Chase or their respective affiliates within the last two years.

      Lazard provides a full range of financial advisory and other services and, in the course of its business, may from time to time effect transactions and hold securities, including derivative securities, of Bank One and JPMorgan Chase for its own account and for the account of clients and customers, and, accordingly, may hold a long or short position in such securities, and may provide advisory and other services in the future.

      The full text of the written opinion of Lazard, dated January 14, 2004, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Lazard in connection with the opinion, is attached to this document as Annex E and is incorporated in this document by reference. Holders of Bank One common stock are urged to, and should, read this opinion carefully and in its entirety. Lazard provided its opinion for the information and assistance of the Bank One board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The Lazard opinion is not a recommendation as to how any holder of Bank One common stock should vote with respect to the merger or any other matter. The opinion of Lazard will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger. Lazard has no obligation to update, revise or reaffirm its opinion. Bank One does not currently expect that it will request an updated opinion from Lazard.

Interests of Directors and Executive Officers in the Merger

      Interests of JPMorgan Chase Directors and Executive Officers. In considering the recommendation of the board of directors of JPMorgan Chase to vote for the proposal to adopt the merger agreement, stockholders of JPMorgan Chase should be aware that some members of the JPMorgan Chase board of directors and of JPMorgan Chase’s executive management have agreements or arrangements that provide them with interests in the merger that may differ from those of JPMorgan Chase’s stockholders. The JPMorgan Chase board of directors was aware of these agreements and arrangements during its deliberations on the merits of the merger and in making its decision to recommend to the JPMorgan Chase stockholders that they vote to adopt the merger agreement.

      JPMorgan Chase Management Positions. The merger agreement provides that Mr. Harrison, JPMorgan Chase’s current Chairman and Chief Executive Officer, will remain Chairman and Chief Executive Officer of JPMorgan Chase until the second anniversary of the completion of the merger, at which time (or any earlier time that Mr. Harrison ceases to serve as Chief Executive Officer) Mr. Dimon will succeed him as Chief Executive Officer, and Mr. Harrison will thereafter continue to serve as Chairman. The merger agreement provides for the JPMorgan Chase by-laws to be amended upon consummation of the merger to reflect these arrangements and to provide that a 75% vote of the entire board will be required to alter these arrangements prior to the time that Mr. Dimon succeeds Mr. Harrison. In addition, other members of JPMorgan Chase management will serve in senior management positions at the combined company. For further information, see “— Board of Directors and Management After the Merger” below.

      Harrison Severance Arrangements. JPMorgan Chase maintains a severance policy that provides for severance in case of involuntary termination, except for cause, under which severance paid to named executive officers would be in an amount equal to two times (three times in the case of Mr. Harrison) current base salary, plus two times (three times in the case of Mr. Harrison) such officer’s three-year average annual cash performance bonus. In connection with the merger, the parties have agreed that the policy will be amended, effective upon completion of the merger, so that Mr. Harrison’s severance will be the greater of (a) $22.2 million or (b) the amount described in the preceding sentence if he is terminated involuntarily without cause prior to the second anniversary of the completion of the merger. Under the policy as currently in effect, Mr. Harrison could receive severance payments of approximately $18.7 million if his employment were terminated involuntarily at this time. The amendment to the policy is intended to provide consistency with Mr. Dimon’s employment agreement described below.

      JPMorgan Chase Outside Directors. Under JPMorgan Chase’s deferred compensation and pension liquidation plans for non-employee directors, payments of cash and/or stock compensation that otherwise had been deferred would begin following such time as the director ceases to serve. In accordance with these plans, payments will be made to those directors of JPMorgan Chase who do not become directors of JPMorgan Chase after the merger in accordance with the director’s election under the plans, and may be made in a lump sum or in periodic payments over a specified number of years.

      Interests of Bank One Directors and Executive Officers. In considering the recommendation of the board of directors of Bank One to vote for the proposal to adopt the merger agreement, stockholders of Bank One should be aware that members of the Bank One board of directors and members of Bank One’s management team have agreements or arrangements that provide them with interests in the merger that may differ from those of Bank One stockholders. The Bank One board of directors was aware of these agreements and arrangements during its deliberations on the merits of the merger and in making its decision to recommend to the Bank One stockholders that they vote to adopt the merger agreement.

      Bank One Management Positions. The merger agreement provides that Mr. Dimon, Bank One’s current Chairman and Chief Executive Officer, will become President and Chief Operating Officer of JPMorgan Chase upon the completion of the merger, and on its second anniversary (or at any earlier time that Mr. Harrison ceases to serve as Chief Executive Officer), Mr. Dimon will succeed Mr. Harrison as Chief Executive Officer. In addition, other members of Bank One management will serve in senior management positions at the combined company. For further information, see “— Board of Directors and Management After the Merger” below.

      Dimon Employment Agreement. JPMorgan Chase entered into an employment agreement with Mr. Dimon dated as of January 14, 2004, for a term of employment commencing upon the completion of the merger. If the merger is completed, this employment agreement will supersede the employment agreement Mr. Dimon executed with Bank One in March of 2000 that would have entitled Mr. Dimon to receive while employed by Bank One, an annual base salary of $1 million, a target annual bonus of 250% of base salary and annual equity awards with a value of at least $7 million, and upon a qualifying termination of employment following a change of control, (a) a payment of approximately $20.8 million consisting of (i) a pro-rata bonus (assuming the merger is completed on June 30, 2004) based upon his target bonus for 2004, and (ii) 2.5 times the sum of his base salary and the average annual bonus earned by him in the prior three years; and, in addition, (b) three years of welfare benefits continuation. The merger would constitute a change of control under Mr. Dimon’s employment agreement with Bank One. The term of Mr. Dimon’s new employment agreement with JPMorgan Chase will end on the first annual meeting of the stockholders of JPMorgan Chase that occurs following the second anniversary of the completion of the merger. Mr. Dimon will serve as JPMorgan Chase’s President and Chief Operating Officer from the completion of the merger until the earlier of the second anniversary of the completion of the merger and the date Mr. Harrison ceases to be JPMorgan Chase’s Chief Executive Officer. After that date, and for the remainder of the term of employment, Mr. Dimon will serve as JPMorgan Chase’s President and Chief Executive Officer.

      While serving as President and Chief Operating Officer, Mr. Dimon will receive an annual base salary, annual bonus and equity-based awards no less than ninety percent (90%) of the value of the annual base salary, annual bonus and equity-based awards provided to Mr. Harrison as determined at the discretion of the JPMorgan Chase board (but in no event will Mr. Dimon’s annual base salary be less than $1 million). As JPMorgan Chase’s President and Chief Executive Officer, Mr. Dimon will be entitled to an annual base salary, annual bonus and equity-based awards as determined by JPMorgan Chase’s board of directors, provided that the annual base salary will be no less than his annual base salary as the President and Chief Operating Officer.

      If Mr. Dimon’s employment is terminated by JPMorgan Chase without cause (as defined in the agreement) or Mr. Dimon resigns with good reason (as defined below), Mr. Dimon will be entitled, subject to execution of a release in favor of JPMorgan Chase, to receive:

•	The greater of (i) $20 million and (ii) three times 90% of the sum of Mr. Harrison’s annual base salary and average cash bonus for the three years preceding the date of termination;

•	Accelerated vesting of equity-based awards and five years (or full term, if shorter) to exercise vested options; and

•	Continued medical and dental benefits for three years and eligibility to participate in JPMorgan Chase’s post-termination welfare benefit programs.

      For purposes of the employment agreement, “good reason” means (i) the failure of JPMorgan Chase to appoint Mr. Dimon to the position of Chief Executive Officer upon the earlier of the second anniversary of the completion of the merger or the date Mr. Harrison ceases to be JPMorgan Chase’s Chief Executive Officer, (ii) the assignment to Mr. Dimon of duties inconsistent with, or any diminution of, the position, authority, duties or responsibilities called for by the employment agreement, (iii) the failure to pay Mr. Dimon his compensation under the agreement, (iv) Mr. Dimon’s relocation outside of New York, New York, (v) failure of JPMorgan Chase to require the assumption of the employment agreement by a successor or (vi) the failure to elect or reelect Mr. Dimon to JPMorgan Chase’s board of directors.

      If Mr. Dimon’s employment is terminated due to his death or disability, Mr. Dimon (or his estate) will be entitled to receive a pro-rata bonus for the year of termination, accelerated vesting of equity-based awards and five years (or full term, if shorter) to exercise vested options and continued medical and dental benefits (in the case of disability, until age 65 and, upon his death, to his eligible dependents for three years) and eligibility to participate in JPMorgan Chase’s post-termination welfare benefit programs.

      Under the employment agreement, Mr. Dimon is restricted from revealing confidential information of JPMorgan Chase and, following Mr. Dimon’s termination of employment for any reason, neither JPMorgan Chase nor Mr. Dimon may disparage the other party. In addition, for a period of one year following Mr. Dimon’s termination of employment for any reason, Mr. Dimon may not solicit for employment any employees of JPMorgan Chase. In the event that any payments to Mr. Dimon are subject to an excise tax under Section 4999 of the Internal Revenue Code, Mr. Dimon will be entitled to an additional payment so that he remains in the same after-tax economic position he would have been in had the excise tax not been imposed.

      Bank One Key Executive Compensation and Severance Arrangements with JPMorgan Chase. In consideration for waiving change of control protections under Bank One’s Key Executive Change of Control Plan (the material terms of which are described below), it is currently contemplated that, effective upon completion of the merger (or with respect to two executive officers, seven months following the merger) executive officers of Bank One selected by Bank One and JPMorgan Chase (other than Mr. Dimon) will be provided a restricted stock unit award, guaranteed levels of compensation through calendar year 2005 (provided the executive officer remains employed) and severance protection for three years following the merger. The restricted stock unit awards will generally have a value equal to 1.5 times the sum of the executive officer’s 2003 base salary and 2003 total annual incentive award consisting of cash and restricted stock units. The restricted stock units will vest on the second anniversary of the completion of the merger, but will become immediately vested if the executive officer’s employment is terminated without cause or if the executive officer resigns with good reason. If the executive officer is terminated without cause or resigns with good reason prior to the third anniversary of the completion of the merger, the executive officer, subject to executing a release in favor of JPMorgan Chase, will be entitled to:

•	Two times the sum of the executive officer’s 2005 guaranteed base salary and cash bonus;

•	Accelerated vesting of all equity incentive awards and at least three years (or full term, if shorter) to exercise vested options granted prior to the merger; and

•	All other benefits provided to similarly situated employees under the JPMorgan Chase Executive Severance Policy.

      For purposes of these arrangements, “good reason” means (i) the failure of JPMorgan Chase to provide the executive officer the guaranteed compensation described above or (ii) the relocation of the executive officer’s principal place of employment following the merger.

      If the executive officer’s employment is terminated due to death or disability, the executive officer (or his estate) will be entitled to accelerated vesting of all equity incentive awards and at least three years (or full term, if shorter) to exercise vested options granted prior to the merger. If the executive officer resigns without good reason, the outstanding options granted prior to the merger will become fully vested and the executive officer will be provided with at least three years (or full term, if shorter) to exercise such options. In the event that any payments to an executive officer are subject to an excise tax under Section 4999 of the Internal Revenue Code, the executive officer will be entitled to an additional payment so that he or she remains in the same after-tax economic position he or she would have been in had the excise tax not been imposed, if the net after-tax benefit of the additional payment to the executive officer exceeds $100,000.

      Bank One Key Executive Change of Control Plan. Bank One maintains the Key Executive Change of Control Plan in which each of the Bank One executive officers (other than Mr. Dimon) is eligible to participate. Under the terms of the plan, upon a termination of a participant’s employment by the employer other than for cause or by the executive for “good reason” (as defined in the plan) within two years after a change of control of Bank One or by the executive for any reason during the 60-day period after a change of control of Bank One, the participant would be entitled to a pro-rata annual bonus for the year of termination plus a severance payment of 2.5 times the participant’s base salary and annual bonus. In addition, the executive would be entitled to continued medical and life insurance coverage for 30 months after the date of termination; the value of 30 months of additional accruals under Bank One’s tax-qualified and supplemental defined benefit pension plans; full vesting of all options and restricted stock awards and a minimum of three years to exercise options following termination of employment, subject to the original term of the option; and $50,000 for outplacement. The merger would constitute a change of control under this plan. In the event that any payments to a participant are subject to the excise tax under Section 4999 of the Code, the participant would be entitled to an additional payment such that the participant will be placed in the same after-tax economic position as if no excise tax had been imposed, if the net after-tax benefit of the additional payment to the executive officer exceeds $100,000.

      Bank One Personal Pension Account Plan and Supplemental Plan. Pursuant to the terms of the Bank One Personal Pension Account Plan and the supplemental plan thereto, the accrued benefits of plan participants will vest upon a change of control of Bank One. The merger would constitute a change of control for purposes of vesting under this plan.

      Bank One Employee Stock Options and Restricted Shares. Depending on the terms of the award agreements pursuant to which options and other stock-based awards held by Bank One executive officers were granted, each such option or other stock-based award will become vested as of completion of the merger or upon qualifying terminations of employment or services, as applicable, within a specified period following completion of the merger. Assuming that no restorative options are granted in 2004, the merger is completed on June 30, 2004 and JPMorgan Chase terminates the employment of each executive officer of Bank One immediately following completion of the merger, the number of unvested options and other stock-based awards granted by Bank One that would vest in connection with the merger is approximately 5,789,588 and 869,090, respectively.

      For additional information about options and other stock-based awards held by named Bank One directors and executives, see “Other Matters to be Considered at the Bank One Annual Meeting” beginning on page 146 of this document and for additional information on the effect of the merger on stock options and other stock-based awards, see “— Treatment of Stock Options and Other Equity-Based Awards” below.

      Bank One Outside Directors. Under Bank One’s deferred compensation plan for non-employee directors, payments of cash and/or stock compensation that otherwise had been deferred would begin following such time as the director ceases to serve. In accordance with this plan, payments will be made to those directors of Bank One who do not become directors of JPMorgan Chase after the merger in accordance with the director’s election under the plan, and may be made in a lump sum or in periodic payments over a specified number of years.

      Indemnification and Insurance. The merger agreement provides that, upon completion of the merger, JPMorgan Chase will, to the fullest extent permitted by law, indemnify and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees of Bank One and its subsidiaries to the same extent those persons were entitled to indemnification or advancement of expenses under Bank One’s certificate of incorporation, by-laws and indemnification agreements.

      The merger agreement also provides that JPMorgan Chase will maintain for a period of six years after completion of the merger the current directors’ and officers’ liability insurance policies maintained by Bank One, or policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the completion of the merger, although JPMorgan Chase will not be required to make annual premium payments in excess of 250% of the annual premiums currently paid by Bank One for directors’ and officers’ liability insurance. After the merger, JPMorgan Chase may satisfy this requirement through self-insurance to the extent JPMorgan Chase does so for its officers and directors.

Board of Directors and Management After the Merger

      Board of Directors. The board of directors of JPMorgan Chase after the merger will have sixteen members, consisting of eight directors from JPMorgan Chase, including Mr. Harrison, and eight directors from Bank One, including Mr. Dimon. No directors other than Messrs Harrison and Dimon will be employees of JPMorgan Chase. Until Mr. Dimon succeeds Mr. Harrison as Chief Executive Officer of JPMorgan Chase, (i) the number of directors that comprises the full board of directors will be sixteen, and (ii) all vacancies on the board of directors created by the cessation of service of a director will be filled by a nominee proposed by the Governance Committee of the board of directors, which will be co-chaired by one Bank One director and one JPMorgan Chase director and will be comprised of an equal number of Bank One directors and JPMorgan Chase directors. The arrangements described above will be included in the amendments to the by-laws of JPMorgan Chase to become effective no later than the completion of the merger that are described under “— Amendments to JPMorgan Chase By-laws” below.

      As of the date of this document, neither the board of directors of JPMorgan Chase nor the board of directors of Bank One has made a determination as to which directors (other than Messrs. Harrison and Dimon) will be appointed to the board of directors of JPMorgan Chase after the merger. Biographical information with respect to the nominees for director of Bank One, from whom the designees to the board of directors of JPMorgan Chase after the merger will be selected, is set forth under “Other Matters to be Considered at the Bank One Annual Meeting — Bank One Proposal 2: Election of Directors” beginning on page 146. Biographical information with respect to the current directors of JPMorgan Chase, from whom the JPMorgan Chase designees to the board of directors of JPMorgan Chase after the merger will be selected, is set forth under “Other Matters to be Considered at the JPMorgan Chase Annual Meeting — JPMorgan Chase Proposal 2: Election of Directors” beginning on page 113.

      Other Management. JPMorgan Chase’s senior management team after the merger will include an Office of the Chairman, comprised of Messrs. Harrison and Dimon; Donald H. Layton, Vice Chairman (Finance, Risk & Technology); and David A. Coulter, Vice Chairman (Investment Banking and Investment Management & Private Banking).

      Other senior executives who will serve on the combined company’s Executive Committee after the merger, and their areas of responsibility, include: Austin Adams, Technology; Linda Bammann, Risk — Deputy; Steven D. Black, Equities; James S. Boshart III, Middle Market and Investment Bank Integration; William Campbell, Card Chairman; David E. Donovan, Retail Branches; Dina Dublon, Finance; Ina R. Drew, Treasury; John J. Farrell, Human Resources; Walter A. Gubert, Europe, Middle East and Africa; Joan Guggenheimer, Legal; James B. Lee, Jr., Investment Banking; Jay Mandelbaum, Strategy; William H. McDavid, Legal; Heidi Miller, Treasury and Securities Services; Stephen J. Rotella, Mortgage; Charles W. Scharf, Retail Banking and Lending; Richard J. Srednicki, Card CEO; James E. Staley, Investment Management & Private Bank; Jeffrey C. Walker, Private Equity; Don M. Wilson III, Risk; and William T. Winters, Credit & Rates.

Material United States Federal Income Tax Consequences of the Merger

      General. The following discussion (including the opinions set forth herein) sets forth the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Bank One common stock. This discussion does not address the tax consequences to JPMorgan Chase shareholders because they are not exchanging stock in the merger. This discussion also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

      For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

•	a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

      If a partnership holds Bank One common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding Bank One common stock, you should consult your tax advisors.

      This discussion only addresses Bank One stockholders that hold their shares of Bank One common stock as a capital asset within the meaning of section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a Bank One stockholder in light of such holder’s particular circumstances or that may be applicable if a holder is subject to special treatment under the United States federal income tax laws, including if a holder is:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in securities or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a Bank One stockholder subject to the alternative minimum tax provisions of the Code;

•	a Bank One stockholder who received your Bank One common stock through the exercise of employee stock options or through a tax-qualified retirement plan;

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of options granted under any Bank One benefit plan; or

•	a Bank One stockholder who holds Bank One common stock as part of a hedge, straddle or a constructive sale or conversion transaction.

      The Merger. JPMorgan Chase and Bank One have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. As described below, it is a condition to each party’s respective obligations to complete the merger that JPMorgan Chase and Bank One each receive a legal opinion that the merger will so qualify. In addition, based on representations contained in representation letters provided by JPMorgan Chase and Bank One and on customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, and subject to the qualifications and limitations set forth under “— General”, it is the opinion of Simpson Thacher & Bartlett LLP, counsel to JPMorgan Chase, and Wachtell, Lipton, Rosen & Katz, counsel to Bank One, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that the material United States federal income tax consequences of the merger are as follows:

•	no gain or loss will be recognized by Bank One or JPMorgan Chase as a result of the merger;

•	a Bank One stockholder will not recognize gain or loss on the exchange of Bank One common stock solely for JPMorgan Chase common stock, except with respect to any cash received instead of a fractional share of JPMorgan Chase;

•	a Bank One stockholder’s aggregate tax basis in the JPMorgan Chase common stock received in the merger (including any fractional share interest deemed to be received and exchanged for cash) will equal the holder’s aggregate tax basis in the Bank One common stock surrendered; and

•	a Bank One stockholder’s holding period for the JPMorgan Chase common stock received in the merger (including any fractional share interest deemed to be received and exchanged for cash) will include the holder’s holding period for the shares of Bank One common stock surrendered.

If a Bank One stockholder acquired different blocks of Bank One common stock at different times and at different prices, such holder’s tax basis and holding period in its JPMorgan Chase common stock may be determined with reference to each block of Bank One common stock.

      Cash Instead of Fractional Shares. A Bank One stockholder will generally recognize capital gain or loss on any cash received instead of a fractional share of JPMorgan Chase common stock equal to the difference between the amount of cash received and the tax basis allocated to such fractional share. Any capital gain or loss will constitute long-term capital gain or loss if the Bank One stockholder’s holding period in Bank One common stock surrendered in the merger is greater than one year as of the date of the merger.

      Closing Condition Tax Opinions. It is a condition to the closing of the merger that JPMorgan Chase and Bank One will receive opinions from Simpson Thacher & Bartlett LLP and Wachtell, Lipton, Rosen & Katz, respectively, dated as of the effective date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of section 368(a) of the Code. These opinions will be based on updated representation letters provided by JPMorgan Chase and Bank One to be delivered at the time of closing, and on customary factual assumptions. Although the merger agreement allows us to waive this condition to closing, we currently do not anticipate doing so. If either of us does waive this condition and the tax consequences of the merger are materially different from those described in this document, we will inform you of this decision and ask you to vote on the merger taking this into consideration.

      Neither of these tax opinions will be binding on the Internal Revenue Service. JPMorgan Chase and Bank One have not and do not intend to seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

      Backup Withholding. If you are a non-corporate holder of Bank One common stock you may be subject to information reporting and backup withholding on any cash payments received instead of a fractional share interest in JPMorgan Chase common stock. You will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the completion of the merger; or

•	are otherwise exempt from backup withholding.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

      Reporting Requirements. If a Bank One stockholder receives JPMorgan Chase common stock as a result of the merger, such holder will be required to retain records pertaining to the merger and will be required to file with such holder’s United States federal income tax return for the year in which the merger takes place a statement setting forth facts relating to the merger.

      This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

Accounting Treatment

      The merger will be accounted for as a “purchase,” as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, the assets and liabilities of Bank One as of the effective time of the merger will be recorded at their respective fair values and added to those of JPMorgan Chase. Any excess of the purchase price over the net fair value of Bank One’s assets and liabilities is recorded as goodwill. Financial statements of JPMorgan Chase issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical financial position or results of operations of Bank One. See “Unaudited Pro Forma Combined Financial Information” beginning on page 91.

Regulatory Approvals

      To complete the merger, we need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank, antitrust, insurance and other regulatory authorities as well as regulatory authorities in various foreign jurisdictions. These approvals and filings are described below.

      Federal Reserve Board Approval. On February 9, 2004, we filed the required application with the Board of Governors of the Federal Reserve System requesting approval of the merger. Copies of the application were provided to the U.S. Department of Justice and the appropriate state regulatory agencies. The application describes the terms of the merger and the parties involved and provides other financial and managerial information. In evaluating the application, the Federal Reserve Board will consider the financial and managerial resources and prospects of the existing and combined institutions and the convenience and needs of the communities to be served by our insured depository institution subsidiaries, as well as our effectiveness in combatting money-laundering activities. Among other things, the Federal Reserve Board will also evaluate the capital adequacy of JPMorgan Chase after the merger.

      The Federal Reserve Board must deny an application if it determines that the transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize a given business activity in any part of the United States. The Federal Reserve Board must also deny an application if it determines that the transaction would substantially lessen competition or would tend to create a monopoly in any section of the country, or would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed by the probable effects of the transaction in providing benefits to the public.

      Under the Community Reinvestment Act, or CRA, the Federal Reserve Board must take into account the record of performance of each of us in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by our depository institution subsidiaries. As part of the review process in merger transactions, the Federal Reserve Board frequently receives protests from community groups and others. All of our insured depository institution subsidiaries required to have ratings under the CRA have received either an outstanding or satisfactory CRA rating in their most recent CRA examinations by their respective federal regulators. Applicable federal law provides for the publication of notice and public comment on the application filed by us with the Federal Reserve Board. Under current law, the merger may not be completed until the Federal Reserve Board has approved the merger and a period of 30 days, which may be reduced to 15 days by the Federal Reserve Board with the concurrence of the Attorney General of the United States, following the date of approval by the Federal Reserve Board, has expired.

      Our rights to acquire stock under the stock option agreements entered into in connection with the merger agreement are also subject to the prior approval of the Federal Reserve Board to the extent the exercise would result in either of us owning more than 5% of the outstanding shares of common stock of the other. In considering whether to approve the exercise of an option, the Federal Reserve Board will generally apply the same statutory criteria as it would apply to its consideration of approval of the merger.

      U.S. Antitrust Clearance. JPMorgan Chase’s acquisition of Bank One’s U.S. nonbanking business will be reviewed by the Antitrust Division of the United States Department of Justice, which we refer to as the Antitrust Division, or the United States Federal Trade Commission, which we refer to as the FTC, to determine whether it complies with applicable antitrust law. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and its related rules, the merger cannot be completed until both JPMorgan Chase and Bank One file notification of the proposed transaction with the Antitrust Division and the FTC and the specified waiting periods have expired or been terminated. On February 6, 2004, JPMorgan Chase and Bank One filed their pre-merger notification and report forms pursuant to the Hart-Scott-Rodino Act and the waiting period expired on March 8, 2004 at 11:59 p.m.

      At any time before the merger is completed, the Antitrust Division or the FTC could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of JPMorgan Chase or Bank One or their subsidiaries. Private parties also may seek to take legal action under the antitrust laws under some circumstances. Based upon an examination of information available relating to the businesses in which the companies are engaged, JPMorgan Chase and Bank One believe that the completion of the merger will not violate U.S. antitrust laws. However, we can give no assurance that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, that we will prevail.

      In addition, the merger may be reviewed by the state attorneys general in the various states in which JPMorgan Chase and Bank One operate. While we believe there are substantial arguments to the contrary, these authorities may claim that there is authority under the applicable state and federal antitrust laws and regulations, to investigate and/or disapprove the merger under the circumstances and based upon the review set forth in the particular state laws and regulations. There can be no assurance that one or more state attorneys general will not attempt to file an antitrust action to challenge the merger.

      Competition Approvals Abroad. The merger may require that we comply with notification requirements in a number of countries outside the United States. We are currently in the process of reviewing whether any such notifications will be required or advisable, and intend to make the appropriate regulatory filings if we determine that these filings are required or advisable. Based upon an examination to date of information available relating to the businesses in which the companies are engaged, we believe that the completion of the merger will not violate the laws of any other country. However, we can give no assurance that all required approvals will be obtained.

      The local procedural rules in these countries differ from country to country as do the legal tests against which mergers are reviewed to determine if the local competition authority can issue a decision clearing the transaction. Local authorities may have the power to block mergers which breach the substantive test set out in the local jurisdiction, and in some countries, JPMorgan Chase and Bank One may need to obtain approval of the merger prior to closing.

      In most cases, the applicable filings generally require the disclosure of financial and transaction information, which is then reviewed by the competition authority. In most reviews, the competition authority will contact other industry participants, such as customers, suppliers and competitors of the merging parties, to confirm that the information provided is correct and to canvass their opinions on the transaction.

      In reaching its decision, each competition authority will usually consider if the merger results in a market concentration which is likely to breach the test for acceptable mergers in its jurisdiction. In the majority of countries this test usually relates either to the creation of a dominant position or market power sufficient to operate against the proper functioning of the market.

      Other Approvals. In addition, the merger will require the approval of, or notification to, various state banking and other regulatory authorities, as well as various regulatory authorities in foreign jurisdictions where JPMorgan Chase or Bank One are engaged in business. The change in control of Bank One’s subsidiaries that act as insurance underwriters or agencies is subject to the receipt of necessary approvals from, or notice to, various U.S. state insurance regulatory authorities. Ownership changes regarding registered broker-dealers controlled by Bank One are subject to review by the various regulatory and self-regulatory organizations, including the Securities and Exchange Commission and the National Association of Securities Dealers. JPMorgan Chase and Bank One are in the process of filing the required notices and applications in these various jurisdictions or with these various organizations.

      The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by Bank One stockholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

      While we believe that we will receive the requisite regulatory approvals for the merger, there can be no assurances regarding the timing of the approvals, our ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. There can likewise be no assurance that U.S. or foreign regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result thereof. Our obligation to complete the merger is conditioned upon the receipt of all necessary consents, approvals and actions of governmental authorities (without imposition of any condition or restriction that would reasonably be expected to have a material adverse effect on the combined company) and the filing of all other notices with such authorities, which would reasonably be expected to have a material adverse effect on JPMorgan Chase after the merger if they were not received or filed. See “— The Merger Agreement — Conditions to Completion of the Merger” above.

Exchange of Bank One Stock Certificates

      Promptly after the merger is completed, if you are a Bank One stockholder, the combined company’s exchange agent will mail to you a letter of transmittal and instructions for use in surrendering your Bank One stock certificates in exchange for stock of JPMorgan Chase (and cash in lieu of any fractional shares of JPMorgan Chase common stock). When you deliver your Bank One stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your stock certificates will be canceled.

      Bank One common stockholders will receive statements indicating book-entry ownership of JPMorgan Chase stock and may request stock certificates representing the number of full shares of JPMorgan Chase stock to which they are entitled under the merger agreement. Bank One common stockholders will receive a cash payment, without interest, instead of any fractional shares of JPMorgan Chase common stock that would have been otherwise issuable to them as a result of the merger. In accordance with the merger agreement, the amount of cash payable to a Bank One stockholder will be determined by multiplying the fractional number of shares that that stockholder would otherwise receive times the closing price per share of JPMorgan Chase common stock as reported by the New York Stock Exchange on the last trading day immediately preceding the completion of the merger.

      PLEASE DO NOT SUBMIT YOUR BANK ONE STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

      If you own Bank One common stock in book entry form or through a broker, bank or other holder of record, you will not need to obtain stock certificates to submit for exchange to the exchange agent.

      If you hold Bank One stock certificates, you are not entitled to receive any dividends or other distributions on JPMorgan Chase stock until the merger is completed and you have surrendered your Bank One stock certificates in exchange for JPMorgan Chase stock. If there is any dividend or other distribution on JPMorgan Chase stock with a record date occurring after the time that the merger is completed and a payment date prior to the date you surrender your Bank One stock certificates in exchange for JPMorgan Chase stock, you will receive the dividend or distribution, without interest, with respect to the whole shares of JPMorgan Chase stock issued to you promptly after you surrender your Bank One stock certificates and the JPMorgan Chase shares are issued in exchange. If there is any dividend or other distribution on JPMorgan Chase stock with a record date after the date on which the merger is completed and a payment date after the date you surrender your Bank One stock certificates in exchange for JPMorgan Chase stock, you will receive the dividend or distribution, without interest, with respect to the whole shares of JPMorgan Chase stock issued to you promptly on that payment date.

      If your Bank One stock certificate has been lost, stolen or destroyed, you may receive shares of JPMorgan Chase common stock upon the making of an affidavit of that fact. JPMorgan Chase may require you to post a bond in a reasonable amount as an indemnity against any claim that may be made against JPMorgan Chase with respect to the lost, stolen or destroyed Bank One stock certificate.

      JPMorgan Chase will only issue stock (or cash instead of a fractional share) in a name other than the name in which a surrendered Bank One stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

      There is no need for JPMorgan Chase stockholders to submit their JPMorgan Chase stock certificates to JPMorgan Chase, Bank One, the exchange agent or to any other person in connection with the merger or otherwise take any action as a result of the completion of the merger.

Treatment of Stock Options and Other Equity-Based Awards

      When the merger is completed, JPMorgan Chase will assume each outstanding Bank One employee stock option, and each option will be deemed to constitute an option to acquire the same number of shares of JPMorgan Chase common stock that the holder of the option would have been entitled to receive if the holder had exercised the option in full immediately prior to the effective time of the merger, rounded, if necessary, to the nearest whole share. The exercise price per share for the assumed options will be the exercise price per share under the Bank One stock options divided by the exchange ratio. Holders of outstanding Bank One stock appreciation rights will be entitled to a number of JPMorgan Chase stock appreciation rights determined in the same manner. Holders of outstanding Bank One restricted stock units will be entitled to a number of JPMorgan Chase restricted stock units determined by multiplying the number of Bank One restricted stock units by the exchange ratio. Holders of other outstanding Bank One equity-based awards will be entitled to equivalent JPMorgan Chase equity-based awards determined in the same manner as the restricted stock units. The other terms of all Bank One options, stock appreciation rights, restricted stock or restricted stock units and other equity-based awards referred to above will continue to apply.

      For financial accounting purposes, the fair value of all Bank One employee stock options will require revaluation at the closing of the merger. The fair value of the vested portion of the replacement awards will be included in the calculation of the purchase price for Bank One. The fair value of unvested replacement awards will be recognized as a compensation expense over their respective remaining vesting periods after the closing date of the merger.

      JPMorgan Chase will file a registration statement covering the issuance of the shares of JPMorgan Chase common stock subject to each Bank One equity award and will maintain the effectiveness of that registration statement for as long as any of the equity awards remain outstanding.

Restrictions on Sales of Shares by Affiliates of Bank One

      The shares of JPMorgan Chase common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares issued to any person who is deemed to be an “affiliate” of Bank One at the time of its annual meeting. Bank One expects that each of those affiliates will agree with JPMorgan Chase that the affiliate will not transfer any shares of stock received in the merger except in compliance with the Securities Act. This document does not cover resales of JPMorgan Chase common stock by affiliates of Bank One or JPMorgan Chase.

Stock Exchange Listings

      JPMorgan Chase will use all reasonable efforts to cause the following shares of JPMorgan Chase to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, before the completion of the merger:

•	JPMorgan Chase common stock to be issued in the merger; and

•	JPMorgan Chase common stock reserved for issuance upon exercise of Bank One stock options, restricted stock units or other equity-based awards.

In addition, JPMorgan Chase plans to apply to the London and Tokyo stock exchanges to list the JPMorgan Chase common stock to be issued in the merger and reserved for the Bank One stock options.

Appraisal Rights

      The following summary of the provisions of Section 262 of the Delaware General Corporation Law is not intended to be a complete statement of the provisions of that section and is qualified in its entirety by reference to the full text of Section 262 of the Delaware General Corporation Law, a copy of which is attached to this document as Annex F and is incorporated into this summary by reference.

      Under Delaware law, the common stockholders of JPMorgan Chase and Bank One are not entitled to appraisal rights in connection with the merger. However, holders of JPMorgan Chase’s 6.63% Cumulative Preferred Stock, Series H, and Fixed/ Adjustable Noncumulative Preferred Stock are entitled to appraisal rights under Delaware law. Those series of preferred stock are referred to below as the “appraisal stock.” A holder of depositary receipts evidencing depositary shares representing interests in shares of JPMorgan Chase’s 6.63% Cumulative Preferred Stock, Series H held by the depositary must withdraw the shares of JPMorgan Chase’s 6.63% Cumulative Preferred Stock, Series H underlying such receipts in order to become a record holder of such shares and comply with the procedures for demanding appraisal described below in order to perfect appraisal rights with respect to the holder’s shares of JPMorgan Chase’s 6.63% Cumulative Preferred Stock, Series H.

      If the merger is completed, each holder of appraisal stock who (1) files written notice with JPMorgan Chase of an intention to exercise rights of appraisal of his, her or its shares prior to the applicable meeting and (2) follows the procedures set forth in Section 262, will be entitled to be paid by JPMorgan Chase after the merger the fair value in cash of the shares of appraisal stock. The fair value of appraisal stock will be determined by the Delaware Court of Chancery, exclusive of any element of value arising from the merger. The shares of appraisal stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this document as the “dissenting shares.”

      Within ten days after the effective date of the merger, JPMorgan Chase must mail a notice to all stockholders who have complied with clause (1) above notifying those stockholders of the effective date of the merger. Within 120 days after the effective date of the merger, holders of appraisal stock may file a petition in the Delaware Court of Chancery for the appraisal of their shares, although they may, within 60 days of the effective date, withdraw their demand for appraisal. Within 120 days of the effective date of the merger, the holders of dissenting shares may also, upon written request, receive from JPMorgan Chase a statement setting forth the aggregate number of shares with respect to which demands for appraisal have been received.

      Appraisal rights are available only to the record holder of shares. If you wish to exercise appraisal rights but have a beneficial interest in shares held of record by or in the name of another person, such as a broker, bank or nominee, you should act promptly to cause the record holder to follow the procedures set forth in Section 262 to perfect your appraisal rights.

      A demand for appraisal should be signed by or on behalf of the stockholder exactly as the stockholder’s name appears on the stockholder’s stock certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; however, in the demand the agent must identify the record holder or holders and expressly disclose that the agent is executing the demand as an agent for the record holder or holders. A record holder such as a broker or nominee who holds shares as nominee for several beneficial owners may exercise appraisal rights for the shares held for one or more beneficial owners and not exercise rights for the shares held for other beneficial owners. In this case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presumed to cover all shares of a particular beneficial owner that are held of record by the broker or nominee.

      Dissenting shares lose their status as dissenting shares if:

•	the merger is abandoned;

•	the dissenting stockholder fails to make a timely written demand for appraisal;

•	neither JPMorgan Chase nor the stockholder files a complaint or intervenes in a pending action within 120 days after the effective date of the merger; or

•	the stockholder delivers to JPMorgan Chase, within 60 days of the effective date of the merger, or thereafter with JPMorgan Chase’s approval, a written withdrawal of the stockholder’s demand for appraisal of the dissenting shares, although no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the court.

      FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE

LOSS OF APPRAISAL RIGHTS, IN WHICH EVENT A STOCKHOLDER WILL BE ENTITLED TO RETAIN THE SHARES FOLLOWING THE EFFECTIVE TIME OF THE MERGER. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW, STOCKHOLDERS WHO ARE CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT THEIR OWN LEGAL ADVISORS.

Delisting and Deregistration of Bank One Stock After the Merger

      When the merger is completed, the Bank One common stock currently listed on the New York Stock Exchange and the Chicago Stock Exchange will be delisted from those exchanges and deregistered under the Securities Exchange Act of 1934.

      The Bank One employee stock purchase plan will continue until June 30, 2004 (which is the termination of the current offering period). No further offering periods will begin thereafter. The optional cash purchase (but not the dividend reinvestment) feature of the Bank One dividend reinvestment and stock purchase plan will be terminated within 30 days of a written request by JPMorgan Chase unless all such optional cash purchases are satisfied through open market purchases of Bank One common stock and not through new issuances.

The Merger Agreement

      This section of the document describes the material terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this document. We urge you to read the full text of the merger agreement.

      Completion of the Merger. The merger will be completed when we file a certificate of merger with the Delaware Secretary of State. However, we may agree to a later time for completion of the merger and specify that time in the certificate of merger. We will file the certificate of merger as soon as practicable after the satisfaction or waiver of the closing conditions in the merger agreement, which are described below.

      We expect to complete the merger by mid-2004 if we have received the stockholder and regulatory approvals required to do so.

      Possible Alternative Merger Structure. The merger agreement provides that we may agree to change the structure of the merger. No such change will alter the kind or amount of consideration to be issued to Bank One’s stockholders, or the treatment of Bank One options, units, restricted shares or other equity-based awards; adversely affect the tax consequences to them in the merger; materially delay any required regulatory approval; or otherwise cause any closing condition not to be capable of being fulfilled (unless waived by the party entitled to its benefits).

      Conditions to Completion of the Merger.

      Conditions to Both Parties’ Obligations. We may not complete the merger unless each of the following conditions is satisfied or waived:

•	the merger agreement has been adopted by the affirmative vote of:

•	the holders of a majority of the outstanding shares of Bank One common stock; and

•	the holders of a majority of the outstanding shares of JPMorgan Chase common stock;

•	the shares of JPMorgan Chase common stock to be issued in the merger or reserved for issuance upon exercise of Bank One stock options have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance;

•	all regulatory approvals necessary for the completion of the merger have been obtained, other than approvals the failure of which to obtain would not reasonably be expected to have a material adverse effect on completion of the merger or on JPMorgan Chase after the merger, and none of those approvals contains a condition or restriction that would reasonably be expected to have a material adverse effect after the merger on the present or prospective financial condition, business or operating results of JPMorgan Chase after the merger;

•	the registration statement of which this document is a part has been declared effective by the Securities and Exchange Commission and is not subject to any stop order or proceedings seeking a stop order; and

•	no restraining order or injunction prohibiting completion of the merger is in effect and completion of the merger is not illegal under any applicable law.

      Conditions to Each Party’s Obligations. Each party’s obligation to complete the merger is also subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the other party must be true and correct as of the date of the merger agreement and, except for representations and warranties that speak as of an earlier date, must also be true and correct as of the closing date of the merger, subject to any exceptions that do not have, and would not reasonably be expected to have, a material adverse effect on the other party or JPMorgan Chase after the merger;

•	the other party must have performed in all material respects all obligations that it is required by the merger agreement to perform on or prior to the closing date; and

•	each party has received an opinion from its tax counsel that the merger will be treated as a tax-free reorganization for U.S. federal income tax purposes.

      In addition, Bank One is not obligated to consummate the merger if the following condition is not satisfied or waived by it.

•	JPMorgan Chase’s bylaws must have been amended in the manner described under “— Amendments to JPMorgan Chase By-laws” below to provide for the composition of the board of directors, the succession of Mr. Dimon as Chief Executive Officer of JPMorgan Chase two years after the merger and other related governance matters.

      For purposes of the merger agreement, the term “material adverse effect” means, with respect to either of us, a material adverse effect on the financial condition, properties, assets, liabilities, businesses or results of operations of that company and its subsidiaries taken as a whole or on its ability to perform its obligations under the merger agreement or the stock option agreements on a timely basis. However, any change or event caused by or resulting from the following will not be deemed to have a material adverse effect:

•	changes in prevailing interest rates, currency exchange rates or other economic or monetary conditions in the United States or elsewhere;

•	changes in United States or foreign securities markets, including changes in price levels or trading volumes;

•	changes or events affecting the financial services industry generally and not specifically relating to either of us or our respective subsidiaries, as the case may be;

•	changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally;

•	changes in laws, rules or regulations of general applicability or interpretations of those laws, rules or regulations by any governmental entity;

•	actions or omissions of either party taken with the prior written consent of the other party or required pursuant to the merger agreement;

•	the execution and delivery of the merger agreement or the completion of the transactions contemplated by the merger agreement or the announcement of those transactions; or

•	any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens, wherever located.

In addition, the merger agreement specifically provides that a change in the trading prices of either of our capital stocks, by itself, will not be considered material or constitute a material adverse effect.

      Reasonable Best Efforts to Obtain Required Stockholder Vote. Each party has agreed to take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable for the purpose of obtaining the required stockholder vote to approve the transactions contemplated by the merger agreement. In addition, each party has agreed that its board of directors will use its reasonable best efforts to obtain from its stockholders the required stockholder vote in favor of adoption of the merger agreement. Nothing in the merger agreement is intended to relieve the parties of their respective obligation to submit the merger agreement to their stockholders for a vote on its adoption.

      No Solicitations of Alternative Transactions. The merger agreement contains detailed provisions prohibiting each of us from seeking an alternative transaction to the merger. Under these “no solicitation” provisions, we have agreed that neither of us may:

•	initiate, solicit, encourage or knowingly facilitate any inquires or the making of an acquisition proposal, as described below;

•	have any discussions with, or provide any confidential information or data to, any person relating to an acquisition proposal, or engage in any negotiations concerning an acquisition proposal, or knowingly facilitate any effort or attempt to make or implement an acquisition proposal;

•	approve or recommend, or propose publicly to approve or recommend, any acquisition proposal; or

•	approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any acquisition proposal or propose or agree to do any of the foregoing.

      For purposes of the merger agreement, the term “acquisition proposal” means, with respect to either of us, any proposal or offer with respect to, or a transaction to effect:

•	a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving either of us or any of our respective significant subsidiaries, other than acquisitions permitted by the terms of the merger agreement;

•	any purchase or sale of 20% or more of the consolidated assets of either of us and our respective subsidiaries, including stock of our subsidiaries, taken as a whole; or

•	any purchase or sale of, or tender or exchange offer for, the voting securities of either of us that, if completed, would result in any person beneficially owning securities representing 20% or more of the total voting power of either of us or of the total voting power of the surviving parent entity in the transaction, or any of our significant subsidiaries.

      The merger agreement permits us to comply with Rule 14d-9 and Rule 14e-2 under the Securities Exchange Act with regard to an acquisition proposal that either of us may receive. In addition, if either of us receives an unsolicited bona fide written acquisition proposal, the party receiving that proposal may engage in discussions with or provide nonpublic information to the person making that acquisition proposal only if:

•	the board of directors of the party receiving the acquisition proposal receives the acquisition proposal prior to that party’s stockholders meeting;

•	the board of directors of the party receiving the acquisition proposal concludes in good faith that the acquisition proposal constitutes or would be reasonably likely to result in a superior proposal, as described below;

•	the board of directors of the party receiving the acquisition proposal, after consultation with outside counsel, determines in good faith that the failure to engage in those discussions or provide that confidential information would likely be inconsistent with the board’s fiduciary duties under applicable law;

•	the party receiving the acquisition proposal enters into a confidentiality agreement with the person making the inquiry or proposal having terms that are no less favorable to the party providing the information than those in the confidentiality agreement between JPMorgan Chase and Bank One; and

•	the party receiving the acquisition proposal notifies the other party to the merger agreement promptly, and in any event within 24 hours of that party’s receipt of any acquisition proposal or any request for nonpublic information relating to that party by any third party considering making, or that has made, an acquisition proposal, of the identity of such third party, the material terms and conditions of any inquiries, proposals or offers, and updates on the status of the terms of any such proposals, offers, discussions or negotiations on a current basis.

      For purposes of the merger agreement, “superior proposal” means a bona fide written acquisition proposal made to a party to the merger agreement to acquire a majority of the assets or voting power of that party, which the board of directors of that party concludes in good faith, after consultation with its financial and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal:

•	is more favorable to the stockholders of that party from a financial point of view than the merger; and

•	is fully financed or reasonably capable of being financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

      Each of us has agreed in the merger agreement that:

•	we will immediately terminate any activities, discussions or negotiations existing as of the date of the merger agreement with any parties conducted before that date with respect to any acquisition proposal;

•	we will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement relating to a possible acquisition proposal; and

•	we will use reasonable best efforts to inform our respective directors, officers and key employees of the foregoing restrictions in the merger agreement.

      Nothing contained in the “no solicitation” provisions of the merger agreement will permit either of us to terminate the merger agreement or affect any of our other obligations under the merger agreement, including our obligations to call and hold meetings of our respective stockholders to vote on the merger agreement.

      Termination. We may terminate the merger agreement at any time prior to the completion of the merger, whether before or after the stockholder approvals have been obtained, by mutual consent.

      In addition, either of us may terminate the merger agreement by written notice to the other party:

•	if any governmental entity of competent jurisdiction:

•	that must grant a material regulatory approval has denied approval of the merger and the denial has become final and nonappealable; or

•	issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the merger, and the order, decree, ruling or other action has become final and nonappealable;

•	except that this right to terminate will not be available to a party whose failure to comply with the merger agreement has been the cause of, or resulted in, that action;

•	if the merger is not completed on or before January 14, 2005, except that this right to terminate will not be available to a party whose failure to comply with any provision of the merger agreement has been the cause of, or resulted in, the failure of the merger to be completed by that date;

•	the other party’s board of directors adversely changes its recommendation that its stockholders vote in favor of the merger, takes any other action inconsistent with that recommendation, or the other party breaches its obligation to hold its stockholders’ meeting to vote on adoption of the merger agreement;

•	the other party is in material breach of its representations, warranties, covenants or agreements set forth in the merger agreement, the breach would prevent satisfaction by the other party of the relevant closing condition and such breach if curable, is not cured within 60 days; or

•	if the stockholders of either party do not approve the merger at their respective stockholders’ meeting.

      Termination Fees. The merger agreement provides that each of us may be required to pay a termination fee to the other of up to $2.30 billion in the following circumstances:

•	If a party terminates the merger agreement due to (1) the failure of the other party’s board to recommend the merger, the withdrawal or adverse change in the other party’s board of director’s recommendation of the merger to the other party’s stockholders, or the taking of any other action inconsistent with that recommendation, or (2) the material breach by the other party of its obligation under the merger agreement to call a meeting of, and use its reasonable best efforts to obtain the approval of, that other party’s stockholders, the other party must pay the full termination fee on the business day following the termination.

•	If (1) the merger agreement is terminated by either party because the required stockholder vote of a party was not obtained at that party’s stockholders’ meeting, and (2) a competing acquisition proposal for that party was publicly announced before its stockholders’ meeting, then the party whose stockholders failed to approve the merger agreement will owe the other party one-third of the termination fee. If, within 18 months after this termination of the merger agreement, the party whose stockholders failed to approve the merger agreement enters into an agreement for, or completes, an acquisition proposal, the remaining two-thirds of the termination fee will become payable to the other party.

•	If (1) the merger agreement is terminated by either party because the merger has not been consummated by January 14, 2005 or by one party because of a material breach by the other party that causes a condition to the merger to not be satisfied, (2) a competing acquisition proposal for a party was made before the merger agreement was terminated, and (3) after the announcement of the competing acquisition proposal, the party for which the competing acquisition proposal was made intentionally breached any of its representations, warranties, covenants or agreements and the breach materially contributed to the failure of the merger to become effective, then the party that committed the breach will owe the other party one-third of the termination fee. If within 18 months after this termination of the merger agreement the breaching party enters into an agreement for, or completes, an acquisition proposal, the remaining two-thirds of the termination fee will become payable to the other party.

      The termination and termination fee provisions described above, the provisions described under “— No Solicitations of Alternative Transactions” above, and the terms of the stock option agreements described under “— Stock Option Agreements” below, could discourage other companies from seeking to acquire or merge with either JPMorgan Chase or Bank One.

      Conduct of Business Pending the Merger. Under the merger agreement, each of us has agreed that, during the period before completion of the merger, except as expressly contemplated or permitted by the merger agreement and the stock option agreements described under “— Stock Option Agreements” below, or to the extent that the other party consents in writing, we will carry on our respective businesses in the usual, regular and ordinary course consistent with past practice, and will use all reasonable efforts to preserve intact our present business organizations, maintain our rights and authorizations and preserve our relationships with customers, suppliers and others so that our goodwill and ongoing businesses are not impaired in any material respect. Each of us has agreed not to, and not to permit our subsidiaries to, enter into any new material line of business or to change our or our subsidiaries’ lending, investment, underwriting, risk and asset-liability management or other material banking or operating policies in any respect that is material to it, except as required by law or policies of a governmental entity. Each of us has also agreed that we will not, and will not permit any of our subsidiaries to, incur or commit to any capital expenditures or any obligations or liabilities in connection with capital expenditures, other than in the ordinary course of business consistent with past practice. Each of us has further agreed not to, and not to permit our subsidiaries to, enter into, terminate or change any material leases, contracts or agreements except in the ordinary course of business consistent with past practice.

      In addition to the above agreements regarding the conduct of business generally, each of us has agreed to various specific restrictions relating to the conduct of our businesses, including the following (in each case subject to exceptions specified in the merger agreement):

•	the declaration or payment of dividends and changes in capital stock, other than regular cash dividends, except that Bank One may increase its regular quarterly cash dividend for any quarter prior to the effective date of the merger to an amount not in excess of $0.44875 per share (or to pay the equivalent of the aggregate amount of such incremental increase in any one or more payments);

•	the repurchase or redemption of capital stock;

•	the issuance or sale of capital stock, voting debt or other equity interests;

•	the amendment of our respective certificates of incorporation or by-laws;

•	the acquisition of assets or other entities;

•	the disposition of assets;

•	the incurrence or the guarantee of long-term debt;

•	the taking of actions that would result, or might reasonably be expected to result, in a breach of any representations and warranties in the merger agreement or in any conditions to the merger not being satisfied;

•	changes in accounting methods;

•	the taking of actions that would disqualify the merger as a tax-free reorganization for U.S. federal income tax purposes;

•	changes in employee benefit plans and compensation of its directors, executive officers and employees;

•	material changes in its investment securities portfolio, hedging strategy or gap position or material changes in the credit or risk concentrations associated with its underwriting, market-making and other investment banking businesses; and

•	the liquidation or recapitalization of significant subsidiaries.

      Governance. In the merger agreement, JPMorgan Chase agreed to adopt the amendments to the by-laws of JPMorgan Chase described in the section entitled “— Amendments to JPMorgan Chase By-laws” below, to be effective not later than the completion of the merger.

      JPMorgan Chase agreed in the merger agreement to cause its board of directors to be constituted as provided in the section “— Amendments to JPMorgan Chase By-laws” below. In particular, of the sixteen members of the board of directors of JPMorgan Chase following completion of the merger, half will be comprised of seven current independent JPMorgan Chase directors designated by JPMorgan Chase plus Mr. Harrison, and half will be comprised of seven current independent Bank One directors designated by Bank One plus Mr. Dimon. No other directors or employees of JPMorgan Chase or Bank One will be designated to serve on the initial board of directors upon the completion of the merger.

      On or prior to the effectiveness of the merger, JPMorgan Chase will cause the persons indicated in the section entitled “— Board of Directors and Management After the Merger” above to be elected or appointed to the offices of JPMorgan Chase specified in that section, effective as of the completion of the merger.

      Operations Following the Merger. We have agreed in the merger agreement that, following the merger:

•	The headquarters of JPMorgan Chase will be located in New York, New York. Chicago will serve has the headquarters for the retail financial services business, which includes consumer banking, small businesses, middle market and consumer lending, and these businesses will maintain a significant presence in the Chicago metropolitan area;

•	the retail financial services business will continue to use both the Chase brand and the Bank One brand while research is conducted to determine the best long-term branding strategy;

•	the credit card business will be based in Wilmington, Delaware and will continue to use both the JPMorgan Chase brand and the Bank One brand; and

•	JPMorgan Chase will maintain its strong commitment to charitable giving in the greater Chicago metropolitan area and to increasing the annual level of charitable giving beyond the current levels of Bank One contributions in that area.

      Additional Agreements. Each of us has agreed to cooperate with the other and to use our reasonable best efforts to:

•	take all actions necessary to comply promptly with all legal requirements which may be imposed on either of us with respect to the merger and to consummate the merger as promptly as practicable; and

•	obtain any consent, authorization, order or approval of, or any exemption by, any governmental entity or any other third party which is required to be obtained in connection with the merger or transactions related to the merger unless in each case it will result in a condition or restriction on JPMorgan Chase or its subsidiaries following the merger that would reasonably be expected to have a material adverse effect after completion of the merger on JPMorgan Chase.

      The merger agreement also contains covenants relating to cooperation between us in the preparation of this document and additional agreements between us relating to, among other things, consultation regarding transition matters, access to information, mutual notice of specified matters and public announcements.

      Coordination of Dividends. We have agreed in the merger agreement to coordinate the payment of dividends and the designation of record and payment dates relating to JPMorgan Chase and Bank One common stock so that holders of our common stocks will not receive two dividends, or fail to receive one dividend, for any calendar quarter.

      Benefits Matters. We have agreed that our respective retirement and other employee benefit plans will remain in effect after completion of the merger with respect to employees covered by those plans. We have also agreed to negotiate in good faith to formulate benefit plans for JPMorgan Chase after the effective time of the merger on a basis that does not discriminate between employees who were covered by the benefit plans of JPMorgan Chase and employees who were covered by the benefit plans of Bank One. The Bank One employee stock purchase plan will remain in effect until June 30, 2004.

      In connection with the approval of the merger, the Bank One board of directors approved amendments to the Bank One Corporation Personal Pension Account Plan and the Bank One Corporation Supplemental Personal Pension Account Plan to provide that the “change of control” provisions of the plans will be inapplicable with respect to the merger, other than the provisions of such plans that provide for accelerated vesting of accrued benefits thereunder upon a change of control. JPMorgan Chase will adopt a resolution providing that the receipt by Bank One officers and directors of shares of JPMorgan Chase common stock to be issued in connection with the merger and subject to Section 16(b) of the Securities Exchange Act of 1934 are intended to be exempt from liability pursuant to Section 16(b).

      Amendment, Extension and Waiver. We may amend the merger agreement by action taken or authorized by our respective boards of directors, at any time before or after adoption of the merger agreement by our respective stockholders. After adoption of the merger agreement by either of our respective stockholders, no amendment may be made which by law requires further approval by those stockholders, unless we obtain that further approval. All amendments to the merger agreement must be in writing signed by both of us.

      At any time before the completion of the merger, we may, by written action taken or authorized by our respective boards of directors, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts provided for in the merger agreement;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

      Fees and Expenses. Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement, the stock option agreements described under “— Stock Option Agreements” below and the merger will be paid by the party incurring the expense, except as otherwise provided in the merger agreement or stock option agreements and except that:

•	if the merger is completed, JPMorgan Chase will pay any property or transfer taxes imposed on either party in connection with the merger; and

•	all expenses and fees incurred in connection with the filing, printing and mailing of this document and the registration statement of which it is a part will be shared equally by JPMorgan Chase and Bank One.

      Representations and Warranties. The merger agreement contains customary and substantially reciprocal representations and warranties by each of us relating to, among other things:

•	corporate organization and similar corporate matters;

•	capital structure;

•	authorization of the merger agreement and stock option agreements and absence of conflicts;

•	documents filed with the Securities and Exchange Commission, financial statements included in those documents, regulatory reports filed with governmental entities and absence of material undisclosed liabilities;

•	information supplied in connection with this document and the registration statement of which it is a part;

•	compliance with applicable laws and reporting requirements;

•	legal proceedings;

•	taxes;

•	material agreements;

•	employee benefits;

•	subsidiaries;

•	agreements with regulators;

•	absence of specified changes or events;

•	board approval and applicable state takeover laws;

•	the stockholder vote required to adopt the merger agreement;

•	ownership and leasehold interests in properties;

•	intellectual property;

•	brokers and finders;

•	opinion of financial advisor; and

•	investment adviser subsidiaries, funds and clients.

Amendments to JPMorgan Chase By-laws

      This section of the document describes the material terms of the amendments to JPMorgan Chase’s by-laws as agreed to in the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the amendments to JPMorgan Chase’s by-laws, which are incorporated by reference and attached as Annex G to this document. We urge you to read the full text of these amendments.

      The by-laws of JPMorgan Chase will be amended, effective not later than the completion of the merger, to add a new by-law providing the following:

•	that the board of directors has resolved that, effective as of the completion of the merger, Mr. Harrison will continue to serve as Chairman of the Board and Chief Executive Officer of JPMorgan Chase and Mr. Dimon will become the President and Chief Operating Officer of JPMorgan Chase; and that Mr. Dimon will be the successor to Mr. Harrison as the Chief Executive Officer of JPMorgan Chase, effective on the second anniversary of the completion of the merger or any such earlier date as of which Mr. Harrison ceases for any reason to serve in the position of Chief Executive Officer of JPMorgan Chase, and that Mr. Harrison will continue to serve as Chairman of the Board following that succession;

•	that on the effective date of the merger, the board of directors will be comprised of eight Bank One directors, including Mr. Dimon, and eight JPMorgan Chase directors, including Mr. Harrison;

•	that until the date of Mr. Dimon’s succession as Chief Executive Officer of JPMorgan Chase, the number of directors that comprises the full board of directors of JPMorgan Chase will be sixteen; and

•	that until Mr. Dimon’s succession as Chief Executive Officer of JPMorgan Chase, all vacancies on the board of directors created by the cessation of service of a director will be filled by a nominee proposed by the governance committee of the board of directors, which will be co-chaired by one former Bank One director and one former JPMorgan Chase director and comprised of an equal number of former Bank One directors and former JPMorgan Chase directors (any deadlocks on the governance committee will be resolved in good faith by the nonmanagement members of the board of directors in a manner intended to preserve the principles of representation reflected in the new by-law).

      The by-laws will provide that the affirmative vote of at least 75% of the full board of directors will be required for any of the following:

•	the removal of Mr. Dimon from, or the failure to appoint or re-elect Mr. Dimon to, any of the positions specifically provided for above and in his employment agreement with JPMorgan Chase, and any amendment to or termination of his employment agreement, prior to Mr. Dimon’s succession as Chief Executive Officer of JPMorgan Chase, or any determination not to appoint, or any failure to appoint, Mr. Dimon as Chief Executive Officer of JPMorgan Chase on that date of succession,

•	the removal of Mr. Harrison from, or the failure to appoint or reelect Mr. Harrison to, the position of Chairman of the Board and Chief Executive Officer of JPMorgan Chase prior to Mr. Dimon’s succession as Chief Executive Officer of JPMorgan Chase,

•	any determination not to nominate Mr. Harrison or Mr. Dimon as a director of JPMorgan Chase prior to Mr. Dimon’s succession as Chief Executive Officer of JPMorgan Chase, and

•	any modification, amendment or repeal of, or any adoption of any bylaw provision inconsistent with, the provisions of the by-law amendments described above.

Stock Option Agreements

      This section of the document describes the material terms of the reciprocal stock options that JPMorgan Chase and Bank One granted to each other at the time we entered into the merger agreement.

      The following summary is qualified in its entirety by reference to the complete text of the stock option agreements, which are incorporated by reference and attached as Annexes B and C to this document. We urge you to read the full text of the stock option agreements.

      In connection with the execution and delivery of the merger agreement, we entered into:

•	the JPMorgan Chase stock option agreement, under which JPMorgan Chase granted to Bank One an irrevocable option to purchase, in whole or in part, an aggregate of up to 406,481,383 shares, or up to 19.9% of the then-issued and outstanding shares (other than shares issued pursuant to this option), of JPMorgan Chase common stock at a price of $38.90 per share, exercisable as described below; and

•	the Bank One stock option agreement, under which Bank One granted to JPMorgan Chase an irrevocable option to purchase, in whole or in part, an aggregate of up to 222,796,825 shares, or up to 19.9% of the then-issued and outstanding shares (other than shares issued pursuant to this option), of Bank One common stock at a price of $44.61 per share, exercisable as described below.

      The exercise price for each option was the closing stock price of the option issuer on the New York Stock Exchange on January 13, 2004, the last trading day before we announced the merger.

      When the Options May be Exercised. The option holder under a stock option agreement may exercise the option to purchase shares of common stock of the option issuer, in whole or in part, at any time following the occurrence of any of the following events:

•	if prior to termination of the merger agreement, without the consent of the option holder, the option issuer enters into an agreement to effect, or effects, in a single transaction or series of related transactions, any acquisition proposal;

•	if prior to the termination of the merger agreement, any third party or group acquires beneficial ownership of 20% or more of the voting power of the option issuer or any of its significant subsidiaries; or

•	if an event occurs the result of which is that the entire termination fee required to be paid by the option issuer under the merger agreement, as described under “— The Merger Agreement — Termination Fees” above is required to be paid.

      The right of the option holder to purchase shares of common stock under the applicable stock option agreement will expire on the first to occur of:

•	the completion of the merger;

•	the termination of the merger agreement, provided that no event has occurred or could occur in the future that would entitle the option holder to purchase common stock under the applicable stock option agreement;

•	the date on which the option holder has received $2.87 billion in “total profit,” as calculated under the stock option agreement, from, in the aggregate, the exercise or sale of the option or shares issued upon exercise of the option and from the receipt of termination fees under the merger agreement; and

•	six months after an event has occurred that would entitle the option holder to purchase common stock under the applicable stock option agreement.

      Any purchase of shares of common stock by the option holder may be subject to regulatory approvals, including prior approval of the Federal Reserve Board.

      Adjustments Upon Changes in Capitalization and Substitute Option. The number and kind of securities subject to each stock option agreement and the exercise price will be adjusted for any change in the number of issued and outstanding shares of common stock of the option issuer in the event of any stock dividend, subdivision, spin-off, stock split, split-up, merger, consolidation, recapitalization, combination, exchange of shares or dividend or distribution, other than regular cash dividends. Accordingly, the option holder will receive, upon exercise of the option, the number and class of shares or other securities or property that the option holder would have received if the option had been exercised immediately before the event or record date for the event, as applicable. In addition, if additional shares of common stock of the option issuer become outstanding after the date of the applicable stock option agreement, the total number of shares of the option issuer’s common stock subject to the option will be automatically increased to 19.9% of all the issued and outstanding shares of that option issuer’s common stock, excluding any shares previously issued upon exercise of the option.

      In the event that the option issuer enters into any agreement:

•	to consolidate with or merge into any person other than the option holder, and the option issuer will not be the continuing or surviving corporation in the consolidation or merger;

•	to permit any person, other than the option holder, to merge into the option issuer and the option issuer will be the continuing or surviving or acquiring corporation but, in connection with the merger:

•	the outstanding shares of common stock of the option issuer will be changed into or exchanged for stock or other securities of any other person or cash or any other property; or

•	the outstanding shares of common stock of the option issuer will, after the merger, represent less than 50% of the outstanding voting securities of the merged company; or

•	to sell or otherwise transfer all or substantially all of its assets or all of the assets of its subsidiaries, taken as a whole, to any person, other than the option holder,

then, in each case, the agreement governing the transaction must contain a provision that the option granted under the stock option agreement will upon completion of the transaction be converted into, or exchanged for, a substitute option with substantially identical terms to acquire shares of the surviving corporation or a person that controls the surviving corporation and at a price intended to preserve the economics of the option, except that the substitute option will be immediately exercisable if the original option was at that time exercisable and will be subject to provisions regarding repurchase of the substitute option specified in the stock option agreement.

      Repurchase of the Option. After an option becomes exercisable, the option holder has the right to require the option issuer to repurchase the option and any shares acquired upon exercise of the option at any time following any of the following events:

•	any person other than the option holder acquires or has the right to acquire beneficial ownership of 50% or more of the then outstanding shares of the option issuer’s common stock; or

•	the option issuer enters into an agreement with a person other than the option holder for a merger, consolidation or sale of all or substantially all of its assets of a type described above in the second paragraph under “— Adjustment Upon Changes in Capitalization and Substitute Option.”

      The repurchase price for any such repurchase will equal the sum of:

•	the aggregate exercise price paid for all shares issued under the option;

•	the excess of the market/offer price referred to below over the exercise price times the number of shares with respect to which the option has not been exercised; and

•	the excess of the market/offer price over the exercise price paid for each share owned by the option holder with respect to which the option holder had exercised the option.

      The term “market/offer price” is defined in the stock option agreements to mean the highest of:

•	the highest price per share at which a tender offer or exchange offer for the option issuer’s common stock has been made;

•	the highest price to be paid for common stock of the option issuer by any third party under an agreement with the option issuer;

•	the price per share received by holders of the option issuer’s common stock in a business combination transaction;

•	the highest closing price for shares of the option issuer’s common stock within the 12-month period immediately preceding the transaction in question; and

•	in the event of a sale of all or substantially all of the option issuer’s assets, the sum of the price paid in that sale and the current market value of the remaining assets of the option issuer divided by the number of outstanding shares of the option issuer’s common stock.

      Registration Rights. Each of the stock option agreements provides that the option holder has specified rights to require the option issuer to register, under the Securities Act and any applicable state laws, all shares purchased by the option holder under the stock option agreement. The option issuer may repurchase at a specified average market value any shares requested to be registered instead of registering those shares.

      Profit Limitations. Each of the stock option agreements provides that in no event will the option holder’s “total profit,” as defined below, exceed, in the aggregate, $2.87 billion. If the option holder’s total profit would otherwise exceed $2.87 billion, the option holder, at its sole discretion, will either (a) reduce the number of shares subject to the option, (b) deliver to the option issuer for cancellation shares of the option issuer’s common stock, (c) pay cash to the option issuer, (d) reduce the amount payable by the option issuer upon repurchase of the option and/or the option shares or (e) any combination of the above, so that the option holder’s actually realized total profit does not exceed $2.87 billion after taking into account the above actions.

      In addition, the option may not be exercised for a number of shares that would result in a “notional total profit,” as defined below, of more than $2.87 billion. If exercise of the option would otherwise result in the notional total profit exceeding that amount, the option holder, in its discretion, may take any of the actions specified above so that the notional total profit does not exceed $2.87 billion.

      For purposes of the option agreements, “total profit” means the aggregate amount (before taxes) of:

•	the excess of (1) the net cash amounts or fair market value of any property received by the option holder in a sale of shares received on exercise of the option, other than to a wholly-owned subsidiary of the option holder, or a repurchase of those shares by the option issuer, over (2) the option holder’s aggregate purchase price for those shares, plus

•	all equivalent net amounts with respect to any substitute option, plus

•	any termination fee paid to the option holder under the merger agreement, minus

•	all cash paid and the value of all shares surrendered to the option issuer as described above to reduce the total profit or notional total profit.

      For purposes of the stock option agreements, “notional total profit” with respect to any number of shares the option holder proposes to purchase under the option means the total profit on the proposed purchase date assuming that those shares were purchased and, together with all other shares received upon exercise of the option and held by the option holder and its affiliates as of that date, were sold for cash at the closing market price for the option issuer’s common stock as of the close of business on the preceding trading day, less customary brokerage commissions.

      Assignability. Neither of the stock option agreements, nor any of the rights, interests or obligations under them, may be assigned by either of the parties without the prior written consent of the other party.

      Effect of Stock Option Agreements. The stock option agreements are intended to increase the likelihood that the merger will be completed on the terms set forth in the merger agreement and to compensate the option holder for the efforts undertaken and the expenses and losses incurred by it if the merger is not completed. The stock option agreements could make any business combination with a third party more expensive than would otherwise be the case. Consequently, the stock option agreements may discourage persons who might be interested in acquiring all or a significant interest in JPMorgan Chase or Bank One before completion of the merger from considering or proposing an acquisition, even if those persons were prepared to offer higher consideration per share of Bank One common stock or JPMorgan Chase common stock than the consideration implicit in the merger.

JPMORGAN CHASE/ BANK ONE

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

      The following unaudited pro forma combined financial information and explanatory notes present how the combined financial statements of JPMorgan Chase and Bank One may have appeared had the businesses actually been combined as of the date indicated. The unaudited pro forma combined balance sheet at December 31, 2003 assumes the merger was completed on that date. The unaudited pro forma combined income statement for the year ended December 31, 2003 gives effect to the merger as if the merger had been completed on January 1, 2003. The unaudited pro forma combined financial information shows the impact of the merger on JPMorgan Chase’s and Bank One’s combined financial position and results of operations under the purchase method of accounting with JPMorgan Chase treated as the acquiror. Under this method of accounting, JPMorgan Chase will record the assets and liabilities of Bank One at their estimated fair values as of the date the merger is completed.

      The unaudited pro forma combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both JPMorgan Chase and Bank One which are incorporated into this document by reference. See “Where You Can Find More Information” on page 172.

      The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented and had the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors, been considered. In addition, as explained in more detail in the accompanying notes to unaudited pro forma combined financial information, the allocation of the purchase price reflected in the unaudited pro forma combined financial information is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon completion of the merger based upon changes in the balance sheet including fair value estimates.

JPMORGAN CHASE/ BANK ONE

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

For the Year Ended December 31, 2003
In millions (except per share data)

							Pro
	JP Morgan		Reporting		Pro Forma		Forma
	Chase	Bank One	Reclassifications		Adjustments		Combined

Revenue
Investment banking fees	$2,890	$—	$371	(1)	$—		$3,261
Banking fees and commissions	—	1,795	(1,795	)(1,2,3)	—		—
Trading revenue (losses)	4,427	(26)	—		—		4,401
Fees and commissions	10,652	—	743	(2,5,6,7)	97	(O)	11,492
Private equity gains	33	—	330	(4)	—		363
Securities gains	1,446	122	(330	)(4)	—		1,238
Mortgage fees and related income	892	—	86	(3,8)	—		978
Credit card revenue	—	3,764	2,971	(5)	—		6,735
Service charges on deposits	—	1,661	(1,661	)(6)	—		—
Fiduciary and investment management fees	—	656	(656	)(7)	—		—
Other revenue	579	91	74	(8,12,13)			744

Total noninterest revenue	20,919	8,063	133		97		29,212

Interest income	23,444	12,661	—		41	(O)	35,767
					(379	)(A)
Interest expense	11,107	4,512	—		(510	)(G)	14,865
					(250	)(I)
					6	(O)

Net interest income	12,337	8,149	—		416		20,902

Revenue before provision for credit losses	33,256	16,212	133		513		50,114
Provision for credit losses	1,540	2,045	—		—		3,585

Total net revenue	31,716	14,167	133		513		46,529

Noninterest Expense
Compensation expense	11,695	4,765	—		42	(O)	16,690
					188	(S)
Occupancy expense	1,912	679	—		2	(O)	2,583
					(10	)(R)
Technology and communications expense	2,844	213	473	(9)	3	(O)	3,533
Surety settlement and litigation reserve	100	—	—		—		100
Equipment	—	473	(473	)(9)	—		—
Outside service fees and processing	—	1,153	(1,153	)(10)	—		—
Marketing and development	—	957	(957	)(11)	—		—
Amortization of intangibles	—	137	294	(14)	(137	)(K)	1,729
					1,435	(E)
Other expense	5,137	1,400	1,949	(10,11,12,13,14)	40	(O)	8,526

Total noninterest expense	21,688	9,777	133		1,563		33,161

Income before income tax expense	10,028	4,390	—		(1,050)		13,368
Income tax expense	3,309	1,265	—		(400	)(L,O)	4,174

Income from continuing operations	$6,719	$3,125	$—		$(650)		$9,194

Income from continuing operations applicable to common stockholders	$6,668	$3,125	$—		$(650)		$9,143

Per common share information
Basic earnings per share from continuing operations	$3.32	$2.78					$2.62

Diluted earnings per share from continuing operations	$3.24	$2.75					$2.57

Average common shares outstanding	2,009	1,126			360	(M)	3,495

Average diluted common shares outstanding	2,055	1,135			363	(M)	3,553

The notes to unaudited pro forma combined financial information are an integral part of these statements.

JPMORGAN CHASE/ BANK ONE

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

December 31, 2003
(in millions)

	JPMorgan		Reporting		Pro Forma		Pro Forma
Assets	Chase	Bank One	Reclassifications		Adjustments		Combined

Cash and due from banks	$20,268	$17,089	$—		$(2,118	)(N)	$35,239
Deposits with banks	10,175	3,093					13,268
Federal funds sold and securities purchased under resale agreements	76,868	15,551	(4,423	)(1)			87,996
Securities borrowed	41,834	—	4,423	(1)			46,257
Trading assets:
Debt and equity instruments	169,120	11,584					180,704
Derivative receivables	83,751	5,208					88,959
Securities	60,244	84,951	(2,563	)(2)			142,632
Interests in purchased receivables	—	32,938	4,751	(3)			37,689
Loans, net of allowance	214,995	134,675	(4,751	)(3)	882	(A)	345,801
Private equity investments	7,250	—	2,563	(2)			9,813
Accrued interest and accounts receivable	12,356	—	(12,356	)(4)			—
Premises and equipment	6,487	2,960			(200	)(R)	9,247
Goodwill	8,511	2,061			32,779	(C)	41,220
					(2,061	)(C)
					(70	)(B)
Other intangibles	6,480	758			3,600	(E)	16,505
					4,900	(E)
					1,525	(E)
					(758	)(D)
Other assets	52,573	15,695	12,356	(4)	103	(F)	79,904
					(823	)(P)

Total assets	$770,912	$326,563	$—		$37,759		$1,135,234

Liabilities
Deposits — U.S. Noninterest-bearing	$73,154	$—	$44,316	(5,6)	$(2,118	)(N)	$115,352
Interest-bearing	125,855	—	102,286	(6)	680	(G)	228,821
Demand	—	24,485	(24,485	)(5)			—
Savings	—	99,175	(99,175	)(6)			—
Time	—	22,942	(22,942	)(6)			—
Foreign offices	127,483	18,019			120	(G)	145,622
Fed and funds purchased and securities sold under repurchase agreements	113,466	20,573					134,039
Commercial paper	14,284	—	335	(7)			14,619
Other borrowed funds	8,925	47,740	(335	)(7)			15,803
			(36,909	)(8)
			(3,618	)(9)
Trading liabilities:
Debt and equity instruments	78,222	—	3,618	(9)			81,840
Derivative payables	71,226	4,050					75,276
Accounts payable, accrued expenses and other liabilities	45,066	12,683			2,174	(H)	59,947
					94	(Q)
					(70	)(B)
Beneficial interests issued by consolidated variable interest entities	12,295	—	39,574	(8)			51,869
Long-term debt	48,014	46,764	(2,665	)(8)	1,892	(I)	90,690
					(3,315	)(F)
Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities	6,768	—			3,315	(F)	10,186
					103	(F)
Insurance policy and claims reserves	—	6,713					6,713

Total liabilities	724,758	303,144	—		2,875		1,030,777

Stockholders’ Equity
Preferred stock	1,009	—					1,009
Common stock	2,044	12			1,465	(J)	3,509
					(12	)(J)
Capital surplus	13,512	10,290			56,838	(J)	70,350
					(10,290	)(J)
Retained earnings	29,681	15,514			(15,514	)(J)	29,681
Accumulated other comprehensive income (loss)	(30)	127			(127	)(J)	(30)
Deferred compensation	—	(189)			189	(J)	—
Treasury stock	(62)	(2,335)			2,335	(J)	(62)

Total stockholders’ equity	46,154	23,419	—		34,884		104,457

Total liabilities and stockholders’ equity	$770,912	$326,563	$—		$37,759		$1,135,234

The notes to unaudited pro forma combined financial information are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Pro Forma Presentation

      The unaudited pro forma combined financial information relating to the merger is presented as of and for the year ended December 31, 2003. The Reporting Reclassifications column represents the change in presentation of the historical consolidated financial statements of Bank One and JPMorgan Chase to conform with the preliminary presentation for the combined entity. For purposes of identifying the reclassification between line items on the financial statements, numerical references are provided to reflect where balances have been reclassified. Final determination of financial statement presentation will be completed upon consummation of the merger. During the fourth quarter of 2003, Bank One sold its corporate trust services business to JPMorgan Chase and reported it as discontinued operations. For purposes of the accompanying pro forma financial information, Bank One’s income from discontinued operations has been reclassified to income from continuing operations to reflect the retention of this business in the combined entity. In addition, the gain recognized by Bank One on the sale of the corporate trust business has not been included in these pro forma results.

      JPMorgan Chase and Bank One are in the process of reviewing their accounting and reporting policies and, as a result of this review, it may be necessary to reclassify either JPMorgan Chase’s or Bank One’s financial statements to conform to those accounting policies that are determined by the combined company to be most appropriate. While some reclassifications of prior periods have been included in the unaudited pro forma combined financial information included in this document, further reclassifications may be necessary upon the completion of this review.

      Material intercompany transactions have been eliminated from the accompanying unaudited pro forma combined financial information. However the information does not reflect the elimination of hedge accounting results and positions for intercompany derivatives. Management believes this presentation is more reflective of the pro forma results of the combined entity, as such derivatives qualified for hedge accounting in the periods presented and will continue to qualify as hedges until the date the merger is completed, and it is management’s intent to continue hedging with third parties subsequent to closing.

      The pro forma adjustments include purchase price adjustments including the conversion of Bank One common stock into JPMorgan Chase common stock using an exchange ratio of 1.32 applied to 1,109,949,000 shares of Bank One common stock outstanding at December 31, 2003 multiplied by the average share price of $39.02 per share of JPMorgan Chase common stock. The share price was computed using the average closing price of JPMorgan Chase common stock for the period commencing two trading days prior to and ending two trading days after the merger was announced on January 14, 2004. Also included in the purchase price is the estimated fair value of $1.134 billion representing 59.9 million vested employee stock options of Bank One that will be converted into options for JPMorgan Chase common stock upon consummation of the merger. The total estimated purchase price for purposes of this pro forma financial information is $58.303 billion.

      The merger will be accounted for using the purchase method of accounting requiring the assets and liabilities of Bank One to be fair-valued as of the date of acquisition.

      The unaudited pro forma combined financial information includes estimated adjustments to record the assets and liabilities of Bank One at their respective fair values and represents management’s best estimates based on information available at this time. The pro forma adjustments may be revised as additional information becomes available and additional analysis is performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of Bank One’s tangible and identifiable intangible assets and liabilities as of the closing date. The final purchase

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION — (Continued)

accounting adjustments may be materially different from the pro forma adjustments presented in this document. Increases or decreases in the fair value of relevant balance sheet amounts including loans, credit card and related intangible assets, securities, deposits and related intangibles and debt will result in adjustments to the balance sheet and/or income statement. Such adjustments compared to the information shown in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities.

      The unaudited pro forma combined financial information presented in this document does not necessarily indicate the combined results of operations or the combined financial position that would have resulted had the merger actually been completed at the beginning of the applicable period presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

      The merger is expected to result in annual cost savings of approximately $2.2 billion (pre-tax) to be achieved over a three-year period following the consummation of the merger. These expected savings have not been included in the pro forma combined amounts.

      The pro forma financial statements do not currently include any amount related to the estimated $3 billion merger-related costs that will be incurred to combine the operations of JPMorgan Chase and Bank One. The estimated merger-related charges will result from actions taken with respect to both JPMorgan Chase’s and Bank One’s operations, facilities and employees. The charges will be recorded based on the nature and timing of these integration actions. See Note 4 for a further discussion of these charges.

Note 2 — Reporting Reclassifications

Income Statement

      1 — Adjustment to reclassify Bank One’s investment banking fees from Banking fees and commissions into Investment banking fees to conform with JPMorgan Chase’s classification.

      2 — Adjustment to reclassify Bank One’s Banking fees and commissions (other than mortgage fees and related income and investment banking fees) into Fees and commissions to conform with JPMorgan Chase’s classification.

      3 — Adjustment to reclassify Bank One’s mortgage fees and related income from Banking fees and commissions to Mortgage fees and related income to conform with JPMorgan Chase’s classification.

      4 — Adjustment to reclassify Bank One’s Private equity gains from Securities gains into Private equity gains to conform with JPMorgan Chase’s classification.

      5 — Adjustment to reclassify JPMorgan Chase’s credit card revenue from Fees and commissions into Credit card revenue to conform with the combined JPMorgan Chase’s classification.

      6 — Adjustment to reclassify Bank One’s Service charges on deposits into Fees and commissions to conform with JPMorgan Chase’s classification.

      7 — Adjustment to reclassify Bank One’s Fiduciary and investment management fees into Fees and commissions to conform with JPMorgan Chase’s classification.

      8 — Adjustment to reclassify Bank One’s mortgage related income within Other revenue to Mortgage fees and related income to conform with JPMorgan Chase’s classification.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION — (Continued)

      9 — Adjustment to reclassify Bank One’s Equipment expense to Technology and communications expense to conform with JPMorgan Chase’s classification.

      10 — Adjustment to reclassify Bank One’s Outside service fees and processing into Other expense to conform with JPMorgan Chase’s classification.

      11 — Adjustment to reclassify Bank One’s Marketing and development expense into Other expense to conform with JPMorgan Chase’s classification.

      12 — Adjustment to reclassify Bank One’s minority interest from Other revenue to Other expense to conform with JPMorgan Chase’s classification.

      13 — Adjustment to reclassify Bank One’s gains and losses on sale of OREO to Other expense to conform with JPMorgan Chase’s classification.

      14 — Adjustment to reclassify JPMorgan Chase’s amortization of intangible assets from Other expense to Amortization of intangibles to conform with the combined JPMorgan Chase’s classification.

Balance Sheet

      1 — Adjustment to reclassify Bank One’s Securities borrowed from Federal funds sold and securities purchased under resale agreements into Securities borrowed to conform with JPMorgan Chase’s classification.

      2 — Adjustment to reclassify Bank One’s Principal investments from Securities into Private equity investments to conform with JPMorgan Chase’s classification.

      3 — Adjustment to reclassify JPMorgan Chase’s loans of consolidated variable interest entities from Loans into Interests in purchased receivables to conform with the combined JPMorgan Chase’s classification.

      4 — Adjustment to reclassify JPMorgan Chase’s Accrued interest and accounts receivable into other assets to conform with the combined JPMorgan Chase’s classification.

      5 — Adjustment to reclassify Bank One’s Demand deposits to Deposits — U.S. noninterest-bearing to conform with JPMorgan Chase’s classification.

      6 — Adjustment to reclassify Bank One’s Savings and Time deposits to Deposits — U.S. interest-bearing and noninterest-bearing to conform with JPMorgan Chase’s classification.

      7 — Adjustment to reclassify Bank One’s Commercial paper from Other borrowed funds to Commercial paper to conform with JPMorgan Chase’s classification.

      8 — Adjustment to reclassify Bank One’s liabilities related to consolidated variable interest entities into Beneficial interests issued by consolidated variable interest entities to conform with JPMorgan Chase’s classification.

      9 — Adjustment to reclassify Bank One’s Trading liabilities — debt and equity instruments to conform with JPMorgan Chase’s classification.

Note 3 — Pro Forma Adjustments

      The unaudited pro forma combined financial information reflects the issuance of 1,465,133,000 shares of JPMorgan Chase common stock with an aggregate value of $57.169 billion and the conversion of approximately 59.9 million Bank One vested employee stock options with a fair value of $1.134 billion at December 31, 2003. The fair value of JPMorgan Chase options that will be issued in exchange for the Bank One options was estimated using a Black-

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION — (Continued)

Scholes option pricing model. Option pricing models require the use of highly subjective assumptions including expected stock price and volatility that, when changed, can materially affect fair value estimates. The more significant assumptions used in estimating the fair value of the JPMorgan Chase stock options to be issued in the exchange for the Bank One stock options include a risk-free interest rate of 2.47%, a dividend yield of 3.49%, a weighted average expected life of 3.0 years and volatility of 41.38%.

	December 31, 2003

	(Dollars in millions except per
	share amount)
Purchase Price: Bank One common stock outstanding (in thousands)	1,119,582
Less: Unvested restricted common stock	9,633

	1,109,949
Exchange ratio	1.32

Purchase price: JPMorgan Chase common stock to be issued (in thousands)	1,465,133
Average purchase price per JPMorgan Chase common share	$39.02

		$57,169
Fair value of vested employee stock options		1,134

Total purchase price		$58,303
Net assets acquired:
Bank One stockholders’ equity	23,419
Bank One goodwill and other intangible assets	(2,819)
Estimated adjustments to reflect assets acquired at fair value:
Loans and leases	882
Identified intangibles	10,025
Pension plan assets	(823)
Premises and equipment	(200)
Estimated amounts allocated to liabilities assumed at fair value:
Deposits	(800)
Deferred income taxes	(2,174)
Post-retirement plan liabilities	(94)
Long-term debt	(1,892)

		25,524

Goodwill resulting from merger		$32,779

      The pro forma adjustments included in the unaudited pro forma combined financial information are as follows:

(A) Adjustment to fair value the Bank One loan portfolio. The adjustment will be recognized over the estimated remaining life of the loan portfolio of 2.33 years. The impact of this adjustment will reduce pre-tax interest income by $379 million for the year ended December 31, 2003.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION — (Continued)

(B) Adjustment to eliminate JPMorgan Chase payable for additional purchase price related to the acquisition of Bank One’s corporate trust business during the 4th quarter of 2003.

(C) Adjustment to write off historical Bank One goodwill and to record the goodwill resulting from the merger.

(D) Adjustment to write off historical Bank One intangible assets (other than goodwill).

(E) Adjustment to record identifiable intangible assets resulting from the merger based on estimated fair values. The nature, amount and amortization method of various possible identified intangibles are being analyzed by management. The adjustments reflected herein are based on current assumptions and valuations, which are subject to change. For purposes of the pro forma adjustments shown here, management has estimated $10.025 billion of identifiable intangibles that consists of a core deposit intangible of $3.600 billion, credit card related intangibles of $4.900 billion and other customer relationship intangibles of $1.525 billion. Management has estimated the core deposit intangible and credit card related intangibles will be amortized on an accelerated basis not to exceed ten years. Other customer relationship intangibles include a cash management intangible of $375 million to be amortized on an accelerated basis and an asset management intangible of $530 million to be amortized on a straight-line basis, both over periods of up to 20 years. Also included is an indefinite lived asset management intangible of $620 million. Material changes are possible when the analysis is completed. The impact of these adjustments will reduce pro forma pre-tax income from continuing operations by $1.435 billion for the year ended December 31, 2003.

(F) Adjustment to record the deconsolidation of trusts used by Bank One to issue trust preferred securities to conform with JPMorgan Chase’s interpretation that adoption of FIN 46 required such deconsolidation.

(G) Adjustment to fair-value Bank One deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized over the weighted average estimated remaining term of the related deposit liabilities of 1.57 years. This adjustment decreases pro forma pre-tax interest expense by $510 million for the year ended December 31, 2003.

(H) Adjustment to accrued expenses represents additional net deferred tax liability of $2.174 billion resulting from the pro forma adjustments. Deferred taxes were recorded using a combined federal and state rate of 38%.

(I) Adjustment to fair-value Bank One’s long-term debt. The adjustment will be recognized over the weighted average remaining life of the long-term debt instruments of 7.58 years. The impact of the adjustment was a decrease in pro forma pre-tax interest expense by approximately $250 million for the year ended December 31, 2003.

(J) Adjustment to eliminate Bank One’s historical stockholders’ equity. The adjustment also reflects the issuance of JPMorgan Chase common stock and the exchange of JPMorgan Chase vested stock option and vested restricted stock awards for corresponding Bank One awards.

(K) Adjustment to reverse amortization of intangible assets recorded in Bank One’s historical financial statements.

(L) Adjustment to record the tax effect of the pro forma adjustments using a combined federal and state tax rate of 38%.

(M) Weighted average shares were calculated using the historical weighted average shares outstanding of JPMorgan Chase and Bank One for the year ended December 31, 2003, adjusted using the exchange ratio. Earnings per share data have been computed based on the combined historical income of JPMorgan Chase, income from continuing operations for Bank One, and the impact of purchase accounting adjustments.

(N) Adjustment to eliminate intercompany deposits.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION — (Continued)

(O) Adjustment to reclassify income from discontinued operations to income from continuing operations.

(P) Adjustment to fair value Bank One’s net pension plan assets in excess of plan liabilities resulting in write-down of Bank One’s prepaid pension costs.

(Q) Adjustment to fair value Bank One’s net other post-retirement plan liabilities in excess of plan assets.

(R) Adjustment to fair value Bank One real estate and to decrease pre-tax occupancy expense for the effects of adjusting the fair value of Bank One real estate.

(S) Adjustment to record additional pro forma compensation expense resulting from the revaluation of 37,193,661 unvested Bank One employee stock options and 9,632,541 unvested Bank One restricted stock awards that will not vest solely on a change in control. The original valuation of these awards was determined by Bank One at their original grant dates. Upon consummation of the merger these awards will be revalued using current market assumptions. Annual compensation expense related to these awards will be greater than historic compensation expense due to the increase in the value of the awards upon remeasurement. Total compensation expense from these awards for the year ended December 31, 2003 was $176 million. Pro forma compensation for the combined entity related to these awards for the year ended December 31, 2003 was $364 million. In determining pro forma compensation expense an average value of $12.11 for each individual stock option and $39.02 for each restricted stock award was used (both updated for the conversion ratio). For unvested stock options, the average remaining vesting period is 3 years and the average remaining contractual life is 6.8 years. For restricted stock awards, the average remaining vesting period is 3 years. Pursuant to SFAS No. 123 and SFAS No. 148, unvested awards are not considered a component of purchase price and are solely recognized in compensation expense in future periods.

Note 4 — Merger-Related Charges

      In connection with the merger, we have been developing our plan to integrate the operations of JPMorgan Chase and Bank One. The total integration costs have been estimated to be $3 billion. The specific details of these plans will continue to be refined over the next several months. Currently, our merger integration teams are assessing the two companies’ operations, including information systems, premises, equipment, benefit plans, supply chain methodologies, service contracts and personnel to determine optimum strategies to realize cost savings.

      Our merger integration decisions will impact certain existing Bank One facilities (both leased and owned), information systems, supplier contracts and costs associated with the involuntary termination of personnel. Additionally, as part of our formulation of the merger integration plan, existing JPMorgan Chase information systems, premises, equipment, benefit plans, supply chain methodologies and supplier contracts may be affected, and there may be involuntary termination of personnel. To the extent there are costs associated with these actions, the costs will be recorded based on the nature and timing of these integration actions. We expect that these merger integration decisions will be completed shortly after the merger. Restructuring charges will be recorded based on the nature and timing of these integration actions.

      Also included in the costs described above are additional integration costs consisting of costs relating to employee retention agreements, conversion costs and incremental communication costs to customers and business partners, among others. It is expected that these costs will be incurred over a two-year period after completion of the merger. These costs will be expensed as incurred.

DESCRIPTION OF JPMORGAN CHASE CAPITAL STOCK

      The following summary is a description of the material terms of JPMorgan Chase’s capital stock and is not complete. You should also refer to JPMorgan Chase’s certificate of incorporation, including the certificates of designations pursuant to which the outstanding series of JPMorgan Chase’s preferred stock were issued. JPMorgan Chase’s certificate of incorporation is filed as Exhibit 3.1 to JPMorgan Chase’s Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission. You should also refer to the applicable provisions of the Delaware General Corporation Law.

      THE FOLLOWING DESCRIPTION OF JPMORGAN CHASE’S OUTSTANDING CAPITAL STOCK SHOULD BE READ CAREFULLY BY BANK ONE STOCKHOLDERS SINCE, AT THE EFFECTIVE TIME OF THE MERGER, EACH OUTSTANDING SHARE OF BANK ONE COMMON STOCK WILL BE CONVERTED INTO 1.32 SHARES OF JPMORGAN CHASE COMMON STOCK.

Common Stock

      As of the date of this document, JPMorgan Chase is authorized to issue up to 4,500,000,000 shares of common stock. At the April 2, 2004 record date, JPMorgan Chase had 2,088,266,336 shares of common stock issued (including 6,483,182 shares held in treasury) and had reserved approximately 460,421,129 shares of common stock for issuance under various employee or director incentive, compensation and option plans. As part of the merger, JPMorgan Chase’s authorized common stock will be increased to 9,000,000,000 shares upon completion of the merger. For more information, see “The Merger — Effect of the Merger; What Bank One Stockholders Will Receive in the Merger; Increase in Common Stock” on page 32.

      Holders of JPMorgan Chase common stock are entitled to receive dividends when, as and if declared by JPMorgan Chase’s board of directors out of funds legally available for payment, subject to the rights of holders of the JPMorgan Chase preferred stock.

      Each holder of JPMorgan Chase common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock under the applicable certificates of designations and applicable law, all voting rights are vested in the holders of shares of JPMorgan Chase common stock. Holders of shares of JPMorgan Chase common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares will not be able to elect any directors.

      In the event of a voluntary or involuntary liquidation, dissolution or winding up of JPMorgan Chase, the holders of JPMorgan Chase common stock will be entitled to share equally in any of the assets available for distribution after JPMorgan Chase has paid in full all of its debts and after the holders of all series of JPMorgan Chase’s outstanding preferred stock have received their liquidation preferences in full.

      The issued and outstanding shares of JPMorgan Chase common stock are fully paid and nonassessable. Holders of shares of JPMorgan Chase common stock are not entitled to preemptive rights. Shares of JPMorgan Chase common stock are not convertible into shares of any other class of capital stock. Mellon Investor Services LLC is the transfer agent, registrar and dividend disbursement agent for the JPMorgan Chase common stock.

JPMorgan Chase Preferred Stock

      Under JPMorgan Chase’s certificate of incorporation, JPMorgan Chase’s board of directors is authorized, without further stockholder action, to issue up to 200,000,000 shares of preferred stock, in one or more series, and to determine the voting powers and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, of each series.

      Under regulations adopted by the Federal Reserve Board, if the holders of any series of JPMorgan Chase preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a “class of voting securities.” In such a case, a holder of 25% or more of the series, or a holder of 5% or more of the series if that holder would also be considered to exercise a “controlling influence” over JPMorgan Chase, may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire or retain 5% or more of that series, and any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 10% or more of that series.

      As of the date of this document, JPMorgan Chase has five series of preferred stock issued and outstanding, as described in the following table:

	Stated Value
	and		Amount		Rate in
	Redemption		Outstanding	Earliest	Effect at
	Price Per		on December 31,	Redemption	December 31,
	Share (a)	Shares	2003	Date	2003

		(in millions)	(in millions)
Adjustable Rate Series A Cumulative	$100.00	2.42	$242	See Note (c)	5.00	% (d)

6.63% Series H Cumulative (b)	500.00	0.28	139	3/31/06	6.63

Adjustable Rate Series L Cumulative	100.00	2.00	200	See Note (c)	4.50	(d)

Fixed/ Adjustable Rate Noncumulative	50.00	4.00	200	6/30/03	4.96	(d)

Adjustable Rate Series N Cumulative	25.00	9.10	228	See Note (c)	4.50	(d)

(a)	Redemption price is price indicated in table, plus accrued but unpaid dividends, if any.

(b)	The Series H cumulative preferred stock is represented by depositary shares.

(c)	The shares are redeemable at any time with not less than 30 nor more than 60 days’ notice.

(d)	Floating rates are based on U.S. Treasury rates. The minimum and maximum rates for Series A are 5.00% and 11.50% and for Series L and Series N are 4.50% and 10.50%, respectively. The minimum and maximum rates for the fixed/ adjustable rate noncumulative preferred stock are 5.46% and 11.46%, respectively.

      Ranking. All the outstanding series of JPMorgan Chase preferred stock have the same rank. All the outstanding series of JPMorgan Chase preferred stock have preference over the JPMorgan Chase common stock with respect to the payment of dividends and the distribution of assets in the event of a liquidation or dissolution of JPMorgan Chase.

      Dividends. Dividends payable on each series of outstanding JPMorgan Chase preferred stock are payable quarterly, when and as declared by the JPMorgan Chase board of directors, on each March 31, June 30, September 30 and December 31. Dividends on all the outstanding series of JPMorgan Chase preferred stock, other than the fixed/adjustable rate noncumulative preferred stock, are cumulative. If JPMorgan Chase fails to declare a dividend on the fixed/adjustable rate noncumulative preferred stock for any dividend period, holders of that series have no right to receive a dividend for that dividend period, whether or not JPMorgan Chase declares dividends on that series for any future dividend periods.

      JPMorgan Chase may not declare or pay any dividends on any series of JPMorgan Chase preferred stock unless JPMorgan Chase has previously declared and paid or contemporaneously declares and pays full dividends, and cumulative dividends still owing, if any, on all other series of JPMorgan Chase preferred stock that have the same rank as, or rank senior to, that series of preferred stock. If JPMorgan Chase does not pay in full the dividends on those equally-and senior-ranking series, it may only declare dividends pro rata, so that the amount of dividends declared per share on that series of preferred stock and on each other equally-ranking series of JPMorgan Chase preferred stock will bear to each other the same ratio that accrued dividends per share on that series of preferred stock and those other series bear to each other. In addition, generally, unless JPMorgan Chase has paid full dividends, including cumulative dividends still owing, if any, on all outstanding shares of any series of cumulative preferred stock, JPMorgan Chase may not declare or pay dividends on its common stock and generally may not redeem or purchase any JPMorgan Chase common stock except by payment of shares of common stock or other junior securities. JPMorgan Chase will not pay interest or any sum of money instead of interest on any dividend payment or payments that may be in arrears.

      Rights upon Liquidation; Redemption. In the event of the liquidation, dissolution or winding-up of JPMorgan Chase, holders of JPMorgan Chase preferred stock are entitled to receive liquidating distributions in the amount set forth opposite the applicable series in the table above, plus accrued and unpaid dividends, if any, before JPMorgan Chase makes any distribution of assets to the holders of JPMorgan Chase common stock. Each of the outstanding series of JPMorgan Chase preferred stock is redeemable at JPMorgan Chase’s option at a redemption price per share equal to the redemption price set forth opposite that series in the table above, plus accrued but unpaid dividends, if any.

      Voting Rights. Holders of shares of JPMorgan Chase outstanding preferred stock have no voting rights, except as described below or as required by the Delaware General Corporation Law. All of the currently outstanding series of JPMorgan Chase preferred stock provide that if, at the time of any annual meeting of JPMorgan Chase stockholders, the equivalent of six quarterly dividends payable on any series of outstanding cumulative preferred stock is in default, the number of directors constituting the JPMorgan Chase board of directors will be increased by two and the holders of all the outstanding preferred stock, voting together as a single class, will be entitled to elect those additional two directors at that annual meeting. In accordance with the requirements of the Series L preferred stock, Series N preferred stock and fixed/ adjustable rate noncumulative preferred stock, each director elected by the holders of shares of the outstanding preferred stock will continue to serve as director for the full term for which he or she was elected, even if prior to the end of that term JPMorgan Chase has paid in full the amount of dividends that had been in arrears. For purposes of this paragraph, “default” means that accrued and unpaid dividends on the applicable series are equal to or greater than the equivalent of six quarterly dividends.

      Holders of Series H, Series L and Series N preferred stock and fixed/ adjustable rate noncumulative preferred stock are entitled to one vote per share with respect to matters on which they are entitled to vote. Holders of Series A preferred stock are entitled to one-tenth of one vote per share with respect to matters on which they are entitled to vote.

      The JPMorgan Chase Series N preferred stock and fixed/adjustable rate noncumulative preferred stock provide that the affirmative vote of the holders of at least two-thirds of the shares of all outstanding series of preferred stock, voting together as a single class without regard to series, will be required to:

•	create any class or series of stock having a preference over any outstanding series of preferred stock; or

•	change the provisions of the JPMorgan Chase certificate of incorporation in a manner that would adversely affect the voting powers or other rights of the holders of a series of preferred stock.

      Those series also state that if the amendment will not adversely affect all series of outstanding preferred stock, then the amendment will only need to be approved by holders of at least two-thirds of the shares of the series of preferred stock adversely affected.

      The JPMorgan Chase Series L preferred stock provides as follows:

•	the consent of the holders of at least two-thirds of the outstanding shares of the particular series, voting as a separate class, is required for any amendment of the JPMorgan Chase certificate of incorporation that would adversely affect the powers, preferences, privileges or rights of that series; and

•	the consent of the holders of at least two-thirds of the voting power of that series and of each series of preferred stock having the same rank, voting together as a single class without regard to series, is required to create, authorize or issue, or reclassify any stock into any additional class or series of, stock ranking prior to that series as to dividends or upon liquidation, or any other security or obligation convertible into or exerciseable for any such prior-ranking stock.

      The JPMorgan Chase Series A preferred stock and Series H preferred stock provide that a vote of at least two-thirds of the voting power of all outstanding shares of the applicable series, and all outstanding shares of JPMorgan Chase preferred stock having the same rank as that series, voting together as a single class without regard to series, will be necessary in order to:

•	authorize or issue any capital stock that will be senior to that series of preferred stock as to dividends or upon liquidation; or

•	amend, alter or repeal any of the provisions of the JPMorgan Chase certificate of incorporation, including the certificate of designations relating to that series, in such a way as to adversely affect (or materially adversely affect, in the case of the JPMorgan Chase Series H preferred stock) the preferences, rights, powers or privileges of the preferred stock of that series.

      Miscellaneous. No series of outstanding JPMorgan Chase preferred stock is convertible into shares of JPMorgan Chase common stock or other securities of JPMorgan Chase. No series of outstanding JPMorgan Chase preferred stock is subject to preemptive rights.

      Transfer Agent and Registrar. Mellon Investor Services LLC is the transfer agent, registrar and dividend disbursement agent for the JPMorgan Chase preferred stock. The registrar for the JPMorgan Chase preferred stock will send notices to the holders of the JPMorgan Chase preferred stock of any meetings at which such holders will have the right to elect directors or to vote on any other matter.

Depositary Shares

      Depositary Shares for Series H Preferred Stock. The Series H preferred stock is represented by depositary shares, each representing a one-tenth interest in a share of that preferred stock, issued under the deposit agreement between JPMorgan Chase and Morgan Guaranty Trust Company of New York (succeeded through merger by JPMorgan Chase Bank), as depositary. The following is a summary of material provisions of the deposit agreement. This description is qualified by reference to the deposit agreement, which is an exhibit to the registration statement of which this document is a part.

      Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received on the Series H preferred stock to the record holders of depositary shares in proportion to the number of such depositary shares owned by those holders.

      If JPMorgan Chase makes a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with the approval of JPMorgan Chase, sell the property and distribute the net proceeds from that sale to the holders.

      Withdrawal of Stock. A holder of depositary shares represented by depositary receipts may obtain those shares, or the cash or property represented by those shares, by surrendering his, her or its depositary receipts to the depositary. Holders of depositary shares will be entitled to receive whole shares of the related series of preferred stock, but will not be subsequently entitled to receive depositary shares with respect to those shares of preferred stock. If the depositary receipts surrendered by the holder represent more shares of stock than are being withdrawn by the holder, the depositary will issue a new depositary receipt representing the excess number of shares.

      Redemption of Depositary Shares. Upon redemption, in whole or in part, of the Series H preferred stock by JPMorgan Chase the depositary will redeem the depositary shares from the proceeds received by it resulting from the redemption, in whole or in part, of the Series H preferred stock. The redemption price per depositary share will be equal to one-tenth of the redemption price per share of the Series H preferred stock. Whenever JPMorgan Chase redeems shares of Series H preferred stock, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of Series H preferred stock redeemed.

      Voting the Series H Preferred Stock. Upon receipt of notice of any meeting at which the holders of Series H preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares. Each record holder of those depositary shares on the record date, which will be the same date as the record date for the Series H preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of Series H preferred stock represented by that holder’s depositary shares. The depositary will try, as far as practicable, to vote the number of shares of the Series H preferred stock underlying those depositary shares in accordance with those instructions, and JPMorgan Chase will agree to take all action requested by the depositary in order to enable the depositary to do so. The depositary will not vote shares of the Series H preferred stock if it does not receive specific instructions from the holders of depositary shares relating to those shares.

      Amendment and Termination of the Deposit Agreement. The deposit agreement may be amended at any time by agreement between the depositary and JPMorgan Chase. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless that amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by JPMorgan Chase or the depositary only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution in respect of the Series H preferred stock in connection with any liquidation, dissolution or winding up of JPMorgan Chase and that distribution has been distributed to the holders of depositary receipts.

      Charges of Depositary. JPMorgan Chase will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. JPMorgan Chase will also pay charges of the depositary in connection with the initial deposit of the Series H preferred stock and any redemption of the Series H preferred stock. Holders of depositary receipts will pay transfer and other taxes and governmental charges and any other charges as are expressly provided in the deposit agreement to be for their accounts.

      Resignation and Removal of Depositary. The depositary may resign at any time by delivering a notice to JPMorgan Chase of its election to do so. JPMorgan Chase may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

      Miscellaneous. The depositary will forward to holders of depositary receipts all reports and communications received from JPMorgan Chase and required to be furnished to the holders of the Series H preferred stock. Neither the depositary nor JPMorgan Chase will be liable if prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The depositary and JPMorgan Chase disclaim any obligation or liability under the deposit agreement to holders of depositary receipts other than for negligence or willful misconduct. They will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or Series H preferred stock unless satisfactory indemnity is furnished. JPMorgan Chase and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Series H preferred stock for deposit, by holders of depositary receipts or by other persons believed to be competent, and on documents believed to be genuine. The depositary disclaims responsibility for the failure to carry out any instructions to vote any of the depositary shares or for the manner or effect of any vote made, as long as that action or inaction is in good faith. The depositary will be liable to JPMorgan Chase for any liability arising out of acts performed or omitted by the depositary due to its gross negligence or willful misconduct.

Anti-Takeover Considerations

      Delaware law and JPMorgan Chase’s certificate of incorporation and by-laws contain a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of JPMorgan Chase currently or JPMorgan Chase after the merger. These provisions of JPMorgan Chase’s certificate of incorporation and by-laws include the prohibition of stockholder action by written consent, procedures for calling special meetings of stockholders, requirements for advance notice of stockholder-proposed business at annual meetings, the authorization of directors to fill vacancies on the board occurring between annual stockholders meetings and election of directors by a plurality of votes rather than cumulative voting. For a description of these provisions, see “Comparison of Stockholder Rights” beginning on page 106.

COMPARISON OF STOCKHOLDER RIGHTS

      JPMorgan Chase and Bank One are both organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of JPMorgan Chase capital stock and Bank One capital stock arise primarily from differences in their respective certificates of incorporation and by-laws. Upon completion of the merger, the certificate of incorporation and by-laws of JPMorgan Chase in effect immediately prior to the effective time of the merger will be the certificate of incorporation and by-laws of the surviving corporation in the merger, except for changes required by the merger agreement as discussed below. Consequently, after the effective time of the merger, the rights of the former stockholders of Bank One will be determined by reference to the JPMorgan Chase certificate of incorporation and by-laws.

Capitalization

      JPMorgan Chase. The authorized capital stock of JPMorgan Chase consists of:

•	4,500,000,000 shares of JPMorgan Chase common stock, par value $1.00 per share; and

•	200,000,000 shares of JPMorgan Chase preferred stock, par value $1.00 per share.

      The JPMorgan Chase certificate of incorporation will be amended, effective upon completion of the merger, to increase its authorized shares of common stock to 9,000,000,000. For more information, see “The Merger — Effect of the Merger; What Bank One Stockholders Will Receive in the Merger; Increase in Common Stock” on page 32.

      Bank One. The authorized capital stock of Bank One consists of:

•	4,000,000,000 shares of Bank One common stock, par value $0.01 per share; and

•	50,000,000 shares of Bank One preferred stock, par value $0.01 per share.

Voting Rights

      In the case of both JPMorgan Chase and Bank One, each holder of common stock has the right to cast one vote for each share of common stock held of record on all matters submitted to a vote of stockholders, including the election of directors. Holders of common stock do not have cumulative voting rights.

      For a description of the voting rights of the JPMorgan Chase preferred stock, see “Description of JPMorgan Chase Capital Stock” beginning on page 100.

Number and Election of Directors

      JPMorgan Chase. The board of directors of JPMorgan Chase currently has twelve members. The JPMorgan Chase by-laws provide that the JPMorgan Chase board of directors will consist of a number of directors to be fixed from time to time by the JPMorgan Chase board of directors or the stockholders.

      The JPMorgan Chase by-laws will be amended, effective upon completion of the merger, to modify the foregoing provisions as described in “The Merger — Amendments to JPMorgan Chase By-laws” beginning on page 86.

      JPMorgan Chase’s certificate of incorporation and by-laws do not provide for a staggered board of directors.

      Bank One. The board of directors of Bank One currently has thirteen members. The Bank One by-laws provide that the Bank One board of directors will consist of a number of directors to be fixed from time to time by the Bank One board of directors. Bank One’s certificate of incorporation states that the number of directors will in no case be less than eleven or more than thirty.

      Bank One’s certificate of incorporation and by-laws do not provide for a staggered board of directors.

Vacancies on the Board of Directors and Removal of Directors

      JPMorgan Chase. Vacancies on the board of directors of JPMorgan Chase, including vacancies and unfilled newly created directorships resulting from any increase in the authorized number of directors, may be filled by a majority vote of the directors then in office, even if those directors do not constitute a quorum. The directors elected to fill the vacancy will have a term of office expiring at the next annual meeting. On or prior to the effective date of the merger, the JPMorgan Chase by-laws will be amended to modify the foregoing provisions as described in “The Merger — Amendments to JPMorgan Chase By-laws” beginning on page 86.

      Delaware law provides that, except in the case of a classified board of directors or where cumulative voting applies, a director, or the entire board of directors, of a corporation may be removed, with or without cause, by the affirmative vote of a majority of the shares of the corporation entitled to vote at an election of directors. These provisions of Delaware law regarding the removal of directors govern the removal of directors from JPMorgan Chase’s board of directors.

      Bank One. Vacancies on the board of directors of Bank One, including vacancies and unfilled newly created directorships resulting from any increase in the authorized number of directors, may be filled by a majority vote of the directors then in office, even if those directors do not constitute a quorum. The directors elected to fill the vacancy will have a term of office expiring at the next annual meeting.

      The provisions of Delaware law regarding the removal of directors described above govern the removal of directors from Bank One’s board of directors.

Amendments to the Certificate of Incorporation

      The provisions of Delaware law regarding amendments to the certificate of incorporation govern the amendment of the certificates of incorporation of both JPMorgan Chase and Bank One. Under Delaware law, an amendment to the certificate of incorporation of a corporation requires the approval of the corporation’s board of directors and the approval of holders of a majority of the outstanding stock entitled to vote upon the proposed amendment.

Amendments to By-Laws

      The certificates of incorporation of each of JPMorgan Chase and Bank One authorize the board of directors to adopt, amend or repeal any provision of the corporation’s by-laws. Under Delaware law, stockholders entitled to vote also have the power to adopt, amend or repeal by-laws. Prior to the effective date of the merger, the JPMorgan Chase by-laws will be amended to require a 75% vote of the full board to modify those by-law provisions adopted in connection with the merger as described in “The Merger — Amendments to JPMorgan Chase By-laws” beginning on page 86.

Action by Written Consent

      JPMorgan Chase. JPMorgan Chase’s certificate of incorporation prohibits action by written consent of holders of common stock. JPMorgan Chase’s certificate of incorporation provides that holders of shares of a class or series other than common stock may take action by written consent of holders representing not less than a majority of the voting power of all of the class or series (or such greater minimum percentage as is prescribed by statute), provided notice is given to all holders entitled to vote on the taking of any action without a meeting that is taken by less than unanimous written consent.

      Bank One. Bank One’s certificate of incorporation prohibits action by written consent of its stockholders.

Ability to Call Special Meetings

      JPMorgan Chase. Special meetings of JPMorgan Chase stockholders may be called at any time by JPMorgan Chase’s board of directors, the chairman of the board, a vice chairman of the board, the chief executive officer or the president or as otherwise provided by Delaware law.

      Bank One. Special meetings of Bank One stockholders may be called at any time by a majority of Bank One’s board of directors acting by resolution.

Notice of Stockholder Action

      JPMorgan Chase. Under JPMorgan Chase’s by-laws, in order for a stockholder to nominate candidates for election to JPMorgan Chase’s board of directors at any annual or any special stockholders’ meeting at which the board of directors has determined that directors will be elected, timely written notice must be given to the Secretary of JPMorgan Chase before the annual or special meeting. Similarly, in order for a stockholder to propose business to be brought before any annual stockholders’ meeting, timely written notice must be given to the Secretary of JPMorgan Chase before the annual meeting.

      Under JPMorgan Chase’s by-laws, to be timely, notice of stockholder nominations or proposals to be made at an annual stockholders’ meeting must be received by the Secretary of JPMorgan Chase no less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of the preceding year’s annual meeting, notice will also be timely if delivered within 10 days of the date on which public announcement of the meeting was first made by JPMorgan Chase. In the case of a meeting, notice of a stockholder nomination must be received no less than 60 days nor more than 90 days before a meeting at which directors are to be elected or within 10 days of the date on which public announcement of the meeting was first made by JPMorgan Chase.

      In addition, if the number of directors to be elected is increased and no public announcement is made by JPMorgan Chase naming all of the nominees or specifying the size of the increased board of directors at least 90 days before the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will be considered timely, with respect to the nominees for any new positions created by the increase, if it is delivered to the Secretary of JPMorgan Chase within 10 days of the date on which public announcement of the meeting was first made by JPMorgan Chase.

      A stockholder’s notice to JPMorgan Chase must set forth all of the following:

•	all information required to be disclosed in solicitations of proxies for election of directors, or information otherwise required by applicable law, relating to any person that the stockholder proposes to nominate for election or re-election as a director, including that person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

•	a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting that business at that meeting and any material interest of the stockholder in the business proposed; and

•	the stockholder’s name and address as they appear on JPMorgan Chase’s books, the class and number of shares of JPMorgan Chase that are beneficially owned by the stockholder and whether the stockholder is part of a group that intends to solicit proxies in support of its proposal or nomination.

      Bank One. Under Bank One’s certificate of incorporation, in order for a stockholder to nominate candidates for election to Bank One’s board of directors at any annual or any special stockholders’ meeting at which the board of directors has determined that directors will be elected, timely written notice must be given to the Secretary of Bank One before the annual or special meeting. Under Bank One’s certificate of incorporation, to be timely, a stockholder’s notice of a director nomination must be delivered to, and received by, the Secretary of Bank One at least 60 days but no more than 90 days prior to the anniversary date of Bank One’s immediately preceding annual meeting; provided, however, that in the event the annual meeting is more than 30 days before or 60 days after such anniversary date, notice by the stockholder must be so received not earlier than the close of business on the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Bank One.

      The notice shall set forth

•	the name and address of the stockholder making the nomination;

•	the following relating to any person that the stockholder proposes to nominate for election or re-election as a director: name, age, business address, residence address (if known), principal occupation or employment;

•	the number of shares of stock of Bank One that are beneficially owned by each nominee and the nominating stockholder;

•	any other information regarding the nominee that may be required by Regulation 14A under the Securities Exchange Act of 1934; and

•	the executed written consent of each nominee to being named in the proxy statement as a nominee and to serving as a director if elected.

      In the case of a special meeting, under Bank One’s by-laws, notice of a stockholder nomination must be received no less than 90 days nor more than 120 days before a special meeting at which directors are to be elected or within 10 days of the date on which public announcement of the special meeting was first made by Bank One.

      Similarly, in order for a stockholder to propose business to be brought before any annual stockholders’ meeting, timely written notice must be given to the Secretary of Bank One before the annual meeting. Under Bank One’s by-laws, to be timely, such notice must be received by the Secretary of Bank One at least 90 days but no more than 120 days prior to the anniversary date of Bank One’s immediately preceding annual meeting; provided, however, that in the event the annual meeting is more than 30 days before or 60 days after such anniversary date, notice by the stockholder must be so received not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Bank One.

Limitation of Personal Liability of Directors and Officers

      Delaware law provides that a corporation may include in its certificate of incorporation a provision limiting or eliminating the liability of its directors to the corporation and its stockholders for monetary damages arising from a breach of fiduciary duty, except for:

•	a breach of the duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payment of a dividend or the repurchase or redemption of stock in violation of Delaware law; or

•	any transaction from which the director derived an improper personal benefit.

      The certificates of incorporation of both JPMorgan Chase and Bank One provide that, to the fullest extent Delaware law permits the limitation or elimination of the liability of directors, no director will be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Indemnification of Directors and Officers

      General. Under Delaware law, a corporation generally may indemnify directors and officers:

•	for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; and

•	with respect to any criminal proceeding, to the extent they had no reasonable cause to believe that their conduct was unlawful.

      In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

      JPMorgan Chase. JPMorgan Chase’s certificate of incorporation permits JPMorgan Chase to indemnify any director, officer, employee, or agent of JPMorgan Chase or any other person serving in that capacity at the request of JPMorgan Chase with another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by Delaware law. JPMorgan Chase’s by-laws require JPMorgan Chase to indemnify any of those persons to the fullest extent permitted by applicable law against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by those persons in connection with proceedings in which they were, are or have been threatened to be involved by virtue of their positions with JPMorgan Chase. In addition, under JPMorgan Chase’s by-laws, JPMorgan Chase will pay in advance of the disposition of any of those proceedings, after receipt of an appropriately documented request, any reasonable expenses incurred by or on behalf of a person who may be entitled to indemnification subject to the person agreeing to repay any amounts advanced if it is determined that JPMorgan Chase cannot indemnify the person against those expenses. The indemnification rights conferred by JPMorgan Chase are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, JPMorgan Chase’s certificate of incorporation or by-laws, any agreement, vote of stockholders or disinterested directors or otherwise.

      JPMorgan Chase is authorized to purchase and maintain insurance on behalf of its directors and officers.

      Bank One. Bank One’s certificate of incorporation provides for indemnification, to the fullest extent permitted by Delaware law, of any person who is or was a director, officer or employee of Bank One and who is or was a party, or who is threatened to be made a party, in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or employee of Bank One, or is or was serving at the request of Bank One as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. This right to indemnification includes the right to be paid expenses incurred in connection with any of those proceedings in advance of its final disposition. The indemnification rights conferred by Bank One are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, Bank One’s certificate of incorporation or by-laws, any agreement, vote of stockholders or disinterested directors or otherwise.

      Bank One is authorized to purchase and maintain insurance on behalf of its directors, officers, employees and agents.

State Anti-Takeover Statutes; Business Combinations with Interested Stockholders

      Delaware Anti-Takeover Statute. Under the Delaware business combination statute, a corporation is prohibited from engaging in any business combination with an interested stockholder who, together with its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within a three-year period did own, 15% or more of the corporation’s voting stock for a three year period following the time the stockholder became an interested stockholder, unless:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•	at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

      A business combination generally includes:

•	mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

•	specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

•	other transactions resulting in a disproportionate financial benefit to an interested stockholder.

      The provisions of the Delaware business combination statute do not apply to a corporation if, subject to requirements set forth in the statute, the certificate of incorporation or by-laws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

      Neither JPMorgan Chase nor Bank One has adopted any provision in its certificate of incorporation or by-laws to “opt out” of the Delaware business combination statute and the statute is applicable to business combinations involving JPMorgan Chase or Bank One.

      Bank One Certificate of Incorporation. The Bank One certificate of incorporation provides that Bank One may not engage in “business combinations” (as defined below) unless:

•	the business combination is approved by the affirmative vote of a majority of the voting power of all the shares of voting stock held by Bank One stockholders other than an “interested stockholder” (as defined below) with which or by or on whose behalf a business combination is proposed, voting together as a single class; or

•	the business combination is approved by a majority of the “continuing directors” of Bank One; or

•	the business combination complies with conditions described in the Bank One certificate of incorporation related to price and procedure.

      A “business combination” includes:

•	any merger or consolidation of Bank One or any of its subsidiaries with an interested stockholder or its affiliates;

•	any sale, exchange, lease, transfer or other disposition with or for the benefit of an interested stockholder involving any substantial part (defined as assets having a value of more than 15% of the stockholders’ equity of Bank One as reflected on the most recent fiscal year-end balance sheet) of the assets of Bank One or its subsidiaries or any interested stockholder or its affiliates;

•	the adoption of any plan or proposal for the liquidation or dissolution of Bank One proposed by an interested stockholder or its affiliates;

•	any reclassification of securities, or recapitalization of Bank One or any merger or consolidation of Bank One with any of its subsidiaries or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any series or class of voting stock (including any securities convertible into voting stock) of Bank One or any subsidiary that is beneficially owned by an interested stockholder or its affiliates; or

•	any agreement, contract or other arrangement providing to take any of the actions described above.

      An “interested stockholder” includes any person that is the beneficial owner of 10% or more of Bank One voting stock prior to the completion of a business combination, any person that is an affiliate of Bank One and was the beneficial owner of 10% or more of Bank One voting stock at any time within the two year period prior to the business combination, and any assignee of an interested stockholder if the assignment occurred within the two years preceding the business combination and did not involve a public offering.

      “Continuing directors” are those members of the Bank One board of directors who are not affiliates of an interested stockholder and who were members of the board prior to the time the interested stockholder became an interested stockholder, or any member of the board who are not affiliates of an interested stockholder and who are recommended to succeed a continuing director by a majority of the then-continuing directors.

      Any amendment to these provisions requires the affirmative vote of 80% of the voting power of all the shares of Bank One voting stock, voting together as a single class, provided that if an amendment is proposed on behalf of an interested stockholder, it must also be approved by the affirmative vote of a majority of the voting power of all the shares of voting stock held by stockholders other than the interested stockholder.

      There are no comparable provisions in JPMorgan Chase’s certificate of incorporation.

OTHER MATTERS TO BE CONSIDERED

AT THE JPMORGAN CHASE ANNUAL MEETING

      The stockholders meeting at which the merger will be considered will also be JPMorgan Chase’s annual meeting of stockholders for 2004. Therefore, a number of proposals requiring stockholder action in the ordinary course of JPMorgan Chase’s business also are being presented for consideration and voting. This portion of the document discusses these other proposals.

JPMorgan Chase Proposal 2: Election of Directors

      The JPMorgan Chase board of directors has nominated ten directors for election at its annual meeting to hold office until the next annual meeting and the election of their successors. Assuming the merger receives all required approvals, after the merger the board of directors of JPMorgan Chase will have sixteen members, consisting of eight directors from JPMorgan Chase, including Mr. Harrison, and eight directors from Bank One, including Mr. Dimon, as further described under “The Merger — Board of Directors and Management After the Merger.”

      Mr. Riley P. Bechtel, a director of JPMorgan Chase or a predecessor institution since 1995, will retire from the board of directors on the eve of the annual meeting in accordance with an intention he had communicated to the board last year. Mr. M. Anthony Burns, a director of JPMorgan Chase or a predecessor institution since 1990, has also expressed his intention to retire from the board of directors on the eve of the annual meeting. The board of directors and management thank Mr. Bechtel and Mr. Burns for their contributions to JPMorgan Chase.

Vote Required

      JPMorgan Chase directors must be elected by a plurality of the votes cast at the meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes withheld for any nominee will not be counted.

      Although JPMorgan Chase knows of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxies would vote your common stock to approve the election of any substitute nominee proposed by the board of directors. JPMorgan Chase’s board may also choose to reduce the number of directors to be elected, as permitted by JPMorgan Chase’s by-laws.

General Information about the Nominees

      All of the nominees are currently directors. Each has agreed to be named in this document and to serve if elected. All nominees were JPMorgan Chase directors in 2003 and attended at least 75% of the meetings of JPMorgan Chase’s board and committees on which they served in that year.

      Unless stated otherwise, each nominee has been continuously employed by his or her present employer for more than five years. The age indicated in each nominee’s biography is as of February 1, 2004, and all other biographical information is as of the date of this document.

      In the following biographies, references to a predecessor institution of JPMorgan Chase are references to The Chase Manhattan Corporation, Chemical Banking Corporation, J.P. Morgan & Co. Incorporated and/or Manufacturers Hanover Corporation.

Information about the Nominees

      Hans W. Becherer (age 68). Mr. Becherer has been Retired Chairman and Chief Executive Officer of Deere & Company (equipment manufacturer) since August 2000, having served as

Chairman since 1990 and as Chief Executive Officer since 1989. Mr. Becherer is also a director of Honeywell International Inc. and Schering-Plough Corporation. He has been a director of JPMorgan Chase or a predecessor institution since 1998.

      Frank A. Bennack, Jr. (age 70). Mr. Bennack has been Chairman of the Executive Committee and Vice Chairman of the Board of The Hearst Corporation (publishing, broadcasting, and media) since June 2002. He is the immediate past President and Chief Executive Officer, positions he held beginning in 1979. Mr. Bennack is a director of Hearst-Argyle Television, Inc., Polo Ralph Lauren Corporation and Wyeth. He has been a director of JPMorgan Chase or a predecessor institution since 1981.

      John H. Biggs (age 67). Mr. Biggs has been Former Chairman and Chief Executive Officer of Teachers Insurance and Annuity Association — College Retirement Equities Fund (TIAA-CREF) (national teachers’ pension fund) since November 2002, having served as Chairman and Chief Executive Officer from 1993 until 2002. Mr. Biggs is also a director of The Boeing Company and a Trustee of the International Accounting Standards Foundation. He has been a director of JPMorgan Chase since March 2003.

      Lawrence A. Bossidy (age 68). Mr. Bossidy has been Retired Chairman of Honeywell International Inc. (technology and manufacturing) since June 2002, having served as Chairman from July 2001 and from December 1999 to April 2000. He was Chief Executive Officer from July 2001 to February 2002. He was Chairman of AlliedSignal Inc. from 1992 to 1999 and Chief Executive Officer from 1991 to 1999 when he was named Chairman of Honeywell following the merger of the two companies. Mr. Bossidy is also a director of Berkshire Hills Bancorp, Inc. and Merck & Co., Inc. He has been a director of JPMorgan Chase or a predecessor institution since 1998.

      Ellen V. Futter (age 54). Ms. Futter has been President and Trustee of the American Museum of Natural History since 1993. She previously served as President of Barnard College beginning in 1980. Ms. Futter is also a director of American International Group, Inc., Bristol-Myers Squibb Company and Consolidated Edison, Inc., and a Trustee of Consolidated Edison Company of New York, Inc. She has been a director of JPMorgan Chase or a predecessor institution since 1997.

      William H. Gray, III (age 62). Mr. Gray was President and Chief Executive Officer of The College Fund/UNCF (educational assistance) from 1991 until he retired from those positions on March 31, 2004. He was a member of the United States House of Representatives from 1979 to 1991. Mr. Gray is also a director of Dell Computer Corporation, Electronic Data Systems Corporation (from which he is scheduled to retire in May 2004), Pfizer Inc., Prudential Financial, Inc., Rockwell Automation, Inc., Viacom Inc. (from which he is scheduled to retire in May 2004) and Visteon Corporation. He has been a director of JPMorgan Chase or a predecessor institution since 1992.

      William B. Harrison, Jr. (age 60). Mr. Harrison has been Chairman and Chief Executive Officer of JPMorgan Chase since November 2001, prior to which he was President and Chief Executive Officer from December 2000. He was Chairman and Chief Executive Officer of The Chase Manhattan Corporation from January through its merger with J.P. Morgan & Co. Incorporated in December 2000 and President and Chief Executive Officer from June through December 1999, prior to which he had been Vice Chairman of the Board. He has been a director of JPMorgan Chase or a predecessor institution since 1991. Mr. Harrison is also a director of Merck & Co., Inc.

      Helene L. Kaplan (age 70). Mrs. Kaplan has been Of Counsel to the firm of Skadden, Arps, Slate, Meagher & Flom LLP (law firm) since 1990. Mrs. Kaplan is also a director of Exxon Mobil Corporation, The May Department Stores Company and MetLife Inc. She has been a director of JPMorgan Chase or a predecessor institution since 1987.

      Lee R. Raymond (age 65). Mr. Raymond has been Chairman of the Board and Chief Executive Officer of Exxon Mobil Corporation (oil and gas) since December 1999. He was Chairman of the Board and Chief Executive Officer of Exxon Corporation from 1993 until its merger with Mobil Oil Corporation in 1999. He has been a director of JPMorgan Chase or a predecessor institution since 1987.

      John R. Stafford (age 66). Mr. Stafford has been Retired Chairman of the Board of Wyeth (pharmaceuticals) since January 2003. He was Chairman of the Board from 1986 and Chief Executive Officer from 1986 until May 2001. Mr. Stafford is also a director of Honeywell International Inc. and Verizon Communications Inc. He has been a director of JPMorgan Chase or a predecessor institution since 1982.

About the JPMorgan Chase Board and its Committees

      The JPMorgan Chase Board. JPMorgan Chase is governed by its board of directors and various committees of the board that meet throughout the year. Directors discharge their responsibilities throughout the year at board and committee meetings and also through telephone contact and other communications with the Chairman and Chief Executive Officer and others regarding matters of concern and interest to JPMorgan Chase. During 2003, there were 12 meetings of JPMorgan Chase’s board.

      The JPMorgan Chase board of directors determined that each of the non-management directors is independent in accordance with the director independence definition specified in the Corporate Governance Practices of JPMorgan Chase’s board, which definition includes the independence standards applicable under the listing standards of the New York Stock Exchange for independence of board members, including independence of members of the Audit Committee, the Compensation and Management Development Committee and the Governance Committee. In making its independence determinations, JPMorgan Chase’s board noted that Lawrence A. Bossidy’s son is employed by JPMorgan Chase as a Vice President and received more than $100,000 in compensation in 2003. JPMorgan Chase’s board determined that this relationship was not material. The employment relationship is maintained on an arm’s length basis; Mr. Bossidy’s son is not an executive officer of JPMorgan Chase or a member of Mr. Bossidy’s household; and Mr. Bossidy does not have any material interest in the employment relationship.

      The board of directors has regularly scheduled meetings of non-management directors at least twice each year. In accordance with the board’s Corporate Governance Practices, one meeting is for review of the Chief Executive Officer, generally in January, and is led by the chairman of the Compensation & Management Development Committee, and one meeting is for a review of the board and its Corporate Governance Practices, generally in July, and is led by the chairman of the Governance Committee. These meetings, or others that may be scheduled, also provide the opportunity for discussion of such other topics as the non-management directors may find appropriate, with discussion to be led by the chairman of the committee most relevant to the topic, including the Audit Committee, the Risk Policy Committee and the Public Policy Committee.

      The board’s Corporate Governance Practices state that director attendance is expected at annual meetings of stockholders. Each of our directors attended JPMorgan Chase’s 2003 annual meeting.

      The board’s Corporate Governance Practices and charters of the committees described below, which are the board’s principal committees, are available on JPMorgan Chase’s website at www.jpmorganchase.com. The charter of the Audit Committee is attached as Annex H to this document.

      Communications with the Board. To contact any of the JPMorgan Chase directors or committee chairs or the non-management directors as a group, please mail your correspondence to:

J.P. Morgan Chase & Co.

Attention (director)
Office of the Secretary
270 Park Avenue
New York, New York 10017

      Committees of the Board. JPMorgan Chase’s board has five principal committees. The following describes for each committee its current membership, the number of meetings held during 2003, and its mission. All members of these committees are non-management directors.

      Audit Committee. The members of JPMorgan Chase’s Audit Committee are Hans W. Becherer, Frank A. Bennack, Jr., John H. Biggs (Vice Chairman) and M. Anthony Burns (Chairman). This committee met 13 times in 2003. The Audit Committee is responsible for oversight of:

•	the external auditor’s qualifications and independence;

•	the performance of JPMorgan Chase’s internal audit function and external auditor; and

•	the Chief Executive Officer’s and senior management’s responsibilities to assure that there is in place an effective system of controls reasonably designed to safeguard the assets and income of JPMorgan Chase; assure the integrity of JPMorgan Chase’s financial statements; and maintain compliance with JPMorgan Chase’s ethical standards, policies, plans and procedures, and with laws and regulations.

      The Audit Committee is also responsible for preparing the Audit Committee report required by the rules of the Securities and Exchange Commission which is included in this document under “Audit Committee Report” below.

      JPMorgan Chase’s board of directors has determined that each Audit Committee member is independent in accordance with the listing standards of the New York Stock Exchange and each member is an audit committee financial expert as defined by the Securities and Exchange Commission.

      Compensation & Management Development Committee. The members of JPMorgan Chase’s Compensation & Management Development Committee are Riley P. Bechtel, William H. Gray, III, Lee R. Raymond and John R. Stafford (Chairman). This committee met five times in 2003. The Compensation & Management Development Committee reviews and approves JPMorgan Chase’s compensation and benefit programs; ensures the competitiveness of these programs; and advises the board on the development of and succession for key executives.

      JPMorgan Chase’s board of directors has determined that each Compensation & Management Development Committee member is independent in accordance with the listing standards of the New York Stock Exchange.

      Governance Committee. The members of JPMorgan Chase’s Governance Committee are Frank A. Bennack, Jr., John H. Biggs, Lee R. Raymond (Chairman) and John R. Stafford. This committee met four times in 2003. The Governance Committee of JPMorgan Chase exercises general oversight with respect to the governance of the board of directors.

      JPMorgan Chase’s board of directors has determined that each Governance Committee member is independent in accordance with the listing standards of the New York Stock Exchange.

      The charter of the Governance Committee is available on the JPMorgan Chase website at www.jpmorganchase.com.

      Public Policy Committee. The members of JPMorgan Chase’s Public Policy Committee are Hans W. Becherer, Riley P. Bechtel, Lawrence A. Bossidy, M. Anthony Burns, Ellen V. Futter, William H. Gray, III and Helene L. Kaplan (Chairman). This committee met three times in 2003. The Public Policy Committee reviews the charitable and community oriented activities of JPMorgan Chase and its subsidiaries.

      Risk Policy Committee. The members of JPMorgan Chase’s Risk Policy Committee are Lawrence A. Bossidy (Chairman), Ellen V. Futter and Helene L. Kaplan. This committee met six times in 2003. The Risk Policy Committee is responsible for oversight of the Chief Executive Officer’s and senior management’s responsibilities to assess and manage JPMorgan Chase’s credit risk and market risk and is also responsible for review of JPMorgan Chase’s fiduciary and asset management activities.

Nomination Process

      JPMorgan Chase’s Governance Committee acts as a nominating committee and is responsible for evaluating and recommending to the board proposed nominees for election to JPMorgan Chase’s board of directors. As part of its process, the committee will consider director candidates recommended for consideration by members of the board, by management and by stockholders. Stockholders wishing to recommend to the Governance Committee a candidate for director should write to the Secretary of JPMorgan Chase. It is the policy of the Governance Committee that candidates recommended by stockholders will be considered on the same basis as the other candidates and there are no additional procedures a stockholder must undertake in order for the Committee to consider such stockholder recommendations. As stated in the board’s Corporate Governance Practices, in general, the board wishes to balance the needs for professional knowledge, business expertise, varied industry knowledge, financial expertise, and CEO-level business management experience, while maintaining within these criteria an appropriate gender and minority representation. The Governance Committee also takes into account criteria applicable to board committees.

      The board of directors of JPMorgan Chase after the merger will have sixteen members, consisting of eight directors from JPMorgan Chase, including Mr. Harrison, and eight directors from Bank One, including Mr. Dimon. See “The Merger — Board of Directors and Management After the Merger” beginning on page 67. The chair of the Governance Committee of JPMorgan Chase and the chair of the Corporate Governance and Nominating Committee of Bank One will lead efforts within their respective boards to determine the board of the merged company.

Director Compensation

      JPMorgan Chase directors who are officers of JPMorgan Chase do not receive any fees for their services as directors. Each non-management director of JPMorgan Chase receives an annual retainer of $75,000 and an annual grant of common stock equivalents valued at $170,000 on the date of grant. Each chairman of a JPMorgan Chase board committee receives an additional fee of $15,000 per year.

      The annual grant of common stock equivalents will earn dividend equivalents and must remain indexed to JPMorgan Chase’s common stock until a director’s termination of service, at which time it will be paid in cash or may be reallocated in accordance with elections permitted for deferred cash compensation.

      JPMorgan Chase’s non-management directors may elect to be included in a group term life insurance policy and a business travel accident insurance policy. During 2003, JPMorgan Chase paid average premiums for these coverages of approximately $1,380 per director. A JPMorgan Chase director may elect to participate in JPMorgan Chase’s medical insurance coverage, with the cost of the coverage paid by the director at the same rate as would be paid by an employee.

      Deferred Compensation Arrangements for Non-Management Directors. Each year JPMorgan Chase’s non-management directors may elect to defer all or part of their cash compensation. A director’s right to receive future payments under any deferred compensation arrangement is an unsecured claim against JPMorgan Chase’s general assets. Cash amounts may be deferred into various investment equivalents, including a common stock equivalent, and will be paid and distributed in cash after the director retires from JPMorgan Chase’s board. Compensation that was paid in common stock in prior years which may have been deferred is distributable only in common stock when the director retires from the board.

Security Ownership of Management

      The following table shows the number of shares of JPMorgan Chase common stock and common stock equivalents beneficially owned as of February 11, 2004, by each JPMorgan Chase director who is a nominee, the JPMorgan Chase executive officers named in the summary compensation table, and all JPMorgan Chase directors and executive officers as a group. Unless otherwise indicated, each of the named individuals and each member of the group has sole voting power and sole investment power with respect to the shares shown. The number of shares beneficially owned, as that term is defined by Rule 13d-3 under the Securities Exchange Act of 1934, by all directors and executive officers as a group totals 0.8% of the outstanding JPMorgan Chase common stock as of February 11, 2004. No director or executive officer beneficially owns any JPMorgan Chase preferred stock.

      JPMorgan Chase has been notified by the following persons that they are the beneficial owners of more than five percent of JPMorgan Chase common stock as of December 31, 2003. According to a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2004, Capital Research and Management Company, 333 South Hope Street, Los Angeles, California 90071, was the beneficial owner of 132,464,130 shares of JPMorgan Chase common stock, representing 6.5% of the JPMorgan Chase outstanding common stock. The shares were acquired in Capital Research’s capacity as a registered investment adviser to various investment companies. Capital Research has sole dispositive power over these shares; they disclaim beneficial ownership of the shares. According to a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2004, Barclays Global Investors, NA, 45 Fremont Street, San Francisco, California 94105, together with its affiliated entities, was the beneficial owner of 109,529,042 shares of JPMorgan Chase common stock, representing 5.36% of the JPMorgan Chase outstanding common stock. The shares reported by Barclays are shares held in trust accounts for the economic benefit of the beneficiaries of those accounts. Barclays has sole dispositive power over 96,024,936 shares and sole voting power over 95,924,698 shares; they disclaim beneficial ownership of the shares.

Security Ownership of Directors and Executive Officers

Shares of
JPMorgan Chase
Name of Individual	Common Stock

Hans W. Becherer	43,304(1)(2)(3)
Riley P. Bechtel	38,693(1)(2)(3)
Frank A. Bennack, Jr.	54,270(2)(3)
John H. Biggs	9,198(2)
Lawrence A. Bossidy	58,275(1)(2)(3)
M. Anthony Burns	45,566(1)(2)(3)
David A. Coulter	1,388,860(3)(4)
Dina Dublon	962,969(1)(3)(4)
Ellen V. Futter	32,658(1)(2)(3)
William H. Gray, III	45,792(1)(2)(3)
William B. Harrison, Jr.	4,723,682(1)(3)(4)(5)
Helene L. Kaplan	61,038(1)(2)(3)
Donald H. Layton	2,369,891(1)(3)
Lee R. Raymond	95,285(1)(2)(3)
John R. Stafford	81,600(1)(2)(3)(5)
Don M. Wilson III	1,290,153(1)(3)
All directors and executive officers as a group (21 persons)	16,433,899

(1)	The amounts reported include shares of common stock, receipt of which has been deferred under JPMorgan Chase’s deferred compensation plan arrangements, as follows: Mr. Becherer: 7,202 shares; Mr. Bechtel: 14,128 shares; Mr. Bossidy: 9,145 shares; Mr. Burns: 7,061 shares; Ms. Dublon: 59,845 shares; Ms. Futter: 10,178 shares; Mr. Gray: 15,337 shares; Mr. Harrison: 112,174 shares; Mrs. Kaplan: 8,808 shares; Mr. Layton: 241,316 shares; Mr. Raymond: 19,328 shares; Mr. Stafford: 13,000 shares; Mr. Wilson: 288,591 shares; and all directors and executive officers as a group: 1,143,303 shares.

(2)	The amounts reported include the number of units of common stock equivalents held by directors under JPMorgan Chase’s deferred compensation arrangements entitling those directors, upon termination of service, to receive a cash payment for each unit equal to the fair market value at that time of a share of common stock as follows: Mr. Becherer: 23,180 units; Mr. Bechtel: 14,353 units; Mr. Bennack: 28,168 units; Mr. Biggs: 6,148 units; Mr. Bossidy: 12,268 units; Mr. Burns: 20,660 units; Ms. Futter: 12,268 units; Mr. Gray: 22,093 units; Mrs. Kaplan: 28,168 units; Mr. Raymond: 65,745 units; Mr. Stafford: 42,966 units; and all directors as a group: 276,017 units.

(3)	The amounts reported include shares of JPMorgan Chase common stock that may be acquired within 60 days of February 11, 2004, through the exercise of stock options as follows: each non- management director: 8,362 shares; Mr. Coulter: 864,401 shares; Ms. Dublon: 595,682 shares; Mr. Harrison: 3,365,344 shares; Mr. Layton: 1,433,560 shares; Mr. Wilson: 662,760 shares; and all directors and executive officers as a group: 10,265,969 shares. The amounts reported also include shares of JPMorgan Chase common stock that may be received at the end of a restricted period and/or when common stock price targets are met pursuant to forfeitable awards of restricted stock and/or restricted stock units as follows: Mr. Coulter: 349,256 shares; Ms. Dublon: 267,879 shares; Mr. Harrison: 698,523 shares; Mr. Layton: 493,962 shares; Mr. Wilson: 232,889 shares; and all executive officers as a group: 3,085,025 shares.

(4)	The amounts reported include JPMorgan Chase common stock allocated to accounts under a Section 401(k) plan as follows: Mr. Coulter: 109 shares; Ms. Dublon: 2,763 shares; Mr. Harrison: 18,513 shares; and all executive officers as a group: 29,504 shares.

(5)	The amounts reported include shares for which beneficial ownership is disclaimed as follows: Mr. Harrison: 30,249 shares; Mr. Stafford: 900 shares; and all directors and executive officers as a group: 31,149 shares.

Compensation Committee Report on Executive Compensation

Compensation Policies

      The Compensation & Management Development Committee, which consists solely of non-management directors, administers the compensation and benefit programs of JPMorgan Chase and its subsidiaries and determines the compensation of executive officers. The committee’s recommendations regarding officer directors are subject to ratification by JPMorgan Chase’s board of directors.

      JPMorgan Chase’s compensation programs are designed to attract, retain and motivate top quality, effective executives and professionals. The firm’s compensation policy for executive officers emphasizes performance-based pay over fixed salary and uses equity-based awards to align the interests of executive officers with JPMorgan Chase’s stockholders. JPMorgan Chase seeks to provide compensation levels that are competitive with those provided by the appropriate peer groups of financial institutions in each of the markets and businesses in which it competes. During 2003, the committee received reports from independent consultants to ensure that the program, in the committee’s judgment, remains competitive and able to meet its objectives.

      In general, each peer group will consist of comparable financial institutions that compete in the same markets and seek to sell similar financial services and products. Appropriate peer groups will change over time. These peer groups do not correspond to the large list of institutions that make up the indices shown on page 125 of this document.

      The committee reviewed and approved minor revisions to its charter in January 2004 to ensure that its charter and the committee’s practices are fully compliant with the final New York Stock Exchange listing requirements.

Firm Performance and Compensation

      The committee’s fundamental principle in determining appropriate compensation levels for individual executive officers and for overall business units is to align compensation award levels with annual performance and progress towards and achievement of long-term strategic and financial goals. Because of JPMorgan Chase’s diversified businesses, compensation award amounts vary significantly across businesses in line with the compensation practices in JPMorgan Chase’s different competitive markets. The payment of bonuses and the awards of stock options and restricted stock units are directly related to corporate and individual performance and, where relevant, business unit performance.

      Quantitative performance goals may vary from year to year and have included such factors as performance against plan, earnings per share growth, stock price performance relative to peers, revenue growth, return on common equity, growth in stockholder value added (SVA), credit quality, and other management indicators. Qualitative measures include the committee’s assessment of each executive’s success in (1) establishing, refining and executing JPMorgan Chase’s long-term strategic plan; (2) improving client satisfaction; (3) achieving market leadership positions in key businesses; (4) improving productivity, including performance against specific six sigma goals; (5) developing leaders who can meet the growing demands of the marketplace; and (6) implementing JPMorgan Chase’s diversity efforts at all levels of the organization.

      In 2003, JPMorgan Chase introduced a Balanced Scorecard for adjusting incentive pools based on firm-wide performance. Financial factors (stock price performance relative to peers; EPS vs. plan; SVA vs. plan; and the firm’s credit ratings) had a 70% weighting; nine goals in three more qualitative categories (Partnership, Productivity, and People) were weighted at 30%. For 2003, for most business units, 20% of the business unit’s incentive compensation pool at plan was based on JPMorgan Chase’s results as determined by the Balanced Scorecard. For corporate functions, the corresponding percentage ranged up to 50% and was 100% for the Executive Committee.

      For 2003, the committee approved compensation funding levels for JPMorgan Chase and awards to executive officers based on its assessment of improved financial performance as measured by revenue, earnings and SVA growth in excess of both Plan and prior year. JPMorgan Chase’s financial performance reflected record earnings in the Investment Bank, as revenues were strong and commercial credit costs declined dramatically, and in Chase Financial Services, as Chase Home Finance benefited from a strong mortgage market. JPMorgan Chase’s private equity business improved significantly versus the prior year. JPMorgan Chase’s stock price was up 53% year-over-year and total stock return exceeded its peer group by 22% for the same period. The committee also recognized that JPMorgan Chase maintained its leadership position in key products and markets and continued its expense management discipline with revenue growth exceeding expense growth by 4%. Overall, incentive compensation award pools were up 25% from last year.

Compensation Program Design

      Compensation paid to JPMorgan Chase’s executive officers for 2003 consisted primarily of salary, cash bonuses, stock appreciation rights and restricted stock units awarded under JPMorgan Chase’s 2000 Key Executive Performance Plan (2000 KEPP) and the 1996 Long-Term Incentive Plan, as amended. Both of these plans were approved by stockholders. In addition, executive officers are eligible to participate in JPMorgan Chase’s general benefit plans, including retirement, health and savings plans.

      Salaries — For each executive, the committee reviews salaries paid to similarly situated executives in the relevant competitor peer group. A particular executive’s actual salary will be set based on this competitive review; the executive’s performance and potential; and JPMorgan Chase’s emphasis on performance-based rather than salary-based compensation.

      Incentives — Throughout the year, the committee reviews financial and operational results and strategic achievements, both for JPMorgan Chase overall and by line of business, as well as compensation market data and trends for the appropriate peer groups, to determine overall business incentive funding levels and individual awards for executive officers. Individual annual performance incentives are awarded based on the executive’s success in achieving corporate, business unit and individual performance goals and the committee’s assessment of the individual’s current and potential contribution to JPMorgan Chase’s success.

      Incentive Mix — Incentives are awarded in cash and in the form of JPMorgan Chase equity. Because JPMorgan Chase believes that the grant of significant annual equity-based awards further links the interests of senior management and JPMorgan Chase’s stockholders, more than 55% of the incentives awarded to executive officers in 2003 were in the form of JPMorgan Chase equity. In January 2004, the committee approved awards of restricted stock units which will vest 50% in January 2006 and 50% in January 2007. The committee also approved stock appreciation rights settled in shares which will become exercisable 50% in January 2006 and 50% in January 2007. These stock appreciation rights will expire on February 11, 2014. All awards vest in case of death, disability or retirement. These terms and conditions applied to awards for all employees across the firm.

      Executive Committee members own significant amounts of JPMorgan Chase’s stock. Effective August 2002, the committee approved stock ownership guidelines for Executive Committee members that require each executive to retain 75% of the net shares of stock received from stock grants and options (after deductions for taxes and option exercise costs).

      Final compensation data for JPMorgan Chase’s competitive peer groups for calendar year 2003 are not yet available. The committee estimates that total compensation amounts for the firm’s executive officers (base salary, annual bonus and equity-based awards) will be approximately in the 75th percentile of compensation levels of applicable peer groups.

Deductibility of Executive Compensation

      In May 1999 JPMorgan Chase’s stockholders approved the 2000 KEPP, a plan designed to allow JPMorgan Chase a tax deduction for incentive compensation payments to the Chief Executive Officer and the other four most highly paid executive officers. Absent the 2000 KEPP, such incentive compensation payments would not be deductible to the extent such amounts for any such officer in any year exceeded $1 million. In administering this plan, the committee will promote its policy of maximizing corporate tax deductions, wherever feasible. Under the 2000 KEPP, each participant is allocated a percentage of a bonus pool at the beginning of the performance year (subject to reduction by the committee and a separate individual participant limit).

Compensation Actions for Mr. Harrison

      In January 2004, the committee, as ratified by JPMorgan Chase’s board of directors, awarded Mr. Harrison total incentives for 2003 performance of $19 million, an increase of 147% from his 2002 awards, detailed in the table below:

				Total Annual
			Stock Appreciation	Incentive	% Change Versus
Year	Cash Bonus	Restricted Stock(1)	Rights/Options(2)	Compensation(3)	Prior Year

2003	$7,600,000	$5,700,000	$5,700,000	$19,000,000	147%
2002	$3,080,000	$2,310,000	$2,310,000	$7,700,000	-50%
2001	$5,000,000	$5,200,000	$5,200,000	$15,400,000	-15%

(1)	142,643 restricted stock units granted for 2003. The 2001 restricted stock was reported in Table IV of the 2002 proxy statement and is paid out only if the stock price achieves the $52 target by January 2007.

(2)	427,928 stock appreciation rights settled only in shares granted for 2003 valued at one-third the grant price; stock options granted for 2002 and 2001.

(3)	Does not include merger related payments awarded in July 2001.

      The restricted stock units will vest 50% in January 2006 and 50% in January 2007 and the stock appreciation rights become exercisable 50% in January 2006 and 50% in January 2007. These awards reflect JPMorgan Chase’s excellent performance in 2003 described above. In addition to Mr. Harrison’s overall leadership, the committee noted, among others, Mr. Harrison’s contribution to the following significant achievements: (1) continued execution against JPMorgan Chase’s strategic goals of earnings diversification, integrated delivery, leadership positions and scale; (2) maintenance and improvement of key market leadership positions across the firm, including equities, syndicated loans, high grade bonds, derivatives, mergers & acquisitions, asset management, private banking, residential mortgages and operating services; (3) disciplined expense management and productivity improvement; and (4) ongoing efforts in leadership development and diversity.

Dated as of February 18, 2004

Compensation & Management Development Committee

John R. Stafford (Chairman)
Riley P. Bechtel
William H. Gray, III
Lee R. Raymond

Executive Compensation Tables

Summary Compensation Table

	Annual compensation(1)					Long-term compensation awards

				Prior Merger Related(2)		Awards		Payouts

							Securities
					Restricted	Restricted	underlying
					stock	stock	options/SARs	LTIP	All other
Name and					award	award	granted	payouts	compensation
principal position	Year	Salary($)	Bonus($)	Bonus($)	($)(4)	($)(3)(4)	(#)	($)(6)	($)(7)

William B. Harrison, Jr.	2003	$1,000,000	$7,600,000	$0	$0	$5,700,000	427,928	$0	$74,355
Chairman and Chief	2002	1,000,000	3,080,000	5,000,000	0	2,310,000	316,873	0	65,414
Executive Officer	2001	1,000,000	5,000,000	5,000,000	5,000,000	Note (5)	423,340	1,099,013	78,477

David A. Coulter	2003	476,667	5,800,000	0	0	4,350,000	326,577	0	0
Vice Chairman	2002	220,000	3,200,000	0	0	2,290,000	314,129	0	0
	2001	220,000	4,780,000	0	0	5,000,000	407,057	0	11,000

Dina Dublon	2003	500,000	4,750,000	0	0	2,375,000	178,304	0	25,000
Chief Financial Officer	2002	500,000	2,100,000	625,000	625,000	1,575,000	216,050	0	25,000
	2001	491,667	2,500,000	625,000	625,000	1,875,000	152,647	396,094	24,583

Donald H. Layton	2003	500,000	5,800,000	0	0	4,350,000	326,577	0	26,978
Vice Chairman	2002	500,000	3,000,000	2,500,000	0	2,250,000	308,642	0	10,416
	2001	500,000	8,000,000	2,500,000	2,500,000	3,750,000 (5)	305,293	792,188	25,000

Don M. Wilson III	2003	300,000	5,850,000	0	0	2,925,000	219,595	0	0
Chief Risk Officer

(1)	Includes amounts paid or deferred during each year.

(2)	Amounts shown are special JPMorgan-Chase merger related awards granted in 2001 as follows: Mr. Harrison: $10,000,000 and 118,582 restricted stock units; Ms. Dublon: $1,250,000 and 29,646 restricted stock units; and Mr. Layton: $5,000,000 and 59,291 restricted stock units. These awards were payable as follows: 50% of the cash portion in January 2002 and 50% in January 2003 (this is reflected in the column “Prior Merger Related — Bonus”). The restricted stock units were distributed in January 2002 for Mr. Harrison and Mr. Layton. Restricted stock units awarded to Ms. Dublon were distributed 50% in January 2002 and 50% in January 2003.

(3)	Market value of the restricted stock units awarded on February 11, 2004, relating to 2003 performance.

(4)	All awards of restricted stock units are valued as of the date of grant. Dividend equivalents are payable on all restricted stock units. The number and aggregate market value of all restricted stock units held as of December 31, 2003 were as follows: Mr. Harrison: 777,415 units ($28,554,453); Mr. Coulter: 349,256 units ($12,828,173); Ms. Dublon: 308,885 units ($11,345,346); Mr. Layton: 563,442 units ($20,695,225); and Mr. Wilson: 338,889 units ($12,447,393). The foregoing numbers include awards of restricted stock units made on February 11, 2004, relating to 2003 performance and previous grants of forfeitable awards, other than awards forfeited as discussed in note 6.

(5)	Amounts shown in this table for Mr. Harrison for 2001 do not include an award for 2001 performance reported as January 2002 long-term incentive awards in Table IV of JPMorgan Chase’s 2002 proxy statement, which the Compensation & Management Development Committee valued at $5,200,000, based upon a grant date stock price of $36.85 per JPMorgan Chase common share. This award will be forfeited if the target price is not met by January 25, 2007. The target price will be achieved when the average of the closing prices of JPMorgan Chase common stock for 10 consecutive trading days equals or exceeds $52. Amounts shown in this table as JPMorgan-Chase merger related awards for Messrs. Harrison and Layton for 2001 also do not include awards reported as July 2001 JPMorgan-Chase merger related awards in Table IV of JPMorgan Chase’s 2002 proxy statement. Such JPMorgan-Chase merger related awards were subject to the same target price and forfeiture provisions as JPMorgan Chase’s January 2002 long-term incentive awards for 2001 performance for Mr. Harrison.

(6)	The 2001 LTIP payout for each of Mr. Harrison, Ms. Dublon and Mr. Layton, represents the aggregate market value of JPMorgan Chase’s common stock distributed to them pursuant to the vesting of long-term incentive plan restricted stock units granted on January 20, 1998. Mr. Harrison, Ms. Dublon and Mr. Layton received awards in 1999 of restricted stock units subject to forfeiture if applicable target prices were not met on or before January 25, 2004. Such target prices of $73.33 and $83.33 were not met and the following restricted stock units were forfeited by those named executive officers who were also executive officers in 1999: Mr. Harrison: 32,429 units; Ms. Dublon: 18,366 units; and Mr. Layton: 21,621 units.

(7)	Includes employer contributions to 401(k) plans. Mr. Coulter was not eligible to receive the employer contributions to the 401(k) plan in 2002 and 2003; Mr. Layton was not eligible for a portion of 2002; Mr. Wilson was not eligible in 2003. Also includes tax reimbursements in connection with non-business use of corporate aircraft where the imputed value of such use exceeded amounts paid to JPMorgan Chase by an officer, as follows: Mr. Harrison: $24,355 in 2003, $15,414 in 2002 and $28,477 in 2001; and Mr. Layton: $1,978 in 2003.

Stock Appreciation Rights (SARs) Grant Table

		Percent of total
		SARs/options	Exercise or
	SARs	granted to	base price	Expiration	Grant date
Name	granted(1)	employees	($/share)	date	present value

William B. Harrison, Jr.	427,928	1.92%	$39.96	2/11/2014	$5,652,929
David A. Coulter	326,577	1.47%	$39.96	2/11/2014	4,314,082
Dina Dublon	178,304	0.80%	$39.96	2/11/2014	2,355,396
Donald H. Layton	326,577	1.47%	$39.96	2/11/2014	4,314,082
Don M. Wilson III	219,595	0.99%	$39.96	2/11/2014	2,900,850

(1)	All grants were stock appreciation rights settled only in shares of JPMorgan Chase common stock, exercisable in two equal annual installments beginning on January 25, 2006.

      For the SAR grants disclosed in the above table, present values on the grant date were determined by using the Black-Scholes option pricing model modified to take dividends into account. The values set forth in the table should not be viewed in any way as a forecast of the performance of JPMorgan Chase’s common stock, which will be influenced by future events and unknown factors. The model as applied used the applicable grant date and the exercise price shown in the table and the fair market value of JPMorgan Chase’s common stock on the grant date, which was the same as the exercise price. The model assumed: (i) a risk-free rate of return of 3.64%, the implied rate on 10-year U.S. Treasury zero coupon bonds on the grant date; (ii) stock price volatility of 41.38%; (iii) a constant dividend yield of 3.347%, based on the historical common stock dividend as of the grant date; and (iv) the exercise of all SARs on the final day of their 10-year terms. No discount from the theoretical value was taken to reflect the waiting period prior to vesting, the limited transferability of the SARs, and the likelihood of the SARs being exercised in advance of the final day of their terms.

Aggregated Option Exercises in 2003 and Year-End Option Values

			Number of securities		Value of unexercised
	Aggregated option		underlying unexercised		in-the-money
	exercises		options(#)		options($)(2)

	Shares
	acquired	Value
	on exercise	realized
Name	(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

William B. Harrison, Jr.	225,000	$2,253,938	3,003,862	2,572,078	$15,997,172	$4,708,733
David A. Coulter	0	0	531,038	1,566,564	0	4,667,957
Dina Dublon	18,000	325,364	473,320	606,008	1,065,569	3,210,503
Donald H. Layton	120,000	2,511,600	1,325,146	1,303,744	9,690,649	4,586,420
Don M. Wilson III	76,000	1,496,489	614,951	717,160	2,366,189	5,228,521

(1)	Where applicable, amounts indicated include values that would have been realized on exercise but were deferred into JPMorgan Chase common stock units. Option exercises were in connection with 10-year options expiring during 2003 and 2004.

(2)	Value based on $36.73, the closing price per share of JPMorgan Chase common stock on December 31, 2003.

Comparison of Five-Year Cumulative Total Return

      Below is a line graph that compares the yearly percentage change in the cumulative total stockholder return of JPMorgan Chase common stock to the cumulative total return of the S&P Financial Index and the S&P 500 Index for each of the five years in the period commencing December 31, 1998, and ending December 31, 2003. The results are based on an assumed $100 invested on December 31, 1998, and reinvestment of dividends.

Retirement Benefits

      Retirement Plan. Eligible U.S. employees (generally salaried employees) of those JPMorgan Chase subsidiaries that have elected to participate in the JPMorgan Chase Retirement Plan earn benefits under the plan if they have been employed for at least one year. Benefits generally become vested after five years of service. On a monthly basis, a bookkeeping account in a participant’s name is credited with an amount equal to a percentage of the participant’s base salary ranging from 3% to 10%, depending on years of credited service.

      These accounts also receive interest credits based on average 30-year U.S. Treasury rate published for the month of October of the prior year. When a participant terminates employment, the amount credited to the participant’s account is converted into an annuity or paid to the participant in a lump sum.

      Eligible participants, including the named executive officers of JPMorgan Chase, who were earning benefits under The Chase Manhattan Bank Retirement Plan as of December 31, 2001, have been grandfathered in the former pay credit schedule of that plan until termination of employment. Other non-grandfathered employees who were covered by that retirement plan remained covered by such former pay credit schedule until December 31, 2003, when the new schedule took effect for them.

      In addition, eligible participants in the Morgan Guaranty Trust Company of New York Retirement Plan who were earning benefits under the prior formula of that plan as of December 31, 1998, are eligible for a minimum benefit. This minimum benefit is calculated by comparing at the date of distribution a participant’s cash balance to the amount accrued under a prior traditional final average pay defined benefit formula using pay and credited service through the earlier of termination of employment or December 31, 2003, when the benefit was frozen.

      Supplemental Retirement Benefits. Supplemental retirement benefits are provided to the named executive officers of JPMorgan Chase and other participants under various nonqualified, unfunded programs. Unfunded benefits are provided to eligible employees, including each JPMorgan Chase executive officer, whose benefits under the plan are limited by type of compensation or amount under applicable federal tax laws and regulations. Designated JPMorgan Chase employees may also receive an unfunded annual benefit at retirement equal to a percentage of final average base pay compensation multiplied by years of service reduced by the amount of all benefits received under the plan and other nonqualified, unfunded programs. One of these programs provides a fixed retirement benefit per year of service to eligible persons, including the named executive officers of JPMorgan Chase.

      Estimate of Retirement Benefits. The following table shows the estimated annual retirement benefits, including supplemental retirement benefits under the plans applicable to the named JPMorgan Chase executive officers, that would be payable to the officers listed if they were to retire at age 65 at their 2003 base salary and payments were made in the form of a 50% joint and surviving spouse annuity, which is the normal form of payment for married employees.

Estimated Age 65 Retirement Benefits(1)

Estimated annual
Name	retirement benefit

William B. Harrison, Jr.	$915,346
David A. Coulter	152,292
Dina Dublon	455,555
Donald H. Layton	774,235
Don M. Wilson III	404,874

(1)	Amounts include (i) interest credits for cash balances projected to be 5.16% per year on annual salary credits and 6.45% per year on prior service balances, if any, and (ii) accrued benefits as of December 31, 2003, under applicable retirement plans, including nonqualified, unfunded programs, then applicable to the named executive officer. Benefits are not subject to any deduction for social security payments.

      Termination Arrangements. JPMorgan Chase maintains a severance policy that provides for severance in case of involuntary termination, except for cause, under which severance paid to a named executive officer would be in an amount equal to two times (three times in the case of Mr. Harrison) current base salary, plus two times (three times in the case of Mr. Harrison) such officer’s three-year average cash bonus. Under the terms and conditions of restricted stock unit awards and option grants, upon a job elimination officers would be entitled to: (1) full vesting of restricted stock units, except that performance-based restrictions on restricted stock or other stock-based awards would continue; and (2) stock options (other than the Growth Performance Incentive Program stock options) would become exercisable immediately and remain exercisable for their term for persons who are retirement eligible and for up to two years for persons not retirement eligible.

      As noted under “The Merger — Interests of Directors and Executive Officers in the Merger” beginning on page 63, in connection with the proposed merger with Bank One, the severance policy for Mr. Harrison will be amended, effective upon completion of the merger, so that Mr. Harrison’s severance will be the greater of (a) $22.2 million or (b) three times his current base salary and three-year average annual cash performance bonus if he is terminated involuntarily without cause prior to the second anniversary of the completion of the merger.

Additional Information about JPMorgan Chase Directors and Executive Officers

      Section 16(a) Beneficial Ownership Reporting Compliance. JPMorgan Chase’s directors and executive officers file reports with the Securities and Exchange Commission and the New York Stock Exchange indicating the number of shares of any class of the JPMorgan Chase equity securities they owned when they became a director or executive officer of JPMorgan Chase and, after that, any changes in their ownership of the JPMorgan Chase equity securities. They must also provide JPMorgan Chase with copies of these reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934. JPMorgan Chase has reviewed the copies of the reports received and written representations from the individuals required to file the reports. Based on this review, JPMorgan Chase believes that during 2003 each of the JPMorgan Chase directors and executive officers has complied with applicable reporting requirements for transactions in the JPMorgan Chase equity securities.

      Extensions of Credit to Directors and Officers. In the ordinary course of business, JPMorgan Chase’s subsidiaries have made loans and extended credit, and expect in the future to make loans and extend credit, to JPMorgan Chase’s directors, officers, and their associates, including corporations of which these individuals may be a director, officer, or both. None of these loans is preferential or nonperforming, and JPMorgan Chase believes that all are in conformity with the Sarbanes-Oxley Act.

      Director and Officer Transactions and Other Business Relationships. In the ordinary course of business, JPMorgan Chase may use the products or services of organizations of which the JPMorgan Chase directors are officers or directors. Mrs. Kaplan is Of Counsel to a law firm that has provided and is expected during 2004 to provide legal services to JPMorgan Chase from time to time on various matters.

      Some of JPMorgan Chase’s employees (approximately 2,600 in 2003) are given annually an opportunity to invest (through the purchase of common equity interests) on an after-tax basis in annually-formed limited partnerships each of which invests in the general pool of private equity investments made by JPMorgan Partners during the year the limited partnership is formed. The general partner of each of the limited partnerships is a JPMorgan Chase subsidiary. Each year this JPMorgan subsidiary makes a preferred capital contribution alongside the employee-investor equal to three times the amount of capital invested in the limited partnership by the employee-investors and also purchases common equity interests on terms consistent with the common equity investments of the employee-investors. In consideration for the preferred capital contribution, the subsidiary receives a specified fixed rate of return. This fixed rate of return is equal to 8% (cumulative but not compounded) for the limited partnerships investing during the years 1997 through 2000 and 7% (cumulative and compounded) for the limited partnerships investing during the years 2001 through 2003.

      All investments made by each limited partnership consist of a fixed percentage investment in all private equity investments made by JPMorgan Partners during the applicable year, and the limited partnership does not exercise any discretion over whether or not to participate in or dispose of any particular investment.

      Upon distribution of any limited partnership assets (including cash proceeds received upon the disposition of an investment), the general partner’s preferred capital contribution and the applicable accrued fixed rate of return is paid to the general partner. Thereafter, all further limited partnership asset distributions are made to the holders of the common equity interests.

      The outstanding balance as of December 31, 2003, of the aggregate preferred equity contributions made by the JPMorgan Chase subsidiary as a result of investments made by each named executive officer, from the year that person became an executive officer through 2001, were as follows: Mr. Harrison: $1,972,960; Mr. Coulter: $1,300,238; Ms. Dublon: $708,530; and Mr. Layton: $2,298,508. Commencing in 2002, the named executive officers and the other members of JPMorgan Chase’s Executive Committee were no longer eligible to participate in this coinvestment program.

      Compensation Committee Interlocks and Insider Participation. No member of the Compensation & Management Development Committee is or ever was a JPMorgan Chase officer or employee. No member of the committee is, or was during 2003, an executive officer of another company whose board of directors has a comparable committee on which one of JPMorgan Chase’s executive officers serves.

Audit Committee Report

      The Audit Committee of the JPMorgan Chase board of directors is composed of non-management directors and operates under a written charter adopted by the board of directors, a copy of which is attached as Annex H to this document.

      JPMorgan Chase management is responsible for JPMorgan Chase’s internal controls and the financial reporting process. The external auditor is responsible for performing an independent audit of JPMorgan Chase’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

      In this context, JPMorgan Chase’s Audit Committee has met and held discussions with management, the internal auditor and the external auditor. Management represented to the committee that JPMorgan Chase’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the committee has reviewed and discussed the consolidated financial statements with management and the external auditor. The committee discussed with the external auditor matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      JPMorgan Chase’s external auditor also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee discussed with the external auditor and the internal auditor that firm’s independence.

      Based on the Audit Committee’s discussion with management, the internal auditors, and the external auditor and the committee’s review of the representations of management and of the internal auditors, and the report of the external auditor to the committee, the committee recommended to JPMorgan Chase’s board of directors, and the board has approved, that the audited consolidated financial statements be included in JPMorgan Chase’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission. The Audit Committee also approved, subject to stockholder ratification, the selection of JPMorgan Chase’s external auditor.

      The Audit Committee reviewed its charter and practices in 2003 and adopted a revised charter in January 2004. The committee determined that its charter and practices are consistent with listing standards of the New York Stock Exchange and the provisions of the Sarbanes-Oxley Act of 2002.

Dated as of February 17, 2004

Audit Committee
M. Anthony Burns (Chairman)
Hans W. Becherer
Frank A. Bennack, Jr.
John H. Biggs (Vice Chairman)

JPMorgan Chase Proposal 3: Appointment of External Auditor

      The Audit Committee of JPMorgan Chase’s board of directors has appointed PricewaterhouseCoopers LLP, 1177 Avenue of the Americas, New York, NY 10036, as external auditor to audit the financial statements of JPMorgan Chase and its subsidiaries for the year ending December 31, 2004. A resolution will be presented at the meeting to ratify their appointment.

Fees Paid to PricewaterhouseCoopers LLP

      The fee categories have been classified as Audit, Audit-related, Tax and All other, in line with the Securities and Exchange Commission’s new proxy disclosure requirements pursuant to the implementation of the Sarbanes-Oxley Act of 2002.

      Aggregate fees for professional services rendered for JPMorgan Chase by PricewaterhouseCoopers LLP for the years ended December 31, 2003 and 2002, were:

	2003	2002

	($ in millions)
Audit	$25.1	$22.8
Audit-related	17.3	16.8
Tax	10.3	15.1
All other	0.7	14.5

Total	$53.4	$69.2

      Audit fees. Audit fees for the years ended December 31, 2003 and 2002, were $22.1 million and $19.0 million, respectively, for the annual audit and quarterly reviews of the consolidated financials statements and $3.0 million and $3.8 million, respectively, for services related to statutory/subsidiary audits, attestation reports required by statute or regulation, and comfort letters and Securities and Exchange Commission consents.

      Audit-related fees. Audit-related fees are comprised of assurance and related services that are traditionally performed by the external auditor. These services include audits of non-consolidated entities, and other attest and agreed-upon procedures not required by statute or regulation, which address accounting, reporting and control matters. These are normally provided by PricewaterhouseCoopers LLP in connection with the recurring audit engagement. Under previous proxy reporting rules, many of these services were required to be included in the All other fees category.

      Tax fees. Tax fees relate primarily to assistance with tax return compliance.

      All other fees. As stated in the 2003 proxy statement, JPMorgan Chase’s current policy restricts the use of PricewaterhouseCoopers LLP to audit, audit-related and tax services only. For 2003 and 2002, All other fees represent multi-year projects in process of completion prior to adoption of this policy. For 2002 All other fees, the majority of these services were completed by the former consulting arm of PricewaterhouseCoopers LLP and involved implementation of new human resource systems and assistance with JPMorgan Chase merger-related integration.

Audit Committee Pre-Approval Policies and Procedures

      JPMorgan Chase’s policy on the use of PricewaterhouseCoopers LLP services is not to engage its external auditor for services other than Audit, Audit-related, and Tax services.

      The Sarbanes-Oxley Act of 2002 required JPMorgan Chase to implement a pre-approval process for all engagements with its external auditor. In response to the Sarbanes-Oxley requirements pertaining to Auditor Independence, JPMorgan Chase’s Audit Committee adopted pre-approval procedures for Audit, Audit-related, and Tax services that are reviewed and ratified annually. These procedures require that the annual Audit services engagement terms and fees be pre-approved by JPMorgan Chase’s Audit Committee. For Audit-related and Tax services, the Audit Committee has pre-approved a list of these services as documented in the pre-approval policy. All requests or applications for PricewaterhouseCoopers LLP Audit-related and Tax services must be submitted to JPMorgan Chase’s Corporate Controller to determine if such services are included within the list of services that have received Audit Committee pre-approval as listed in the pre-approval policy. All requests for Audit-related and Tax services not included in the pre-approval policy must be specifically approved by the Audit Committee. In addition, all fee amounts in excess of pre-approved fee amounts must be specifically approved by the Audit Committee. JPMorgan Chase’s pre-approval policy does not provide for a de minimus exception pursuant to which the requirement for pre-approval may be waived.

      All internal auditing is performed under the direct control of the General Auditor, who is accountable to JPMorgan Chase’s Audit Committee.

      A member of PricewaterhouseCoopers LLP will be present at JPMorgan Chase’s annual meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions by stockholders.

Votes Required

      The affirmative vote of a majority of the total number of shares of common stock represented at the JPMorgan Chase annual meeting and entitled to vote is needed to ratify their appointment. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the selection of the external auditor will be reconsidered by the Audit Committee of JPMorgan Chase’s board of directors.

      JPMorgan Chase’s board of directors recommends that stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP.

JPMorgan Chase Proposal 4:

Re-approval of Key Executive Performance Plan (KEPP)

      KEPP was initially approved by the stockholders in 1994 and re-approved in 1999. JPMorgan Chase is seeking re-approval of KEPP in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended, and implementing regulations (the Code). Except with respect to its effective date — January 1, 2005 — the terms and conditions of KEPP, as amended, are identical to KEPP as approved in 1999.

Purpose of Plan

      KEPP was and is adopted in response to provisions of Section 162(m) of the Code, which has the effect of generally eliminating a federal income tax deduction for annual compensation in excess of $1,000,000 paid by JPMorgan Chase to the executive officers required to be named in the Summary Compensation Table unless that compensation is paid on account of the attainment of one or more “performance-based” goals. One requirement for compensation to be performance-based is that the compensation is paid or distributed pursuant to a plan that has been approved by the stockholders — in this case, every five years.

      KEPP is consistent with JPMorgan Chase’s historical emphasis on performance-based compensation and its current compensation philosophy, as more fully described in the Report of the Compensation & Management Development Committee beginning on pages 120 of this document. Moreover, KEPP reflects JPMorgan Chase’s belief in the need to (1) recruit, motivate and retain senior officers through compensation and benefits that are competitive with those of JPMorgan Chase’s peer institutions and (2) enhance stockholder value by aligning the compensation of senior officers with corporate performance and, to the extent possible, by preserving the tax-deductibility of senior officer compensation.

Summary of Plan

      KEPP is administered by the Compensation & Management Development Committee of the board of directors, which is composed of non-management directors. KEPP provides for the determination each year of a bonus pool (the “bonus pool”), which would be established by the Committee by the date permitted by the Code.

      KEPP provides that the bonus pool for each year is (1) a percentage of JPMorgan Chase’s income before provision for income tax expense for that year less (2) an amount equal to a percentage of total stockholders’ equity as of the beginning of that year. Each year, the Committee establishes the percentages applicable for that year. At the same time, the Committee may make provisions for excluding the effect of extraordinary events and changes in accounting methods, practices or policies on the amount of the bonus pool.

      Coincident with the establishment of the bonus pool, the Committee will allocate to each participant a share of the bonus pool; however, no participant may receive an award under KEPP in excess of .002 of JPMorgan Chase’s income before income tax expense, extraordinary items and the effect of accounting changes for the relevant calendar year (as reflected in JPMorgan Chase’s Consolidated Statement of Income) plus $1,000,000. This maximum is a limitation and does not represent a target bonus. The bonuses provided under KEPP will be payable in the form of (1) cash awards under KEPP and (2) stock-based awards (other than options and performance-based stock awards) under JPMorgan Chase’s Long-Term Incentive Plan, in the Committee’s discretion. A participant’s award may be reduced by the Committee at any time before payment. Prior to any payments being made under KEPP, the Committee will certify in writing, which may be in the form of minutes of meetings of the Committee, that all of the performance goals and other material terms of KEPP relating to the pertinent award have been met.

      The Committee may permit any JPMorgan Chase employee to participate in KEPP. However, it is anticipated that eligible employees would be limited to JPMorgan Chase’s chief executive officer and those other executive officers that the Securities and Exchange Commission’s proxy rules require to be named in our proxy statement’s executive compensation tables, currently five executive officers. KEPP may be amended by the board of directors at any time; however, no amendment that would require stockholder approval in order for bonuses paid under KEPP to continue to be deductible under the Code may be made without stockholder approval.

      Because the re-approved KEPP would be effective January 1, 2005 and because no performance goals have been established by the Committee for that year, the amounts payable under KEPP are not determinable. All compensation awarded under KEPP for performance year 2003 with respect to executive officers named in this document is disclosed under the headings “Annual compensation/ Bonus” and “Long-term compensation awards/ Restricted stock award” in the Summary Compensation Table on page 123 of this document.

Votes Required

      The affirmative vote of a majority of the total number of shares of common stock represented at the JPMorgan Chase annual meeting and entitled to vote is needed to re-approve KEPP.

      JPMorgan Chase’s board of directors recommends that stockholders vote FOR re-approval of the key executive performance plan.

JPMorgan Chase Proposal 5: Adjournment of Annual Meeting

      JPMorgan Chase is asking its stockholders to vote on a proposal to adjourn the JPMorgan Chase annual meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies.

Votes Required

      The affirmative vote of a majority of the total number of shares of common stock represented at the JPMorgan Chase annual meeting and entitled to vote (whether or not that total number constitutes a quorum) is required to adjourn the meeting.

      JPMorgan Chase’s board of directors recommends that stockholders vote FOR the proposal to adjourn the JPMorgan Chase annual meeting, if necessary or appropriate.

JPMorgan Chase Proposals 6-13: Stockholder Proposals

      If a majority of the shares of common stock represented at the JPMorgan Chase annual meeting and entitled to vote are voted in favor of any of the following proposals, then the proposals will be approved.

JPMorgan Chase Proposal 6

      Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, the holder of record of 1,044 shares of JPMorgan Chase common stock, has advised JPMorgan Chase that she plans to introduce the following resolution:

“RESOLVED: That the stockholders of J.P. Morgan Chase recommend that the Board take the necessary steps so that future outside directors shall not serve for more than six years.

“REASONS: The President of the U.S.A. has a term limit, so do Governors of many states.

“Newer directors may bring in fresh outlooks and different approaches with benefits to all shareholders.

“No director should be able to feel that his or her directorship is until retirement.

“If you AGREE, please mark your proxy FOR this resolution.”

      JPMorgan Chase’s board of directors recommends that stockholders vote AGAINST this proposal for the following reasons:

      The board believes that adoption of an arbitrary limit on a director’s term of office would not serve the best interests of JPMorgan Chase’s stockholders. As stated in JPMorgan Chase’s Corporate Governance Practices, the JPMorgan Chase board “does not believe it appropriate to institute fixed limits on the tenure of directors because the firm and the board would thereby be deprived of experience and knowledge.”

      JPMorgan Chase is a large and complex financial services company, and to perform their responsibilities effectively, directors must develop familiarity with JPMorgan Chase’s management and products, as well as the business and regulatory environment in which JPMorgan Chase operates. A director’s years of service enhance his or her experience by adding to the director’s knowledge of JPMorgan Chase, its business and management, and its performance in different phases of the economic cycle.

      Freshness of outlook and differences in approach are achieved by the board’s diversity of background. The current board is the product of a series of mergers, each of which resulted in a board including directors from both constituent corporations. After the proposed merger with Bank One, the board of directors of JPMorgan Chase will have sixteen members, consisting of eight directors from JPMorgan Chase and eight directors from Bank One. See “The Merger — Board of Directors and Management After the Merger” beginning on page 67. The resulting board members will each bring different experience and perspectives to their roles.

      Accordingly, the JPMorgan Chase board recommends a vote against this proposal.

JPMorgan Chase Proposal 7

      Mr. Raymond B. Ruddy, 26 Rolling Lane, Dover, MA 02030, the holder of 184 shares of JPMorgan Chase common stock, has advised JPMorgan Chase that he intends to introduce the following resolution:

      “Resolved, J.P. Morgan Chase & Co. cease making charitable contributions.

      “Supporting Statement: Thomas Jefferson once wrote, “To compel a man to furnish contributions of money for propagation of opinions which he disbelieves is sinful and tyrannical.” Choice is a popular word in our culture. Noble prize winning economist and long time critic of corporate charitable contributions, Milton Friedman, writes about the importance of choice in his book, Free to Choose. By making charitable contributions at the corporate level we have usurped the right and duty of individuals to support the charities of their choice. We may also be forcing thousands of people to support causes they may disagree with on a most profound level. For example, abortion rights advocates often use the word choice, without mentioning what the choice is all about, i.e., abortion. Today there are a number of prominent charities advocating for abortion and, in at least one case, Planned Parenthood, actually performing abortions. Other charities, often times involved in research for cures of disease, may advocate the destruction of human embryos for research purposes. These may be more controversial examples, but they illustrate the point today, many charities are involved in activities that are divisive and not universally supported. J.P. Morgan Chase & Co. employees and shareholders represent a broad range of interests. It is truly impossible to be sensitive to the moral, religious and cultural sensitivities of so many people. Rather than compel our stakeholders to support potentially controversial charitable groups we should refrain from giving their money away for them. Let each person choose. The importance of individual choice and the importance of each individual cannot be underestimated.”

      JPMorgan Chase’s board of directors recommends that stockholders vote AGAINST this proposal for the following reasons:

      This proposal deals with the same subject matter as one submitted in 2003. As noted last year, JPMorgan Chase is proud of its long history of charitable giving.

      The J.P. Morgan Chase Foundation, which is funded by JPMorgan Chase, concentrates its contributions in three areas — Community Development & Human Services; Pre-collegiate Public Education; and Arts & Culture. This emphasis reflects JPMorgan Chase’s conviction that, by enhancing the lives of JPMorgan Chase’s customers and employees and improving the communities in which they live, we are strengthening JPMorgan Chase’s business franchise and thereby adding stockholder value. JPMorgan Chase has a vital business interest in ensuring and improving the vitality of the markets we serve, because if they thrive, we thrive.

      It is also important to note that many regulators, both in the United States and abroad, view strong corporate citizenship as an important part of doing business. In the U.S., financial institutions such as JPMorgan Chase are required to meet community development standards, including grants made in low-and moderate-income communities that might be deemed precluded by the proposal. Moreover, in connection with the proposed Bank One merger, JPMorgan Chase has committed to increase the annual level of charitable giving in the Chicago metropolitan area beyond the current level of Bank One’s contributions in that area, and that commitment has been communicated to the Federal Reserve as part of the application for merger approval.

      JPMorgan Chase’s board is confident that, far from damaging JPMorgan Chase’s reputation with any of its constituencies, corporate giving strengthens JPMorgan Chase’s role as a good citizen and a good neighbor. Additional information on JPMorgan Chase’s charitable and other community activities is available in our 2003 Community Partnership Report and our 2003 Corporate Responsibility Report, both available at www.jpmorganchase.com.

      Accordingly, the JPMorgan Chase board recommends a vote against this proposal.

JPMorgan Chase Proposal 8

      SEIU Master Trust, 1313 L Street, N.W., Washington D.C. 20005, the holder of 73,090 shares of JPMorgan Chase common stock, has advised JPMorgan Chase that it intends to introduce the following resolution:

      “Resolved, that the shareholders of J.P. Morgan Chase & Co. (the “Company”) hereby request that the Company prepare and submit to the shareholders of the Company a separate report, updated annually, containing the following information:

“a. Policies for political contributions made with corporate funds, political action committees sponsored by the Company, and employee political contributions solicited by senior executives of the Company. This shall include, but not be limited to, policies on contributions and donations to federal, state and local political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527;

“b. An accounting of the Company’s resources, including property and personnel, contributed or donated to any of the persons and organizations described above;

“c. A business rationale for each of the Company’s political contributions or donations; and

“d. Identification of the person or persons in the Company who participated in making the decisions to contribute or donate.

      “Statement of Support: As shareholders, we support policies that apply transparency and accountability to corporate political giving.

      “There is currently no single source of information providing comprehensive disclosure to the Company’s shareholders on political contributions made with corporate funds. Without full transparency, we believe Company executives may be able to inappropriately direct corporate resources for political purposes and make decisions unilaterally without a stated business rationale for such donations.

      “The result is that shareholders are unaware of how and why the Company chooses to make corporate contributions and the political ends being furthered by the gift of corporate funds. Company officials may, in fact, be funding groups and candidate whose agendas are not in the best interest of the Company and its shareholders.

      “According to the Center for Responsive Politics, a leading campaign finance watchdog organization, our Company contributed $196,000 to major party committees and political dinners in the 2002 election cycle. However, shareholders do not know whether that is the full extent of the utilization of our Company’s resources for political purposes.

      “In our view absent a system of accountability, corporate executives will be free to use the Company’s assets in ways that could pose reputational and legal risks for the company.

      “For these reasons, we urge a vote FOR this resolution.”

      JPMorgan Chase’s board of directors recommends that stockholders vote AGAINST this proposal for the following reasons:

      JPMorgan Chase does not (and is not legally permitted to) use corporate funds to make political contributions in connection with federal elections. Contributions made by JPMorgan Chase to state and local candidates and committees, while legally permitted, are very limited, and all such contributions are required to be reported by the recipient and are a matter of public record.

      The JPMorgan Chase-sponsored political action committee makes political contributions at the federal, state and local level; however, no corporate funds are used since all political action committee funds come from voluntary contributions made by officers of JPMorgan Chase. Political action committee contributions are generally made to candidates who are involved in banking issues or other legislative matters that directly affect JPMorgan Chase and its business.

      As required by law, all political action committee contributions are reported on a periodic basis to the Federal Elections Commission and to relevant state election authorities and, as stated above, are a matter of public record.

      JPMorgan Chase’s board believes that the disclosure currently being made regarding political contributions is appropriate and that any additional disclosure would entail additional expense to JPMorgan Chase’s stockholders with no attendant benefit.

      Accordingly, the JPMorgan Chase board recommends a vote against this proposal.

JPMorgan Chase Proposal 9

      Mr. Richard A. Dee, 115 East 89th Street, New York NY 10128, the holder of 200 shares of JPMorgan Chase common stock, has advised JPMorgan Chase that he intends to introduce the following resolution:

      “Stockholders hereby request that the JPMorgan Chase Board of Directors adopt promptly a resolution requiring that the Chairman of the Board serve in that capacity only, and have no management duties, titles or responsibilities.

      “When a person acts, for example, as both a corporation’s chairman and its CEO, a vital separation of power and responsibility is eliminated — and the owners of the corporation, its stockholders, are deprived not only of a crucial protection against conflicts of interest, they are deprived of a clear and direct channel of communication with the corporation.

      “What stockholder-damaging conflicts of interest can be more serious than those that so often occur when overseers are allowed to oversee and supervise themselves? When a corporation’s chairman is also its CEO, such conflicts can and do happen.

      “It is well to remember that at Enron, WorldCom, Tyco, and other legends of mismanagement and/or corruption, the chairmen also served CEO’s. And their dual roles helped those individuals to achieve virtually total control of the companies.

      “Clearly, when a chairman runs a company, the information received by directors and others may or may not be accurate. If a CEO wants to cover up corporate improprieties, how difficult is it to convince subordinates to go along? If they disagree, with whom do they lodge complaints? The chairman?

      “As banker, investment banker, and concerned and outspoken stockholder, my experience with corporate chairmen, presidents, CEO’s, and directors has been very considerable. And I do not come lately to Corporate Governance. The term was new when, in 1979, I originated and sponsored the first Corporate Governance proposal ever voted upon — at 3M Company, calling upon it to reconstitute its board so that a majority of directors would be non-management Outside Directors.

      “Few individual stockholders know enough about companies to questions their activities, and institutional investors, many of whom know just as little, are too busy currying favor with managements to have the guts to questions them — and by doing so risk loss of access to the widely profitable “Inside Information Superhighway”. That combination of stockholders has proven a recipe for disaster.

      “Stockholders must continue to expect the unexpected unless and until they demand that company boards be composed of substantial majorities of independent and objective outside directors who are particularly well-qualified to serve their interests — and until directors select as chairmen those who are independent of managements.

      “While individual stockholders are responsible only to themselves, institutional stockholders are responsible to millions of investors. All too often they have betrayed not only their moral obligations, but their duties as fiduciaries.

      “Efforts to improve Corporate Governance have been embodied increasingly in stockholder proposals such as this — which have been opposed almost universally by institutional stockholders. It is time for those whose financial futures are in the hands of money managers to inform those fiduciaries that they expect them to recognize their duties and to fulfill their legal obligations. There is no other priority. Voting in favor of this proposal will help.

      “Please vote FOR this proposal.”

      JPMorgan Chase’s board of directors recommends that stockholders vote AGAINST this proposal for the following reasons:

      As stated in JPMorgan Chase’s Corporate Governance Practices, the JPMorgan Chase board “currently does not have a non-executive chairman but has no set policy on whether or not to have one.” The board believes that the determination of whether to unify or separate the positions of Chairman and Chief Executive officer should be made based on pragmatic considerations, not fixed policy.

      Currently, Mr. Harrison serves as JPMorgan Chase’s Chairman and Chief Executive Officer. As part of the proposed merger of JPMorgan Chase and Bank One, the boards of the two companies have approved a governance structure under which, following the merger, Mr. Harrison will continue in those positions and Mr. Dimon will become President and Chief Operating Officer of JPMorgan Chase. As of the second anniversary of the merger (or such earlier date as Mr. Harrison ceases to serve as Chief Executive Officer), Mr. Dimon will become Chief Executive Officer and Mr. Harrison will continue to serve as Chairman of JPMorgan Chase. See “The Merger — Board of Directors and Management After the Merger” beginning on page 67.

      This proposal would be inconsistent with the above carefully formulated structure and the board of directors believes that the interests of JPMorgan Chase’s stockholders are best served by the arrangement contemplated by the merger agreement.

      The board notes that JPMorgan Chase has put in place a number of practices designed to preserve the integrity of its board’s independent oversight of the firm’s business:

•	JPMorgan Chase’s Corporate Governance Practices include, among other things, a detailed definition of director independence.

•	A supermajority of JPMorgan Chase’s directors are independent.

•	All of JPMorgan Chase’s key board committees are composed entirely of independent directors.

•	Committees members and chairmen are nominated by JPMorgan Chase’s Governance Committee, which is composed entirely of independent directors.

•	The performance of JPMorgan Chase’s Chief Executive Officer is reviewed annually by the Compensation Committee, which is composed entirely of independent directors.

•	Independent members of JPMorgan Chase’s board meet in executive session, without management directors, at least twice a year: once in January to review the Chief Executive Officer’s performance, and once in July to assess the board’s own performance. These meetings are chaired by independent committee chairmen. Additional executive sessions of JPMorgan Chase’s board may be convened at any time. All executive sessions are chaired by an independent committee chairman.

•	JPMorgan Chase’s board and committees are authorized to engage their own professional advisors to assist them in the discharge of their responsibilities, with the costs of such advisors borne by JPMorgan Chase.

      Accordingly, the JPMorgan Chase board recommends a vote against this proposal.

JPMorgan Chase Proposal 10

      Missionary Oblates of Mary Immaculate, 391 Michigan Avenue, NE, Washington DC 20017, the holder of 50,850 shares of JPMorgan Chase common stock, has advised JPMorgan Chase that it intends to introduce the following resolution, which is co-sponsored by School Sisters of Notre Dame Cooperative Investment Fund; Maryknoll Sisters of St. Dominic, Inc.; Maryknoll

Fathers & Brothers; Community of the Sisters of St. Dominic of Caldwell New Jersey; Sisters of St. Francis of Philadelphia; Sisters of Charity of Saint Elizabeth; General Board of Pension and Health Benefits of The United Methodist Church; Congregation of the Passion; and Grand Rapids Dominicans, each of which is the beneficial owner of at least 100 shares of JPMorgan Chase common stock:

      “Whereas: Since the Federal Reserve Chairman Alan Greenspan, Warren Buffet and Robert Rubin have all expressed deep concerns about various aspects of derivatives trading and the extensive use of derivatives throughout the economy, there is a need to improve both the management of credit risk and market transparency in over-the-counter derivatives markets;

      “J.P. Morgan Chase is one of the largest, if not the largest, participant in the overall derivatives markets. According to the U.S. Office of the Comptroller of the Currency, J.P. Morgan Chase had $34.7 trillion in derivatives on their books (measured in notional value for the holding company) as of September 30, 2003. The bank acts as a dealer in many derivatives markets and uses 99.5% of its derivatives for trading purpose with only 0.5% used for other purchases such as hedging its banking activity;

      “Derivatives transactions, especially in the amount needed to act as a dealer in OTC derivatives markets, can create large amounts of credit risk exposure. As a result of this activity, the Office of the Comptroller of the Currency reported that J.P. Morgan Chase Bank had $354.8 billion in total credit exposure — after bilateral netting — through its derivatives trading alone. This total credit exposure is equal to 783% of capital, and it is more than three times higher than that for other U.S. bank.

      “A study of the credit derivatives market conducted by Fitch in 2003 reported several critical concerns about the impact of credit derivatives on financial markets, and stated: ‘Without enhanced disclosure it is virtually impossible for the average investor or counterparty to assess the influence of credit derivatives on an institution’s risk profile.’

      “For shareholders to properly assess the credit risk of the corporation, we believe this disclosure should include the following statements:

•	Collateral management policy of the corporation towards its OTC derivatives counterparties. This should include the threshold levels at which collateral is required of the corporation or its counterparties to mitigate its credit exposure, the types of assets that are accepted as collateral (and their haircuts), and the time limits for when required adjustments to collateral must be completed;

•	Credit ratings of the corporation’s OTC derivatives counter parties broken down according to the credit rating scale used by Standard & Poor’s or Moody’s, with the figures showing notional value, present value and future potential exposure of outstanding OTC contracts for each grade of credit rating,

•	The value at risk from changes in interest rates, exchange rates, equity prices and commodity prices,

•	The notional value of all derivatives holdings broken down by exchange traded and OTC, maturity, product and type,

•	Credit derivatives exposure that augments current disclosure requirements by breaking down notional and gross fair value figures according to the credit rating scale used by Standard & Poor’s or Moody’s.

      “RESOLVED: That the Board of Directors develop policies to provide shareholders with adequate disclosure of the collateral for over-the-counter derivatives, via the corporate website and a report to shareholders.”

      JPMorgan Chase’s board of directors recommends that stockholders vote AGAINST this proposal for the following reasons:

      JPMorgan Chase is fully committed to being the market leader in disclosure of credit risk of all forms. In its 2003 Annual Report, JPMorgan Chase has enhanced the disclosure regarding derivatives transactions, in the interest of providing full information on the firm’s credit risk management practices. Information on derivatives risk that is relevant to the key risk management practices of the firm goes well beyond the items listed in the resolution and is fully disclosed. To the extent not disclosed, we believe that the information requested by the sponsors of this proposal is not relevant to an assessment of JPMorgan Chase’s overall risk profile, is not made by our competitors, and would be detrimental to our competitive position.

      Information on JPMorgan Chase’s derivatives collateralization is available in JPMorgan Chase’s 2003 Annual Report in the Credit Risk Management section, pages 51 through 65, and in Management’s Discussion and Analysis on pages 22 through 80. JPMorgan Chase’s pre-collateral mark-to-market exposure in derivatives is $84 billion, not $360 billion. As a market leader in derivatives, JPMorgan Chase has long used cash and securities collateral as a primary form of credit risk mitigation. Disciplined application of this practice has resulted in 78% of JPMorgan Chase’s derivatives transactions being subject to collateral agreements (an increase from 67% at year-end 2002), as noted on page 60 of the 2003 Annual Report; collateral held by JPMorgan Chase at year-end 2003 covered 43% of the firm’s derivatives receivables (an increase from 36% at year-end 2002).

      The 2003 Annual Report also addresses the maturity profile of derivative receivables (page 55), and the risk profile from investment-grade to non-investment-grade related to the JPMorgan Chase derivatives transactions and credit derivative hedges (page 55). At the bottom of page 58, the notional amounts, listed by type of derivative, are disclosed. Value at risk information is provided on page 67 of the Market Risk Management section of Management’s Discussion and Analysis. Pages 51 through 55 includes information on how JPMorgan Chase has strengthened its credit risk management practices in 2003.

      In addition, JPMorgan Chase’s Forms 10-Q, filed with the Securities and Exchange Commission on a quarterly basis, contain updated figures on derivatives transactions and related credit risk management.

      Accordingly, the JPMorgan Chase board recommends a vote against this proposal.

JPMorgan Chase Proposal 11

      United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington DC 20001, the holder of 34,200 shares of JPMorgan Chase common stock, has advised JPMorgan Chase that it intends to introduce the following resolution:

      “Resolved, that the shareholders of J.P. Morgan Chase & Co. (“Company”) request that the Board of Directors and its Audit Committee adopt a policy stating that the public accounting firm retained by our Company to audit the Company’s financial statements will perform only “audit” and “audit-related” work for the Company and not perform services generating “tax fees” and “all other fees” as categorized under U.S. Securities and Exchange Commission (“SEC”) regulations.

      “Supporting Statement: The issue of auditor independence has been a major concern for investors and the markets since the demise of Enron. In response to numerous incidences of accounting fraud that shook the foundations of the corporate financial auditing and reporting system, both Congress and the SEC have responded with important reforms. However, we believe that more needs to be done to limit the potential impairment of auditor independence.

      “The Sarbanes-Oxley Act (“Sarbanes-Oxley”) was a strong effort to deal with various aspects of the auditor independence issue. Sarbanes-Oxley enhanced the role of board audit committees in retaining and monitoring audit firms, while limiting the types of non-audit services that audit firms are permitted to perform for audit clients. The SEC followed-up with enhanced reporting requirements (Release No. 33-8183, May 6, 2003) that provide investors better insight into the range of services beyond audit services for which an audit firm is being utilized. The following categories of service fees must be reported: (1) Audit Fees; (2) Audit-Related Fees; (3) Tax Fees, and (4) All Other Fees.

      “We believe important steps have been taken to protect auditor independence but we also believe more needs to be done. The Congress and the SEC have acted. Now we think it is important that shareholders use the enhanced disclosure to protect the integrity of the financial reporting system.

      “Fee disclosures indicate that our Company paid the firm retained to audit the Company’s financial statements more for non-audit services than for the audit work. Specifically, our Company paid more in combined fees for “audit-related,” “tax” and “all other” work performed by the audit firm than it did for the “audit” work performed by the firm. We believe this imbalance is unhealthy and a potential threat to auditor independence at our Company. Further, when this imbalance occurs we believe it is time for the Board’s Audit Committee to adopt a policy that addresses the issue.

      “Our resolution presents a straightforward and effective response: The Board and the Audit Committee should adopt a policy that limits the public accounting firm retained to audit the Company’s financial statements to performing only “audit” and “audit-related” work. We believe that limiting the audit to providing only audit and audit-related services would be another positive step in protecting auditor independence.

      “We urge your support for this reasonable measure to advance auditor independence.”

      JPMorgan Chase’s board of directors recommends that stockholders vote AGAINST this proposal for the following reasons:

      JPMorgan Chase’s board believes in the importance of auditor independence. Current laws and regulations impose restrictions on non-audit services by a company’s external auditor, and JPMorgan Chase has implemented policies on this subject as well. In view of the controls already adopted, JPMorgan Chase believes the restrictions proposed in this resolution are unnecessary and would deprive JPMorgan Chase of useful, permitted services by the external auditor, PricewaterhouseCoopers LLP.

      The Sarbanes-Oxley Act of 2002 includes limitations on the use of a public company’s auditor for services that are not audit-related but permits the engagement of the external auditor for allowed non-audit services with the approval of the public company’s Audit Committee.

      In 2002, JPMorgan Chase’s Audit Committee adopted a policy restricting the use of JPMorgan Chase’s external auditor to audit, audit-related, and tax services, and requiring that the Audit Committee review and approve all non-audit engagements. In accordance with that policy, the Audit Committee reviews all non-audit engagements of our external auditor in advance, in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee report beginning on page 128 of this document describes the pre-approval policies and procedures for such services and reflects the fees paid by JPMorgan Chase to PricewaterhouseCoopers LLP in 2003 in each category.

      The adoption of the proposed limitations would put JPMorgan Chase at a competitive disadvantage. Given the limited number of internationally recognized accounting firms, JPMorgan Chase needs to have some flexibility to choose the best qualified to provide advice on complex issues, within the limits imposed by applicable law and regulations and the Audit Committee’s overall responsibility to assure the integrity of the audit process.

      Accordingly, the JPMorgan Chase board recommends a vote against this proposal.

JPMorgan Chase Proposal 12

      Daniel F. Case, 6716 Tildenwood Lane, Rockville, MD 20852, the holder of record of 2,761 shares of JPMorgan Chase common stock, has advised JPMorgan Chase that he intends to introduce the following resolution:

      “RESOLVED: That the stockholders recommend that the Board present each year for stockholder approval the Board’s proposed plan of compensation of non-employee directors for the upcoming year. Further, that whenever the stockholders do not approve the Board’s proposal, such compensation be set at a fallback level approximately equal in value to 95% of the compensation made effective at the preceding annual meeting, such percentage to be adjusted to reflect any change in the consumer price index over the latest 12-month period. Further, that the fallback level for the year 2005-6, if applicable, be based on the 2002-3, rather than the 2004-5, compensation.

      “REASONS: The Board itself now determines the compensation of non-employee directors. That procedure creates an obvious conflict of interest. To remedy the situation, at least partially, this proposal would give the stockholders the final say.

      “Not only the non-employee directors’ compensation, but also that of Company executives may be influenced by the present state of affairs. If the stockholders feel no need to exert meaningful control over the directors’ compensation, the directors may feel less pressure to exert meaningful control over the executives’ compensation than they otherwise would. Although this proposed resolution does not seek to influence executive compensation directly, it does seek to have a moderating effect on executive pay.

      “This proposed resolution calls for the compensation to be reduced slightly whenever the stockholders do not approve the Board’s proposal. The purpose of this feature is to enhance the possibility that directors’ pay will sometimes go down, not up. For the first time when the proposed procedure would be in effect (i.e., for the year 2005-6), the size of the reduction would be based on the level of compensation in effect as of the latest proxy statement before this proposed resolution was submitted. The purpose is to avoid rendering the fallback feature meaningless in the event that the compensation level has been increased, or will be increased, since the appearance of that proxy statement.

      “The fallback levels relate to the average across all non-employee directors, whose relative amounts of compensation according to committee assignments, etc. could be made to differ from what they were in the earlier year. In determining the fallback level, the value of the compensation made effective at the earlier date is to be measured as of that date — as for example in the case of restricted stock, whose value changes over time.

      “I believe the investing public should make itself felt on the matter of corporate emolument. I urge you to vote FOR this proposal.”

      JPMorgan Chase’s board of directors recommends that stockholders vote AGAINST this proposal for the following reasons:

      This proposal deals with the same subject matter as a proposal submitted in 2003. As we indicated in 2003, JPMorgan Chase believes that it is essential that JPMorgan Chase be able to attract and retain talented and highly qualified board members to serve as directors. Director compensation is an integral part of JPMorgan Chase’s ability to achieve this goal, and the board’s current compensation is set forth on page 117.

      As stated in JPMorgan Chase’s Corporate Governance Practices, JPMorgan Chase’s Governance Committee makes periodic recommendations to the JPMorgan Chase board regarding executive compensation based on a comparison with relevant peer groups and advice from independent consultants. JPMorgan Chase’s board has also recognized that a significant portion of director compensation should be linked to JPMorgan Chase’s common stock, so it has formulated its compensation package to consist of approximately one-third cash and two-thirds stock based compensation. The stock-based compensation is in the form of common stock equivalents, which must remain indexed to JP Morgan Chase’s common stock until a director’s termination of service.

      Recent legislative and regulatory initiatives have imposed increased obligations and potential liability on corporate directors. It is today even more important to maintain JPMorgan Chase’s competitive position in terms of director compensation in order to attract and retain highly qualified board members to serve JPMorgan Chase. JPMorgan Chase’s board believes that, in seeking to establish director compensation levels and types commensurate with those of its peers and competitors, it is acting to protect the interests of its stockholders.

      Accordingly, the JPMorgan Chase board recommends a vote against this proposal.

JPMorgan Chase Proposal 13

      The Catholic Equity Fund, 1100 West Wells Street, Milwaukee, WI 53233, the holder of 5,700 shares of JPMorgan Chase common stock, has advised JPMorgan Chase that it intends to introduce the following resolution, which is co-sponsored by New York Yearly Meeting Religious Society of Friends; Sisters of St. Francis of Dubuque, Iowa; CHRISTUS Health; and The Needmor Fund, each of which is the beneficial owner of at least 100 shares of JPMorgan Chase common stock:

      “WHEREAS, in its 2003 survey of pay for U.S. chief executive officers, Business Week noted that, “while average exec pay plunged by a third, the median pay for our 365 CEOs actually rose by 5.9%, to $3.7 million.” BW stated: “With the most gargantuan pay packages scaled back ...  that’s not to say that pay for performance has been embraced everywhere.” (BW 04/21/03). Other studies show that CEO pay rose from 100 times the average worker wage in 1980 to more than 1,000 times the average worker wage in 1995 (FT 09/19/03).

      “Earlier Business Week editorialized (04/22/02): “The size of CEO compensation is simply out of hand.” For its part The Conference Board issued a report acknowledging that executive compensation has become excessive in many instances and bears no relationship to a company’s long-term performance and that changes must be made (09/17/02).

      “New York Fed President, William J. McDonough, while acknowledging a market economy requires that some people will be rewarded more than others, has asked: “should there not be both economic and moral limitations on the gap created by the market-driven reward system?” According to The Wall Street Journal, McDonough has cited “the biblical admonition to ‘love thy neighbor as thyself’ as justification for voluntary CEO pay cuts’ beginning with the strongest companies. He has said: “CEOs and their boards should simply reach the conclusion that executive pay is excessive and adjust it to more reasonable and justifiable levels” (09/12/02).

      “A 2002 Harris Poll found that “87 percent of all adults believe that most top company managers are paid more than they deserve, and that they become rich at the expense of ordinary workers.” Two-thirds of respondents believed that rewards in the workplace were distributed less fairly than they had been five years before (Harris Interactive press release, 10/18/02).

      “RESOLVED: shareholders request the Board’s Compensation Committee to initiate a review of our company’s executive compensation policies and to make available, upon request, a report of that review by January 1, 2005 (omitting confidential information and processed at a reasonable cost). We request the report include:

1. A comparison of the total compensation package of top executives and our company’s lowest paid workers in the United States in July, 1994 and July, 2004.

2. An analysis of changes in the relative size of the gap between the two groups and the rationale justifying this trend.

3. An evaluation of whether our top executive compensation packages (including, but not limited to, options, benefits, perks, loans and retirement agreements) are “excessive” and should be modified.

4. An explanation of whether the issues of sizable layoffs or the level of pay of our lowest paid workers should result in an adjustment of executive pay to “to more reasonable and justifiable levels” as suggested by William J. McDonough above.

      “Supporting Statement: When our top officials are given such excessive packages shareholders need to provide checks and balances. Please support this resolution.”

      JPMorgan Chase’s board of directors recommends that stockholders vote AGAINST this proposal for the following reasons:

      JPMorgan Chase’s board believes that the proposed report would not be informative and therefore would not justify the expense of its preparation.

      The report of the Compensation & Management Development Committee beginning on page 120 addresses JPMorgan Chase’s compensation policy for its executive officers. Compensation at all levels is intended to be competitive with that of other employers in JPMorgan Chase’s market so as to attract and retain talented employees.

      More broadly, JPMorgan Chase strives to be the employer of choice for its employees. At JPMorgan Chase’s various locations, we seek to offer compensation packages that are competitive with those of other top companies in the market because competitive pay is essential to attracting and retaining qualified and enthusiastic personnel at all levels — and they, in turn, are essential to the success of our business endeavors.

      JPMorgan Chase is proud of its record of fairness and concern for the welfare of those who work at the firm. In addition to competitive wages, JPMorgan Chase makes a wide array of benefits generally available to employees. These include, for example, for workers in the United States: a choice of affordable health and dental insurance plans, life, accident, disability, long-term care, and other insurance programs, and retirement savings plans, all partially funded by the company; tuition reimbursement and scholarship programs; flexible work arrangements; a free employee assistance program providing counseling services in times of personal crisis; and significant employee discounts on many widely-used commercial products.

      JPMorgan Chase does not believe historical comparisons to be relevant to the appropriateness of its present compensation policies. The company that is now JPMorgan Chase did not exist in 1994. JPMorgan Chase’s constituent companies varied in size and business emphasis; competed in different markets; were present in different locations; and, for all these reasons, offered different compensation and benefits packages. Whatever the practices of those companies, they are not relevant to an analysis of the practices of the current JPMorgan Chase. We note also that the records necessary to prepare the proposed report are not readily accessible for JPMorgan Chase’s constituent companies, and in some cases may no longer exist at all.

      Accordingly, the JPMorgan Chase board recommends a vote against this proposal.

OTHER MATTERS TO BE CONSIDERED

AT THE BANK ONE ANNUAL MEETING

      The stockholder meeting at which the merger will be considered will also be Bank One’s annual meeting of stockholders for 2004. Therefore, a number of proposals requiring stockholder action in the ordinary course of Bank One’s business also are being presented for consideration and voting. This portion of the document discusses these other proposals.

Bank One Proposal 2: Election of Directors

      The Bank One board of directors has nominated twelve directors for election at its annual meeting to hold office until the next annual meeting and the election of their successors. However if the merger is completed the nominees for director elected by Bank One stockholders at the annual meeting will only serve as directors of Bank One until the effective time of the merger.

      Effective the date of the annual meeting, the size of the Bank One board of directors will be reduced from 13 to 12 members to reflect the retirement of John R. Hall, who has served as a Bank One director since 1987. Management is deeply grateful to John for his dedicated service to Bank One.

Vote Required

      Bank One directors must be elected by a plurality of the votes cast at the meeting. This means that the twelve nominees receiving the greatest number of votes will be elected. Votes withheld for any nominee will not be counted.

      Although Bank One knows of no reason why any of the nominees would not be able or would decline to serve, if any nominee is unavailable for election, the proxies would vote your common stock to approve the election of any substitute nominee proposed by the board of directors. Bank One’s board may also choose to reduce the number of directors to be elected, as permitted by Bank One’s by-laws.

General Information about the Nominees

      The name, principal occupation and certain biographical information of each nominee are provided below. The year in which each became a director of Bank One or its predecessors also is provided. Each nominee currently is serving as a director of Bank One.

John H. Bryan

Director since 1982

Age: 67

Principal Occupation: Retired Chairman and Chief Executive Officer of Sara Lee Corporation, a global packaged food and consumer products company (Chairman from 1976-2001; Chief Executive Officer from 1976-2000)

Other Directorships: BP p.l.c.; General Motors Corporation; Goldman Sachs & Co.

Stephen B. Burke Director since 2003 Age: 45 Principal Occupation: President of Comcast Cable Communications, Inc., a cable television operator, June 1998 to present Other Directorships: None

James S. Crown

Director since 1991

Age: 50

Principal Occupation: General Partner of Henry Crown and Company (Not Incorporated), a diversified investment company, since 1985

Other Directorships: General Dynamics Corporation; Sara Lee Corporation

James Dimon

Director since 2000

Age: 48

Principal Occupation: Chairman and Chief Executive Officer of Bank One since March 27, 2000

Recent Business Experience: November 1998-March 2000—private investor; October-November 1998—President, Citigroup Inc., and Chairman and Co-Chief Executive Officer of Salomon Smith Barney Holdings, Inc.; November 1993-October 1998—President and Chief Operating Officer, Travelers Group, as well as executive positions with Travelers’ subsidiaries Smith Barney, Inc. and Salomon Smith Barney Holdings, Inc. during that period

Other Directorships: Yum! Brands, Inc.

Since we anticipate that the combined company will adopt a governance principle providing that no inside director shall serve as a director of a company where a JPMorgan Chase outside director is an executive officer, Mr. Dimon has informed Yum! Brands, Inc. that he will not stand for re-election to the Yum! Brands, Inc. board in 2005 when his current term expires.

Dr. Maureen A. Fay, O.P. Director since 1985 Age: 69 Principal Occupation: President of University of Detroit Mercy since 1990 Other Directorships: Kelly Services, Inc.

Laban P. Jackson, Jr.

Director since 1993

Age: 61

Principal Occupation: Chairman and Chief Executive Officer of Clear Creek Properties, Inc., a real estate development company, since 1989

Other Directorships: Interactive Pictures Corporation

John W. Kessler

Director since 1995

Age: 68

Principal Occupation: Owner of John W. Kessler Company, a real estate development company, since 1972; also Chairman of The New Albany Company, a real estate development firm, since 1988

Other Directorships: Abercrombie & Fitch Co.

Robert I. Lipp

Director since 2003

Age: 65

Principal Occupation: Executive Chairman of the St. Paul Travelers Companies, Inc., a property and casualty insurance company, from April 2004 to present (Chairman and Chief Executive Officer of predecessor company Travelers Property Casualty Corp. from December 2001 to April 2004)

Recent Business Experience: Various senior positions with Travelers Group since 1986, including Chairman and Chief Executive Officer from 1993 to 2000; 1991-1993—Chairman and Chief Executive Officer, CitiFinancial Credit Company; and, until December 2000—Vice Chairman and Member of the Office of the Chairman, Citigroup Inc. and Chief Executive Officer of Citigroup’s Global Consumer Business

Other Directorships: Accenture Ltd.; The St. Paul Travelers Companies, Inc.

Richard A. Manoogian

Director since 1978

Age: 67

Principal Occupation: Chairman and Chief Executive Officer of Masco Corporation, a diversified manufacturer of home improvement and building products, since 1985

Other Directorships: Ford Motor Company; Masco Corporation; Metaldyne Corporation

David C. Novak

Director since 2001

Age: 51

Principal Occupation: Chairman (since January 2001) and Chief Executive Officer (since January 2000) of Yum! Brands, Inc., a franchised restaurant operations company

Recent Business Experience: June 1997-January 2000—Vice Chairman and President, Tricon Global Restaurants, Inc. (now known as Yum! Brands, Inc.); August 1996-June 1997—Group President and Chief Executive Officer, KFC and Pizza Hut, North America (subsidiaries of PepsiCo); 1994-1996—President, KFC North America (subsidiary of PepsiCo)

Other Directorships: Yum! Brands, Inc.

John W. Rogers, Jr.

Director since 1998

Age: 46

Principal Occupation: Chairman and Chief Executive Officer of Ariel Capital Management, LLC, an institutional money management firm founded by Mr. Rogers in 1983; the firm is the investment advisor and administrator to the Ariel Investment Trust, an open-end, diversified management investment company.

Other Directorships: Aon Corporation; Bally Total Fitness Holding Corporation; GATX Corporation (not standing for re-election; term ends April 22, 2004); Exelon Corporation; McDonald’s Corporation; Ariel Investment Trust

Frederick P. Stratton, Jr.

Director since 1988

Age: 65

Principal Occupation: Retired Chairman and Chief Executive Officer of Briggs & Stratton Corporation, manufacturer of gasoline engines (Chairman of the Board from December 2001 to January 2003, Chief Executive Officer from 1977 to 2001 and Chairman from 1986 to 2001)

Other Directorships: Midwest Air Group, Inc.; Weyco Group, Inc.; Wisconsin Energy Corporation and its subsidiaries Wisconsin Electric Power Company and Wisconsin Gas Company

Director Meeting Attendance and Fee Arrangements

      The following table summarizes the membership of the board and each of its committees, and the number of times each met during 2003:

Corporate
		Audit & Risk	Compensation	Governance &	Public
	Board	Management	& Organization	Nominating	Responsibility	Executive

Mr. Bryan	Member	Member		Member
Mr. Burke	Member		Member
Mr. Crown	Member		Member		Member
Mr. Dimon	Chair					Chair
Dr. Fay	Member		Member		Chair	Member
Mr. Hall	Member		Chair	Chair		Member
Mr. Jackson	Member	Chair				Member
Mr. Kessler	Member		Member
Mr. Lipp	Member
Mr. Manoogian	Member		Member
Mr. Novak	Member	Member		Member
Mr. Rogers	Member	Member			Member
Mr. Stratton	Member	Member			Member
Number of Meetings in 2003	6	7	5	4	4	1

      During 2003, each director attended 75% or more of the total meetings of the Board and the committees on which he or she served.

      Each non-officer director receives annually a cash retainer of $60,000 and a grant of either shares of Bank One common stock or stock units, at the discretion of the director, equal in value to $60,000. The retainers are payable in quarterly installments. The non-officer Chair of each committee receives a chairperson retainer of $6,000. No additional fees are paid to non-officer directors for attending board or committee meetings. Officers of Bank One or its subsidiaries do not receive an annual retainer, meeting fees, stock or other compensation for service as directors or on Board committees.

      Non-officer directors may elect each year to have their cash retainer paid in any combination of the following: (i) cash paid on a quarterly basis; (ii) a deferred cash payment pursuant to Bank One’s Director Deferred Compensation Plan (the “Director Deferral Plan”); or (iii) shares of Bank One common stock or stock units pursuant to the Director Stock Plan. Amounts deferred into the Director Deferral Plan earn a return equivalent to the rate of return on one or more of the investment funds in Bank One’s 401(k) Savings and Investment Plan.

Corporate Governance

General

      Bank One has taken a number of actions over the last few years in its efforts to adopt and employ best practices with regard to corporate governance. By corporate governance, we mean a system of checks and balances among the board of directors, management and stockholders designed to produce an efficiently functioning corporation, ideally directed to creating long-term stockholder value. At Bank One, this means we are committed to maintaining the highest standards of ethical conduct, reporting financial results with accuracy and transparency, and fully complying with all applicable laws, rules and regulations. Most particularly, corporate governance has come to mean compliance with the Sarbanes-Oxley Act of 2002 and the New York Stock Exchange corporate governance listing standards. In this section of the proxy statement, we have described the steps Bank One has recently taken to ensure independence of directors and committee members from management, to empower the board and board committees to act in the company’s best interests, and to encourage greater openness of management practices.

      Corporate Governance Principles. Bank One first adopted Corporate Governance Principles in September 2000 and the Principles have been revised a number of times since that date to reflect evolving best practices and newly enacted regulatory requirements. The Principles establish a framework for the governance of the company and, by elaborating on the board’s and directors’ basic duties and responsibilities, the Principles assist both the board of directors and individual directors to understand their obligations and the general boundaries within which they will operate. The Principles delineate responsibilities of the board, management, directors and committees; and address important subjects such as director selection criteria, board size, meeting procedures, board access to senior management, succession planning and board self-assessments and evaluations. The Principles provide for board executive sessions, both with and without the Chief Executive Officer present. The Chair of the Corporate Governance and Nominating Committee presides at executive sessions with outside directors only in attendance. A copy of the Corporate Governance Principles is available on Bank One’s website at www.bankone.com (Investor Relations page).

      Code of Ethics. Bank One has adopted a Code of Ethics which sets forth the guiding principles by which we operate our company and conduct our daily business with our customers, vendors, stockholders and with our fellow employees. These principles apply to all of the directors, officers and employees of Bank One and all of its wholly-owned financial services subsidiaries. To be certain that the principles set forth in the Code of Ethics are clearly understood and consistently applied, officers and employees are subject to rules of behavior contained in a separate Code of Conduct. In addition, Bank One has adopted a Code of Ethics for Senior Financial Officers applicable to the Chief Executive Officer, the Chief Financial Officer and the Controller. Its purpose is to promote honest and ethical conduct and compliance with all applicable laws, rules and regulations, particularly as related to the maintenance of the company’s financial records and the preparation of financial statements filed with the Securities and Exchange Commission. Copies of the Code of Ethics and the Code of Ethics for Senior Financial Officers are available on Bank One’s website at www.bankone.com (Investor Relations page).

      Policy on Shareholder Communications. Bank One has adopted a Policy on Shareholder Communications with the board which sets forth the process by which stockholders may send communications to the board of directors or particular directors and how the communications will be relayed to the board or board members. The policy is attached to this document as Annex J.

      Policy on Director Nomination Process. Bank One has adopted a Policy on Director Nominees which sets forth the process for identifying and evaluating nominees to serve as Bank One directors, the qualifications and skills directors are expected to possess, and the procedures by which stockholders may submit and recommend nominees for consideration. The policy is attached to this document as Annex K. As stated in the policy, the Corporate Governance and Nominating Committee will consider director candidates proposed by stockholders. Materials submitted in connection with any proposed candidate should include name, biography, and other relevant information such as experience, areas of expertise and qualifications, and should be sent to the Secretary of Bank One. See Annex K for more details.

Director Independence

      Pursuant to the corporate governance listing standards of the New York Stock Exchange, Bank One’s board of directors has adopted the standards described below for determining directors’ independence under the New York Stock Exchange rules. The board has determined that a director who meets these standards during the completed fiscal year preceding Bank One’s annual meeting has no material relationship with Bank One.

Relationship	Standard

Loans	All extensions of credit made by Bank One to a director, an immediate family member*, or a director’s or immediate family member’s principal business affiliations (through ownership or as an executive officer) must be made in the ordinary course of business and on substantially the same terms as those prevailing for comparable transactions with nonaffiliated persons. In addition, all extensions of credit made by Bank One to such persons or entities must comply with applicable law, including Federal Reserve Board Regulation O.

Financial Services	All financial services provided by Bank One to a director, an immediate family member, or a director’s or immediate family member’s principal business affiliations must be made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with nonaffiliated persons.

Business Transactions	All transactions between Bank One and a director’s or a director’s immediate family member’s principal business affiliations for property or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing for comparable transactions with nonaffiliated persons. In addition, the aggregate payments (including interest and fees on loans and financial services) made by the other company to the transaction to Bank One, or received by the other company from Bank One, must not exceed the greater of $1 million, or 2% of consolidated gross annual revenues of the other company.

Relationship	Standard

Charitable Contributions	All contributions made by Bank One or the Bank One Foundation to any non-profit organization, foundation or university of which a director or immediate family member is employed as an executive officer may not exceed the greater of $1,000,000 or 2% of the consolidated gross annual revenues of the entity.

Consulting/ Other Compensation	Neither the director nor his immediate family members are permitted to enter into any consulting or personal service contracts with Bank One for which they receive any compensatory fees or personal benefits other than the compensation they receive for service as a director.

* “Immediate family member” for purposes of these standards includes a director’s spouse, minor children and any other relative of the director who shares the director’s home or who is financially dependent on the director.

      The board has determined that none of the nonemployee directors of Bank One (the “outside directors”) has any material relationships with Bank One under the above standards, and therefore, all of the outside directors are independent under these standards. There are additional objective tests for independence in the New York Stock Exchange corporate governance listing standards, and all of the outside directors meet these objective tests for independence. Under both the above standards and the New York Stock Exchange’s objective tests, a director employed by Bank One cannot be deemed to be an “independent director”, and consequently James Dimon, Chairman and Chief Executive Officer of Bank One, is not an independent director of Bank One.

Committees of the Board of Directors

      In January 2003, the board changed its committee structure to conform more closely to the structure envisioned by the New York Stock Exchange corporate governance listing standards. During 2003, the committees reviewed and revised their charters. The charters of each of the committees described below (except for the Executive Committee, which does not have a charter) are available on Bank One’s website at www.bankone.com (Investor Relations page). The Audit and Risk Management Committee’s charter is also attached to this document as Annex I.

      Each member of the Audit and Risk Management, Compensation and Organization, and Corporate Governance and Nominating Committees has been determined by the board of directors to be independent for purposes of the New York Stock Exchange corporate governance listing standards and within the meaning of Securities and Exchange Commission regulations.

Audit and Risk Management Committee

      The Audit and Risk Management Committee assists the board in its oversight responsibilities with respect to: the integrity of Bank One’s financial statements; Bank One’s compliance with legal and regulatory requirements; the effectiveness of internal controls and procedures; the independent auditors’ qualifications and independence; the performance of Bank One’s internal audit function and independent auditors; policy standards and guidelines for risk management; and financial transactions, capital management and financial planning and performance. A detailed list of the committee’s functions is included in its charter, which is attached to this document as Annex I and is available on Bank One’s website.

      Audit Committee Financial Expert. The board has determined that each member of the Audit and Risk Management Committee has the requisite financial experience necessary to be a productive and valuable member of the committee and each meets the independence requirements and financial literacy standards of the NYSE corporate governance listing standards. The board has designated Laban P. Jackson, Jr., the chair of the Audit and Risk Management Committee, as an audit committee financial expert as defined by the Sarbanes-Oxley Act of 2002 and rules promulgated thereunder. The board made a qualitative assessment of Mr. Jackson’s level of knowledge and experience based on a number of factors, including his experience as owner, chairman and chief executive officer of a number of businesses over many years. In addition to his experience as Chairman and Chief Executive Officer of Clear Creek Properties, Inc. for more than 14 years, Mr. Jackson has served as chairman and/or CEO of several other companies. In that capacity, he has had extensive experience in the analysis and evaluation of financial statements, as well as in the direct supervision of employees responsible for preparation, auditing, analysis and evaluation of financial statements. He has gained similar experience through his service as a director and audit committee member of two companies in addition to Bank One, director of several charitable entities, and a director of the Federal Reserve Bank of Cleveland.

Compensation and Organization Committee

      The Compensation and Organization Committee assists the Bank One board in: discharging the board’s responsibilities relating to director and executive compensation; providing oversight with respect to the evaluation of management; and providing oversight with respect to Bank One’s human resources strategies and practices.

Corporate Governance and Nominating Committee

      The Corporate Governance and Nominating Committee assists the Bank One board in: monitoring developments concerning corporate governance in order for Bank One to employ best practices in corporate governance and be in compliance with all applicable laws and regulations; developing and recommending to the board a set of corporate governance principles; identifying and proposing to the board qualified candidates to become directors; and providing oversight with respect to the evaluation of the board.

Public Responsibility Committee

      The Public Responsibility Committee: reviews and considers Bank One’s position and practices on issues in which the financial services industry interacts with the public; reviews the plans and results of compliance with the Community Reinvestment Act, fair lending laws and related consumer laws; reviews management’s plans and actions relating to philanthropic contributions; and reviews management’s plans and actions relating to current or emerging public policy issues.

Executive Committee

      The Executive Committee is composed of the Chairman and Chief Executive Officer of Bank One and the chair of each board committee. The committee is authorized by resolution of the board to exercise all the powers of the board in the management of the business and affairs of Bank One while the board is not in session.

Beneficial Ownership of Bank One’s Common Stock

      Generally, under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security with respect to which such person, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power (which includes power to vote, or direct the voting of, such security) or investment power (which includes power to dispose of, or direct the disposition of, such security). In addition, a person is deemed to be the beneficial owner of a security if he or she has the right to acquire such voting power or investment power over the security within 60 days, such as through the exercise of a stock option.

      The following table shows the beneficial ownership of Bank One’s common stock as of December 31, 2003 by (i) each person that is the beneficial owner of more than five percent of outstanding Bank One common stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table on page 161, and (iv) all directors and executive officers as a group.

	Amount and
	Nature of
	Beneficial		Percent
	Ownership		of Class
	as of		(if 1%
	December 31,		or
Name	2003(a)		greater)

Wellington Management Company, LLP	55,955,855	(b)	5.005%
Linda Bammann	221,665		—
James S. Boshart III	771,066		—
John H. Bryan	24,218		—
Stephen B. Burke	7,182		—
James S. Crown	9,260,176	(c)	—
James Dimon	4,061,179	(d)	—
Maureen A. Fay	20,532		—
John R. Hall	83,299	(e)	—
Laban P. Jackson, Jr.	46,138		—
John W. Kessler	28,042	(f)	—
Robert I. Lipp	38,682		—
Richard A. Manoogian	131,824		—
Heidi Miller	135,604	(g)	—
David C. Novak	28,428		—
John W. Rogers, Jr.	21,136		—
Charles W. Scharf	871,079		—
Frederick P. Stratton, Jr.	53,127	(h)	—
All Directors and Executive Officers as a Group(i)	17,331,402		1.55%

(a)	As set forth in the following table, the beneficial ownership amounts include shares subject to options held as of December 31, 2003, exercisable within 60 days, and also include any shares held pursuant to Bank One’s 401(k) plan as of December 31, 2003:

	Shares

	Subject to	Subject to
Name	options	401(k) plan

Linda Bammann	175,000	0
James S. Boshart III	426,686	714
John H. Bryan	9,000	N/A
Stephen B. Burke	2,000	N/A
James S. Crown	32,395	N/A
James Dimon	1,611,490	1,368
Maureen A. Fay	9,000	N/A
John R. Hall	55,127	N/A
Laban P. Jackson, Jr.	33,999	N/A
John W. Kessler	16,711	N/A
Robert I. Lipp	2,000	N/A
Richard A. Manoogian	9,000	N/A
Heidi Miller	75,000	627
David C. Novak	9,000	N/A
John W. Rogers, Jr.	9,000	N/A
Charles W. Scharf	610,800	942
Frederick P. Stratton, Jr.	30,127	N/A
All Directors and Executive Officers as a Group	4,126,534	32,269

(b)	This information is based on Schedule 13G filed on February 12, 2004, with the Securities and Exchange Commission by Wellington Management Company, LLP, a Massachusetts limited liability partnership (“WMC”), on behalf of itself and its wholly-owned subsidiary Wellington Trust Company, NA. WMC, in its capacity as investment adviser, may be deemed to beneficially own 55,955,855 shares, which are held of record by clients of WMC. WMC has shared dispositive power with respect to 55,955,855 shares and shared voting power with respect to 38,935,529 shares. WMC’s address is 75 State Street, Boston, Massachusetts 02109.

(c)	Includes 74,289 shares Mr. Crown owns individually; 5,477,911 shares owned by partnerships of which Mr. Crown is a partner; 1,172,063 shares owned by a partnership whose partners include a corporation of which Mr. Crown is a director, officer and stockholders, and a trust of which Mr. Crown is a beneficiary; 781,404 shares owned by a not-for-profit corporation of which Mr. Crown is a director; and 1,517,820 shares owned by a partnership whose partners include a corporation of which Mr. Crown is a stockholders, and a partnership of which Mr. Crown is a partner. Also included are 197,909 shares owned by trusts of which Mr. Crown is a co-trustee; and 6,385 shares owned by Mr. Crown’s spouse. Mr. Crown disclaims beneficial ownership of the shares held by the various persons and entities described above except for the shares he owns individually and, with respect to shares owned by entities, except to the extent of his interest in such entities.

(d)	Includes 1,000,000 shares owned by Mr. Dimon’s spouse.

(e)	Includes 896 shares, of which Mr. Hall disclaims beneficial ownership, owned by Mr. Hall’s spouse.

(f)	Includes 4,000 shares owned by a trust of which Mr. Kessler is trustee.

(g)	Includes 10,000 shares owned by Ms. Miller’s spouse; 1,200 shares Ms. Miller holds as custodian for her children; and 4,000 shares held in a grantor retained annuity trust. Ms. Miller disclaims beneficial ownership of these shares.

(h)	Includes 5,000 shares held in a retirement plan for Mr. Stratton’s benefit.

(i)	For purposes of this table, the term “executive officers” includes all persons who were members of the Planning Group on December 31, 2003.

In addition to the shares set forth in the table above, the following directors own Bank One stock units acquired in conjunction with their compensation for service as a director. Each stock unit represents the right to one share of common stock, payable following the director’s retirement.

Number of
Name	Stock Units

John H. Bryan	109,811
Stephen B. Burke	2,125
James S. Crown	33,223
John R. Hall	38,142
Laban P. Jackson, Jr.	16,043
John W. Kessler	11,866
Robert I. Lipp	2,125
David C. Novak	6,089
John W. Rogers, Jr.	6,641
Frederick P. Stratton, Jr.	20,515

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires each of Bank One’s directors and officers, and each beneficial owner of more than ten percent of a registered class of Bank One’s equity securities, to file with the Securities and Exchange Commission an initial report of the person’s beneficial ownership of Bank One’s equity securities and subsequent reports regarding changes in such ownership. To the best of Bank One’s knowledge, each person who was so subject to Section 16(a) with respect to Bank One at any time during 2003 filed on a timely basis all such reports required for the year, except for Maureen A. Fay, a Bank One director who, due to an administrative oversight by Bank One, did not timely file a Form 4 related to a January 2003 stock award. A Form 4 reflecting this transaction was filed in April 2003.

Compensation and Organization Committee

Report on Executive Compensation

Compensation Philosophy

      Bank One’s compensation programs for its executive officers are designed to provide competitive overall compensation that is simple and cost-effective with an emphasis on performance-based variable pay which includes both cash and stock-based awards. This approach ensures that executives focus not only on short-term performance but also on long-

term sustainable stockholder value creation as a means of increasing their own rewards through stock appreciation.

      Underlying this compensation philosophy are the following guiding principles:

•	Compensation should be performance-driven, based on individual, business unit and overall corporate results.

•	More highly compensated employees should expect a greater proportion of total compensation from long-term, performance-based rewards.

•	Compensation for more highly compensated executives should have limited or no special entitlements or perquisites and should require greater cost-sharing for basic benefits as evidenced by the following:

–	No supplemental executive retirement plan,

–	No supplemental executive benefits such as split-dollar life insurance policies,

–	Eliminated virtually all executive perquisites,

–	Limited covered earnings and matching contributions under the qualified pension and 401(k) plans, and

–	Higher premium cost-sharing requirements for medical and other welfare benefits.

•	Long-term, stock-based compensation and stock ownership at all levels, particularly by senior managers, executive officers and directors, is an essential component of overall compensation. At non-executive levels, stock ownership is available through discretionary savings vehicles, which also include a diverse range of investment alternatives.

•	Executive officers and directors must be willing to commit to long-term ownership of Bank One stock.

Compensation Programs and Policies for Executives

      Compensation for an executive generally includes base salary, annual performance-based incentives and long-term stock incentives. The committee uses a peer group of financial institutions in assessing competitive compensation trends and pay levels. The committee then reviews and analyzes Bank One’s executive compensation programs with respect to each major component of compensation and aggregate total compensation to ensure competitiveness against the peer group. The committee has defined the peer group as bank holding companies with more than $100 billion in assets and one similar diversified financial services company.

Base Salaries

      Base salaries for executive officers are reviewed annually and may be adjusted, when appropriate, to reflect competitive practices, changes in roles and responsibilities and individual performance. The committee exercises broad discretion when setting base salary levels.

Annual Incentive Compensation

      Executives of Bank One are eligible for annual, performance-based incentives in accordance with the stockholder-approved Planning Group Annual Incentive Plan (the “Annual Incentive Plan”). Each year, the committee establishes financial performance expectations as well as minimum or threshold performance goals based upon such financial measures as it may deem appropriate. The committee further establishes a prescribed formula for determining the final incentive “pool” based on actual financial results compared to its pre-determined measures and goals.

      For 2003, the committee established an earnings per share (“EPS”) goal and a minimum threshold EPS below which no individual awards would be paid under the Annual Incentive Plan.

The committee also established a minimum and maximum funding level for awards under the Annual Incentive Plan and approved a formula, based on Return on Equity (“ROE”) results, by which final pool funding would be determined.

      The committee establishes target annual incentive levels for each executive based on competitive practices of the peer group. The committee also establishes appropriate performance measures to be considered in determining individual awards. These include business unit and overall Bank One financial results as well as subjective factors such as operational efficiency, growth, customer satisfaction, financial and management controls and reporting, and management of employees. For 2003, the committee specified that approximately one-third of the annual incentive award would be paid in the form of restricted stock or restricted stock units.

      Based on 2003 financial results, the minimum threshold EPS goal for individual awards was exceeded. In addition, based on 2003 ROE results, a maximum annual incentive pool was determined by applying the approved funding formula. The committee, based on its subjective assessment of Bank One’s financial, strategic and operational results for 2003, approved a final award pool that was within the maximum formula-based pool.

      Individual awards under the Annual Incentive Plan for Planning Group members are based on the recommendation of the Chief Executive Officer and approved by the committee; and in the case of the Chief Executive Officer, are recommended by the committee and approved by the board. In all cases, individual awards are based on the committee’s or board’s subjective assessment of the executive’s performance relative to his or her specific financial goals and other strategic or non-financial objectives.

Long Term Stock Incentive Compensation

      Stock incentive awards are made under the stockholder-approved Bank One Stock Performance Plan (the “Stock Plan”). During 2003, stock awards were in the form of non-qualified options and, in accordance with the Annual Incentive Plan, restricted share grants. Non-qualified options awarded under the Stock Plan in 2003 are exercisable in three equal installments on each of the first three anniversaries from the date of grant with a six-year term and with no restorative stock option provision. Stock delivered with respect to an option exercise may not be sold or transferred for two years after the exercise date. Restricted stock units granted in 2004 for 2003 performance will be distributed in shares of Bank One Common Stock three years from the date of grant, subject to continued employment.

Chief Executive Officer Compensation for 2004

      Upon his hire in March of 2000, Mr. Dimon and Bank One entered into an Employment Agreement covering items such as salary, bonus and stock awards, summarized below under “— Termination of Employment and Change of Control — Agreement with James Dimon” on page 165. In determining Mr. Dimon’s compensation for 2003, the committee and board reviewed available competitive compensation data of peer organizations as well as published compensation surveys prepared by several compensation consulting firms. While the committee has the exclusive authority to engage outside experts to advise on compensation matters, no outside consulting assistance was solicited during 2003.

      In addition, the committee and the board of directors established various financial and non-financial goals and objectives for Mr. Dimon for 2003. The committee and board of directors considered Mr. Dimon’s performance relative to the achievement of these goals as well as his performance with respect to a number of initiatives including improved balance sheet risk management, increased capital, reduced expenses, improved operational efficiencies and expanded and extended product offerings in all businesses and through selective acquisitions.

      Based on Mr. Dimon’s performance in all these areas, the committee recommended and the board approved the following compensation for Mr. Dimon for 2003:

•	An annualized base salary of $1,000,000, which was not increased during 2003;

•	For 2003 performance, an award under the Bonus Plan of $7,500,000 of which $5,000,000 was paid in cash and $2,500,000 was awarded in the form of restricted stock units on which restrictions lapse three years from the date of grant; and

•	In August 2003, a grant of 500,000 non-qualified stock options with a six-year term, exercisable in three equal installments on each of the first three anniversaries from the date of grant with no restorative stock option provision and a requirement that stock delivered with respect to an option exercise may not be sold or transferred for two years after the exercise date.

Stock Ownership Commitment

      Bank One is committed to encouraging stock ownership by its executive officers and establishing a clear link between the financial interests of executives and that of its stockholders. In keeping with this philosophy, the committee has established stock ownership guidelines for members of the Planning Group that require a minimum ownership level as well as a requirement that each executive retain at least 75% of all equity-based awards in excess of the guideline ownership level. In addition, approximately one-third of all awards under the Bonus Plan are delivered in the form of restricted stock or restricted stock units and a substantial component of overall compensation is provided in the form of stock option grants.

      Bank One’s directors receive half of their annual retainer payments in stock or stock units and may elect to receive the other half in stock units. In addition, Bank One’s directors have further demonstrated their commitment toward stock ownership by executing pledge agreements affirming that for as long as they serve as Bank One directors, they would not dispose of any Bank One stock purchased on the open market or obtained pursuant to Bank One’s various stock compensation programs.

      Bank One also encourages stock ownership by all of its employees through a variety of programs and policies. A significant number of managerial and professional employees also receive annual bonuses partially in the form of restricted stock or restricted stock units and most also are eligible for stock option awards. All employees are encouraged to own stock through pre-tax and after-tax payroll deductions into Bank One’s 401(k) plan, which also provides more than fifteen diversified investment alternatives, and the Employee Stock Purchase Plan. For 2003, Bank One contributed $350 to the 401(k) plan accounts of eligible non-exempt employees, which was invested in Bank One stock.

Covered Compensation and Deductibility

      The committee believes that executive compensation should be reasonable and competitive and that a substantial portion of total compensation for executives should be based upon Bank One’s performance. The committee desires to optimize both the effectiveness and tax-efficiency of compensation delivered to executive officers. It is Bank One’s general policy to obtain the maximum possible corporate tax deduction for all forms of compensation paid to its executive officers by qualifying under Section 162(m) of the Internal Revenue Code. To maximize deductibility of cash compensation under current regulations, cash bonuses for the Chief Executive Officer and other executive officers are awarded under the Annual Incentive Plan. In order to best achieve the goals of Bank One and serve the long-term interests of stockholders, the Committee recognizes that payment of non-deductible compensation may be necessary under certain circumstances.

Respectfully submitted,
The Compensation and Organization Committee

John R. Hall, Chair
Stephen B. Burke
James S. Crown
Maureen A. Fay, O.P.
John W. Kessler
Richard A. Manoogian

Performance Graph

      The following graph compares the cumulative total return on Bank One common stock with:

•	the Standard & Poor’s 500 Index, and

•	the Standard & Poor’s 500 Commercial Bank Index.

Each index is market-capitalization-weighted, meaning that companies with a higher market value count more in each index. Each index includes Bank One common stock. The values in the graph show the relative performance of a $100 investment made on December 31, 1998, in Bank One common stock and each index. The comparisons in this table are set forth in response to SEC disclosure requirements and are not intended to forecast or be indicative of the future performance of Bank One common stock.

      The S&P 500 Commercial Bank Index is composed of all the companies in the S&P 500 Index that are engaged in the business of banking.

Comparison of Five Year Cumulative Total Return(1)
Among Bank One, S&P 500 Index and S&P 500 Commercial Bank Index(2)

	1998	1999	2000	2001	2002	2003
Bank One	100	65	78	85	81	104
S&P 500	100	121	110	97	76	97
S&P 500 Banks	100	86	103	103	102	133

(1)	Assumes $100 invested at December 31, 1998, with quarterly reinvestment of dividends.

(2)	At December 31 of each year.

Compensation of Executive Officers

Executive Officer Compensation Table

      The following table sets forth the compensation paid, earned or awarded for the years indicated, to Bank One’s chief executive officer and its other four most highly compensated executive officers.

Summary Compensation Table

					Long Term Compensation
					Awards

		Annual Compensation				Securities
						Underlying
				Other Annual	Restricted	Options/	All Other
Name and Principal		Salary	Bonus	Compensation	Stock Awards	SARs	Compensation
Position	Year	($)	($)(1)	($)(2)	($)(1)(3)	(#)(4)	($)

James Dimon	2003	$1,000,000	$5,000,000	$52,029	$2,493,647	1,426,766	$0
Chief Executive	2002	1,000,000	3,000,000	117,878	1,954,538	350,000	4,089
Officer	2001	1,000,000	3,000,000	286,465	2,000,010	700,724	45,827

Linda Bammann	2003	475,000	2,300,000	0	1,196,920	300,000	0
Executive Vice	2002	400,000	1,700,000	10,462	781,815	100,000	1,592
President	2001	342,308	1,700,000	38,432	979,989	175,000	25,320

James S. Boshart III	2003	500,000	3,000,000	2,939	1,496,188	337,087	0
Executive Vice	2002	500,000	2,000,000	4,196	977,269	274,946	2,617
President	2001	500,000	2,000,000	44,750	999,986	130,000	38,523

Heidi Miller(a)	2003	500,000	2,300,000	1,129	1,196,920	300,000	0
Executive Vice	2002	383,981	1,300,000	910	513,066	350,000	1,180
President

Charles W. Scharf	2003	500,000	3,000,000	2,135	1,496,188	300,000	0
Executive Vice	2002	500,000	2,000,000	4,531	977,269	150,000	975
President	2001	500,000	2,000,000	10,855	999,986	130,000	19,499

(a)	Ms. Miller commenced employment with Bank One in March 2002.

(1)	For 2003, bonuses awarded to executive officers pursuant to the Planning Group Annual Incentive Plan were paid approximately two-thirds in cash and one-third in restricted stock units. Each restricted stock unit represents the right to receive one share of stock three years from the grant date and quarterly dividend equivalent payments in cash, and has no voting rights.

(2)	This column includes for Mr. Dimon: personal use of corporate aircraft in the amount of $30,889, $45,339 and $32,568 for 2003, 2002 and 2001, respectively; and moving expenses of $19,782 for 2002.

(3)	As of December 31, 2003, the total number of outstanding restricted shares and the value of the shares (based upon the $45.59 per share closing price) were as follows:

Name	Shares	Value

James Dimon	118,885	$5,419,967
Linda Bammann	46,665	2,127,457
James S. Boshart III	127,393	5,807,847
Heidi Miller	43,566	1,986,174
Charles W. Scharf	101,143	4,611,109

Dividends on these shares are payable in cash. The restricted stock units granted for 2003 and the restricted shares granted for 2002 vest 100% three years from the grant date, while restricted shares granted in and for 2001 vest 50% at each of the third and fifth anniversary of the grant date.

(4)	For Messrs. Dimon and Boshart, the number of stock options listed in this column for 2003 represents the sum of new and restorative stock options granted during the year. In 2003, Mr. Dimon was granted 500,000 new stock options and Mr. Boshart 100,000. For a description of restorative stock options, see footnote (2) to the “Options/ SAR Grants in Last Fiscal Year” table.

Option Grants Table

      The following table provides information on stock options granted in 2003 to the executive officers named in the Summary Compensation Table. In 2003, Bank One granted both new and restorative stock options. All such options were non-qualified stock options, and no stock appreciation rights (“SARs”) were granted. The actual value of the options will depend on the market value of Bank One common stock on the dates the options are exercised. No realization of value from the options is possible without an increase in the price of Bank One common stock, which would benefit all Bank One stockholders.

Option/ SAR Grants in Last Fiscal Year

	Individual Grants

	Number of
	Securities	Percent of Total
	Underlying	Options/SARs			Grant Date
	Options/	Granted to	Exercise or		Present
	SARs Granted	Employees in	Base Price	Expiration	Value
Name	(#)(1)(2)	Fiscal Year(3)	($/Share)	Date	($)(4)

James Dimon	500,000	2.61%	$39.55	8/15/09	$3,454,500
	926,766	4.84	39.68	3/27/10	7,309,403
Linda Bammann	300,000	1.57	39.55	8/15/09	2,072,700
James S. Boshart, III	100,000	0.52	39.55	8/15/09	690,900
	111,940	0.58	37.90	8/31/10	891,602
	125,147	0.65	42.85	8/31/10	1,034,340
Heidi Miller	300,000	1.57	39.55	8/15/09	2,072,700
Charles W. Scharf	300,000	1.57	39.55	8/15/09	2,072,700

(1)	For Mr. Dimon, the first line denotes a new grant made on August 15, 2003 and the second line a restorative grant on July 21, 2003. For Mr. Boshart, the first line denotes a new grant made on August 15, 2003, the second line a restorative grant on May 13, 2003 and the third line a restorative grant on November 13, 2003. The grants listed for all other executive officers were new grants made on August 15, 2003, and none of the other executive officers received a restorative grant in 2003. All new stock options become exercisable in one-third increments on each of the first three anniversaries of the grant date, and stock delivered with respect to an option exercise may not be sold or transferred for two years after the exercise date.

(2)	Restorative Option Feature: Stock options granted by Bank One prior to 2003 include a feature which provides for the issuance of restorative options. The restorative feature allows a participant who exercises a stock option during the participant’s employment, and who pays all or a part of the exercise price of a stock option with shares of common stock held by the participant for at least six months, to receive a restorative option to purchase the number of shares of common stock equal to the number of whole shares used by the participant to pay the stock option’s exercise price and, for new options granted in 2001 and 2002, tax withholding obligations related to the option exercise. Restorative options become exercisable six months after the date of grant. The expiration date of a restorative option is the expiration date of the original stock option to which it relates, and the exercise price is not less than 100% of the closing price of Bank One common stock on the business day preceding the date the restorative option is granted.

(3)	The percentages shown are based on total options granted in 2003 (both new and restorative options) on 19,160,516 shares of common stock.

(4)	The grant date present values were determined using the Black-Scholes standard option pricing model based on the following assumptions.

					Risk-Free	Expected
			Dividend		Rate of	Life
Option Type	Vesting	Duration	Yield	Volatility	Return	(Years)

New Grants	1/3 at first 3 anniversaries	6 years	2.53%	33.23%	2.49%	3.3
Restoratives:
5/13/03	6 months	Remainder of original term	2.41	34.34	1.89	3.0
7/21/03	6 months	Remainder of original term	2.52	32.91	1.69	3.0
11/13/03	6 months	Remainder of original term	2.34	30.37	2.31	3.0

      For the new grants, the Black-Scholes value includes a 20% discount to adjust for the restriction on selling shares acquired through the exercise of the option. For all grants, no adjustments were made in calculating the grant date present value of an option to account for potential forfeitures or the non-transferable nature of the option.

      These assumptions result in Black-Scholes per share values as follows:

Black-Scholes Value
Option Type	(per share)

New Grants	$6.91
Restoratives:
5/13/03	7.97
7/21/03	7.89
11/13/03	8.27

2003 Option Exercises and Year-End Option Value Table

      The following table provides information on options exercised in 2003 by the executive officers named in the Summary Compensation Table, the number of unexercised options held at December 31, 2003, and the value of the unexercised in-the-money options held as of that date. No SARs were outstanding at any time during 2003.

Aggregated Option/ SAR Exercises in Last Fiscal Year

and FY-End Option/ SAR Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-
			Options/SARs		the-Money Options/SARs
	Shares	Value	at FY-End(#)		at FY-End($)(2)
	Acquired on	Realized
Name	Exercise(#)(1)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

James Dimon	223,570	$14,651,280	641,724	3,131,766	$4,606,873	$33,027,527
Linda Bammann	0	0	165,000	535,000	1,273,350	3,372,900
James S. Boshart III	32,129	1,902,780	418,086	690,947	2,926,183	5,399,163
Heidi Miller	0	0	75,000	580,000	316,600	2,901,600
Charles W. Scharf	0	0	602,200	757,800	6,853,940	6,483,060

(1)	This column shows the actual number of shares received from options exercised in 2003 after reduction for the number of shares used to pay the exercise price and applicable tax withholding obligations. The total number of shares underlying the options exercised by Mr. Dimon was 1,296,000 and by Mr. Boshart 283,000.

(2)	The values are based on the $45.59 per share closing price of Bank One’s common stock on December 31, 2003, less the exercise price of the options.

Pension Plans

      Personal Pension Account Plan. In general, salaried employees and regular hourly employees (scheduled to work at least 20 hours per week) of designated subsidiaries are eligible to participate in Bank One’s Personal Pension Account Plan (“PPAP”) upon completing one year of service. The PPAP provides that a participant is 100% vested after completing five years of vesting service. The PPAP was amended and restated effective as of January 1, 2000, reflecting the merger of predecessor companies’ pension plans. Various transition benefits for employees at or nearing retirement age under prior pension plans apply under the PPAP.

      After becoming eligible to participate in the PPAP, an employee’s PPAP account is credited with a percentage of the employee’s covered compensation for each month, as reflected in the following chart. Covered compensation includes base pay, commissions, eligible bonus, overtime, shift differential, and amounts deducted on a pre-tax basis up to applicable compensation limits imposed under federal tax laws.

Completed Anniversary Years of Service	Percent of Eligible Monthly Pay
For PPAP Contributions	Credited to PPAP Account

1 to 4	3.0%
5 to 9	4.0
10 to 14	5.0
15 to 19	6.0
20 to 24	7.5
25+	9.0

      At the end of each month, the participant’s beginning account balance also is credited with interest for the month at a rate equal to the one-year U.S. Treasury bill rate plus 1% (subject to a minimum rate of 4.5%). Interest rates are determined on a quarterly basis.

      Generally, an employee who has attained age 65 (with a minimum of five years of vesting service) is entitled to receive annual retirement income (in monthly installments) for life equal to the actuarial equivalent of the employee’s balance. Participants may commence a reduced annuity benefit at any earlier age after separation from service, and (with spousal consent) may elect a lump sum payment of their PPAP account balance.

      Supplemental Personal Pension Account Plan. Bank One’s Supplemental Personal Pension Account Plan (“Supplemental PPAP”) permits the payment of supplemental benefits to employees whose annual benefits upon retirement under the PPAP would exceed those permitted by federal tax laws. There is a $1 million annual ceiling on total covered compensation. The Supplemental PPAP provides that if the amount of the annual retirement benefit that would otherwise be payable under the PPAP to a person who has completed five or more years of vesting service is limited by reason of compliance with federal tax laws, such person shall be entitled to a supplemental benefit equal to the difference between the benefit such person receives under the PPAP and the benefit such person would have received if such limitation had not been in existence. The benefit is payable from the general assets of Bank One.

      Estimated Annual Benefits Payable to Executive Officers. The following table provides the estimated annual benefits (including Supplemental PPAP benefits) payable for life, beginning at normal retirement age (65), for each of the executive officers named in the Summary Compensation Table based on years of service through December 31, 2003, and with projected interest credits on cash balances estimated at a rate of 4.50% per annum (the applicable rate in December 2003):

	Year of	Estimated
Name	65th Birthday	Annual Benefit

James Dimon	2021	$16,334
Linda Bammann	2021	12,242
James S. Boshart III	2010	7,875
Heidi Miller	2018	1,869
Charles W. Scharf	2030	20,010

Termination of Employment and Change of Control

      Change of Control Plan. Effective May 1, 2001, Bank One adopted a Key Executive Change of Control Plan which provides severance and other benefits to members of the Planning Group (including Bammann, Boshart, Miller and Scharf but not Dimon) and other designated key executives in the event their employment terminates for specified reasons within two years following a Change of Control (as defined) of Bank One. This Plan provides generally, that in the event of a covered termination of employment by a participant within two years following a Change of Control, the participant is entitled to receive a severance payment equal to 2.5 times the sum of the participant’s base salary and bonus. In addition, the participant would receive other payments and benefits, including increased pension benefits, continuation of employee welfare benefits, and accelerated vesting of all outstanding stock option and restricted stock awards. If any amounts payable to a participant under the Plan or otherwise would subject the executive to the excise tax under Internal Revenue Code section 4999, Bank One, subject to a de minimis amount, will make a payment to the participant such that after the payment of all income and excise taxes, the participant will be in the same after-tax position as if no excise tax had been imposed. Mr. Dimon’s change of control benefits are governed by his agreement described below. It is currently contemplated that some Bank One executive officers will waive their rights to receive benefits under this Plan effective upon completion of the merger with JPMorgan Chase in consideration of their acceptance of employment terms with JPMorgan Chase. See “The Merger — Interests of Directors and Executive Officers in the Merger” on page 63.

      Severance/ Pay Continuation Policy. Each of the executive officers named in the Summary Compensation Table, except Mr. Dimon, is eligible to receive separation benefits in accordance with Bank One’s pay continuation policy applicable to all employees. The pay continuation policy provides that if an executive officer is involuntarily terminated, except termination for cause, the officer shall receive his or her base salary for a number of weeks based on years of service, but not less than 16 weeks nor more than 65 weeks of base salary. Mr. Dimon’s separation benefits are governed by his agreement described below.

      Agreement with James Dimon. In connection with the hiring of James Dimon to serve as Bank One’s Chairman and Chief Executive Officer, Bank One and Mr. Dimon entered into an Employment Agreement dated as of March 27, 2000 (the “Agreement”). Pursuant to the Agreement, Mr. Dimon received an award, as of March 27, 2000, of 35,242 restricted shares vesting 20% on each of the first five anniversaries of the date of grant and stock options to purchase 3.24 million shares (in tranches of 1.24 million, 1 million and 1 million shares) at $28.375 per share expiring in ten years and exercisable as to each tranche at the rate of 20% per year on each of the first five anniversaries of the date of grant (provided, however, that the options to purchase 1 million shares pursuant to the second and third tranches shall become immediately exercisable on the dates the closing price of the common stock equals or exceeds $50 and $60 respectively). The options to purchase 1 million shares pursuant to the second tranche became immediately exerciseable on January 15, 2004 when the $50 threshold was met.

The Agreement provides that Mr. Dimon shall receive a base salary of not less than $1 million, annual equity-based awards (such as stock options and restricted shares) having a grant value of not less than $7 million per year and an annual bonus of up to four times his base salary with a target bonus of 2.5 times base salary. The Agreement also provides that if Mr. Dimon’s employment is terminated (other than for cause as defined or due to death or disability) or if Mr. Dimon terminates employment for good reason (as defined), Mr. Dimon will be entitled to receive the following: his base salary through the date of termination, a proportionate bonus based upon his target bonus for that year, and a cash payment equal to 2.5 times the sum of his base salary and the average bonus paid to him for the three prior years; and Bank One will provide Mr. Dimon with continued medical and welfare benefits for 36 months after the date of termination. In the event of a Change of Control (as defined), the restricted shares and stock options granted to Mr. Dimon on March 27, 2000 become vested and immediately exercisable. If any amounts payable to Mr. Dimon under the Agreement would subject him to the excise tax under Internal Revenue Code section 4999, Bank One will make a payment to Mr. Dimon such that after the payment of all income and excise taxes, Mr. Dimon will be in the same after-tax position as if no excise tax had been imposed. In connection with the merger of Bank One with JPMorgan Chase, Mr. Dimon has entered into an employment agreement with JPMorgan Chase subject to and effective upon the completion of the merger, which shall supersede his current employment agreement with Bank One that would have entitled Mr. Dimon to receive, upon a qualifying termination of employment following a change of control, (a) a payment of approximately $20.8 million consisting of (i) a pro-rata bonus (assuming the merger is completed on June 30, 2004) based upon his target bonus for 2004, and (ii) 2.5 times the sum of his base salary and the average annual bonus earned by him in the prior three years; and, in addition, (b) three years of welfare benefits continuation. The merger would constitute a change of control under this agreement. See “The Merger—Interests of Directors and Executive Officers in the Merger” on page 63.

Transactions with Directors, Executive Officers,

Stockholders and Associates

      Bank One’s directors, executive officers and Wellington Management Company, LLP (“WMC”) (beneficial owner of more than five percent of the outstanding shares of Bank One common stock), and their respective associates, were customers of, or had transactions with, Bank One or Bank One’s banking or other subsidiaries in the ordinary course of business during 2003. Additional transactions may be expected to take place in the future. All outstanding loans to directors, executive officers, WMC and their associates, commitments and sales, purchases and placements of investment securities and other financial instruments included in such transactions, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.

Compensation Committee Interlocks and Insider Participation

      The members of the Compensation and Organization Committee are James S. Crown, Maureen A. Fay, John R. Hall (Chair), John W. Kessler and Richard A. Manoogian. All of the members of the committee, or their associates, were customers of or had transactions with Bank One or its banking or other subsidiaries in the ordinary course of business during 2003. Additional transactions may be expected to take place in the future. All outstanding loans to the directors and their associates, commitments and sales, purchases and placements of investment securities and other financial instruments included in such transactions, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.

Report of the Audit and Risk Management Committee

      The Audit and Risk Management Committee of the board of directors is composed of five directors and operates under a written charter adopted by the board of directors. Each member of the committee meets the independence requirements of the listing standards of the New York Stock Exchange, on which Bank One’s securities are listed, and are independent within the meaning of SEC regulations. The duties of the committee are summarized in this proxy statement under “—Committees of the Board of Directors” above and are more fully described in the charter, which is attached to this document as Annex I.

      Management is responsible for Bank One’s internal controls and the preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Bank One’s independent auditor is responsible for performing an independent audit of Bank One’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The committee’s responsibilities include monitoring and overseeing these processes.

      In this context, the committee reviewed and discussed Bank One’s audited consolidated financial statements for the year ended December 31, 2003 (the “Audited Financial Statements”) with management and Bank One’s independent auditor for 2003, KPMG LLP. The Committee also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), and both KPMG LLP and Bank One’s internal auditors directly provide reports on significant matters to the Committee.

      The committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and has discussed with KPMG LLP its independence from Bank One. The committee also considered whether the provision of non-audit services by KPMG LLP was compatible with maintaining the independent auditor’s independence.

      The committee has discussed with management and KPMG LLP such other matters and received such assurances from them as the committee deemed appropriate.

      Based on the foregoing review and discussions and relying thereon, the committee recommended that the board of directors include the Audited Financial Statements in Bank One’s Annual Report on Form 10-K for the year ended December 31, 2003.

Respectfully Submitted,
The Audit and Risk Management Committee

Laban P. Jackson, Jr., Chair
John H. Bryan
David C. Novak
John W. Rogers, Jr.
Frederick P. Stratton, Jr.

Bank One Proposal 3: Ratification of Appointment of

Independent Auditor

      A proposal will be presented at the annual meeting to ratify the appointment by the board of directors, on January 20, 2004, of KPMG LLP as Bank One’s independent auditor for 2004. KPMG LLP served as Bank One’s independent auditor in 2003.

      The following is a description of the fees billed to Bank One by KPMG LLP in each of the years ended December 31, 2003 and December 31, 2002:

	Year Ended	Year Ended
Type of Service	12/31/03	12/31/02

Audit Fees (for the audit of Bank One’s annual financial statements and review of financial statements included in quarterly reports, as well as services normally provided by an independent public accountant in connection with statutory and regulatory filings or engagements)	$4,722,582	$4,107,320
Audit-Related Fees (for assurance and related services that are reasonably related to the performance of the audit or review of Bank One’s financial statements, including private equity due diligence assistance, information technology internal control assessment, SAS 70 reports on effectiveness of internal controls, employee benefit plan audits, various agreed upon procedures engagements and accounting advice)	2,117,054	1,953,194
Tax Fees (for tax compliance and tax advice, including preparation of foreign, state and federal tax returns and assistance with various federal and state tax return amendments and refund claims)	1,297,981	372,500
All Other Fees (for any services not included in the above three categories, including assistance with a disaster recovery project and various regulatory compliance assistance (2002), and internal control preparedness review (2003))	20,000	665,297

      The Audit and Risk Management Committee pre-approves all services provided by KPMG LLP, as the independent accounting firm that audits Bank One’s financial statements (the “principal accountant”). This includes services in connection with Bank One’s financial statements, as well as any other services provided to Bank One or any of its subsidiaries. Between meetings, the Chairman pre-approves such services, with ratification at the next committee meeting. In the Chairman’s absence, another member of the committee, previously designated by the committee, pre-approves such services.

      Management presents all services for pre-approval in sufficient detail to allow the committee to make meaningful judgments as to: (a) the nature and extent of the service; (b) whether the provision of the service may impact the principal accountant’s independence; (c) whether the proposed service is not a prohibited service under the Sarbanes-Oxley Act and related rules; and (d) whether the fees (estimated or actual) for such services are reasonable. If at the time of pre-approval the principal accountant or management is unable to determine the final fee to be charged, an estimate will be provided. The principal accountant will provide regular updates to management on fees accrued in the course of the engagement; if such fees are expected to exceed the original estimate, management must present the higher fees to the committee for reapproval. Aggregate fees for the Tax and All Other categories described in the above chart should not exceed the lesser of 25% of aggregate Audit and Audit-Related fees, or $1,500,000.

      The committee also pre-approves all audit and audit-related services provided by any independent accounting firm (other than the principal accountant) to Bank One or any of its subsidiaries. The procedures used for presentation and approval of these services are identical to those described above with respect to the principal accountant.

      Representatives of KPMG LLP will be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions presented at the meeting.

      The board of directors recommends that the stockholders ratify the appointment of KPMG LLP as Bank One’s independent auditor for the year 2004. In the event the selection of KPMG LLP is not ratified by the affirmative vote of a majority of the shares of common stock represented at the annual meeting, the appointment of Bank One’s independent auditor will be reconsidered by the Audit and Risk Management Committee and the board.

      The Bank One board of directors recommends a vote FOR ratification of the appointment of KPMG LLP as independent auditor.

Other Bank One Matters

      As of the date of this document, the Bank One board of directors does not know of any matters to be presented at the Bank One annual meeting other than those specifically set forth above. If other matters should properly come before the Bank One annual meeting or any adjournment thereof, the persons named as proxies in the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment with respect to any such matters.

LEGAL MATTERS

      Simpson Thacher & Bartlett LLP, New York, New York, has provided an opinion for JPMorgan Chase regarding the validity of the shares of JPMorgan Chase offered by this document.

      Simpson Thacher & Bartlett LLP and Wachtell, Lipton, Rosen & Katz, New York, New York, counsel for Bank One, have provided and will provide at the closing of the merger opinions regarding certain federal income tax consequences of the merger for JPMorgan Chase and Bank One, respectively.

EXPERTS

      JPMorgan Chase. The audited financial statements of JPMorgan Chase incorporated in this document by reference to JPMorgan Chase’s Annual Report on Form 10-K for the year ended December 31, 2003 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

      Bank One. The audited financial statements of Bank One incorporated in this document by reference to Bank One’s Annual Report on Form 10-K for the year ended December 31, 2003 have been incorporated in reliance on the report of KPMG LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

JPMorgan Chase

      Proxy Statement Proposals. Under the rules of the Securities and Exchange Commission, proposals that stockholders seek to have included in the proxy statement for the next annual meeting of JPMorgan Chase stockholders must be received by the Secretary of JPMorgan Chase not later than [                    ].

      Other Proposals and Nominations. JPMorgan Chase’s by-laws govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at a meeting of stockholders, but which are not included in JPMorgan Chase’s proxy statement for that meeting. Under JPMorgan Chase’s by-laws, nominations for director or other business proposals to be addressed at JPMorgan Chase’s next annual meeting may be made by a stockholder entitled to vote who has delivered a notice to the Secretary of JPMorgan Chase no later than the close of business on February 24, 2005, and not earlier than January 25, 2005. The notice must contain the information required by the by-laws.

      These advance notice provisions are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in this document under the rules of the Securities and Exchange Commission.

      A proxy granted by a stockholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice by-law provisions, subject to applicable rules of the Securities and Exchange Commission.

      Copies of the JPMorgan Chase by-laws are available on the JPMorgan Chase website, www.jpmorganchase.com, or may be obtained from the Secretary of JPMorgan Chase.

Bank One

      If the merger occurs, there will be no Bank One annual meeting of stockholders next year. In that case, stockholder proposals must be submitted to the Secretary of JPMorgan Chase in accordance with the procedures described above. In case the merger is not completed, set forth below is information relevant to a regularly scheduled 2005 Bank One annual meeting of stockholders. Any proposal that a holder of Bank One common Stock intends to present at the Bank One 2005 annual meeting of stockholders, if held, must be received by the Bank One Secretary no later than [                              ], in order to be included in the proxy statement and form of proxy relating to that meeting.

      Under Bank One’s certificate of incorporation, in order for a stockholder to make nominations for the election of directors before the Bank One annual meeting, a stockholder’s notice of a director nomination must be received by the Secretary of Bank One at least 60 days but no more than 90 days prior to the anniversary date of Bank One’s immediately preceding annual meeting; provided, however, that in the event the annual meeting is more than 30 days before or 60 days after such anniversary date, notice by the stockholder must be so received not earlier than the close of business on the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Bank One. Further, Bank One’s by-laws provide that, in order for a stockholder to propose business to be brought before any annual stockholders’ meeting, written notice must be received by the Secretary of Bank One at least 90 days but no more than 120 days prior to the anniversary date of Bank One’s immediately preceding annual meeting; provided, however, that in the event the annual meeting is more than 30 days before or 60 days after such anniversary date, notice by the stockholder must be so received not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Bank One.

      Bank One stockholder notices should be delivered to Bank One Corporation, Attn: Secretary, 1 Bank One Plaza, Mail Code IL1-0276, Chicago, Illinois 60670-0276.

      These advance notice provisions are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in this document under the rules of the Securities and Exchange Commission.

WHERE YOU CAN FIND MORE INFORMATION

      JPMorgan Chase and Bank One file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference rooms in Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s website at http://www.sec.gov. Copies of documents filed by JPMorgan Chase and Bank One with the Securities and Exchange Commission are also available at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      JPMorgan Chase has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to JPMorgan Chase’s common stock to be issued in the merger. This document constitutes the prospectus of JPMorgan Chase filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.

      The Securities and Exchange Commission allows us to “incorporate by reference” into this document documents filed with the Securities and Exchange Commission by JPMorgan Chase and Bank One. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that we file with the Securities and Exchange Commission will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by JPMorgan Chase or Bank One under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this document and before the date of our meetings:

JPMorgan Chase filings (SEC file number 1-5805):	Periods

Annual Report on Form 10-K	Year ended December 31, 2003
Current Reports on Form 8-K	Filed January 21, 2004, January 28, 2004, February 2, 2004, March 1, 2004 and March 4, 2004 (other than the portions of those documents not deemed to be filed)
The description of JPMorgan Chase’s common stock and preferred stock contained in JPMorgan Chase’s registration statements filed under Section 12 of the Securities Exchange Act

Bank One filings (SEC file number 1-15323):	Periods

Annual Report on Form 10-K	Year ended December 31, 2003
Current Reports on Form 8-K	Filed January 20, 2004, January 20, 2004, January 28, 2004 and February 3, 2004 (other than the portions of those documents not deemed to be filed)
The description of Bank One’s common stock and preferred stock contained in Bank One’s registration statements filed under Section 12 of the Securities Exchange Act

      JPMorgan Chase expects to file its quarterly report on Form 10-Q for the first quarter of 2004 on or about May 7, 2004. Bank One expects to file its quarterly report on Form 10-Q for the first quarter of 2004 on or about May 6, 2004. We encourage you to read those documents when they become available. After they are filed, you will be able to obtain copies of those documents as described above. JPMorgan Chase’s Form 10-Q will also be available on JPMorgan Chase website at www.jpmorganchase.com. Bank One’s Form 10-Q will also be available on Bank One’s website at www.bankone.com.

      You may request a copy of the documents incorporated by reference into this document. Requests for documents should be directed to:

if you are a JPMorgan Chase stockholder:
MacKenzie Partners, Inc.
By Mail: 105 Madison Ave.
                New York, NY 10016
By E-mail: proxy@mackenziepartners.com
By Telephone:
   (212) 929-5500 (call collect)
               or
(800) 322-2885 (toll free)	if you are a Bank One stockholder:
Georgeson Shareholder Communications, Inc.
By mail: 17 State Street, 10th Floor
               New York, NY 10004
By E-mail: BankOne@gscorp.com
By Telephone:
Banks and Brokers Call: (212) 440-9800
All Others Call Toll Free: (800) 356-1784

      This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in our affairs since the date of this document. The information contained in this document with respect to JPMorgan Chase was provided by JPMorgan Chase and the information contained in this document with respect to Bank One was provided by Bank One.

Annex A

AGREEMENT AND PLAN OF MERGER

Dated as of January 14, 2004

Between

J.P. MORGAN CHASE & CO.

and

BANK ONE CORPORATION

A-i

A-ii

A-iii

A-iv

INDEX OF DEFINED TERMS

Section

Acquisition Proposal	5.4(a)
Acquisitions	4.1(e)
Agreement	Preamble
Bank One	Preamble
Bank One Advisory Client	3.1(t)
Bank One Advisory Contract	3.1(t)
Bank One Advisory Entities	3.1(t)
Bank One Benefit Plans	3.1(j)
Bank One Board Approval	3.1(n)
Bank One Certificates	2.2(a)
Bank One Common Stock	Preamble
Bank One Contracts	3.1(i)
Bank One’s Current Premium	5.11(b)
Bank One Disclosure Schedule	3.1(b)
Bank One Fund Client	3.1(t)
Bank One Insiders	5.8(e)
Bank One Intellectual Property	3.1(q)
Bank One Permits	3.1(f)
Bank One Preferred Stock	3.1(b)
Bank One Restricted Share	5.8(a)
Bank One SAR	5.8(a)
Bank One SEC Documents	3.1(d)
Bank One Stock Option	5.8(a)
Bank One Stock Option Agreement	Preamble
Bank One Stock Plans	3.1(b)
Bank One Stockholders Meetings	5.1(b)
Bank One Termination Fee	7.2(c)
Bank One Unit	5.8(a)
Benefit Plans	3.1(j)
BHC Act	3.1(a)
Certificate of Merger	1.1
certificates	2.2(a)
CFTC	3.1(c)
Change in Bank One Recommendation	7.1(d)
Change in JPMorgan Chase Recommendation	7.1(e)
Closing	1.2
Closing Date	1.2
Code	Preamble
Confidentiality Agreement	5.2(b)
Constituent Corporations	1.3

A-v

Section

DGCL	1.1
Dissenting Shares	2.1(d)
DPC shares	3.1(b)
Effective Time	1.1
ERISA	3.1(j)
Exchange Act	3.1(c)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(b)
FDIA	3.1(k)
Federal Reserve	3.1(c)
Foreign Antitrust Approvals	3.1(c)
Form S-4	5.1(a)
FRA	3.1(c)
Governmental Entity	3.1(c)
HSR Act	3.1(c)
incentive stock options	5.8(a)
Indemnified Liabilities	5.11(a)
Indemnified Parties	5.11(a)
Injunction	6.1(e)
Investment Advisers Act	3.1(t)
Investment Company Act	3.1(t)
Joint Proxy Statement/ Prospectus	5.1(a)
JPMorgan Chase	Preamble
JPMorgan Chase Advisory Client	3.2(t)
JPMorgan Chase Advisory Contract	3.2(t)
JPMorgan Chase Advisory Entities	3.2(t)
JPMorgan Chase Benefit Plans	3.2(j)
JPMorgan Chase Board Approval	3.2(n)
JPMorgan Chase Common Stock	Preamble
JPMorgan Chase Contracts	3.2(i)
JPMorgan Chase Disclosure Schedule	3.2(b)
JPMorgan Chase Fund Client	3.2(t)
JPMorgan Chase Intellectual Property	3.2(q)
JPMorgan Chase Permits	3.2(f)
JPMorgan Chase Preferred Stock	2.1(a)
JPMorgan Chase SARs	5.8(b)
JPMorgan Chase SEC Documents	3.2(d)
JPMorgan Chase Stock Option Agreement	Preamble
JPMorgan Chase Stock Plans	3.2(b)
JPMorgan Chase Stockholders Meeting	5.1(c)

A-vi

Section

JPMorgan Chase Termination Fee	7.2(b)
material	3.1(a)
material adverse effect	3.1(a)
Merger	Preamble
Option Agreements	Preamble
Other Bank One Equity Right	5.8(a)
Public Proposal	7.2(b)
Required Bank One Vote	3.1(o)
Required JPMorgan Chase Vote	3.2(o)
Requisite Regulatory Approvals	6.1(c)
SBA	3.1(c)
SBIA	3.1(c)
SEC	3.1(a)
Section 16 Information	5.8(e)
Securities Act	3.1(b)
Significant Subsidiary	3.1(a)
Sponsored	3.1(t)
State Banking Approvals	3.1(c)
Subsidiary	3.1(a)
Superior Proposal	5.4(e)
Surviving Corporation	1.3
tax, taxes, taxable	3.1(h)
trading account shares	3.1(b)
trust account shares	3.1(b)
Violation	3.1(c)
Voting Debt	3.1(b)

A-vii

      AGREEMENT AND PLAN OF MERGER dated as of January 14, 2004 (this “Agreement”) between J.P. MORGAN CHASE & CO., a Delaware corporation (“JPMorgan Chase”), and BANK ONE CORPORATION, a Delaware corporation (“Bank One”).

      WHEREAS, the Boards of Directors of JPMorgan Chase and Bank One have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transaction provided for herein in which Bank One would merge with and into JPMorgan Chase (the “Merger”);

      WHEREAS, the Boards of Directors of JPMorgan Chase and Bank One have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

      WHEREAS, concurrently with the execution and delivery of this Agreement, (i) as a condition and inducement to JPMorgan Chase’s willingness to enter into this Agreement and the JPMorgan Chase Stock Option Agreement referred to below, JPMorgan Chase and Bank One are entering into a Stock Option Agreement dated as of the date hereof in the form of Exhibit 1.1(a) (the “Bank One Stock Option Agreement”) pursuant to which Bank One is granting to JPMorgan Chase an option to purchase shares of Common Stock, par value $0.01 per share, of Bank One (the “Bank One Common Stock”); and (ii) as a condition and inducement to Bank One’s willingness to enter into this Agreement and the Bank One Stock Option Agreement, Bank One and JPMorgan Chase are entering into a Stock Option Agreement dated as of the date hereof in the form of Exhibit 1.1(b) (the “JPMorgan Chase Stock Option Agreement”; and collectively with the Bank One Stock Option Agreement, the “Option Agreements”), pursuant to which JPMorgan Chase is granting to Bank One an option to purchase shares of Common Stock, par value $1.00 per share, of JPMorgan Chase (the “JPMorgan Chase Common Stock”);

      WHEREAS, JPMorgan Chase and Bank One desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

      WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g);

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Option Agreements, the parties hereto agree as follows:

ARTICLE I

THE MERGER

      1.1. Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger (the “Certificate of Merger”) shall be duly prepared, executed by JPMorgan Chase as the Surviving Corporation (as defined in Section 1.3) and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the Delaware General Corporation Law (the “DGCL”), on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the “Effective Time”).

      1.2. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the date (the “Closing Date”) that is the second business day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, unless another place is agreed to in writing by the parties hereto.

      1.3. Effects of the Merger. At the Effective Time, Bank One shall be merged with and into JPMorgan Chase and the separate existence of Bank One shall cease. The Merger will have the effects set forth in the DGCL. As used in this Agreement, “Constituent Corporations” shall mean each of JPMorgan Chase and Bank One, and “Surviving Corporation” shall mean JPMorgan Chase, at and after the Effective Time, as the surviving corporation in the Merger.

      1.4. Certificate of Incorporation and By-Laws. The Certificate of Incorporation of JPMorgan Chase as in effect immediately prior to the Effective Time, as amended as set forth in Exhibit 1.4(a), shall be the Certificate of Incorporation of the Surviving Corporation. The By-laws of JPMorgan Chase as in effect immediately prior to the Effective Time, as amended as set forth in Exhibit 1.4(b), shall be the By-laws of the Surviving Corporation.

      1.5. Alternative Transaction Structures. The parties agree that JPMorgan Chase may change the method of effecting the business combination with Bank One, including, without limitation, by merging Bank One into a wholly-owned direct Subsidiary (as defined in Section 3.1(a)) of JPMorgan Chase or by merging a wholly-owned direct Subsidiary of JPMorgan Chase into Bank One, and Bank One shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective stockholders hereunder); provided, however, that any such Subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement and that any actions taken pursuant to this Section 1.5 shall not (i) alter or change the kind or amount of consideration to be issued to holders of Bank One Common Stock or the treatment of Bank One Stock Options, Bank One SARs, Bank One Units, Other Bank One Equity Rights or Bank One Restricted Shares as provided for in this Agreement, (ii) adversely affect the tax consequences of the transaction to the holders of Bank One Common Stock, (iii) materially delay receipt of any Requisite Regulatory Approval (as defined in Section 6.1(c)), or (iv) otherwise cause any closing condition not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof).

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

      2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Bank One Common Stock:

(a) Cancellation of Treasury Stock and JPMorgan Chase-Owned Stock, etc. All shares of Bank One Common Stock that are owned by Bank One as treasury stock and all shares of Bank One Common Stock that are owned by Bank One or JPMorgan Chase (other than, for the avoidance of doubt, trading account shares, trust shares and DPC shares, as each such term is defined in Section 3.1(b)) shall be cancelled and retired and shall cease to exist and no stock of JPMorgan Chase or other consideration shall be delivered in exchange therefor. All shares of JPMorgan Chase Common Stock and Preferred Stock, par value $1.00 per share, of JPMorgan Chase (“JPMorgan Chase Preferred Stock”) that are owned by Bank One shall become treasury stock, except as otherwise provided in JPMorgan Chase’s Certificate of Incorporation.

(b) Conversion of Bank One Common Stock. Subject to Section 2.2(e), each share of Bank One Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(a)) shall be converted into 1.32 (the “Exchange Ratio”) fully paid and nonassessable shares of JPMorgan Chase Common Stock. All such shares of Bank One Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the shares of JPMorgan Chase Common Stock into which such Bank One Common Stock has been converted. Certificates previously representing shares of Bank One Common Stock shall be exchanged for certificates representing whole shares of JPMorgan Chase Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with Section 2.2, without interest.

(c) JPMorgan Chase Capital Stock. Each share of JPMorgan Chase Common Stock and each share of JPMorgan Chase Preferred Stock (other than Dissenting Shares (as defined in Section 2.1(d)) shall remain outstanding following the Effective Time as shares of the Surviving Corporation.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of 6.63% Cumulative Preferred Stock, Series H, and Fixed/ Adjustable Noncumulative Preferred Stock of JPMorgan Chase that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders that have properly perfected their right of appraisal within the meaning of Section 262 of the DGCL (the “Dissenting Shares”) shall not remain outstanding, and the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, each share of such JPMorgan Chase Preferred Stock held by such stockholder shall remain outstanding in accordance with Section 2.1(c).

      2.2. Exchange of Certificates.

      (a) Exchange Agent. As of the Effective Time, JPMorgan Chase shall deposit, or shall cause to be deposited, with a bank or trust company designated by JPMorgan Chase and reasonably acceptable to Bank One (the “Exchange Agent”), for the benefit of the holders of certificates or evidence of shares in book entry form which immediately prior to the Effective Time evidenced shares of Bank One Common Stock (collectively, the “Bank One Certificates”), for exchange in accordance with this Article II, certificates or, at JPMorgan Chase’s option, evidence of shares in book entry form (collectively “certificates”) representing the shares of

JPMorgan Chase Common Stock issuable pursuant to Section 2.1 in exchange for such shares of Bank One Common Stock. Such certificates for shares of JPMorgan Chase Common Stock so deposited, together with any dividends or distributions with respect thereto, are hereinafter referred to as the “Exchange Fund”.

      (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of shares of Bank One Common Stock immediately prior to the Effective Time whose shares were converted into shares of JPMorgan Chase Common Stock pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Bank One Certificates shall pass, only upon delivery of the Bank One Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as JPMorgan Chase and Bank One may reasonably specify) and (ii) instructions for use in effecting the surrender of the Bank One Certificates in exchange for certificates representing shares of JPMorgan Chase Common Stock. Upon surrender of a Bank One Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as the Exchange Agent may reasonably require, the holder of such Bank One Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of JPMorgan Chase Common Stock which such holder has the right to receive in respect of the Bank One Certificate surrendered pursuant to the provisions of this Article II (after taking into account all shares of Bank One Common Stock then held by such holder), and the Bank One Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Bank One Common Stock which is not registered in the transfer records of Bank One, a certificate representing the proper number of shares of JPMorgan Chase Common Stock may be issued to a transferee if the Bank One Certificate representing such Bank One Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Bank One Certificate shall be deemed at any time after the Effective Time to represent only the JPMorgan Chase Common Stock into which the shares of Bank One Common Stock represented by such Bank One Certificate have been converted as provided in this Article II and the right to receive upon such surrender cash in lieu of any fractional shares of JPMorgan Chase Common Stock as contemplated by this Section 2.2.

      (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to JPMorgan Chase Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Bank One Certificate with respect to the shares of JPMorgan Chase Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), until the holder of such Bank One Certificate shall surrender such Bank One Certificate. Subject to the effect of applicable laws, following the surrender of any such Bank One Certificate, there shall be paid to the holder of the certificates representing whole shares of JPMorgan Chase Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender the amount of any cash payable with respect to a fractional share of JPMorgan Chase Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of JPMorgan Chase Common Stock, and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of JPMorgan Chase Common Stock.

      (d) No Further Ownership Rights in Bank One Common Stock. All shares of JPMorgan Chase Common Stock issued upon conversion of shares of Bank One Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Bank One Common Stock; subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Bank One on such shares of Bank One Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Bank One Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Bank One Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

      (e) No Fractional Shares. No certificates or scrip representing fractional shares of JPMorgan Chase Common Stock shall be issued upon the surrender for exchange of Bank One Certificates evidencing Bank One Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation. In lieu thereof, upon surrender of the applicable Bank One Certificates, JPMorgan Chase shall pay each holder of Bank One Common Stock an amount in cash equal to the product obtained by multiplying (a) the fractional share interest to which such holder (after taking into account all shares of Bank One Common Stock held at the Effective Time by such holder) would otherwise be entitled by (b) the closing price on the NYSE, as reported on the Consolidated Tape at the close of the NYSE regular session of trading, for a share of JPMorgan Chase Common Stock on the last trading day immediately preceding the Effective Time.

      (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of Bank One for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any stockholders of Bank One who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for JPMorgan Chase Common Stock, any cash in lieu of fractional shares of JPMorgan Chase Common Stock and any dividends or distributions with respect to JPMorgan Chase Common Stock.

      (g) No Liability. None of JPMorgan Chase, Bank One or the Surviving Corporation shall be liable to any holder of shares of Bank One Common Stock for shares of JPMorgan Chase Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (h) Withholding. JPMorgan Chase shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Bank One Common Stock or Dissenting Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by JPMorgan Chase, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Bank One Common Stock or Dissenting Shares in respect of which such deduction and withholding was made by JPMorgan Chase.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

      3.1. Representations and Warranties of Bank One. Except (x) with respect to any subsection of this Section 3.1, as set forth in the correspondingly identified subsection of the Bank One Disclosure Schedule (as defined in Section 3.1(b)(iii)) or (y) as disclosed in the

Bank One SEC Documents (as defined in Section 3.1(d)) filed with the SEC prior to the date hereof, Bank One represents and warrants to JPMorgan Chase as follows:

(a) Organization, Standing and Power. Bank One is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), which has duly elected to become, and meets the applicable requirements for qualification as, a financial holding company pursuant to Section 4(l) of the BHC Act. Each of Bank One and its Significant Subsidiaries (as defined below) is a bank, corporation or partnership duly organized, validly existing and, in the case of banks or corporations, in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on Bank One. The Certificate of Incorporation and By-laws of Bank One, copies of which were previously furnished to JPMorgan Chase, are true, complete and correct copies of such documents as in effect on the date of this Agreement. As used in this Agreement, (i) the word “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (x) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (y) at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries; (ii) a “Significant Subsidiary” means any Subsidiary of Bank One or JPMorgan Chase, as the case may be, that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the “SEC”); (iii) any reference to any event, change or effect being “material” with respect to any entity means an event, change or effect which is material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such entity and its Subsidiaries taken as a whole; and (iv) the term “material adverse effect” means, with respect to any entity, a material adverse effect on the financial condition, properties, assets, liabilities, businesses or results of operations of such entity and its Subsidiaries taken as a whole or on the ability of such entity to perform its obligations hereunder or under any Option Agreement on a timely basis; provided that, in any such case referred to in clause (iii) or (iv) the following shall not be deemed “material” or to have a “material adverse effect”: any change or event caused by or resulting from (A) changes in prevailing interest rates, currency exchange rates or other economic or monetary conditions in the United States or elsewhere, (B) changes in United States or foreign securities markets, including changes in price levels or trading volumes, (C) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to Bank One or JPMorgan Chase or their respective Subsidiaries, as the case may be, (D) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (E) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (as defined in Section 3.1(c)(iii)), (F) actions or omissions of JPMorgan Chase or Bank One taken with the prior written consent of the other or required hereunder, (G) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the announcement thereof, or (H) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located; and provided, further, that in no event shall a change in the trading prices of a party’s capital stock, by itself, be considered material or constitute a material adverse effect.

(b) Capital Structure. (i) The authorized capital stock of Bank One consists of four billion (4,000,000,000) shares of Bank One Common Stock and 50 million (50,000,000) shares of Preferred Stock, par value $0.01 per share (the “Bank One Preferred Stock”). As of the close of business on December 31, 2003 (A) 1,181,382,302 shares of Bank One Common Stock were issued (including shares held in treasury), 102,630,826 shares of Bank One Common Stock were reserved for issuance upon the exercise or payment of outstanding stock options, stock units or other awards or pursuant to Bank One’s dividend reinvestment and stock purchase plan, Bank One Corporation Stock Performance Plan, Bank One Corporation Director Stock Plan, Bank One Corporation Deferred Compensation Plan and Bank One Employee Stock Purchase Plan (such stock options, units and other awards and plans, collectively, the “Bank One Stock Plans”), and 61,800,269 shares of Bank One Common Stock were held by Bank One in its treasury or by its Subsidiaries (exclusive of (x) shares held in connection with any market making activities or proprietary trading activities (“trading account shares”), (y) shares held in trust, managed, custodial or nominee accounts and the like, or held by mutual funds or merchant banking entities for which a Subsidiary of the relevant party acts as investment advisor or in a similar capacity (any such shares, “trust account shares”), and (z) shares acquired in respect of debts previously contracted (any such shares, “DPC shares”)); and (B) no shares of Bank One Preferred Stock were outstanding or reserved for issuance. All outstanding shares of Bank One Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. The shares of Bank One Common Stock which may be issued pursuant to the Bank One Stock Option Agreement have been duly authorized and, if and when issued pursuant to the terms thereof, will be validly issued, fully paid and non-assessable and not subject to preemptive rights.

(ii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote (“Voting Debt”) of Bank One are issued or outstanding.

(iii) Except for (A) this Agreement, (B) Bank One Stock Options, Bank One SARs, Bank One Units and Other Bank One Equity Rights (each as defined in Section 5.8(a)) which represented, as of December 31, 2003, the right to acquire up to an aggregate of 99,630,826 shares of Bank One Common Stock, (C) the Bank One Stock Option Agreement, (D) as set forth in the disclosure schedule delivered by Bank One to JPMorgan Chase concurrently herewith (the “Bank One Disclosure Schedule”), and (E) agreements entered into and securities and other instruments issued after the date of this Agreement as permitted by Section 4.1, there are no options, warrants, calls, rights, commitments or agreements of any character to which Bank One or any Subsidiary of Bank One is a party or by which it or any such Subsidiary is bound obligating Bank One or any Subsidiary of Bank One to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of Bank One or of any Subsidiary of Bank One or obligating Bank One or any Subsidiary of Bank One to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Bank One or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of Bank One or any of its Subsidiaries, other than the Bank One Stock Option Agreement or (B) pursuant to which Bank One or any of its Subsidiaries is or could be required to register shares of Bank One Common Stock or other securities under the Securities Act of 1933, as amended (the

“Securities Act”), except the Bank One Stock Option Agreement and any such contractual obligations entered into after the date hereof as permitted by Section 4.1.

(iv) Since December 31, 2003, except as set forth in the Bank One Disclosure Schedule and except as permitted by Section 4.1, Bank One has not (A) issued or permitted to be issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of Bank One or any of its Subsidiaries, other than pursuant to and as required by the terms of the Bank One Stock Option Agreement, the dividend reinvestment and stock purchase plan referred to above, and any employee stock options and other awards issued prior to the date hereof under the Bank One Stock Plans (or issued after the date hereof in compliance with Sections 4.1(c) and 4.1(k)); (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Bank One Subsidiaries, any shares of capital stock of Bank One or any of its Subsidiaries (other than the acquisition of trading account shares, trust account shares and DPC shares in the ordinary course of business consistent with past practice); or (C) declared, set aside, made or paid to the stockholders of Bank One dividends or other distributions on the outstanding shares of capital stock of Bank One, other than regular quarterly cash dividends on the Bank One Common Stock at a rate not in excess of the regular quarterly cash dividend most recently declared by Bank One prior to the date of this Agreement.

(v) The Bank One employee stock purchase plan (A) will continue until the earlier of the termination of the current offering period and the Closing Date, and no further offering periods will commence thereafter, and (B) will be terminated by Bank One immediately prior to and effective as of the Closing Date. The optional cash purchase (but not the dividend reinvestment) feature of the Bank One dividend reinvestment and stock purchase plan will be terminated within 30 days of a written request by JPMorgan Chase unless all such optional cash purchases are satisfied through open market purchases of Bank One Common Stock and not through new issuances of Bank One Common Stock by Bank One.

(c) Authority. (i) Bank One has all requisite corporate power and authority to enter into this Agreement and the Option Agreements and, subject in the case of the consummation of the Merger to the adoption of this Agreement by the requisite vote of the holders of Bank One Common Stock, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Bank One, subject in the case of the consummation of the Merger to the adoption of this Agreement by the stockholders of Bank One. This Agreement and the Option Agreements have been duly executed and delivered by Bank One and each constitutes a valid and binding obligation of Bank One, enforceable against Bank One in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) The execution and delivery of this Agreement and the Option Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to, any provision of the Certificate of Incorporation or By-laws of Bank One or any Subsidiary of Bank One, or (B) except as disclosed in the Bank One Disclosure Schedule and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any

Violation of any loan or credit agreement, note, mortgage, indenture, lease, Bank One Benefit Plan (as defined in Section 3.1(j)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Bank One or any Subsidiary of Bank One or their respective properties or assets, which Violation, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Bank One.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization (a “Governmental Entity”), is required by or with respect to Bank One or any Subsidiary of Bank One in connection with the execution and delivery of this Agreement and the Option Agreements by Bank One or the consummation by Bank One of the transactions contemplated hereby and thereby, the failure to make or obtain which would have a material adverse effect on Bank One, except for (A) the filing of applications and notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the BHC Act and the Federal Reserve Act (the “FRA”) and approval of same, (B) the filing with the SEC of (1) the Joint Proxy Statement/ Prospectus (as defined in Section 5.1(a)) and (2) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Option Agreements and the transactions contemplated hereby and thereby and the obtaining from the SEC of such orders as may be required in connection therewith, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (D) such applications, filings, authorizations, orders and approvals as may be required under the banking laws of any state, and approval thereof (collectively, the “State Banking Approvals”), (E) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal or state securities laws relating to the regulation of broker-dealers, investment companies and investment advisors and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations of the SEC and the Commodity Futures Trading Commission (the “CFTC”) thereunder and of any applicable industry self-regulatory organization and the rules of the NYSE, or which are required under consumer finance, mortgage banking and other similar laws of the various states in which Bank One or any of its Subsidiaries is licensed or regulated, (F) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (G) such filings, approvals and authorizations as may be required pursuant to applicable antitrust or competition laws of any foreign Governmental Entity (the “Foreign Antitrust Approvals”), (H) such other filings, authorizations, orders and approvals as may be required under foreign banking and similar laws with respect to bank Subsidiaries of Bank One that are chartered or licensed under the laws of foreign jurisdictions, and (I) such filings, notifications and approvals as are required under the Small Business Investment Act of 1958 (“SBIA”) and the rules and regulations of the Small Business Administration (“SBA”) thereunder.

(d) SEC Documents; Regulatory Reports; Undisclosed Liabilities. (i) Bank One has filed all required reports, schedules, registration statements and other documents with the SEC since December 31, 2000 (the “Bank One SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Bank One SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Bank One SEC Documents, and none of the Bank One SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Bank One included in the Bank One SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Bank One and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(ii) Other than the Bank One SEC Documents, which are addressed in clause (i) above, Bank One and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments is not reasonably likely to have, either individually or in the aggregate, a material adverse effect on Bank One.

(iii) Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Bank One included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003, as filed with the SEC prior to the date of this Agreement, (B) liabilities incurred since September 30, 2003 in the ordinary course of business consistent with past practice, and (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Bank One, Bank One and its Subsidiaries do not have, and since September 30, 2003 Bank One and its Subsidiaries have not incurred (except as permitted by Section 4.1), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Bank One’s financial statements in accordance with generally accepted accounting principles).

(e) Information Supplied. None of the information supplied or to be supplied by Bank One for inclusion or incorporation by reference in (i) the Form S-4 (as defined in Section 5.1(a)) will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement/ Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/ Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by Bank One with respect to statements made or incorporated by reference therein based on information supplied by JPMorgan Chase for inclusion or incorporation by reference in the Joint Proxy Statement/ Prospectus.

(f) Compliance with Applicable Laws and Reporting Requirements. (i) Bank One and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Bank One and its Subsidiaries, taken as a whole (the “Bank One Permits”), and Bank One and its Subsidiaries are in compliance with the terms of the Bank One Permits and all applicable laws and regulations, except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Bank One. Except as disclosed in the Bank One SEC Documents filed prior to the date of this

Agreement or as set forth in the Bank One Disclosure Schedule, the businesses of Bank One and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity (including but not limited to the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001), except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on Bank One. To the knowledge of Bank One, no investigation by any Governmental Entity with respect to Bank One or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Bank One.

(ii) Except as is not reasonably likely to have, either individually or in the aggregate, a material adverse effect on Bank One, Bank One and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Bank One, any of its Subsidiaries, or any director, officer or employee of Bank One or of any Bank One Subsidiary, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that is reasonably likely to have, either individually or in the aggregate, a material adverse effect on Bank One, and, except as would not be reasonably likely to have, either individually or in the aggregate, a material adverse effect on Bank One, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(iii) The records, systems, controls, data and information of Bank One and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Bank One or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the Bank One SEC Documents filed with the SEC prior to the date hereof, Bank One and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Bank One (A) has designed disclosure controls and procedures to ensure that material information relating to Bank One, including its consolidated Subsidiaries, is made known to the management of Bank One by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Bank One’s auditors and the audit committee of Bank One’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Bank One’s ability to record, process, summarize and report financial data and have identified for Bank One’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Bank One’s internal controls. Bank One has made available to JPMorgan Chase a summary of any such disclosure made by management to Bank One’s auditors and audit committee since January 1, 2002.

(g) Legal Proceedings. Except as disclosed in the Bank One SEC Documents filed prior to the date of this Agreement or as set forth in the Bank One Disclosure Schedule, there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Bank One, threatened, against or affecting Bank One or any Subsidiary of Bank One as to which there is a significant possibility of an adverse outcome which would, individually or in the aggregate, have a material adverse effect on Bank One, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Bank One or any Subsidiary of Bank One having or which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Bank One or on the Surviving Corporation.

(h) Taxes. Bank One and each of its Subsidiaries have filed all material tax returns required to be filed by any of them and have paid (or Bank One has paid on their behalf), or have set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent financial statements contained in the Bank One SEC Documents reflect an adequate reserve, in accordance with generally accepted accounting principles, for all taxes payable by Bank One and its Subsidiaries accrued through the date of such financial statements. No material deficiencies or other claims for any taxes have been proposed, asserted or assessed against Bank One or any of its Subsidiaries that are not adequately reserved for. For the purpose of this Agreement, the term “tax” (including, with correlative meaning, the terms “taxes” and “taxable”) shall mean (i) all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or (ii). Neither Bank One nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(i) Certain Agreements. Except as disclosed in or filed as exhibits to the Bank One SEC Documents filed prior to the date of this Agreement or as disclosed in the Bank One Disclosure Schedule and except for this Agreement and the Option Agreements, neither Bank One nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors or executive officers, or with any consultants that are natural persons, involving the payment of $10 million or more per annum, (ii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) which limits the ability of Bank One or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business or requires Bank One or any of its affiliates to make available investment opportunities to any person on a priority, equal or exclusive basis, and in each case which limitation or requirement would reasonably be expected to be material to Bank One and its Subsidiaries taken as a whole, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) in the case of a Bank One Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Option Agreements, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Option Agreements, or (vi) which would prohibit or delay the consummation of any of the transactions contemplated by this Agreement or the Option Agreements. Bank One has previously made available to JPMorgan Chase complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.1(i) (collectively referred to herein as the “Bank One Contracts”). All of the Bank One Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Bank One. Neither Bank One nor any of its Subsidiaries has, and to the best knowledge of Bank One, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Bank One Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on Bank One.

(j) Benefit Plans. (i) With respect to each employee benefit plan (including, without limitation, any “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, multiemployer plans within the meaning of ERISA Section 3(37)) and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not (all the foregoing being herein called “Benefit Plans”), under which any employee or former employee of Bank One or any of its Subsidiaries has any present or future right to benefits, maintained or contributed to by Bank One or any of its Subsidiaries or under which Bank One or any of its Subsidiaries has any present or future liability (the “Bank One Benefit Plans”), Bank One has made available, or within 30 days after the execution hereof will make available, to JPMorgan Chase a true and correct copy of (A) the most recent annual report (Form 5500) filed with the IRS, (B) such Bank One Benefit Plan, (C) each trust agreement relating to such Bank One Benefit Plan, (D) the most recent summary plan description for each Bank One Benefit Plan for which a summary plan description is required by ERISA, (E) the most recent actuarial report or valuation relating to a Bank One Benefit Plan subject to Title IV of ERISA and (F) the most recent determination letter issued by the IRS with respect to any Bank One Benefit Plan qualified under Section 401(a) of the Code.

(ii) With respect to the Bank One Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of Bank One, there exists no condition or set of circumstances, in connection with which Bank One or any of its Subsidiaries could be subject to any liability that would reasonably be expected to have a material adverse effect on Bank One under ERISA, the Code or any other applicable law.

(iii) True and complete copies of the Bank One Stock Plans as in effect on the date hereof have been, or within 30 days after the execution hereof will be, provided or made available to JPMorgan Chase.

(iv) Except as set forth in the Bank One Disclosure Schedule, no Bank One Benefit Plan or Bank One Stock Plan exists that could result in the payment to any present or former employee of Bank One or any Subsidiary of Bank One of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Bank One or any Subsidiary of Bank One as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

(k) Subsidiaries. Exhibit 21 to Bank One’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC prior to the date of this Agreement includes all the Subsidiaries of Bank One which are Significant Subsidiaries. Each of Bank One’s Subsidiaries that is a bank (as defined in the BHC Act) (i) is listed in Section 3.1(k) of the Bank One Disclosure Schedule and (ii) is an “insured bank” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder. Except as set forth in Section 3.1(k) of the Bank One Disclosure Schedule, all of the shares of capital stock of each of the Subsidiaries held by Bank One or by another Bank One Subsidiary are fully paid and, except as provided in 12 U.S.C. Section 55, nonassessable and are owned by Bank One or a Subsidiary of Bank One free and clear of any claim, lien or encumbrance.

(l) Agreements with Regulators. Except as set forth in Section 3.1(l) of the Bank One Disclosure Schedule, neither Bank One nor any Subsidiary of Bank One is a party to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has Bank One been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions.

(m) Absence of Certain Changes or Events. Except as disclosed in the Bank One SEC Documents filed prior to the date of this Agreement or, in the case of actions taken after the date hereof, except as permitted by Section 4.1, since September 30, 2003 (i) Bank One and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and (ii) there has not been any change, circumstance or event (including any event involving a prospective change) which has had, or would reasonably be expected to have, a material adverse effect on Bank One.

(n) Board Approval. The Board of Directors of Bank One, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “Bank One Board Approval”), has (i) determined that this Agreement, the Option Agreements and the Merger are fair to and in the best interests of Bank One and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement, the Option Agreements and the Merger, and (iii) recommended that the stockholders of Bank One adopt this Agreement and directed that such matter be submitted for consideration by Bank One stockholders at the Bank One Stockholders Meeting (as defined in Section 5.1(b)). The Bank One Board Approval constitutes approval of this Agreement, the Bank One Stock Option Agreement and the Merger (i) for purposes of Section 203 of the DGCL and (ii) by the “Disinterested Directors” of Bank One pursuant to clause “First” of Subsection (b) of Article “Twelfth” of Bank One’s Certificate of Incorporation, such that no additional stockholder approval (other than the Required Bank One Vote (as defined in Section 3.1(o)) shall be required pursuant to such Article to consummate the Merger and the other transactions contemplated by this Agreement and the Option Agreements. To the knowledge of Bank One, except for Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to this Agreement, the Option Agreements, the Merger or the other transactions contemplated hereby or thereby.

(o) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Bank One Common Stock to adopt this Agreement (the “Required Bank One Vote”) is the only vote of the holders of any class or series of Bank One capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

(p) Properties. Except as disclosed in the Bank One SEC Documents filed prior to the date of this Agreement, Bank One or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such Bank One SEC Documents as being owned by Bank One or one of its Subsidiaries or acquired after the date thereof which are material to Bank One’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (A) statutory liens securing payments not yet due, (B) liens on assets of Subsidiaries of Bank One which are banks incurred in the ordinary course of their banking business and (C) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Bank One SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Bank One’s knowledge, the lessor, except in the case of clauses (i) and (ii) above as would not reasonably be expected to have a material adverse effect on Bank One.

(q) Intellectual Property. Bank One and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the “Bank One Intellectual Property”) necessary to carry on their business substantially as currently conducted, except where such failures to own or validly license such Bank One Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Bank One. Neither Bank One nor any such Subsidiary has received any notice of infringement of or conflict with, and to Bank One’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Bank One Intellectual Property that individually or in the aggregate, in either such case, would reasonably be expected to have a material adverse effect on Bank One.

(r) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except Lazard, and Bank One agrees to indemnify JPMorgan Chase and to hold JPMorgan Chase harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by Bank One or its affiliates.

(s) Opinion of Bank One Financial Advisor. Bank One has received the opinion of its financial advisor, Lazard, dated the date of this Agreement, to the effect that the Exchange Ratio is fair, from a financial point of view, to Bank One and the holders of Bank One Common Stock.

(t) Investment Adviser Subsidiaries; Funds; Clients. (i) Bank One and certain of its Subsidiaries (the “Bank One Advisory Entities”) provide investment management, investment advisory and sub-advisory services (including management and advice provided to separate accounts and participation in wrap fee programs). For purposes of this Agreement, “Bank One Advisory Contract” means each Bank One contract for such services provided by a Bank One Advisory Entity; “Bank One Advisory Client” means each party to a Bank One Advisory Contract other than the applicable Bank One Advisory Entity; “Bank One Fund Client” means each Bank One Advisory Client that is registered as an investment company under the Investment Company Act; and “Sponsored” means, when used with reference to any Bank One Fund Client or JPMorgan Chase Fund Client (as defined in Section 3.2(t)), any such Bank One Fund Client or JPMorgan Chase Fund Client, as the case may be, a majority of the officers of which are employees of Bank One or any of its Subsidiaries or JPMorgan Chase or any of its Subsidiaries, as the case may be, or of which Bank One or any of its Subsidiaries or JPMorgan Chase or any of its Subsidiaries, as the case may be, holds itself out as the sponsor.

(ii) Each Sponsored Bank One Fund Client and Bank One Advisory Entity (A) has since January 1, 1999 operated and is currently operating in compliance with all laws, regulations, rules, judgments, orders or rulings of any Governmental Entity applicable to it or its business and (B) has all permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets as presently conducted except, in the case of clauses (A) and (B) above, where the failure to be in compliance or failure to have such permits, licenses, exemptions, orders and approvals, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Bank One. There is no action, suit, proceeding or investigation pending or, to the knowledge of Bank One, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such permits, licenses, exemptions, orders and approvals, except for such revocations, amendments, failures to renew, limitations, suspensions or restrictions which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Bank One.

(iii) Each Bank One Advisory Entity has been and is in compliance with each Bank One Advisory Contract to which it is a party, except where the failure to be so in compliance, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Bank One.

(iv) The accounts of each Bank One Advisory Client subject to ERISA have been managed by the applicable Subsidiary of Bank One in compliance with the applicable requirements of ERISA, except where the failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Bank One.

(v) As of the date hereof, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Bank One, neither Bank One nor any of the Bank One Advisory Entities nor any “affiliated person” (as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”)) of any of them is ineligible pursuant to Section 9(a) or (b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company; and except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Bank One, none of Bank One, any Bank One Advisory Entity or any “person associated with an investment advisor” (as defined in the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”)) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor.

      3.2. Representations and Warranties of JPMorgan Chase. Except (x) with respect to any subsection of this Section 3.2, as set forth in the correspondingly identified subsection of the JPMorgan Chase Disclosure Schedule (as defined in Section 3.2(b)(iii)) or (y) as disclosed in the JPMorgan Chase SEC Documents (as defined in Section 3.2(d)) filed with the SEC prior to the date hereof, JPMorgan Chase represents and warrants to Bank One as follows:

(a) Organization, Standing and Power. JPMorgan Chase is a bank holding company registered under the BHC Act, which has duly elected to become, and meets the applicable requirements for qualification as, a financial holding company pursuant to Section 4(l) of the BHC Act. Each of JPMorgan Chase and its Significant Subsidiaries is a bank, corporation or partnership duly organized, validly existing and, in the case of banks or corporations, in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on JPMorgan Chase. The Certificate of Incorporation and By-laws of JPMorgan Chase, copies of which were previously furnished to Bank One, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(b) Capital Structure. (i) The authorized capital stock of JPMorgan Chase consists of 4,500,000,000 shares of JPMorgan Chase Common Stock and 200,000,000 shares of JPMorgan Chase Preferred Stock. As of the close of business on December 31, 2003 (A) 2,044,436,509 shares of JPMorgan Chase Common Stock were issued (including shares held in treasury), 404,234,649 shares of JPMorgan Chase Common Stock were reserved for issuance upon the exercise or payment of outstanding stock options, stock units or other awards or pursuant to JPMorgan Chase’s dividend reinvestment plan, Value Shares, Success Shares and Vision Shares Plans, the Deferred Compensation Plan for Non-Employee Directors of JPMorgan Chase and JPMorgan Chase Bank, the Post-Retirement Compensation Plan for Non-Employee Directors, JPMorgan Chase’s Employee Stock Purchase Plan, the Deferred Compensation Plan of JPMorgan Chase and Participating Companies, the JPMorgan Chase 1996 Long-Term Incentive Plan, JPMorgan Chase’s Stock Option Plan, JPMorgan Chase’s Directors Stock Arrangements, JPMorgan Chase’s Corporate Performance Incentive Plan and long-term incentive and other stock plans assumed by JPMorgan Chase in connection with the combinations with and acquisitions of Manufacturers Hanover Corporation, The Chase Manhattan Banking Corporation, Margaretten Financial Corporation, Hambrecht & Quist Group and J.P. Morgan & Co. Incorporated (such stock options, units and other plans and programs, collectively, the “JPMorgan Chase Stock Plans”), and 1,816,495 shares of JPMorgan Chase Common Stock were held by JPMorgan Chase in its treasury or by its Subsidiaries (other than trading account shares, trust account shares or DPC shares); and (B) 17,800,432 shares of JPMorgan Chase Preferred Stock were outstanding, consisting of 2,420,000 shares of Adjustable Rate Cumulative Preferred Stock, Series A, 280,432 shares of 6.63% Cumulative Preferred Stock, Series H, 2,000,000 shares of Adjustable Rate Cumulative Preferred Stock, Series L, 4,000,000 shares of Fixed/ Adjustable Rate Noncumulative Preferred Stock and 9,100,000 shares of Adjustable Rate Cumulative Preferred Stock, Series N. All outstanding shares of JPMorgan Chase Common Stock and JPMorgan Chase Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. The shares of JPMorgan Chase Common Stock (x) to be issued pursuant to or as specifically contemplated by this Agreement (including without limitation as contemplated by Section 5.8 hereof), or (y) which may be issued pursuant to the JPMorgan Chase Stock Option Agreement, will have been duly authorized as of the Effective Time and, if and when issued in accordance with the terms hereof or thereof, will be validly issued, fully paid and non-assessable and not subject to preemptive rights.

(ii) No Voting Debt of JPMorgan Chase is issued or outstanding.

(iii) Except for (A) this Agreement, (B) options or awards issued or to be issued under the JPMorgan Chase Stock Plans, which represented, as of December 31, 2003, the right to acquire up to an aggregate of 463,634,649 shares of JPMorgan Chase Common Stock, (C) the JPMorgan Chase Stock Option Agreement, and (D) agreements entered into and securities and other instruments issued after the date of this Agreement as permitted by Section 4.2, there are no options, warrants, calls, rights, commitments or agreements of any character to which JPMorgan Chase or any Subsidiary of JPMorgan Chase is a party or by which it or any such Subsidiary is bound obligating JPMorgan Chase or any Subsidiary of

JPMorgan Chase to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of JPMorgan Chase or of any Subsidiary of JPMorgan Chase or obligating JPMorgan Chase or any Subsidiary of JPMorgan Chase to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of JPMorgan Chase or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any shares of capital stock of JPMorgan Chase or any of its Subsidiaries, other than the JPMorgan Chase Stock Option Agreement, or (B) except as set forth in the disclosure schedule delivered by JPMorgan Chase to Bank One concurrently herewith (the “JPMorgan Chase Disclosure Schedule”), pursuant to which JPMorgan Chase or any of its Subsidiaries is or could be required to register shares of JPMorgan Chase Common Stock or other securities under the Securities Act, except the JPMorgan Chase Stock Option Agreement and any such contractual obligations entered into after the date hereof as permitted by Section 4.2.

(iv) Since December 31, 2003, and except as permitted by Section 4.2, JPMorgan Chase has not (A) issued or permitted to be issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock, of JPMorgan Chase or any of its Subsidiaries, other than pursuant to and as required by the terms of the JPMorgan Chase Stock Option Agreement, the JPMorgan Chase Stock Plans and any employee stock options and other awards issued under the JPMorgan Chase Stock Plans prior to the date hereof (or issued after the date hereof in compliance with Sections 4.2(c) and 4.2(k)); (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more JPMorgan Chase Subsidiaries, any shares of capital stock of JPMorgan Chase or any of its Subsidiaries (other than the acquisition of trading account shares, trust account shares and DPC shares in the ordinary course of business consistent with past practice); or (C) declared, set aside, made or paid to the stockholders of JPMorgan Chase dividends or other distributions on the outstanding shares of capital stock of JPMorgan Chase, other than (x) regular quarterly cash dividends on the JPMorgan Chase Common Stock at a rate not in excess of the regular quarterly cash dividend most recently declared by JPMorgan Chase prior to the date of this Agreement and (y) cash dividends on the JPMorgan Chase Preferred Stock as required by the terms of such preferred stock as in effect on the date hereof.

(c) Authority. (i) JPMorgan Chase has all requisite corporate power and authority to enter into this Agreement and the Option Agreements and, subject in the case of the consummation of the Merger to the adoption of this Agreement by the requisite vote of the holders of JPMorgan Chase Common Stock, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of JPMorgan Chase, subject in the case of the consummation of the Merger to the adoption of this Agreement by the stockholders of JPMorgan Chase. This Agreement and the Option Agreements have been duly executed and delivered by JPMorgan Chase and each constitutes a valid and binding obligation of JPMorgan Chase, enforceable against JPMorgan Chase in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) The execution and delivery of this Agreement and the Option Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not, (A) result in any Violation pursuant to any provision of the Certificate of Incorporation or By-laws of JPMorgan Chase or any Subsidiary of JPMorgan Chase, or (B) except as disclosed in the JPMorgan Chase Disclosure Schedule and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, JPMorgan Chase Benefit Plan (as defined in Section 3.2(j)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to JPMorgan Chase or any Subsidiary of JPMorgan Chase or their respective properties or assets which Violation, individually or in the aggregate, would reasonably be expected to have a material adverse effect on JPMorgan Chase.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to JPMorgan Chase or any Subsidiary of JPMorgan Chase in connection with the execution and delivery of this Agreement and the Option Agreements by JPMorgan Chase or the consummation by JPMorgan Chase of the transactions contemplated hereby and thereby, the failure to make or obtain which would have a material adverse effect on JPMorgan Chase, except for (A) the filing of applications and notices with the Federal Reserve under the BHC Act and the FRA and approval of same, (B) the filing with the SEC of the Joint Proxy Statement/ Prospectus, the Form S-4 and such reports under Sections 12, 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement, the Option Agreements and the transactions contemplated hereby and thereby and the obtaining from the SEC of such orders as may be required in connection therewith, (C) such filings and approvals as are required to be made or obtained under the securities or blue sky laws of various states in connection with the transactions contemplated by this Agreement, (D) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (E) the State Banking Approvals, (F) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal or state securities laws relating to the regulation of broker-dealers, investment companies and investment advisors and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations of the SEC and the CFTC thereunder and of any applicable industry self-regulatory organization, and the rules of the NYSE, or which are required under consumer finance, mortgage banking and other similar laws of the various states in which Bank One or any of its Subsidiaries is licensed or regulated, (G) notices or filings under the HSR Act, (H) the Foreign Antitrust Approvals, (I) such other filings, authorizations, orders and approvals as may be required under foreign banking and similar laws with respect to bank Subsidiaries of Bank One that are chartered or licensed under the laws of foreign jurisdictions, and (J) such filings, notifications and approvals as are required under the SBIA and the rules and regulations of the SBA thereunder.

(d) SEC Documents; Regulatory Reports; Undisclosed Liabilities. (i) JPMorgan Chase has filed all required reports, schedules, registration statements and other documents with the SEC since December 31, 2000 (the “JPMorgan Chase SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the JPMorgan Chase SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such JPMorgan Chase SEC Documents, and none of the JPMorgan Chase SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of JPMorgan Chase included in the JPMorgan Chase SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of JPMorgan Chase and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(ii) Other than the JPMorgan Chase SEC Documents, which are addressed in clause (i) above, JPMorgan Chase and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments is not reasonably likely to have, either individually or in the aggregate, a material adverse effect on JPMorgan Chase.

(iii) Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of JPMorgan Chase included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003, as filed with the SEC prior to the date of this Agreement, (B) liabilities incurred since September 30, 2003 in the ordinary course of business consistent with past practice, and (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on JPMorgan Chase, JPMorgan Chase and its Subsidiaries do not have, and since September 30, 2003 JPMorgan Chase and its Subsidiaries have not incurred (except as permitted by Section 4.2), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in JPMorgan Chase’s financial statements in accordance with generally accepted accounting principles).

(e) Information Supplied. None of the information supplied or to be supplied by JPMorgan Chase for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement/ Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/ Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by JPMorgan Chase with respect to statements made or incorporated by reference therein based on information supplied by Bank One for inclusion or incorporation by reference in the Joint Proxy Statement/ Prospectus or Form S-4.

(f) Compliance with Applicable Laws and Reporting Requirements. (i) JPMorgan Chase and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of JPMorgan Chase and its Subsidiaries, taken as a whole (the “JPMorgan Chase Permits”), and JPMorgan Chase and its Subsidiaries are in compliance with the terms of the JPMorgan Chase Permits and all applicable laws and regulations, except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on JPMorgan Chase. Except as disclosed in the JPMorgan Chase SEC Documents filed prior to the date hereof or as set forth in the JPMorgan Chase Disclosure Schedule, the businesses of JPMorgan Chase and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity (including but not limited to the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001), except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on JPMorgan Chase. To the knowledge of JPMorgan Chase, no investigation by any Governmental Entity with respect to JPMorgan Chase or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on JPMorgan Chase.

(ii) Except as is not reasonably likely to have, either individually or in the aggregate, a material adverse effect on JPMorgan Chase, JPMorgan Chase and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of JPMorgan Chase, any of its Subsidiaries, or any director, officer or employee of JPMorgan Chase or of any JPMorgan Chase Subsidiary, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that is reasonably likely to have, either individually or in the aggregate, a material adverse effect on JPMorgan Chase, and, except as would not be reasonably likely to have, either individually or in the aggregate, a material adverse effect on JPMorgan Chase, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(iii) The records, systems, controls, data and information of JPMorgan Chase and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of JPMorgan Chase or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the JPMorgan Chase SEC Documents filed with the SEC prior to the date hereof, JPMorgan Chase and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. JPMorgan Chase (A) has designed disclosure controls and procedures to ensure that material information relating to JPMorgan Chase, including its consolidated Subsidiaries, is made known to the management of JPMorgan Chase by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to JPMorgan Chase’s auditors and the audit committee of JPMorgan Chase’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect JPMorgan Chase’s ability to record, process, summarize and report financial data and have identified for JPMorgan Chase’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in JPMorgan Chase’s internal controls. JPMorgan Chase has made available to Bank One a summary of any such disclosure made by management to JPMorgan Chase’s auditors and audit committee since January 1, 2002.

(g) Legal Proceedings. Except as disclosed in the JPMorgan Chase SEC Documents filed prior to the date of this Agreement or as set forth in the JPMorgan Chase Disclosure Schedule, there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of JPMorgan Chase, threatened, against or affecting JPMorgan Chase or any Subsidiary of JPMorgan Chase as to which there is a significant possibility of an adverse outcome which would, individually or in the aggregate, have a material adverse effect on JPMorgan Chase, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against JPMorgan Chase or any Subsidiary of JPMorgan Chase having, or which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on JPMorgan Chase or on the Surviving Corporation.

(h) Taxes. JPMorgan Chase and each of its Subsidiaries have filed all material tax returns required to be filed by any of them and have paid (or JPMorgan Chase has paid on their behalf), or have set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent financial statements contained in the JPMorgan Chase SEC Documents reflect an adequate reserve, in accordance with generally accepted accounting principles, for all taxes payable by JPMorgan Chase and its Subsidiaries accrued through the date of such financial statements. No material deficiencies or other claims for any taxes have been proposed, asserted or assessed against JPMorgan Chase or any of its Subsidiaries that are not adequately reserved for. Neither JPMorgan Chase nor any of its Subsidiaries has taken any action or knows of any fact, agreement or plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(i) Certain Agreements. Except as disclosed in or filed as exhibits to the JPMorgan Chase SEC Documents filed prior to the date of this Agreement or as disclosed in the JPMorgan Chase Disclosure Schedule and except for this Agreement and the Option Agreements, neither JPMorgan Chase nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors or executive officers, or with any consultants that are natural persons, involving the payment of $10 million or more per annum, (ii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) which limits the ability of JPMorgan Chase or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business or requires JPMorgan Chase or any of its affiliates to make available investment opportunities to any person on a priority, equal or exclusive basis, and in each case which limitation or requirement would reasonably be expected to be material to JPMorgan Chase and its Subsidiaries taken as a whole, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) in the case of a JPMorgan Chase Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Option Agreements, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Option Agreements, or (vi) which would prohibit or delay the consummation of any of the transactions contemplated by this Agreement or the Option Agreements. JPMorgan Chase has previously made available to Bank One complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.2(i) (collectively referred to herein as “JPMorgan Chase Contracts”). All of the JPMorgan Chase Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on JPMorgan Chase. Neither JPMorgan Chase nor any of its Subsidiaries has, and to the best knowledge of JPMorgan Chase, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which, with or without notice, lapse of time or both would constitute a default under the provisions of, any JPMorgan Chase Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on JPMorgan Chase.

(j) Benefit Plans. (i) With respect to each Benefit Plan maintained or contributed to by JPMorgan Chase or any of its Subsidiaries or under which JPMorgan Chase or any of its Subsidiaries have any present or future liability (the “JPMorgan Chase Benefit Plans”), JPMorgan Chase has made available, or within 30 days after the execution hereof will make available, to Bank One a true and correct copy of (A) the most recent annual report (Form 5500) filed with the IRS, (B) such JPMorgan Chase Benefit Plan, (C) each trust agreement relating to such JPMorgan Chase Benefit Plan, (D) the most recent summary plan description for each JPMorgan Chase Benefit Plan for which a summary plan description is required by ERISA, (E) the most recent actuarial report or valuation relating to a JPMorgan Chase Benefit Plan subject to Title IV of ERISA and (F) the most recent determination letter issued by the IRS with respect to any JPMorgan Chase Benefit Plan qualified under Section 401(a) of the Code.

(ii) With respect to the JPMorgan Chase Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of JPMorgan Chase, there exists no condition or set of circumstances in connection with which JPMorgan Chase or any of its Subsidiaries could be subject to any liability that would reasonably be expected to have a material adverse effect on JPMorgan Chase under ERISA, the Code or any other applicable law.

(iii) True and complete copies of the JPMorgan Chase Stock Plans as in effect on the date hereof have been, or within 30 days after the execution hereof will be, provided or made available to Bank One.

(iv) Except as set forth in the JPMorgan Chase Disclosure Schedule, no JPMorgan Chase Benefit Plan or JPMorgan Chase Stock Plan exists that could result in the payment to any present or former employee of JPMorgan Chase or any Subsidiary of JPMorgan Chase of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of JPMorgan Chase or any Subsidiary of JPMorgan Chase as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

(k) Subsidiaries. Exhibit 21.1 to JPMorgan Chase’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC prior to the date of this Agreement includes all the Subsidiaries of JPMorgan Chase which are Significant Subsidiaries. Each of JPMorgan Chase’s Subsidiaries that is a bank (as defined in the BHC Act) (i) is listed in Section 3.2(k) of the JPMorgan Chase Disclosure Schedule and (ii) is an “insured bank” as defined in the FDIA and applicable regulations thereunder. All of the shares of capital stock of each of the Subsidiaries held by JPMorgan Chase or by another Subsidiary of JPMorgan Chase are fully paid and, except as provided in Sections 5004(8) and 114 of the New York Banking Law and 12 U.S.C. Section 55, nonassessable and are owned by JPMorgan Chase or a Subsidiary of JPMorgan Chase free and clear of any claim, lien or encumbrance.

(l) Agreements with Regulators. Except as set forth in Section 3.2(l) of the JPMorgan Chase Disclosure Schedule, neither JPMorgan Chase nor any Subsidiary of JPMorgan Chase is a party to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has JPMorgan Chase been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions.

(m) Absence of Certain Changes or Events. Except as disclosed in the JPMorgan Chase SEC Documents filed prior to the date of this Agreement (or, in the case of actions taken after the date hereof, except as permitted by Section 4.2), since September 30, 2003 (i) JPMorgan Chase and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and (ii) there has not been any change, circumstance or event (including any event involving a prospective change) which has had, or would reasonably be expected to have, a material adverse effect on JPMorgan Chase.

(n) Board Approval. The Board of Directors of JPMorgan Chase, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “JPMorgan Chase Board Approval”), has (i) determined that this Agreement, the Option Agreements and the Merger are fair to and in the best interests of JPMorgan Chase and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement, the Option Agreements and the Merger, and (iii) recommended that the stockholders of JPMorgan Chase adopt this Agreement and directed that such matter be submitted for consideration by JPMorgan Chase stockholders at the JPMorgan Chase Stockholders Meeting (as defined in Section 5.1(c)). The JPMorgan Chase Board Approval constitutes approval of this Agreement, the JPMorgan Chase Stock Option Agreement and the Merger for purposes of Section 203 of the DGCL. To the knowledge of JPMorgan Chase, except for Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to this Agreement, the Option Agreements, the Merger or the other transactions contemplated hereby or thereby.

(o) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of JPMorgan Chase Common Stock to adopt this Agreement (the “Required JPMorgan Chase Vote”) is the only vote of the holders of any class or series of JPMorgan Chase capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

(p) Properties. Except as disclosed in the JPMorgan Chase SEC Documents filed prior to the date of this Agreement, JPMorgan Chase or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such JPMorgan Chase SEC Documents as being owned by JPMorgan Chase or one of its Subsidiaries or acquired after the date thereof which are material to JPMorgan Chase’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (A) statutory liens securing payments not yet due, (B) liens on assets of Subsidiaries of JPMorgan Chase which are banks incurred in the ordinary course of their banking business and (C) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such JPMorgan Chase SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder and each such lease is valid without default thereunder by the lessee or, to JPMorgan Chase’s knowledge, the lessor, except in the case of clauses (i) and (ii) above as would not reasonably be expected to have a material adverse effect on JPMorgan Chase.

(q) Intellectual Property. JPMorgan Chase and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the “JPMorgan Chase Intellectual Property”) necessary to carry on their business substantially as currently conducted, except where such failures to own or validly license such JPMorgan Chase Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on JPMorgan Chase. Neither JPMorgan Chase nor any such Subsidiary has received any notice of infringement of or conflict with, and to JPMorgan Chase’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any JPMorgan Chase Intellectual Property that individually or in the aggregate, in either such case, would reasonably be expected to have a material adverse effect on JPMorgan Chase.

(r) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except J.P. Morgan Securities Inc., and JPMorgan Chase agrees to indemnify Bank One and to hold Bank One harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by JPMorgan Chase or its affiliates.

(s) Opinion of JPMorgan Chase Financial Advisor. JPMorgan Chase has received the opinion of its financial advisor, J.P. Morgan Securities Inc., dated the date of this Agreement, to the effect that the Exchange Ratio is fair, from a financial point of view, to JPMorgan Chase.

(t) Investment Adviser Subsidiaries; Funds; Clients. (i) JPMorgan Chase and certain of its Subsidiaries (the “JPMorgan Chase Advisory Entities”) provide investment management, investment advisory and sub-advisory services (including management and advice provided to separate accounts and participation in wrap fee programs). For purposes of this Agreement, “JPMorgan Chase Advisory Contract” means each JPMorgan Chase contract for such services provided by a JPMorgan Chase Advisory Entity; “JPMorgan Chase Advisory Client” means each party to a JPMorgan Chase Advisory Contract other than the applicable JPMorgan Chase Advisory Entity; and “JPMorgan Chase Fund Client” means each JPMorgan Chase Advisory Client that is registered as an investment company under the Investment Company Act.

(ii) Each Sponsored JPMorgan Chase Fund Client and JPMorgan Chase Advisory Entity (A) has since January 1, 1999 operated and is currently operating in compliance with all laws, regulations, rules, judgments, orders or rulings of Governmental Entity applicable to it or its business and (B) has all permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets as presently conducted except, in the case of clauses (A) and (B) above, where the failure to be in compliance or failure to have such permits, licenses, exemptions, orders and approvals, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on JPMorgan Chase. There is no action, suit, proceeding or investigation pending or, to the knowledge of JPMorgan Chase, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such permits, licenses, exemptions, orders and approvals, except for such revocations, amendments, failures to renew, limitations, suspensions or restrictions which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on JPMorgan Chase.

(iii) Each JPMorgan Chase Advisory Entity has been and is in compliance with each JPMorgan Chase Advisory Contract to which it is a party, except where the failure to be so in compliance, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on JPMorgan Chase.

(iv) The accounts of each JPMorgan Chase Advisory Client subject to ERISA have been managed by the applicable Subsidiary of JPMorgan Chase in compliance with the applicable requirements of ERISA, except where the failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on JPMorgan Chase.

(v) As of the date hereof, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on JPMorgan Chase, neither JPMorgan Chase nor any of the JPMorgan Chase Advisory Entities nor any “affiliated person” (as defined in the Investment Company Act) of any of them is ineligible pursuant to Section 9(a) or (b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company; and except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on JPMorgan Chase, none of JPMorgan Chase, any JPMorgan Chase Advisory Entity or any “person associated with an investment advisor” (as defined in the Investment Advisers Act) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

      4.1. Covenants of Bank One. During the period from the date of this Agreement and continuing until the Effective Time, Bank One agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement or the Option Agreements or to the extent that JPMorgan Chase shall otherwise consent in writing:

(a) Ordinary Course. Bank One and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Bank One shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business, (ii) change its or its Subsidiaries’ lending, investment, underwriting, risk and asset-liability management and other material banking or operating policies in any respect which is material to Bank One, except as required by law or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, or (iv) enter into or terminate any material lease, contract or agreement, or make any change to any existing material leases, contracts or agreements, except in the ordinary course of business consistent with past practice.

(b) Dividends; Changes in Stock. Bank One shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) as provided in Section 5.12, (B) the declaration and payment of regular quarterly cash dividends on the Bank One

Common Stock at a rate not in excess of the regular quarterly cash dividend most recently declared prior to the date of this Agreement with usual record and payment dates for such dividends in accordance with Bank One’s past dividend practice; provided, however, that Bank One shall be entitled to increase the regular quarterly cash dividend on the Bank One Common Stock for any quarter during the period from the date of this Agreement to the Effective Time to an amount not in excess of $0.44875 per share (or to pay the equivalent of the aggregate amount of such incremental increase in any one or more payments) and (C) for dividends by a wholly-owned Subsidiary of Bank One, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for the acquisition of trading account shares, trust account shares and DPC shares in the ordinary course of business consistent with past practice and except pursuant to agreements in effect on the date hereof and disclosed or not required to be disclosed in the Bank One Disclosure Schedule).

(c) Issuance of Securities. Bank One shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock, any Voting Debt, any stock appreciation rights, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Bank One Common Stock upon the exercise or settlement of stock options, stock appreciation rights, units or other equity rights or obligations under the Bank One Stock Plans or Bank One Benefit Plans in accordance with the terms of the applicable Bank One Stock Plan or Bank One Benefit Plan in effect on the date of this Agreement, issuances of stock options and other equity awards in the ordinary course of business or issuances of Bank One Common Stock pursuant to the Bank One Stock Option Agreement and (ii) issuances by a wholly-owned Subsidiary of its capital stock to its parent or to another wholly-owned Subsidiary of Bank One.

(d) Governing Documents, Etc. Bank One shall not amend or propose to amend its Certificate of Incorporation or By-laws or enter into, or, except as permitted by Section 4.1(e) or (f), permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any person other than a wholly-owned Subsidiary of Bank One.

(e) No Acquisitions. Other than acquisitions (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) and other business combinations (collectively, “Acquisitions”) that (A) would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby and (B) for which the fair market value of the total consideration paid by Bank One and its Subsidiaries in such Acquisitions does not exceed in the aggregate the amount set forth in the Bank One Disclosure Schedule, Bank One shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets; provided, however, that the foregoing shall not prohibit (i) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval, (ii) foreclosures and other debt-previously-contracted acquisitions in the ordinary course of business, (iii) acquisitions of control by a banking Subsidiary in its fiduciary capacity, (iv) investments made by small business investment company, venture capital or private equity Subsidiaries, acquisitions of financial assets and merchant banking activities, in each case in the ordinary course of business consistent with past practice, (v) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement or (vi) acquisitions of securities in the ordinary course of Bank One’s or its Subsidiaries’ underwriting, trading or market-making businesses consistent with past practice.

(f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval, (ii) dispositions referred to in Bank One SEC Documents filed prior to the date of this Agreement or as disclosed in the Bank One Disclosure Schedule, (iii) securitization activities in the ordinary course of business consistent with past practice, (iv) other activities in the ordinary course of business consistent with past practice and (v) other dispositions of assets (including Subsidiaries) if the fair market value of the total consideration received therefrom does not exceed in the aggregate the amount set forth in the Bank One Disclosure Schedule, Bank One shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by Bank One and its Subsidiaries) which are material, individually or in the aggregate, to Bank One.

(g) Indebtedness. Bank One shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of Bank One or any of its Subsidiaries or guarantee any long-term debt securities of others, other than (i) in replacement of existing or maturing debt, (ii) indebtedness of any Subsidiary of Bank One to Bank One or to another Subsidiary of Bank One, or (iii) in the ordinary course of business consistent with past practice.

(h) Other Actions. Bank One shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Bank One or on the Surviving Corporation following the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement or the Option Agreements, or (unless such action is required by applicable law) which would adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.1(f).

(i) Accounting Methods. Except as disclosed in any Bank One SEC Document filed prior to the date of this Agreement, Bank One shall not change its methods of accounting in effect at December 31, 2003, except as required by changes in generally accepted accounting principles as concurred in by Bank One’s independent auditors.

(j) Tax-Free Reorganization Treatment. Bank One shall not, and shall not permit any of its Subsidiaries to, intentionally take or cause to be taken any action, whether before or after the Effective Time, which would reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code.

(k) Compensation and Benefit Plans. During the period from the date of this Agreement and continuing until the Effective Time, Bank One agrees as to itself and its Subsidiaries that, except as set forth in the Bank One Disclosure Schedule, it will not, without the prior written consent of JPMorgan Chase, (i) other than in the ordinary course of business, enter into, adopt, amend (except for such amendments as may be required by law) or terminate any Bank One Benefit Plan, or any other employee benefit plan or any agreement, arrangement, plan or policy between Bank One or a Subsidiary of Bank One and one or more of its directors or officers, (ii) except for normal payments, awards and increases in the ordinary course of business or as required by any plan or arrangement as in effect as of the date hereof, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of such party of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement or the Option Agreements or (iv) provide, with respect to the grant of any stock option, restricted stock, restricted stock unit or other equity-related award pursuant to the Bank One 2003 bonus program or otherwise granted on or after the date hereof, that the vesting of any such stock option, restricted stock, restricted stock unit or other equity-related award shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement or the Option Agreements.

(l) Investment Portfolio. Bank One shall not materially restructure or materially change (on a consolidated basis) its investment securities portfolio, its hedging strategy or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or materially increase the credit or risk concentrations associated with its underwriting, market-making and other investment banking businesses.

(m) No Liquidation. Bank One shall not, and shall not permit any of its Significant Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(n) Other Agreements. Bank One shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

           4.2. Covenants of JPMorgan Chase. During the period from the date of this Agreement and continuing until the Effective Time, JPMorgan Chase agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement or the Option Agreements or to the extent that Bank One shall otherwise consent in writing:

(a) Ordinary Course. JPMorgan Chase and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. JPMorgan Chase shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business, (ii) change its or its Subsidiaries’ lending, investment, underwriting, risk and asset-liability management and other material banking or operating policies in any respect which is material to JPMorgan Chase, except as required by law or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, or (iv) enter into or terminate any material lease, contract or agreement, or make any change to any existing material leases, contracts or agreements, except in the ordinary course of business consistent with past practice.

(b) Dividends; Changes in Stock. JPMorgan Chase shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) as provided in Section 5.12, (B) the declaration and payment of regular quarterly cash dividends on the JPMorgan Chase Common Stock at a rate not in excess of the regular quarterly cash dividend most recently declared prior to the date of this Agreement and regular cash dividends on the JPMorgan Chase Preferred Stock in accordance with the terms of such preferred stock as in effect on the date of this Agreement, in each case with usual record and payment dates for such dividends in accordance with JPMorgan Chase’s past dividend practice or as required by the terms of such preferred stock, and (C) for dividends by a wholly-owned Subsidiary of JPMorgan Chase, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for the acquisition of trading account shares, trust account shares and DPC shares in the ordinary course of business consistent with past practice and except pursuant to agreements in effect on the date hereof and disclosed or not required to be disclosed in the JPMorgan Chase Disclosure Schedule).

(c) Issuance of Securities. JPMorgan Chase shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of JPMorgan Chase Common Stock upon the exercise or settlement of stock options, stock appreciation rights, units or other equity rights or obligations under the JPMorgan Chase Stock Plans or JPMorgan Chase Benefit Plans in accordance with the terms of the applicable JPMorgan Chase Stock Plan or JPMorgan Chase Benefit Plan in effect on the date of this Agreement, issuances of stock options and other equity awards in the ordinary course of business or issuances of JPMorgan Chase Common Stock pursuant to the JPMorgan Chase Stock Option Agreement, (ii) issuances by a wholly-owned Subsidiary of its capital stock to its parent or to another wholly-owned Subsidiary of JPMorgan Chase, (iii) issuances in respect of any Acquisitions by JPMorgan Chase or its Subsidiaries permitted by Section 4.2(e), including any financings therefor, and (iv) as disclosed in the JPMorgan Chase Disclosure Schedule.

(d) Governing Documents. JPMorgan Chase shall not amend or propose to amend its Certificate of Incorporation or By-laws (except for amendments to its Certificate of Incorporation to eliminate series of JPMorgan Chase Preferred Stock that are no longer outstanding) or, except as permitted pursuant to Section 4.2(e) or 4.2(f), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any person other than a wholly-owned Subsidiary of JPMorgan Chase.

(e) No Acquisitions. Other than Acquisitions that (A) would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby and (B) for which the fair market value of the total consideration paid by JPMorgan Chase and its Subsidiaries in such Acquisitions does not exceed in the aggregate the amount set forth in the JPMorgan Chase Disclosure Schedule, JPMorgan Chase shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets; provided, however, that the foregoing shall not prohibit (i) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval, (ii) foreclosures and other debt-previously-contracted acquisitions in the ordinary course of business, (iii) acquisitions of control by a banking Subsidiary in its fiduciary capacity, (iv) investments made by small business investment company, venture capital or private equity Subsidiaries, acquisitions of financial assets and merchant banking activities, in each case in the ordinary course of business consistent with past practice, (v) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement or (vi) acquisitions of securities in the ordinary course of JPMorgan Chase’s or its Subsidiaries’ underwriting, trading or market-making businesses consistent with past practice.

(f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval, (ii) dispositions referred to in JPMorgan Chase SEC Documents filed prior to the date of this Agreement or as disclosed in the JPMorgan Chase Disclosure Schedule, (iii) securitization activities in the ordinary course of business consistent with past practice, (iv) other activities in the ordinary course of business consistent with past practice, and (v) other dispositions of assets (including Subsidiaries) if the fair market value of the total consideration received therefrom does not exceed in the aggregate the amount set forth in the JPMorgan Chase Disclosure Schedule, JPMorgan Chase shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by JPMorgan Chase and its Subsidiaries) which are material, individually or in the aggregate, to JPMorgan Chase.

(g) Indebtedness. JPMorgan Chase shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of JPMorgan Chase or any of its Subsidiaries or guarantee any long-term debt securities of others, other than (i) in replacement of existing or maturing debt, (ii) indebtedness of any Subsidiary of JPMorgan Chase to JPMorgan Chase or to another Subsidiary of JPMorgan Chase, or (iii) in the ordinary course of business consistent with past practice.

(h) Other Actions. JPMorgan Chase shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on JPMorgan Chase or on the Surviving Corporation following the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement or the Option Agreements, or (unless such action is required by applicable law) which would adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.1(f).

(i) Accounting Methods. Except as disclosed in any JPMorgan Chase SEC Document filed prior to the date of this Agreement, JPMorgan Chase shall not change its methods of accounting in effect at December 31, 2003, except as required by changes in generally accepted accounting principles as concurred in by JPMorgan Chase’s independent auditors.

(j) Tax-Free Reorganization Treatment. JPMorgan Chase shall not, and shall not permit any of its Subsidiaries to, intentionally take or cause to be taken any action, whether before or after the Effective Time, which would reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code.

(k) Compensation and Benefit Plans. During the period from the date of this Agreement and continuing until the Effective Time, JPMorgan Chase agrees as to itself and its Subsidiaries that, except as set forth in the JPMorgan Chase Disclosure Schedule, it will not, without the prior written consent of Bank One, (i) other than in the ordinary course of business, enter into, adopt, amend (except for such amendments as may be required by law) or terminate any JPMorgan Chase Benefit Plan, or any other employee benefit plan or any agreement, arrangement, plan or policy between JPMorgan Chase or a Subsidiary of JPMorgan Chase and one or more of its directors or officers, (ii) except for normal payments, awards and increases in the ordinary course of business or as required by any plan or arrangement as in effect as of the date hereof, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of such party of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement or the Option Agreements or (iv) provide, with respect to the grant of any stock option, restricted stock, restricted stock unit or other equity-related award pursuant to the JPMorgan Chase 2003 bonus program or otherwise granted on or after the date hereof, that the vesting of any such stock option, restricted stock, restricted stock unit or other equity-related award shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement or the Option Agreements.

(l) Investment Portfolio. JPMorgan Chase shall not materially restructure or materially change (on a consolidated basis) its investment securities portfolio, its hedging strategy or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or materially increase the credit or risk concentrations associated with its underwriting, market-making and other investment banking businesses.

(m) No Liquidation. JPMorgan Chase shall not, and shall not permit any of its Significant Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(n) Other Agreements. JPMorgan Chase shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.2.

      4.3. Transition. In order to facilitate the integration of the operations of Bank One and JPMorgan Chase and their Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger, each of Bank One and JPMorgan Chase shall, and shall cause its Subsidiaries to, consult with the other on all strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition. Each of Bank One and JPMorgan Chase shall, and shall cause its Subsidiaries to, make available to the other at its facilities and those of its Subsidiaries, where determined by JPMorgan Chase or Bank One, as the case may be, to be appropriate and necessary, office space in order to assist it in observing all operations and reviewing, to the extent not in violation of applicable laws, all matters concerning the affairs of the other party. Without in any way limiting the provisions of Section 5.2, Bank One and JPMorgan Chase, their respective Subsidiaries and their respective officers, employees, counsel, financial advisors and other representatives shall, upon reasonable notice to the other party, be entitled to review the operations and visit the facilities of the other party and its Subsidiaries at all times as may be deemed reasonably necessary by JPMorgan Chase or Bank One, as the case may be, in order to accomplish the foregoing arrangements.

      4.4. Advice of Changes; Government Filings. Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which would reasonably be expected to have, a material adverse effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VI or give rise to any right of termination under Article VII unless the underlying breach shall independently constitute such a failure or give rise to such a right. Bank One and JPMorgan Chase shall file all reports required to be filed by each of them with the SEC between the date of this Agreement and the Effective Time and shall deliver to the other party copies of all such reports promptly after the same are filed. Bank One, JPMorgan Chase and each Subsidiary of JPMorgan Chase or Bank One that is a bank shall file all call reports with the appropriate bank regulators and all other reports, applications and other documents required to be filed with the applicable Governmental Entities between the date hereof and the Effective Time and shall make available to the other party copies of all such reports promptly after the same are filed. Each of Bank One and JPMorgan Chase shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all the information relating to the other party, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that to the extent practicable it will consult with the other party hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

      4.5. Control of Other Party’s Business. Nothing contained in this Agreement (including, without limitation, Section 4.3) shall give JPMorgan Chase, directly or indirectly, the right to control or direct the operations of Bank One or shall give Bank One, directly or indirectly, the right to control or direct the operations of JPMorgan Chase prior to the Effective Time. Prior to the Effective Time, each of Bank One and JPMorgan Chase shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE V

ADDITIONAL AGREEMENTS

      5.1. Preparation of Proxy Statement; Stockholders Meetings. (a) As promptly as reasonably practicable following the date hereof, JPMorgan Chase and Bank One shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the proxy statement/prospectus relating to the matters to be submitted to the Bank One stockholders at the Bank One Stockholders Meeting (as defined in Section 5.1(b)) and to the JPMorgan Chase stockholders at the JPMorgan Chase Stockholders Meeting (as defined in Section 5.1(c)) (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/ Prospectus”), and JPMorgan Chase shall prepare and file with the SEC a registration statement on Form S-4 (of which the Joint Proxy Statement/ Prospectus shall be a part) with respect to the issuance of JPMorgan Chase Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Each of JPMorgan Chase and Bank One shall use reasonable best efforts to have the Joint Proxy Statement/ Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. JPMorgan Chase and Bank One shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/ Prospectus or Form S-4 received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/ Prospectus and the Form S-4 prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings made with the SEC. JPMorgan Chase shall use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the Merger and each party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the JPMorgan Chase Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/ Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/ Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Bank One and JPMorgan Chase.

      (b) Bank One shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “Bank One Stockholders Meeting”) for the purpose of obtaining the Required Bank One Vote with respect to the transactions contemplated by this Agreement. The Board of Directors of Bank One shall use its reasonable best efforts to obtain from the Bank One stockholders the Required Bank One Vote in favor of adoption of this Agreement, and nothing contained in this Agreement shall be deemed to relieve Bank One of its obligation to submit this Agreement to its stockholders for a vote on the adoption thereof.

      (c) JPMorgan Chase shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “JPMorgan Chase Stockholders Meeting”) for the purpose of obtaining the Required JPMorgan Chase Vote with respect to the transactions contemplated by this Agreement. The Board of Directors of JPMorgan Chase shall use its reasonable best efforts to obtain from the JPMorgan Chase stockholders the Required JPMorgan Chase Vote in favor of adoption of this Agreement, and nothing contained in this Agreement shall be deemed to relieve JPMorgan Chase of its obligation to submit this Agreement to its stockholders for a vote on the adoption thereof.

      (d) Bank One and JPMorgan Chase shall each use their reasonable best efforts to cause the Bank One Stockholders Meeting and the JPMorgan Chase Stockholders Meeting to be held on the same date.

      5.2. Access to Information. (a) Upon reasonable notice, Bank One and JPMorgan Chase shall each (and shall cause each of their respective Subsidiaries to) afford to the representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts and records and, during such period, each of Bank One and JPMorgan Chase shall (and shall cause each of their respective Subsidiaries to) make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws, Federal or state banking laws or the rules and regulations of self regulatory organizations (other than reports or documents which such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

      (b) The parties will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letter dated December 23, 2003, between Bank One and JPMorgan Chase (the “Confidentiality Agreement”), which Confidentiality Agreement will remain in full force and effect.

      (c) No such investigation by either JPMorgan Chase or Bank One shall affect the representations and warranties of the other.

      5.3. Reasonable Best Efforts. (a) Each of Bank One and JPMorgan Chase shall, and shall cause its Subsidiaries to, use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement as promptly as practicable, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party which is required to be obtained or made by such party or any of its Subsidiaries in connection with the Merger and the transactions contemplated by this Agreement; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption will result in a condition or restriction on such party or on the Surviving Corporation having an effect of the type referred to in Section 6.1(f). Each of Bank One and JPMorgan Chase will promptly cooperate with and furnish information to the other in connection with any such efforts by, or requirement imposed upon, any of them or any of their Subsidiaries in connection with the foregoing.

      (b) JPMorgan Chase agrees to execute and deliver, or cause to be executed and delivered by or on behalf of the Surviving Corporation, at or prior to the Effective Time, supplemental indentures and other instruments required for the due assumption of Bank One’s outstanding debt, guarantees and other securities to the extent required by the terms of such debt, guarantees and securities and the instruments and agreements relating thereto.

      (c) Each of Bank One and JPMorgan Chase and their respective Boards of Directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger, the Option Agreements or any other transactions contemplated hereby or thereby, use all reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement and the Option Agreements may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger, the Option Agreements and the other transactions contemplated hereby or thereby.

      5.4. Acquisition Proposals. (a) Each of JPMorgan Chase and Bank One agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Significant Subsidiaries (other than any such transaction permitted by Section 4.1(e) or (f) in the case of Bank One, and Section 4.2(e) or (f) in the case of JPMorgan Chase) or any purchase or sale of 20% or more of the consolidated assets (including, without limitation, stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 20% or more of its total voting power (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by the other party to this Agreement or an affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”), (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing.

      (b) (i) Notwithstanding the foregoing, the Board of Directors of each party shall be permitted, prior to its respective meeting of stockholders to be held pursuant to Section 5.1, and subject to compliance with the other terms of this Section 5.4 and to first entering into a confidentiality agreement having provisions that are no less favorable to such party than those contained in the Confidentiality Agreement, to engage in discussions and negotiations with, or provide any nonpublic information or data to, any person in response to an unsolicited bona fide written Acquisition Proposal by such person first made after the date of this Agreement which such party’s Board of Directors concludes in good faith constitutes or is reasonably likely to result in a Superior Proposal, if and only to the extent that the Board of Directors of such party reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties under applicable law.

(ii) Each party shall notify the other party promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to such party or any of its Subsidiaries by any person that informs such party or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations with such party relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). Each party shall also promptly, and in any event within 24 hours, notify the other party, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person in accordance with this Section 5.4(b) and keep the other party informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(iii) Nothing contained in this Section 5.4 shall prohibit either party or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including Section 7.1(d) or (e), as applicable.

      (c) Each of JPMorgan Chase and Bank One agrees that (i) it will and will cause its Subsidiaries, and its and their officers, directors, agents, representatives and advisors to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal. Each of JPMorgan Chase and Bank One agrees that it will use reasonable best efforts to promptly inform its and its Subsidiaries’ respective directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.4.

      (d) Nothing in this Section 5.4 shall (x) permit either party to terminate this Agreement or (y) affect any other obligation of the parties under this Agreement. Neither party shall submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

      (e) For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal which the Board of Directors of JPMorgan Chase or Bank One, as the case may be, concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the stockholders of JPMorgan Chase or Bank One, as the case may be, from a financial point of view, than the transactions contemplated by this Agreement and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.4(a), except that the reference to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving JPMorgan Chase or Bank One, as the case may be.

      (f) Any disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) made pursuant to Section 5.4(b)(iii) shall be deemed to be a Change in Bank One Recommendation (as defined in Section 7.1(d)) or Change in JPMorgan Chase Recommendation (as defined in Section 7.1(e)), as the case may be, unless the Board of Directors of the party making such disclosure expressly reaffirms its recommendation to its stockholders in favor of adoption of this Agreement.

      5.5. Affiliates. Bank One shall use all reasonable efforts to cause each person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) to deliver to JPMorgan Chase, as soon as reasonably practicable and in any event prior to the Bank One Stockholders Meeting, a written agreement substantially in the form attached as Exhibit 5.5.

      5.6. Stock Exchange Listing. JPMorgan Chase shall use all reasonable efforts to cause (i) the shares of JPMorgan Chase Common Stock to be issued in the Merger and (ii) the shares of JPMorgan Chase Common Stock to be reserved for issuance upon exercise of Bank One Stock Options (as defined below), to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

      5.7. Employee Benefit Plans. (a) JPMorgan Chase and Bank One agree that, except as otherwise provided herein (including as set forth in Section 5.7(a) of the Bank One Disclosure Schedule or Section 5.7(a) of the JPMorgan Chase Disclosure Schedule, as applicable) and unless otherwise mutually determined, the JPMorgan Chase Benefit Plans and Bank One Benefit Plans in effect at the date of this Agreement shall remain in effect after the Effective Time with respect to employees covered by such plans at the Effective Time, and the parties shall negotiate in good faith to formulate Benefit Plans for the Surviving Corporation and its Subsidiaries, with respect both to employees who were covered by the JPMorgan Chase Benefit Plans and Bank One Benefit Plans at the Effective Time and employees who were not covered by such plans at the Effective Time, that provide benefits for services on a basis that does not discriminate between employees who were covered by the JPMorgan Chase Benefit Plans and employees who were covered by the Bank One Benefit Plans.

      (b) With respect to Benefit Plans maintained or contributed to outside the United States for the benefit of non-United States citizens or residents, the principles set forth in the preceding paragraph of this Section 5.7 shall apply to the extent the application of such principles does not violate applicable foreign law.

      5.8.     Bank One Equity Awards. (a) At the Effective Time, each outstanding option to purchase shares of Bank One Common Stock (a “Bank One Stock Option”) and each outstanding stock appreciation right (a “Bank One SAR”) or restricted stock unit (a “Bank One Unit”) or other equity-based award or right in respect of or based on the value of Bank One Common Stock (an “Other Bank One Equity Right”) issued pursuant to any Bank One Stock Plan, whether vested or unvested, shall be assumed by JPMorgan Chase, and each share of Bank One Common Stock subject to restrictions that do not lapse upon the Effective Time (a “Bank One Restricted Share”) shall be honored by JPMorgan Chase in accordance with their terms following their conversion in the Merger into restricted shares of JPMorgan Chase Common Stock. Each Bank One Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Bank One Stock Option, the same number of shares of JPMorgan Chase Common Stock as the holder of such Bank One Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, rounded, if necessary, to the nearest whole share, at a price per share equal to (y) the exercise price per share of the shares of Bank One Common Stock otherwise purchasable pursuant to such Bank One Stock Option divided by (z) the Exchange Ratio, rounded to the nearest cent; provided, however, that in the case of any option to which section 421 of the Code applies by reason of its qualification under section 422 of the Code (“incentive stock options”), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the method set forth above unless use of such method will not preserve the status of such options as incentive stock options, in which case the manner of determination shall be adjusted in a manner that both complies with Section 424(a) of the Code and results in the smallest modification in the economic values that otherwise would be achieved by the holder pursuant to the method set forth above.

      (b) Each holder of a Bank One SAR shall be entitled to that number of stock appreciation rights of JPMorgan Chase (“JPMorgan Chase SARs”), determined in the same manner as set forth above with respect to Bank One Stock Options assumed by JPMorgan Chase. Each holder of a Bank One Unit shall be entitled to that number of restricted stock units of JPMorgan Chase determined by multiplying the number of Bank One Units held by such holder immediately prior to the Effective Time by the Exchange Ratio. Each Other Bank One Equity Right shall cease to represent a right or award with respect to shares of Bank One Common Stock and shall be converted into a right or award with respect to shares of JPMorgan Chase Common Stock determined in the same manner as set forth above with respect to Bank One Stock Options.

      (c) As soon as practicable after the Effective Time, JPMorgan Chase shall deliver to the holders of Bank One Stock Options, Bank One SARs, Bank One Units, Bank One Restricted Shares and Other Bank One Equity Rights appropriate notices setting forth such holders’ rights pursuant to the Bank One Stock Plans and the agreements evidencing the grants of such Bank One Stock Options, Bank One SARs, Bank One Units, Bank One Restricted Shares or Other Bank One Equity Rights, as the case may be, shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.8 after giving effect to the Merger and the assumption by JPMorgan Chase as set forth above). If necessary, JPMorgan Chase shall comply with the terms of the applicable Bank One Stock Plan and ensure, to the extent required by, and subject to the provisions of, Section 5.8(a) and such Plan, that Bank One Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of JPMorgan Chase after the Effective Time.

      (d) JPMorgan Chase shall take all corporate action necessary to reserve for issuance a sufficient number of shares of JPMorgan Chase Common Stock for delivery upon exercise of Bank One Stock Options, Bank One SARs, Bank One Units, Bank One Restricted Shares and Other Bank One Equity Rights assumed by it in accordance with this Section 5.8. As soon as practicable after the Effective Time, JPMorgan Chase shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of JPMorgan Chase Common Stock subject to such Bank One equity awards and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Bank One equity awards remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, JPMorgan Chase shall administer the Bank One Stock Plans assumed pursuant to this Section 5.8 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable Bank One Stock Plan complied with such rule prior to the Merger.

      (e) Assuming that Bank One delivers to JPMorgan Chase the Section 16 Information (as defined below) reasonably in advance of the Effective Time, the Board of Directors of JPMorgan Chase, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Bank One Insiders (as defined below) of JPMorgan Chase Common Stock in exchange for shares of Bank One Common Stock (including Bank One Restricted Shares), and of options or stock appreciation rights to purchase JPMorgan Chase Common Stock upon conversion of Bank One Stock Options and Bank One SARS or to receive shares of JPMorgan Chase Common Stock upon conversion of Bank One Units and Other Bank One Equity Rights, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Bank One to JPMorgan Chase prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. “Section 16 Information” shall mean information accurate in all material respects regarding the Bank One Insiders, the number of shares of Bank One Common Stock held by each such Bank One Insider and the number and description of the Bank One Stock Options, Bank One SARs, Bank One Units, Bank One Restricted Shares and Other Bank One Equity Rights held by each such Bank One Insider. “Bank One Insiders” shall mean those officers and directors of Bank One who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

      5.9.     Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Option Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, except as otherwise provided in the Option Agreements or in Section 7.2 hereof and except that (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on either party in connection with the Merger, and (b) expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement/ Prospectus and the Form S-4 shall be shared equally by JPMorgan Chase and Bank One.

      5.10.     Governance. (a) Prior to the Effective Time, JPMorgan Chase shall take all actions necessary to adopt the amendment to the By-laws of JPMorgan Chase provided for in Exhibit 1.4(b) hereof and to effect the requirements and adopt the resolutions referenced therein. On or prior to the Effective Time, JPMorgan Chase’s Board of Directors shall cause the number of directors that will comprise the full Board of Directors of the Surviving Corporation at the Effective Time to be 16. Of the members of the initial Board of Directors of the Surviving Corporation at the Effective Time, seven shall be current independent JPMorgan Chase directors designated by JPMorgan Chase plus the current Chief Executive Officer of JPMorgan Chase, and seven shall be current independent Bank One directors designated by Bank One plus the current Chief Executive Officer of Bank One. No other directors or employees of JPMorgan Chase or Bank One shall be designated to serve on the Board of Directors of the Surviving Corporation at the Effective Time.

      (b) On or prior to the Effective Time, the JPMorgan Chase Board of Directors shall take such actions as are necessary to cause the persons indicated in Exhibit 5.10(b) to be elected or appointed to the offices of the Surviving Corporation specified in such Exhibit as of the Effective Time.

      (c) In accordance with, and to the extent provided in, the By-laws of the Surviving Corporation (as amended as provided in Exhibit 1.4(b)), (i) effective as of the Effective Time, Mr. William Harrison shall continue to serve as Chairman of the Board and Chief Executive Officer of the Surviving Corporation and Mr. James Dimon shall become President and Chief Operating Officer of the Surviving Corporation and (ii) Mr. Dimon shall be the successor to Mr. Harrison as Chief Executive Officer of the Surviving Corporation, with such succession to become effective on the second anniversary of the Closing Date or any such earlier date as of which Mr. Harrison ceases for any reason to serve in the position of Chief Executive Officer of the Surviving Corporation, and (iii) Mr. Harrison shall continue to serve as Chairman of the Board of the Surviving Corporation following the date of such succession.

      (d) The headquarters of the Surviving Corporation will be located in New York, New York.

      5.11.     Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of Bank One or any of its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Bank One or any Subsidiary of Bank One, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (“Indemnified Liabilities”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Bank One pursuant to Bank One’s Certificate of Incorporation, By-laws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Bank One and its Subsidiaries.

      (b) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Bank One (provided that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of the premiums paid as of the date hereof by Bank One for such insurance (“Bank One’s Current Premium”), and if such premiums for such insurance would at any time exceed 250% of Bank One’s Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to 250% of Bank One’s Current Premium. In the event that JPMorgan Chase acts as its own insurer for its directors and officers generally with respect to matters typically covered by a directors’ and officers’ liability insurance policy, JPMorgan Chase’s obligations under this Section 5.11(b) may be satisfied by such self-insurance, so long as JPMorgan Chase’s senior debt ratings by Standard & Poor’s Corporation and Moody’s Investors Services, Inc. are no lower than such ratings as in effect as of the date of this Agreement.

      (c) The Surviving Corporation shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 5.11.

      (d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.11.

      (e) The provisions of this Section 5.11 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

      5.12. Dividends. After the date of this Agreement, each of JPMorgan Chase and Bank One shall coordinate with the other the payment of dividends with respect to the JPMorgan Chase Common Stock and Bank One Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of JPMorgan Chase Common Stock and Bank One Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of JPMorgan Chase Common Stock and/or Bank One Common Stock or any shares of JPMorgan Chase Common Stock that any such holder receives in exchange for such shares of Bank One Common Stock in the Merger.

      5.13. Public Announcements. JPMorgan Chase and Bank One shall use reasonable best efforts (i) to develop a joint communications plan, (ii) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/ Prospectus in accordance with the provisions of Section 5.1 or as otherwise permitted under Section 4.4, no party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld or delayed. Each party shall provide the other party with its stockholder lists and allow and facilitate the other party’s contact with its stockholders and prospective investors and following a Change in Bank One Recommendation or Change in JPMorgan Chase Recommendation, as the case may be, such contacts may be made without regard to the above limitations of this Section 5.13.

      5.14. Commitments to the Community. (a) Following the Effective Time, the retail financial services business, which includes consumer banking, small businesses, middle market and consumer lending, will maintain a significant presence in the Chicago, Illinois metropolitan area. The combined business will continue to use both the Bank One brand and the JPMorgan Chase brand while research is conducted to determine the best long-term branding strategy. Chicago will serve as the headquarters for the retail financial services business following the Effective Time. Following the Effective Time, the credit card business of the Surviving Corporation will be based in Wilmington, Delaware and will continue to use both the Bank One and JPMorgan Chase brands.

      (b) The Surviving Corporation shall maintain its strong commitment to charitable giving in the greater Chicago metropolitan area and to increasing the annual level of charitable giving beyond the current levels of Bank One in that area.

      (c) The commitments set forth in this Section 5.14 will be reflected in the minutes of the Surviving Corporation following the Closing Date.

      5.15. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

ARTICLE VI

CONDITIONS PRECEDENT

      6.1. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Stockholder Approval. Bank One shall have obtained the Required Bank One Vote in connection with the adoption of the Merger Agreement, and JPMorgan Chase shall have obtained the Required JPMorgan Chase Vote in connection with the adoption of the Merger Agreement.

(b) NYSE Listing. The shares of (i) JPMorgan Chase Common Stock to be issued in the Merger and (ii) JPMorgan Chase Common Stock to be reserved for issuance upon exercise of the Bank One Stock Options shall have been authorized for listing on the NYSE upon official notice of issuance.

(c) Other Approvals. Other than the filing provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any Governmental Entity which are necessary for the consummation of the Merger or those the failure of which to be obtained would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the Surviving Corporation, shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”) and all such Requisite Regulatory Approvals shall be in full force and effect.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity of competent jurisdiction which makes the consummation of the Merger illegal.

(f) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger by any Governmental Entity of competent jurisdiction which, in connection with the grant of a Requisite Regulatory Approval or otherwise, imposes any condition or restriction upon the Surviving Corporation or its Subsidiaries which would reasonably be expected to have a material adverse effect after the Effective Time on the present or prospective consolidated financial condition, business or operating results of the Surviving Corporation.

      6.2. Conditions to Obligations of JPMorgan Chase. The obligation of JPMorgan Chase to effect the Merger is subject to the satisfaction of the following conditions unless waived by JPMorgan Chase:

(a) Representations and Warranties. The representations and warranties of Bank One set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, subject to such exceptions as do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Bank One or the Surviving Corporation following the Effective Time, and JPMorgan Chase shall have received a certificate signed on behalf of Bank One by the Chief Executive Officer and Chief Financial Officer of Bank One to such effect.

(b) Performance of Obligations of Bank One. Bank One shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and JPMorgan Chase shall have received a certificate signed on behalf of Bank One by the Chief Executive Officer and Chief Financial Officer of Bank One to such effect.

(c) Tax Opinion. JPMorgan Chase shall have received the opinion of Simpson Thacher & Bartlett LLP, counsel to JPMorgan Chase, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to JPMorgan Chase shall be entitled to rely upon customary representations and assumptions provided by JPMorgan Chase and Bank One that counsel to JPMorgan Chase reasonably deems relevant.

      6.3. Conditions to Obligations of Bank One. The obligation of Bank One to effect the Merger is subject to the satisfaction of the following conditions unless waived by Bank One:

(a) Representations and Warranties. Each of the representations and warranties of JPMorgan Chase set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on JPMorgan Chase or the Surviving Corporation following the Closing Date, and Bank One shall have received a certificate signed on behalf of JPMorgan Chase by the Chairman and Chief Executive Officer and by the Chief Financial Officer of JPMorgan Chase to such effect.

(b) Performance of Obligations of JPMorgan Chase. JPMorgan Chase shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Bank One shall have received a certificate signed on behalf of JPMorgan Chase by the Chairman and Chief Executive Officer and the Chief Financial Officer of JPMorgan Chase to such effect.

(c) Tax Opinion. Bank One shall have received the opinion of Wachtell, Lipton, Rosen & Katz, counsel to Bank One, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Bank One shall be entitled to rely upon customary representations and assumptions provided by JPMorgan Chase and Bank One that counsel to Bank One reasonably deems relevant.

(d) By-Law Amendment. JPMorgan Chase shall have taken all action necessary so that the amendment to JPMorgan Chase’s By-laws set forth in Exhibit 1.4(b), and the resolutions contemplated therein, shall have been duly adopted by the Board of Directors of JPMorgan Chase effective no later than the Effective Time.

ARTICLE VII

TERMINATION AND AMENDMENT

      7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the Merger by the stockholders of Bank One or JPMorgan Chase:

(a) by mutual consent of JPMorgan Chase and Bank One in a written instrument;

(b) by either JPMorgan Chase or Bank One, upon written notice to the other party, if a Governmental Entity of competent jurisdiction which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to comply with Section 5.3 or any other provision of this Agreement has been the cause of, or resulted in, such action;

(c) by either JPMorgan Chase or Bank One, upon written notice to the other party, if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(d) by JPMorgan Chase, upon written notice to Bank One, if Bank One shall have (i) failed to recommend adoption of this Agreement at the Bank One Stockholders Meeting; or withdrawn, modified or qualified (or proposed to withdraw, modify or qualify) in any manner adverse to JPMorgan Chase such recommendation; or taken any other action or made any other statement in connection with the Bank One Stockholders Meeting inconsistent with such recommendation (any such action in this clause (i), a “Change in

Bank One Recommendation”) (or resolved to take any such action), whether or not permitted by the terms hereof, or (ii) materially breached its obligations under this Agreement by reason of a failure to call the Bank One Stockholders Meeting in accordance with Section 5.1(b) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/ Prospectus in accordance with Section 5.1(a);

(e) by Bank One, upon written notice to JPMorgan Chase, if JPMorgan Chase shall have (i) failed to recommend adoption of this Agreement at the JPMorgan Chase Stockholders Meeting; or withdrawn, modified or qualified (or proposed to withdraw, modify or qualify) in any manner adverse to Bank One such recommendation; or taken any other action or made any other statement in connection with the JPMorgan Chase Stockholders Meeting inconsistent with such recommendation (any such action in this clause (i), a “Change in JPMorgan Chase Recommendation”) (or resolved to take any such action), whether or not permitted by the terms hereof, or (ii) materially breached its obligations under this Agreement by reason of a failure to call the JPMorgan Chase Stockholders Meeting in accordance with Section 5.1(c) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/ Prospectus in accordance with Section 5.1(a);

(f) by either JPMorgan Chase or Bank One, upon written notice to the other party, if there shall have been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 6.2(a) or (b) or Section 6.3(a) or (b), as the case may be, and which breach has not been cured within 60 days following written notice thereof to the breaching party or, by its nature, cannot be cured within such time period; or

(g) by either JPMorgan Chase or Bank One, if the Required JPMorgan Chase Vote or Required Bank One Vote shall not have been obtained upon a vote taken thereon at the duly convened JPMorgan Chase Stockholders Meeting or Bank One Stockholders Meeting, as the case may be.

      7.2. Effect of Termination. (a) In the event of termination of this Agreement by either Bank One or JPMorgan Chase as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of JPMorgan Chase or Bank One or their respective officers or directors, except with respect to Sections 3.1(r) and 3.2(r), Section 5.2(b), Section 5.9, this Section 7.2 and Article VIII, which shall survive such termination and except that no party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

      (b) JPMorgan Chase shall pay Bank One, by wire transfer of immediately available funds, the sum of $2.30 billion (the “JPMorgan Chase Termination Fee”) if this Agreement is terminated as follows:

(i) if Bank One shall terminate this Agreement pursuant to Section 7.1(e), then JPMorgan Chase shall pay the JPMorgan Chase Termination Fee on the business day following such termination;

(ii) if (A) either party shall terminate this Agreement pursuant to Section 7.1(g) because the Required JPMorgan Chase Vote shall not have been received and (B) at any time after the date of this Agreement and at or before the date of the JPMorgan Chase Stockholders Meeting an Acquisition Proposal shall have been publicly announced or otherwise communicated to the senior management or Board of Directors of JPMorgan Chase (a “Public Proposal”) with respect to JPMorgan Chase, then JPMorgan Chase shall pay one-third of the JPMorgan Chase Termination Fee on the business day following such termination; and if (C) within eighteen (18) months of the date of such termination of this

Agreement, JPMorgan Chase or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal, then JPMorgan Chase shall pay the remaining two-thirds of the JPMorgan Chase Termination Fee upon the date of such execution or consummation; and

(iii) if (A) either party shall terminate this Agreement pursuant to Section 7.1(c) or Bank One shall terminate this Agreement pursuant to Section 7.1(f), (B) at any time after the date of this Agreement and before such termination there shall have been a Public Proposal with respect to JPMorgan Chase, and (C) following the occurrence of such Public Proposal, JPMorgan Chase shall have intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have materially contributed to the failure of the Effective Time to occur prior to the termination of this Agreement, then JPMorgan Chase shall pay one-third of the JPMorgan Chase Termination Fee on the business day following such termination; and if (D) within eighteen (18) months of the date of such termination of this Agreement, JPMorgan Chase or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal, then JPMorgan Chase shall pay the remaining two-thirds of the JPMorgan Chase Termination Fee upon the date of such execution or consummation.

If JPMorgan Chase fails to pay all amounts due to Bank One on the dates specified, then JPMorgan Chase shall pay all costs and expenses (including legal fees and expenses) incurred by Bank One in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Bank One.

      (c) Bank One shall pay JPMorgan Chase, by wire transfer of immediately available funds, the sum of $2.30 billion (the “Bank One Termination Fee”) if this Agreement is terminated as follows:

(i) if JPMorgan Chase shall terminate this Agreement pursuant to Section 7.1(d), then Bank One shall pay the Bank One Termination Fee on the business day following such termination;

(ii) if (A) either party shall terminate this Agreement pursuant to Section 7.1(g) because the Required Bank One Vote shall not have been received and (B) at any time after the date of this Agreement and at or before the date of the Bank One Stockholders Meeting there shall have been a Public Proposal with respect to Bank One, then Bank One shall pay one-third of the Bank One Termination Fee on the business day following such termination; and if (C) within eighteen (18) months of the date of such termination of this Agreement, Bank One or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal, then Bank One shall pay the remaining two-thirds of the Bank One Termination Fee on the date of such execution or consummation; and

(iii) if (A) either party shall terminate this Agreement pursuant to Section 7.1(c) or JPMorgan Chase shall terminate this Agreement pursuant to Section 7.1(f), (B) at any time after the date of this Agreement and before such termination there shall have been a Public Proposal with respect to Bank One, (C) following the occurrence of such Public Proposal, Bank One shall have intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have materially contributed to the failure of the Effective Time to occur prior to the termination of this Agreement, then Bank One shall pay one-third of the Bank One Termination Fee on the business day following such termination; and if (D) within eighteen (18) months of the date of such termination of this Agreement, Bank One or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any

Acquisition Proposal, then Bank One shall pay the remaining two-thirds of the Bank One Termination Fee upon the date of such execution or consummation.

If Bank One fails to pay all amounts due to JPMorgan Chase on the dates specified, then Bank One shall pay all costs and expenses (including legal fees and expenses) incurred by JPMorgan Chase in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by JPMorgan Chase.

      7.3. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Bank One or of JPMorgan Chase, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      7.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE VIII

GENERAL PROVISIONS

      8.1. Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Option Agreements, which shall terminate in accordance with their terms), including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

      8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a) if to JPMorgan Chase, to

J.P. Morgan Chase & Co.
270 Park Avenue
New York, New York 10017
Attention: William H. McDavid, Esq.
Telecopy No.: (212) 270-4288

with a copy to

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017

Attention:	Richard I. Beattie, Esq.

Lee Meyerson, Esq.
Telecopy No.: (212) 455-2502

and

(b) if to Bank One, to

Bank One Corporation
1 Bank One Plaza
Chicago, Illinois 60670
Attention: Joan Guggenheimer
Telecopy No.: (312) 732-8428

with a copy to

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Attention:	Edward D. Herlihy, Esq.

Craig M. Wasserman, Esq.
Lawrence S. Makow, Esq.
Telecopy No.: (212) 403-2000

      8.3. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. The phrases “known” or “knowledge” mean, with respect to either party to this Agreement, the actual knowledge of such party’s executive officers.

      8.4. Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

      8.5. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein, including the Option Agreements) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and (b) except as provided in Section 5.11, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      8.6. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

      8.7. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      8.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

      8.9. Submission to Jurisdiction. Each party hereto irrevocably submits to the jurisdiction of (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the Supreme Court of the State of New York, New York County. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (A) the Supreme Court of the State of New York, New York County, or (B) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section shall not constitute a general consent to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section. The parties hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

      8.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in the Section above, this being in addition to any other remedy to which they are entitled at law or in equity.

      8.11.     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Remainder of this page intentionally left blank]

      IN WITNESS WHEREOF, JPMorgan Chase and Bank One have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

J.P. MORGAN CHASE & CO.

By:	/s/ WILLIAM B. HARRISON, JR.

Name: William B. Harrison, Jr.
Title: Chairman and Chief Executive Officer

BANK ONE CORPORATION

By:	/s/ JAMES DIMON

Name: James Dimon
Title: Chairman and Chief Executive Officer

Annex B

THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO CERTAIN

RESTRICTIONS CONTAINED HEREIN AND TO RESALE RESTRICTIONS UNDER
THE SECURITIES ACT OF 1933, AS AMENDED

STOCK OPTION AGREEMENT

      THIS STOCK OPTION AGREEMENT, dated as of January 14, 2004 (this “Agreement”), is made by and between BANK ONE CORPORATION, a Delaware corporation (“Issuer”), and J.P. MORGAN CHASE & CO., a Delaware corporation (“Grantee”).

      WHEREAS, Grantee and Issuer are concurrently herewith entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Issuer will be merged with and into Grantee, with Grantee being the surviving corporation (the “Merger”); and

      WHEREAS, as a condition and inducement to Grantee’s execution of the Merger Agreement and the JPMorgan Chase Stock Option Agreement (as defined in the Merger Agreement), Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined herein).

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

      1. Defined Terms.

      (a) Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

      (b) The term “person” shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

      2. Grant of Option. Issuer hereby grants to Grantee an irrevocable option (the “Option”) to purchase, subject to the terms and conditions set forth herein, up to 222,796,825 shares (as adjusted as set forth herein, the “Option Shares”) of common stock, par value $0.01 per share, of Issuer (the “Issuer Common Stock”) at a purchase price per Option Share (as adjusted as set forth herein, the “Purchase Price”) of $44.61; provided that in no event shall the number of Option Shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Issuer Common Stock without giving effect to any shares subject to or issued pursuant to the Option. Issuer shall make proper provision so that each Option Share issued upon exercise of the Option shall be accompanied by the applicable number of rights or other benefits as may be provided in any Issuer rights agreement or similar agreement that may be adopted after the date hereof.

      3. Exercise of Option.

      (a) Grantee may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as defined in Section 3(b)) on or after the date hereof; provided that the Option shall terminate and be of no further force or effect upon the earliest to occur of (A) the Effective Time, (B) termination of the Merger Agreement in accordance with the terms thereof so long as, in the case of this clause (B), a Purchase Event has not occurred and could not occur in the future, (C) the date that Grantee’s Total Profit equals $2.87 billion (the “Maximum Profit”), and (D) the date which is six months after the occurrence of a Purchase Event; and provided, further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law; and provided, further, that Grantee shall have sent the written notice of such exercise (as provided in Section 3(d))

within six months following such Purchase Event. Notwithstanding the termination of the Option, Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance herewith prior to the termination of the Option. The termination of the Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination.

      (b) As used herein, a “Purchase Event” means any of the following events:

(i) prior to the termination of the Merger Agreement, without Grantee’s prior written consent, Issuer or any of its Subsidiaries shall have entered into one or more agreements with any person (other than Grantee or any Subsidiary of Grantee) to effect, or shall have effected, in a single transaction or a series of related transactions, any Acquisition Proposal;

(ii) prior to the termination of the Merger Agreement, any person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or any group (as such term is defined in Section 13(d)(3) of the Exchange Act), other than a group of which Grantee or any Subsidiary of Grantee is a member, shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, shares of Issuer Common Stock or other voting securities representing 20% or more of the voting power of Issuer or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC); or

(iii) the occurrence of an event the result of which is that the fee required to be paid by Issuer pursuant to Section 7.2(c)(i) or 7.2(c)(ii)(C) or 7.2(c)(iii)(D) of the Merger Agreement becomes payable.

      (c) Issuer shall notify Grantee promptly in writing of the occurrence of any Purchase Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option.

      (d) In the event Grantee wishes to exercise the Option, Grantee shall send to Issuer a written notice (the date of which is herein referred to as the “Notice Date”) specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing (the “Closing”) of such purchase (the date of such Closing, the “Closing Date”); provided that if the Closing cannot be consummated by reason of any applicable law, rule, regulation or order or the need to obtain any necessary approvals or consents of applicable Governmental Entities, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided, further, without limiting the foregoing, that if prior notification or application to, approval of or authorization by any Governmental Entity is required in connection with such purchase, Issuer shall use its reasonable best efforts to cooperate with Grantee in the prompt filing of the required notice or application for approval or authorization, and the Closing shall occur immediately following the date on which such approvals have been obtained and any required notification or waiting periods have expired.

      (e) In the event Grantee receives official notice that an approval or consent of any Governmental Entity required for the purchase of Option Shares will not be issued or granted, Grantee shall be entitled to exercise the Option in connection with the resale of Issuer Common Stock or other securities pursuant to a registration statement as provided in Section 10. The provisions of this Section 3 and Section 4 shall apply with appropriate adjustments to any such exercise.

      4. Payment and Delivery of Certificates.

      (a) On each Closing Date, Grantee shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer (provided that the failure or refusal of Issuer to designate a bank account shall not preclude Grantee from exercising the Option), an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to Issuer at the address of Issuer specified in Section 14(f).

      (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a), (i) Issuer shall deliver to Grantee (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be fully paid, validly issued and non-assessable, free and clear of all liens, claims, charges, security interests or other encumbrances (“Liens”) other than those created by the express terms of this Agreement, and subject to no preemptive or other similar rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state securities laws or of the provisions of this Agreement.

      (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

      (d) Upon the giving by Grantee to Issuer of the written notice of exercise of the Option provided for under Section 3(d), the tender of the applicable Purchase Price in immediately available funds and the tender of this Agreement to Issuer, Grantee shall be deemed to be the holder of record of the shares of Issuer Common Stock issuable upon such exercise, regardless of whether the stock transfer books of Issuer are then closed or certificates representing such shares of Issuer Common Stock are then actually delivered to Grantee. Issuer shall pay all expenses, and any and all federal, foreign, state, and local taxes and other charges, that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 4(d) in the name of Grantee or its assignee, transferee, or designee.

      (e) Issuer agrees (i) that it shall at all times maintain, free from Liens and preemptive or similar rights, sufficient authorized but unissued or treasury shares of Issuer Common Stock so that the Option may be exercised without additional authorization of Issuer Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Issuer Common Stock then outstanding, (ii) that it will not, by charter amendment or through reorganization, recapitalization, consolidation, merger, dissolution, liquidation, spin-off, sale of assets or similar transaction, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, agreements, stipulations or conditions to be observed or performed hereunder by Issuer, and (iii) that it will promptly take all action as may from time to time be required (including (A) complying with all premerger notification, reporting and waiting period requirements and (B) in the event prior approval or authorization of or notice or application to any Governmental Entity is necessary before the Option may be exercised, cooperating fully with Grantee in preparing such applications or notices and providing such information to such Governmental Entities as may be required) in order to permit Grantee to exercise the Option and Issuer to duly and effectively issue shares of Issuer Common Stock pursuant hereto on a timely basis.

      5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

(a) Corporate Authority. Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and, subject to receiving any necessary approvals or consents from Governmental Entities, the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer, and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated; this Agreement has been duly and validly executed and delivered by Issuer and (assuming due authorization, execution and delivery by Grantee) constitutes a valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws, now or hereinafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Shares Reserved for Issuance; Capital Stock. Issuer has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms, will have reserved for issuance, upon the exercise of the Option, that number of shares of Issuer Common Stock equal to the maximum number of shares of Issuer Common Stock and other shares and securities which are at any time and from time to time purchasable upon exercise of the Option, and all such shares and other securities, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid and non-assessable, and will be delivered free and clear of all Liens (other than those created by the express terms of this Agreement) and not subject to any preemptive or other similar rights.

(c) No Violations. The execution, delivery and performance of this Agreement does not and will not, and the consummation by Issuer of any of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its certificate of incorporation or by-laws, or the comparable governing instruments of any of its Subsidiaries, or (B) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its Subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, regulation or order or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject, that would in any case give any other person the ability to prevent or enjoin Issuer’s performance under this Agreement in any material respect.

(d) Board Action. The Board of Directors of Issuer has approved this Agreement and the consummation of the transactions contemplated hereby as required under Section 203 of the DGCL and, to its knowledge, any other applicable state takeover laws so that any such state takeover laws do not and will not apply to this Agreement or any of the transactions contemplated hereby (including the purchase of shares of Issuer Common Stock pursuant to the Option).

(e) No Restrictions. No Delaware law applicable generally to corporations or, to Issuer’s knowledge, other takeover statute applicable generally to corporations or similar corporate law and no provision of the certificate of incorporation or by-laws of Issuer or any agreement to which Issuer is a party (i) would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement, or (ii) as a result of the consummation of the transactions contemplated by this Agreement, (A) would or would purport to restrict or impair the ability of Grantee to vote or otherwise exercise the rights of a shareholder with respect to securities of Issuer or any of its Subsidiaries that may be acquired or controlled by Grantee or (B) would or would purport to entitle any person to acquire securities of Issuer.

      6. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer as follows:

(a) Corporate Authority. Grantee has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement; the execution and delivery of this Agreement and, subject to obtaining any necessary approvals or consents from Governmental Entities, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee; and this Agreement has been duly executed and delivered by Grantee and (assuming due authorization, execution and delivery by Issuer) constitutes a valid and binding obligation of Grantee, enforceable against Grantee in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws, now or hereinafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Purchase Not for Distribution. Any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be acquired with a view to the public distribution thereof in violation of any federal or state securities laws and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act and any applicable state securities laws.

      7. Adjustment upon Changes in Issuer Capitalization, Etc.

      (a) In the event of any change from time to time in Issuer Common Stock or any other shares or securities subject to the Option by reason of a stock dividend, subdivision, spinoff, stock split, split-up, merger, consolidation, recapitalization, combination, exchange of shares, or dividend or distribution, other than regular cash dividends, on or in respect of the Issuer Common Stock, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a) or upon exercise of the Option), the number of shares of Issuer Common Stock subject to the Option shall be increased so that, after such issuance, it, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option. No provision of this Section 7 shall be deemed to affect or change, or constitute authorization for any violation of, any of the covenants, agreements, representations or warranties in the Merger Agreement.

      (b) Without limiting the parties’ relative rights, remedies, liabilities and obligations under the Merger Agreement or this Agreement, in the event that, prior to the termination of the Option, Issuer shall enter into an agreement (other than the Merger Agreement) (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for another class or series of stock or other securities of Issuer or any other person or cash or any other property, or the outstanding shares of Issuer Common Stock immediately prior to such merger shall, after such merger, represent less than 50% of the outstanding shares and share equivalents having general voting power of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets (or those of its Subsidiaries taken as a whole) in one transaction or a series of related transactions, to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the “Substitute Option”), at the election of Grantee, of either (x) the Acquiring Corporation (as hereinafter defined), (y) any person that controls the Acquiring Corporation, or (z) in the case of a merger described in clause (ii), Issuer (such person being referred to as the “Substitute Option Issuer”).

      (c) The Substitute Option shall have the same terms as the Option; provided that the exercise price therefor and number of shares subject thereto shall be as set forth in this Section 7 and the repurchase rights relating thereto shall be as set forth in Section 9; provided, further, that if a Purchase Event shall have occurred prior to or in connection with the issuance of such Substitute Option, the Substitute Option shall be exercisable immediately upon issuance without the occurrence of a further Purchase Event; and provided, further, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. Substitute Option Issuer shall also enter into an agreement with Grantee in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

      (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as hereinafter defined) as is equal to the Market/ Offer Price (as hereinafter defined) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of Substitute Common Stock (the “Substitute Option Price”) shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

      (e) The following terms have the meanings indicated:

(i) “Acquiring Corporation” shall mean (x) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), or at Grantee’s election, any person that controls such surviving corporation, (y) Issuer in a merger in which Issuer is the continuing or surviving person, or (z) the transferee of all or substantially all of Issuer’s assets (or of the assets of its Subsidiaries taken as a whole).

(ii) “Market/ Offer Price” shall mean the highest of (v) the highest price per share of Issuer Common Stock at which a tender offer or an exchange offer therefor has been made, (w) the highest price per share of Issuer Common Stock to be paid by any third party pursuant to an agreement with Issuer, (x) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii), (y) the highest closing price for shares of Issuer Common Stock within the 12-month period immediately preceding the date on which the merger, consolidation, asset sale or other transaction in question is consummated, and (z) in the event of a sale of all or substantially all of Issuer’s assets (or those of its Subsidiaries taken as a whole) an amount equal to (I) the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer, as determined by a nationally-recognized independent investment banking firm selected by Grantee, divided by (II) the number of shares of Issuer Common Stock outstanding at such time. In calculating the Market/ Offer Price, in the event that a tender offer or an exchange offer is made for Issuer Common Stock or an agreement is entered into involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Issuer Common Stock shall be determined by a nationally-recognized independent investment banking firm selected by Grantee.

(iii) “Average Price” shall mean the average closing sales price per share of a share of Substitute Common Stock quoted on the NYSE (or if Substitute Common Stock is not quoted on the NYSE, the average closing sales price per share as quoted on the Nasdaq National Market System or, if the shares of Substitute Common Stock are not quoted thereon, the highest bid price per share as quoted on the principal trading market on which such shares are traded as reported by a recognized source) for the 12-month period immediately preceding the date of consummation of the consolidation, merger or sale in question; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, by the person merging into Issuer or by any company which controls such person, as Grantee may elect.

(iv) “Substitute Common Stock” shall mean the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or persons similarly responsible for the direction of the business and affairs) of the Substitute Option Issuer.

      (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock but for the limitation in the first sentence of this Section 7(f), Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in the first sentence of this Section 7(f) over (ii) the value of the Substitute Option after giving effect to the limitation in the first sentence of this Section 7(f). This difference in value shall be determined by a nationally-recognized independent investment banking firm selected by Grantee.

      (g) Issuer shall not enter into any transaction described in Section 7(b) unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value (other than any diminution in value resulting from the fact that the shares of Substitute Common Stock are restricted securities, as defined in Rule 144 under the Securities Act or any successor provision) than other shares of common stock issued by Substitute Option Issuer).

      8. Repurchase at the Option of Grantee.

      (a) At the request of Grantee at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(c)) and prior to the termination of the Option pursuant to Section 3(a), Issuer (or any successor) shall repurchase from Grantee (x) the Option and (y) all shares of Issuer Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this Section 8 is referred to as the “Request Date”. Such repurchase shall be at an aggregate price (the “Section 8 Repurchase Consideration”) equal to the sum of:

(i) the aggregate Purchase Price paid by Grantee for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership;

(ii) the excess, if any, of (x) the Market/ Offer Price for each share of Issuer Common Stock over (y) the Purchase Price (as adjusted pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

(iii) the excess, if any, of the Market/ Offer Price over the Purchase Price paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable, as adjusted pursuant to Section 7) by Grantee for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

      (b) If Grantee exercises its rights under this Section 8, Issuer shall, within 5 business days after the Request Date, pay the Section 8 Repurchase Consideration to Grantee in immediately available funds, and contemporaneously with such payment, Grantee shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all Liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any Governmental Entity is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Grantee shall have the ongoing option to revoke its request for repurchase pursuant to Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval) and the period of time that would otherwise run pursuant to the preceding sentence for the payment of the portion of the Section 8 Repurchase Consideration shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period shall have passed. If any Governmental Entity disapproves of any part of Issuer’s proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Grantee. If any Governmental Entity prohibits the repurchase (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required approvals from Governmental Entities to accomplish such repurchase) in part but not in whole, then Grantee shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such Governmental Entity, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Grantee shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased; whereupon, in the case of clause (ii), Issuer shall promptly (x) deliver to Grantee that portion of the Section 8 Repurchase Consideration that Issuer is not prohibited from delivering and (y) deliver to Grantee, as appropriate, either (A) a new Stock Option Agreement evidencing the right of Grantee to purchase that number of shares of Issuer Common Stock obtained by multiplying the number of shares of Issuer Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Section 8 Repurchase Consideration less the portion thereof theretofore delivered to Grantee and the denominator of which is the Section 8 Repurchase Consideration, or (B) a certificate for the Option Shares it is then so prohibited from repurchasing; provided that if the Option shall have terminated prior to the date of such notice or shall be scheduled to terminate at any time before the expiration of a period ending on the thirtieth business day after such date, Grantee shall nonetheless have the right so to exercise the Option or exercise its rights under this Section 8 until the expiration of such period of 30 business days. Grantee shall notify Issuer of its determination under the preceding sentence within 10 business days of receipt of notice of disapproval of the repurchase.

      (c) As used herein, a “Repurchase Event” shall occur if (A) (i) any person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership of, or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of Issuer Common Stock or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) has been consummated and (B) a Purchase Event shall have occurred prior to the termination of the Option.

      9. Repurchase of Substitute Option.

      (a) At the request of Grantee at any time prior to the termination of the Substitute Option as set forth in Section 3(a), Substitute Option Issuer (or any successor) shall repurchase from Grantee (x) the Substitute Option and (y) all shares of Substitute Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this Section 9 is referred to as the “Section 9 Request Date”. Such repurchase shall be at an aggregate price (the “Section 9 Repurchase Consideration”) equal to the sum of:

(i) the aggregate purchase price paid by Grantee for any shares of Substitute Common Stock acquired pursuant to the Option or Substitute Option with respect to which Grantee then has beneficial ownership;

(ii) the excess, if any, of (x) the Substitute Applicable Price (as hereinafter defined) for each share of Substitute Common Stock over (y) the Substitute Option Price (as adjusted pursuant to Section 7) multiplied by the number of shares of Substitute Common Stock with respect to which the Substitute Option has not been exercised; and

(iii) the excess, if any, of the Substitute Applicable Price over the purchase price paid (or in the case of shares with respect to which the Option or Substitute Option has been exercised but the Closing Date has not occurred, payable) by Grantee for each share of Substitute Common Stock with respect to which the Option or Substitute Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

      (b) If Grantee exercises its rights under this Section 9, Substitute Option Issuer shall, within 5 business days after the Section 9 Request Date, pay the Section 9 Repurchase Consideration to Grantee in immediately available funds, and contemporaneously with such payment, Grantee shall surrender to Substitute Option Issuer the Substitute Option and the certificates evidencing the shares of Substitute Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all Liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any Governmental Entity is required in connection with the payment of all or any portion of the Section 9 Repurchase

Consideration, Grantee shall have the ongoing option to revoke its request for repurchase pursuant to Section 9, in whole or in part, or to require that Substitute Option Issuer deliver from time to time that portion of the Section 9 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval) and the period of time that would otherwise run pursuant to the preceding sentence for the payment of the portion of the Section 9 Repurchase Consideration shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period shall have passed. If any Governmental Entity disapproves of any part of Substitute Option Issuer’s proposed repurchase pursuant to this Section 9, Substitute Option Issuer shall promptly give notice of such fact to Grantee. If any Governmental Entity prohibits the repurchase (and Substitute Option Issuer hereby undertakes to use its reasonable best efforts to obtain all required approvals from Governmental Entities to accomplish such repurchase) in part but not in whole, then Grantee shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such Governmental Entity, determine whether the repurchase should apply to the Substitute Option and/or Option Shares and to what extent to each, and Grantee shall thereupon have the right to exercise the Substitute Option as to the number of Option Shares for which the Substitute Option was exercisable at the Section 9 Request Date less the sum of the number of shares covered by the Substitute Option in respect of which payment has been made pursuant to Section 9(a)(ii) and the number of shares covered by the portion of the Substitute Option (if any) that has been repurchased; whereupon, in the case of clause (ii), Substitute Option Issuer shall promptly (x) deliver to Grantee that portion of the Section 9 Repurchase Consideration that Substitute Option Issuer is not prohibited from delivering and (y) deliver to Grantee, as appropriate, either (A) a new Stock Option Agreement evidencing the right of Grantee to purchase that number of shares of Substitute Common Stock obtained by multiplying the number of shares of Substitute Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Section 9 Repurchase Consideration less the portion thereof theretofore delivered to Grantee and the denominator of which is the Section 9 Repurchase Consideration or (B) a certificate for the Option Shares it is then so prohibited from repurchasing; provided that if the Substitute Option shall have terminated prior to the date of such notice or shall be scheduled to terminate at any time before the expiration of a period ending on the 30th business day after such date, Grantee shall nonetheless have the right so to exercise the Substitute Option or exercise its rights under Section 9 until the expiration of such period of 30 business days. Grantee shall notify Substitute Option Issuer of its determination under the preceding sentence within 10 business days of receipt of notice of disapproval of the repurchase.

      (c) For purposes of this Agreement, the “Substitute Applicable Price” means the highest closing sales price per share of Substitute Common Stock during the six months preceding the Section 9 Request Date.

      (d) Following the conversion of the Option into a Substitute Option, all references to “Issuer”, “Issuer Common Stock” and “Section 8” contained herein shall also be deemed to be references to “Substitute Option Issuer”, “Substitute Common Stock” and “Section 9”, respectively.

      10. Registration Rights.

      (a) Demand Registration Rights. Issuer shall, subject to the conditions of Section 10(c) below, if requested by any Grantee following a Purchase Event that occurs prior to the termination of the Option, including Grantee and any permitted transferee (“Selling Stockholder”), as expeditiously as possible prepare, file and keep current a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to the Selling Stockholder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Selling Stockholder in such request, including, without limitation, a “shelf” registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.

      (b) Additional Registration Rights. If Issuer at any time after the exercise of the Option proposes to register any shares of Issuer Common Stock under the Securities Act in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to Grantee of its intention to do so and, upon the written request of any Selling Stockholder given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by the Selling Stockholder), Issuer will cause all such shares for which a Selling Stockholder requests participation in such registration to be so registered and included in such underwritten public offering; provided, however, that Issuer may elect to not cause any such shares to be so registered (i) if in the reasonable good faith opinion of the underwriters for such offering, the inclusion of all such shares by the Selling Stockholder would materially interfere with the marketing of such offering (in which case Issuer shall register as many shares as possible without materially interfering with the marketing of the offering), or (ii) in the case of a registration solely to implement an employee benefit plan or a registration filed on Form S-4 of the Securities Act or any successor Form. If some but not all the shares of Issuer Common Stock with respect to which Issuer shall have received requests for registration pursuant to this Section 10(b) shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among the Selling Stockholders desiring to register their shares pro rata in the proportion that the number of shares requested to be registered by each such Selling Stockholder bears to the total number of shares requested to be registered by all such Selling Stockholders then desiring to have Issuer Common Stock registered for sale.

      (c) Conditions to Required Registration. Issuer shall use its reasonable best efforts to cause each registration statement referred to in Section 10(a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective as may be reasonably necessary to effect such sale or other disposition; provided, however, that Issuer may delay any registration of Option Shares required pursuant to Section 10(a) above for a period not exceeding 90 days provided Issuer shall in good faith determine that any such registration would adversely affect an offering of other securities by Issuer then in registration, and Issuer shall not be required to register Option Shares under the Securities Act pursuant to Section 10(a) above:

(i) prior to the earlier of (a) termination of the Merger Agreement pursuant to Article VII thereof and (b) a Purchase Event;

(ii) on more than three occasions;

(iii) within 90 days after the effective date of a registration referred to in Section 10(b) above pursuant to which the Selling Stockholder or Selling Stockholders concerned were afforded the opportunity to register all such shares under the Securities Act and shares were registered to the extent requested; and

(iv) unless a request therefor is made to register at least 25% or more of the aggregate number of Option Shares (including shares of Issuer Common Stock and other securities issuable upon exercise of the Option) then outstanding.

      In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement (other than a shelf registration statement referred to in Section 10(a)) after the expiration of three months from the effective date of such registration statement. Issuer shall use its reasonable best efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares; provided, however, that Issuer shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business. If requested by any such Grantee in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements. Upon receiving any request under this Section 10 from any Grantee, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 10, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

      Notwithstanding anything else in this Section 10, in lieu of complying with its obligations pursuant to a request made by any Grantee under this Section 10, Issuer may, at its election, repurchase the Option Shares requested to be registered by such Grantee at a purchase price per share equal to the average closing price of such Option Shares during the 10 business days preceding the date on which Issuer gives notice to Grantee of its intention to repurchase such Option Shares (which notice shall be given no later than 15 days after Grantee has given notice to Issuer of its election to exercise its registration rights under Section 10(a) or 10(b)).

      (d) Expenses. Except where applicable state law prohibits such payments and except for underwriting discounts or commissions and brokers’ fees, Issuer will pay all expenses (including, without limitation, registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), legal fees and expenses, including the reasonable fees and expenses of one counsel to the holders whose Option Shares are being registered, printing expenses and the costs of special audits or “cold comfort” letters, expenses of underwriters, excluding discounts and commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to Section 10(a) or 10(b) above (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications or exemptions pursuant to Section 10(a) or 10(b) above.

      (e) Indemnification. In connection with any registration under Section 10(a) or 10(b) above, Issuer hereby indemnifies the Selling Stockholders, and each underwriter thereof, including each person, if any, who controls such Selling Stockholders or underwriter within the meaning of Section 15 of the Securities Act, and including each director, officer, stockholder, partner, member, employee, representative and agent of any thereof, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each person, if any, who controls Issuer within the meaning of Section 15 of the Securities Act, and each director, officer, stockholder, partner, member, employee, representative and agent of Issuer shall be indemnified by such Selling Stockholders, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such Selling Stockholders or such underwriter, as the case may be, expressly for such use.

      Promptly upon receipt by a party indemnified under this Section 10(e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section 10(e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this Section 10(e) unless the failure so to notify the indemnified party results in substantial prejudice thereto. In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

      If the indemnification provided for in this Section 10(e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, the Selling Stockholders and the underwriters from the offering of the securities and also the relative fault of Issuer, the Selling Stockholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, however, that in no case shall any Selling Stockholder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any Selling Stockholder to indemnify shall be several and not joint with other Selling Stockholders.

      In connection with any registration pursuant to Section 10(a) or 10(b) above, Issuer and each Selling Stockholder (other than Grantee) shall enter into an agreement containing the indemnification provisions of this Section 10(e).

      (f) Miscellaneous Reporting. Issuer shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the Selling Stockholders thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rule 144. Issuer shall at its expense provide the Selling Stockholders with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Exchange Act, or required pursuant to any state securities laws or the rules of the NASD or any stock exchange.

      (g) Issue Taxes. Issuer will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save the Selling Stockholders harmless, without limitation as to time, against any and all liabilities with respect to all such taxes.

      11. Quotation or Listing. If Issuer Common Stock or any other securities to be acquired in connection with the exercise of the Option are then authorized for quotation or trading or listing on the NYSE, the Nasdaq National Market System or any other securities exchange or securities quotation system, Issuer, upon the request of Grantee, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or any other securities to be acquired upon exercise of the Option on such securities exchange or securities quotation system and will use its reasonable best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

      12. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder, in which event, (i) the “Maximum Profit” in each agreement resulting from such exchange shall be allocated among the several agreements in proportion to the number of Option Shares issuable pursuant thereto so that the sum of the “Maximum Profit” for all such agreements shall total $2.87 billion, (ii) the amount referred to in clause (D) of Section 13(b) of each agreement resulting from such exchange shall be multiplied by a fraction the numerator of which is the number of Option Shares issuable pursuant to each such agreement and the denominator of which is the number of Option Shares issuable pursuant to all such agreements collectively and (iii) such other adjustments, if any, shall be made as are necessary to preserve the overall economic impact and intent of this Agreement (including Section 13 hereof). The terms “Agreement” and “Option” as used herein include any other Stock Option Agreement and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification to protect Issuer from any loss which it may suffer if this Agreement is replaced, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new agreement of like tenor and date.

      13. Limitation of Grantee Profit. (a) Notwithstanding any other provision herein or in the Merger Agreement, in no event shall Grantee’s Total Profit (as defined below) exceed the Maximum Profit, and, if it otherwise would exceed such amount, Grantee, at its sole discretion, shall either (i) reduce the number of shares subject to the Option (and any Substitute Option), (ii) deliver to Issuer, or the Substitute Issuer, as the case may be, for cancellation shares of Issuer Common Stock or Substitute Common Stock, as the case may be (or other securities into which such Option Shares are converted or exchanged), (iii) pay cash to Issuer, or the Substitute Issuer, as the case may be, (iv) reduce the amount of the Section 8 Repurchase Consideration or Section 9 Repurchase Consideration or (v) any combination of the foregoing, so that Grantee’s actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions. Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than the Maximum Profit and, if exercise of the Option would otherwise result in the Notional Total Profit exceeding such amount, Grantee, in its discretion, may take any of the actions specified in this Section 13(a) so that the Notional Total Profit shall not exceed the Maximum Profit; provided that nothing in this sentence shall restrict any subsequent exercise of the Option which at such time complies with this sentence.

      (b) For purposes of this Agreement, “Total Profit” shall mean: (i) the aggregate amount (before taxes) of (A) the excess of (x) the net cash amounts or fair market value of any property received by Grantee pursuant to a sale of Option Shares (or securities into which such shares are converted or exchanged), other than to a wholly-owned Subsidiary of Grantee, or a repurchase of Option Shares by Issuer pursuant to Section 8 hereof, after payment of applicable brokerage or sales commissions and discounts, over (y) Grantee’s aggregate purchase price for such Option Shares (or other securities), plus (B) all amounts received by Grantee upon the repurchase of the Option by Issuer pursuant to Section 8 hereof, plus (C) all equivalent net amounts with respect to the Substitute Option and any amounts paid pursuant to Section 7(f) hereof, plus (D) all amounts received by Grantee pursuant to Section 7.2(c) of the Merger Agreement, minus (ii) all amounts of cash previously paid to Issuer pursuant to Section 13(a) plus the value of the Option Shares (or other securities) previously delivered to Issuer for cancellation pursuant to Section 13(a), which value shall be deemed to be the aggregate Purchase Price paid for such Option Shares (or other securities). For purposes of this Agreement, “Notional Total Profit” with respect to any number of shares as to which Grantee may propose to exercise the Option shall be the Total Profit, determined as of the date of such proposed exercise assuming that the Option were exercised on such date for such number of shares, and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Issuer Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions). For purposes of this Section 13, transactions by a wholly-owned Subsidiary transferee of Grantee in respect of the Option or Option Shares transferred to it shall be treated as if made by Grantee.

      (c) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive, nor relieve Issuer’s obligation to pay, any payment provided for in Section 7.2(c) of the Merger Agreement; provided that if and to the extent the Total Profit received by Grantee would exceed the Maximum Profit following receipt of such payment, Grantee shall be obligated to comply with the terms of Section 13(a) within 15 days of the date on which Grantee has realized cash and/or property representing Total Profit in excess of Maximum Profit.

      14. Miscellaneous.

      (a) Expenses. Except as otherwise provided herein or in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including, without limitation, fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

      (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

      (c) Entire Agreement; No Third-Party Beneficiaries; Severability. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein, between Grantee and Issuer constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto (or their respective successors and assigns) (other than any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to Section 14(h)) any rights, remedies, obligations or liabilities hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected impaired or invalidated. If for any reason such court or Governmental Entity determines that the Option does not permit Grantee to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Section 2 (as may be adjusted herein), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

      (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

      (e) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms.

      (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Merger Agreement (or at such other address for a party as shall be specified by like notice).

      (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

      (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Grantee may assign this Agreement to a wholly-owned Subsidiary of Grantee (in which event the term “Grantee” as used herein shall be deemed to refer to such Subsidiary). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. For the avoidance of doubt, nothing in this paragraph (h) shall prohibit Issuer from engaging in a transaction contemplated by Section 7(b) in accordance with the provisions of Section 7(b), provided that the terms of this Agreement and the Merger Agreement shall remain applicable with respect to any such transaction.

      (i) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

      (j) Submission to Jurisdiction. Each party hereto irrevocably submits to the jurisdiction of (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the Supreme Court of the State of New York, New York County. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (A) the Supreme Court of the State of New York, New York County, or (B) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section shall not constitute a general consent to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section. Each party hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

      (k) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court as provided in the Section above, this being in addition to any other remedy to which they are entitled at law or in equity.

      (l) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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      IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

BANK ONE CORPORATION

By:	/s/ JAMES DIMON

Name: James Dimon
Title: Chairman and Chief Executive Officer

J.P. MORGAN CHASE & CO.

By:	/s/ WILLIAM B. HARRISON, JR.

Name: William B. Harrison, Jr.
Title: Chairman and Chief Executive Officer

Annex C

THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO CERTAIN

RESTRICTIONS CONTAINED HEREIN AND TO RESALE RESTRICTIONS UNDER
THE SECURITIES ACT OF 1933, AS AMENDED

STOCK OPTION AGREEMENT

      THIS STOCK OPTION AGREEMENT, dated as of January 14, 2004 (this “Agreement”), is made by and between J.P. MORGAN CHASE & CO., a Delaware corporation (“Issuer”), and BANK ONE CORPORATION, a Delaware corporation (“Grantee”).

      WHEREAS, Grantee and Issuer are concurrently herewith entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Grantee will be merged with and into Issuer, with Issuer being the surviving corporation (the “Merger”); and

      WHEREAS, as a condition and inducement to Grantee’s execution of the Merger Agreement and the Bank One Stock Option Agreement (as defined in the Merger Agreement), Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined herein).

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

      1. Defined Terms.

      (a) Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

      (b) The term “person” shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

      2. Grant of Option. Issuer hereby grants to Grantee an irrevocable option (the “Option”) to purchase, subject to the terms and conditions set forth herein, up to 406,481,383 shares (as adjusted as set forth herein, the “Option Shares”) of common stock, par value $1.00 per share, of Issuer (the “Issuer Common Stock”) at a purchase price per Option Share (as adjusted as set forth herein, the “Purchase Price”) of $38.90; provided that in no event shall the number of Option Shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Issuer Common Stock without giving effect to any shares subject to or issued pursuant to the Option. Issuer shall make proper provision so that each Option Share issued upon exercise of the Option shall be accompanied by the applicable number of rights or other benefits as may be provided in any Issuer rights agreement or similar agreement that may be adopted after the date hereof.

      3. Exercise of Option.

      (a) Grantee may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as defined in Section 3(b)) on or after the date hereof; provided that the Option shall terminate and be of no further force or effect upon the earliest to occur of (A) the Effective Time, (B) termination of the Merger Agreement in accordance with the terms thereof so long as, in the case of this clause (B), a Purchase Event has not occurred and could not occur in the future, (C) the date that Grantee’s Total Profit equals $2.87 billion (the “Maximum Profit”), and (D) the date which is six months after the occurrence of a Purchase Event; and provided, further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law; and provided, further, that Grantee shall have sent the written notice of such exercise (as provided in Section 3(d))

within six months following such Purchase Event. Notwithstanding the termination of the Option, Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance herewith prior to the termination of the Option. The termination of the Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination.

      (b) As used herein, a “Purchase Event” means any of the following events:

(i) prior to the termination of the Merger Agreement, without Grantee’s prior written consent, Issuer or any of its Subsidiaries shall have entered into one or more agreements with any person (other than Grantee or any Subsidiary of Grantee) to effect, or shall have effected, in a single transaction or a series of related transactions, any Acquisition Proposal;

(ii) prior to the termination of the Merger Agreement, any person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or any group (as such term is defined in Section 13(d)(3) of the Exchange Act), other than a group of which Grantee or any Subsidiary of Grantee is a member, shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, shares of Issuer Common Stock or other voting securities representing 20% or more of the voting power of Issuer or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC); or

(iii) the occurrence of an event the result of which is that the fee required to be paid by Issuer pursuant to Section 7.2(b)(i) or 7.2(b)(ii)(C) or 7.2(b)(iii)(D) of the Merger Agreement becomes payable.

      (c) Issuer shall notify Grantee promptly in writing of the occurrence of any Purchase Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option.

      (d) In the event Grantee wishes to exercise the Option, Grantee shall send to Issuer a written notice (the date of which is herein referred to as the “Notice Date”) specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing (the “Closing”) of such purchase (the date of such Closing, the “Closing Date”); provided that if the Closing cannot be consummated by reason of any applicable law, rule, regulation or order or the need to obtain any necessary approvals or consents of applicable Governmental Entities, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided, further, without limiting the foregoing, that if prior notification or application to, approval of or authorization by any Governmental Entity is required in connection with such purchase, Issuer shall use its reasonable best efforts to cooperate with Grantee in the prompt filing of the required notice or application for approval or authorization, and the Closing shall occur immediately following the date on which such approvals have been obtained and any required notification or waiting periods have expired.

      (e) In the event Grantee receives official notice that an approval or consent of any Governmental Entity required for the purchase of Option Shares will not be issued or granted, Grantee shall be entitled to exercise the Option in connection with the resale of Issuer Common Stock or other securities pursuant to a registration statement as provided in Section 10. The provisions of this Section 3 and Section 4 shall apply with appropriate adjustments to any such exercise.

      4. Payment and Delivery of Certificates.

      (a) On each Closing Date, Grantee shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer (provided that the failure or refusal of Issuer to designate a bank account shall not preclude Grantee from exercising the Option), an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to Issuer at the address of Issuer specified in Section 14(f).

      (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a), (i) Issuer shall deliver to Grantee (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be fully paid, validly issued and non-assessable, free and clear of all liens, claims, charges, security interests or other encumbrances (“Liens”) other than those created by the express terms of this Agreement, and subject to no preemptive or other similar rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state securities laws or of the provisions of this Agreement.

      (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

      (d) Upon the giving by Grantee to Issuer of the written notice of exercise of the Option provided for under Section 3(d), the tender of the applicable Purchase Price in immediately available funds and the tender of this Agreement to Issuer, Grantee shall be deemed to be the holder of record of the shares of Issuer Common Stock issuable upon such exercise, regardless of whether the stock transfer books of Issuer are then closed or certificates representing such shares of Issuer Common Stock are then actually delivered to Grantee. Issuer shall pay all expenses, and any and all federal, foreign, state, and local taxes and other charges, that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 4(d) in the name of Grantee or its assignee, transferee, or designee.

      (e) Issuer agrees (i) that it shall at all times maintain, free from Liens and preemptive or similar rights, sufficient authorized but unissued or treasury shares of Issuer Common Stock so that the Option may be exercised without additional authorization of Issuer Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Issuer Common Stock then outstanding, (ii) that it will not, by charter amendment or through reorganization, recapitalization, consolidation, merger, dissolution, liquidation, spin-off, sale of assets or similar transaction, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, agreements, stipulations or conditions to be observed or performed hereunder by Issuer, and (iii) that it will promptly take all action as may from time to time be required (including (A) complying with all premerger notification, reporting and waiting period requirements and (B) in the event prior approval or authorization of or notice or application to any Governmental Entity is necessary before the Option may be exercised, cooperating fully with Grantee in preparing such applications or notices and providing such information to such Governmental Entities as may be required) in order to permit Grantee to exercise the Option and Issuer to duly and effectively issue shares of Issuer Common Stock pursuant hereto on a timely basis.

      5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

(a) Corporate Authority. Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and, subject to receiving any necessary approvals or consents from Governmental Entities, the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer, and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated; this Agreement has been duly and validly executed and delivered by Issuer and (assuming due authorization, execution and delivery by Grantee) constitutes a valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws, now or hereinafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Shares Reserved for Issuance; Capital Stock. Issuer has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms, will have reserved for issuance, upon the exercise of the Option, that number of shares of Issuer Common Stock equal to the maximum number of shares of Issuer Common Stock and other shares and securities which are at any time and from time to time purchasable upon exercise of the Option, and all such shares and other securities, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid and non-assessable, and will be delivered free and clear of all Liens (other than those created by the express terms of this Agreement) and not subject to any preemptive or other similar rights.

(c) No Violations. The execution, delivery and performance of this Agreement does not and will not, and the consummation by Issuer of any of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its certificate of incorporation or by-laws, or the comparable governing instruments of any of its Subsidiaries, or (B) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its Subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, regulation or order or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject, that would in any case give any other person the ability to prevent or enjoin Issuer’s performance under this Agreement in any material respect.

(d) Board Action. The Board of Directors of Issuer has approved this Agreement and the consummation of the transactions contemplated hereby as required under Section 203 of the DGCL and, to its knowledge, any other applicable state takeover laws so that any such state takeover laws do not and will not apply to this Agreement or any of the transactions contemplated hereby (including the purchase of shares of Issuer Common Stock pursuant to the Option).

(e) No Restrictions. No Delaware law applicable generally to corporations or, to Issuer’s knowledge, other takeover statute applicable generally to corporations or similar corporate law and no provision of the certificate of incorporation or by-laws of Issuer or any agreement to which Issuer is a party (i) would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement, or (ii) as a result of the consummation of the transactions contemplated by this Agreement, (A) would or would purport to restrict or impair the ability of Grantee to vote or otherwise exercise the rights of a shareholder with respect to securities of Issuer or any of its Subsidiaries that may be acquired or controlled by Grantee or (B) would or would purport to entitle any person to acquire securities of Issuer.

      6. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer as follows:

(a) Corporate Authority. Grantee has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement; the execution and delivery of this Agreement and, subject to obtaining any necessary approvals or consents from Governmental Entities, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee; and this Agreement has been duly executed and delivered by Grantee and (assuming due authorization, execution and delivery by Issuer) constitutes a valid and binding obligation of Grantee, enforceable against Grantee in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws, now or hereinafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Purchase Not for Distribution. Any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be acquired with a view to the public distribution thereof in violation of any federal or state securities laws and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act and any applicable state securities laws.

      7. Adjustment upon Changes in Issuer Capitalization, Etc.

      (a) In the event of any change from time to time in Issuer Common Stock or any other shares or securities subject to the Option by reason of a stock dividend, subdivision, spinoff, stock split, split-up, merger, consolidation, recapitalization, combination, exchange of shares, or dividend or distribution, other than regular cash dividends, on or in respect of the Issuer Common Stock, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a) or upon exercise of the Option), the number of shares of Issuer Common Stock subject to the Option shall be increased so that, after such issuance, it, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option. No provision of this Section 7 shall be deemed to affect or change, or constitute authorization for any violation of, any of the covenants, agreements, representations or warranties in the Merger Agreement.

      (b) Without limiting the parties’ relative rights, remedies, liabilities and obligations under the Merger Agreement or this Agreement, in the event that, prior to the termination of the Option, Issuer shall enter into an agreement (other than the Merger Agreement) (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for another class or series of stock or other securities of Issuer or any other person or cash or any other property, or the outstanding shares of Issuer Common Stock immediately prior to such merger shall, after such merger, represent less than 50% of the outstanding shares and share equivalents having general voting power of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets (or those of its Subsidiaries taken as a whole) in one transaction or a series of related transactions, to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the “Substitute Option”), at the election of Grantee, of either (x) the Acquiring Corporation (as hereinafter defined), (y) any person that controls the Acquiring Corporation, or (z) in the case of a merger described in clause (ii), Issuer (such person being referred to as the “Substitute Option Issuer”).

      (c) The Substitute Option shall have the same terms as the Option; provided that the exercise price therefor and number of shares subject thereto shall be as set forth in this Section 7 and the repurchase rights relating thereto shall be as set forth in Section 9; provided, further, that if a Purchase Event shall have occurred prior to or in connection with the issuance of such Substitute Option, the Substitute Option shall be exercisable immediately upon issuance without the occurrence of a further Purchase Event; and provided, further, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. Substitute Option Issuer shall also enter into an agreement with Grantee in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

      (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as hereinafter defined) as is equal to the Market/ Offer Price (as hereinafter defined) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of Substitute Common Stock (the “Substitute Option Price”) shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

      (e) The following terms have the meanings indicated:

(i) “Acquiring Corporation” shall mean (x) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), or at Grantee’s election, any person that controls such surviving corporation, (y) Issuer in a merger in which Issuer is the continuing or surviving person, or (z) the transferee of all or substantially all of Issuer’s assets (or of the assets of its Subsidiaries taken as a whole).

(ii) “Market/ Offer Price” shall mean the highest of (v) the highest price per share of Issuer Common Stock at which a tender offer or an exchange offer therefor has been made, (w) the highest price per share of Issuer Common Stock to be paid by any third party pursuant to an agreement with Issuer, (x) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii), (y) the highest closing price for shares of Issuer Common Stock within the 12-month period immediately preceding the date on which the merger, consolidation, asset sale or other transaction in question is consummated, and (z) in the event of a sale of all or substantially all of Issuer’s assets (or those of its Subsidiaries taken as a whole) an amount equal to (I) the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer, as determined by a nationally-recognized independent investment banking firm selected by Grantee, divided by (II) the number of shares of Issuer Common Stock outstanding at such time. In calculating the Market/ Offer Price, in the event that a tender offer or an exchange offer is made for Issuer Common Stock or an agreement is entered into involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Issuer Common Stock shall be determined by a nationally-recognized independent investment banking firm selected by Grantee.

(iii) “Average Price” shall mean the average closing sales price per share of a share of Substitute Common Stock quoted on the NYSE (or if Substitute Common Stock is not quoted on the NYSE, the average closing sales price per share as quoted on the Nasdaq National Market System or, if the shares of Substitute Common Stock are not quoted thereon, the highest bid price per share as quoted on the principal trading market on which such shares are traded as reported by a recognized source) for the 12-month period immediately preceding the date of consummation of the consolidation, merger or sale in question; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, by the person merging into Issuer or by any company which controls such person, as Grantee may elect.

(iv) “Substitute Common Stock” shall mean the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or persons similarly responsible for the direction of the business and affairs) of the Substitute Option Issuer.

      (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock but for the limitation in the first sentence of this Section 7(f), Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in the first sentence of this Section 7(f) over (ii) the value of the Substitute Option after giving effect to the limitation in the first sentence of this Section 7(f). This difference in value shall be determined by a nationally-recognized independent investment banking firm selected by Grantee.

      (g) Issuer shall not enter into any transaction described in Section 7(b) unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value (other than any diminution in value resulting from the fact that the shares of Substitute Common Stock are restricted securities, as defined in Rule 144 under the Securities Act or any successor provision) than other shares of common stock issued by Substitute Option Issuer).

      8. Repurchase at the Option of Grantee.

      (a) At the request of Grantee at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(c)) and prior to the termination of the Option pursuant to Section 3(a), Issuer (or any successor) shall repurchase from Grantee (x) the Option and (y) all shares of Issuer Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this Section 8 is referred to as the “Request Date”. Such repurchase shall be at an aggregate price (the “Section 8 Repurchase Consideration”) equal to the sum of:

(i) the aggregate Purchase Price paid by Grantee for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership;

(ii) the excess, if any, of (x) the Market/ Offer Price for each share of Issuer Common Stock over (y) the Purchase Price (as adjusted pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

(iii) the excess, if any, of the Market/ Offer Price over the Purchase Price paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable, as adjusted pursuant to Section 7) by Grantee for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

      (b) If Grantee exercises its rights under this Section 8, Issuer shall, within 5 business days after the Request Date, pay the Section 8 Repurchase Consideration to Grantee in immediately available funds, and contemporaneously with such payment, Grantee shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all Liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any Governmental Entity is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Grantee shall have the ongoing option to revoke its request for repurchase pursuant to Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval) and the period of time that would otherwise run pursuant to the preceding sentence for the payment of the portion of the Section 8 Repurchase Consideration shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period shall have passed. If any Governmental Entity disapproves of any part of Issuer’s proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Grantee. If any Governmental Entity prohibits the repurchase (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required approvals from Governmental Entities to accomplish such repurchase) in part but not in whole, then Grantee shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such Governmental Entity, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Grantee shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased; whereupon, in the case of clause (ii), Issuer shall promptly (x) deliver to Grantee that portion of the Section 8 Repurchase Consideration that Issuer is not prohibited from delivering and (y) deliver to Grantee, as appropriate, either (A) a new Stock Option Agreement evidencing the right of Grantee to purchase that number of shares of Issuer Common Stock obtained by multiplying the number of shares of Issuer Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Section 8 Repurchase Consideration less the portion thereof theretofore delivered to Grantee and the denominator of which is the Section 8 Repurchase Consideration, or (B) a certificate for the Option Shares it is then so prohibited from repurchasing; provided that if the Option shall have terminated prior to the date of such notice or shall be scheduled to terminate at any time before the expiration of a period ending on the thirtieth business day after such date, Grantee shall nonetheless have the right so to exercise the Option or exercise its rights under this Section 8 until the expiration of such period of 30 business days. Grantee shall notify Issuer of its determination under the preceding sentence within 10 business days of receipt of notice of disapproval of the repurchase.

      (c) As used herein, a “Repurchase Event” shall occur if (A) (i) any person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership of, or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of Issuer Common Stock or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) has been consummated and (B) a Purchase Event shall have occurred prior to the termination of the Option.

      9. Repurchase of Substitute Option.

      (a) At the request of Grantee at any time prior to the termination of the Substitute Option as set forth in Section 3(a), Substitute Option Issuer (or any successor) shall repurchase from Grantee (x) the Substitute Option and (y) all shares of Substitute Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this Section 9 is referred to as the “Section 9 Request Date”. Such repurchase shall be at an aggregate price (the “Section 9 Repurchase Consideration”) equal to the sum of:

(i) the aggregate purchase price paid by Grantee for any shares of Substitute Common Stock acquired pursuant to the Option or Substitute Option with respect to which Grantee then has beneficial ownership;

(ii) the excess, if any, of (x) the Substitute Applicable Price (as hereinafter defined) for each share of Substitute Common Stock over (y) the Substitute Option Price (as adjusted pursuant to Section 7) multiplied by the number of shares of Substitute Common Stock with respect to which the Substitute Option has not been exercised; and

(iii) the excess, if any, of the Substitute Applicable Price over the purchase price paid (or in the case of shares with respect to which the Option or Substitute Option has been exercised but the Closing Date has not occurred, payable) by Grantee for each share of Substitute Common Stock with respect to which the Option or Substitute Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

      (b) If Grantee exercises its rights under this Section 9, Substitute Option Issuer shall, within 5 business days after the Section 9 Request Date, pay the Section 9 Repurchase Consideration to Grantee in immediately available funds, and contemporaneously with such payment, Grantee shall surrender to Substitute Option Issuer the Substitute Option and the certificates evidencing the shares of Substitute Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all Liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any Governmental Entity is required in connection with the payment of all or any portion of the Section 9 Repurchase

Consideration, Grantee shall have the ongoing option to revoke its request for repurchase pursuant to Section 9, in whole or in part, or to require that Substitute Option Issuer deliver from time to time that portion of the Section 9 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval) and the period of time that would otherwise run pursuant to the preceding sentence for the payment of the portion of the Section 9 Repurchase Consideration shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period shall have passed. If any Governmental Entity disapproves of any part of Substitute Option Issuer’s proposed repurchase pursuant to this Section 9, Substitute Option Issuer shall promptly give notice of such fact to Grantee. If any Governmental Entity prohibits the repurchase (and Substitute Option Issuer hereby undertakes to use its reasonable best efforts to obtain all required approvals from Governmental Entities to accomplish such repurchase) in part but not in whole, then Grantee shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such Governmental Entity, determine whether the repurchase should apply to the Substitute Option and/or Option Shares and to what extent to each, and Grantee shall thereupon have the right to exercise the Substitute Option as to the number of Option Shares for which the Substitute Option was exercisable at the Section 9 Request Date less the sum of the number of shares covered by the Substitute Option in respect of which payment has been made pursuant to Section 9(a)(ii) and the number of shares covered by the portion of the Substitute Option (if any) that has been repurchased; whereupon, in the case of clause (ii), Substitute Option Issuer shall promptly (x) deliver to Grantee that portion of the Section 9 Repurchase Consideration that Substitute Option Issuer is not prohibited from delivering and (y) deliver to Grantee, as appropriate, either (A) a new Stock Option Agreement evidencing the right of Grantee to purchase that number of shares of Substitute Common Stock obtained by multiplying the number of shares of Substitute Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Section 9 Repurchase Consideration less the portion thereof theretofore delivered to Grantee and the denominator of which is the Section 9 Repurchase Consideration or (B) a certificate for the Option Shares it is then so prohibited from repurchasing; provided that if the Substitute Option shall have terminated prior to the date of such notice or shall be scheduled to terminate at any time before the expiration of a period ending on the 30th business day after such date, Grantee shall nonetheless have the right so to exercise the Substitute Option or exercise its rights under Section 9 until the expiration of such period of 30 business days. Grantee shall notify Substitute Option Issuer of its determination under the preceding sentence within 10 business days of receipt of notice of disapproval of the repurchase.

      (c) For purposes of this Agreement, the “Substitute Applicable Price” means the highest closing sales price per share of Substitute Common Stock during the six months preceding the Section 9 Request Date.

      (d) Following the conversion of the Option into a Substitute Option, all references to “Issuer”, “Issuer Common Stock” and “Section 8” contained herein shall also be deemed to be references to “Substitute Option Issuer”, “Substitute Common Stock” and “Section 9”, respectively.

      10. Registration Rights.

      (a) Demand Registration Rights. Issuer shall, subject to the conditions of Section 10(c) below, if requested by any Grantee following a Purchase Event that occurs prior to the termination of the Option, including Grantee and any permitted transferee (“Selling Stockholder”), as expeditiously as possible prepare, file and keep current a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to the Selling Stockholder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Selling Stockholder in such request, including, without limitation, a “shelf” registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.

      (b) Additional Registration Rights. If Issuer at any time after the exercise of the Option proposes to register any shares of Issuer Common Stock under the Securities Act in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to Grantee of its intention to do so and, upon the written request of any Selling Stockholder given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by the Selling Stockholder), Issuer will cause all such shares for which a Selling Stockholder requests participation in such registration to be so registered and included in such underwritten public offering; provided, however, that Issuer may elect to not cause any such shares to be so registered (i) if in the reasonable good faith opinion of the underwriters for such offering, the inclusion of all such shares by the Selling Stockholder would materially interfere with the marketing of such offering (in which case Issuer shall register as many shares as possible without materially interfering with the marketing of the offering), or (ii) in the case of a registration solely to implement an employee benefit plan or a registration filed on Form S-4 of the Securities Act or any successor Form. If some but not all the shares of Issuer Common Stock with respect to which Issuer shall have received requests for registration pursuant to this Section 10(b) shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among the Selling Stockholders desiring to register their shares pro rata in the proportion that the number of shares requested to be registered by each such Selling Stockholder bears to the total number of shares requested to be registered by all such Selling Stockholders then desiring to have Issuer Common Stock registered for sale.

      (c) Conditions to Required Registration. Issuer shall use its reasonable best efforts to cause each registration statement referred to in Section 10(a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective as may be reasonably necessary to effect such sale or other disposition; provided, however, that Issuer may delay any registration of Option Shares required pursuant to Section 10(a) above for a period not exceeding 90 days provided Issuer shall in good faith determine that any such registration would adversely affect an offering of other securities by Issuer then in registration, and Issuer shall not be required to register Option Shares under the Securities Act pursuant to Section 10(a) above:

(i) prior to the earlier of (a) termination of the Merger Agreement pursuant to Article VII thereof and (b) a Purchase Event;

(ii) on more than three occasions;

(iii) within 90 days after the effective date of a registration referred to in Section 10(b) above pursuant to which the Selling Stockholder or Selling Stockholders concerned were afforded the opportunity to register all such shares under the Securities Act and shares were registered to the extent requested; and

(iv) unless a request therefor is made to register at least 25% or more of the aggregate number of Option Shares (including shares of Issuer Common Stock and other securities issuable upon exercise of the Option) then outstanding.

      In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement (other than a shelf registration statement referred to in Section 10(a)) after the expiration of three months from the effective date of such registration statement. Issuer shall use its reasonable best efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares; provided, however, that Issuer shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business. If requested by any such Grantee in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements. Upon receiving any request under this Section 10 from any Grantee, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 10, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

      Notwithstanding anything else in this Section 10, in lieu of complying with its obligations pursuant to a request made by any Grantee under this Section 10, Issuer may, at its election, repurchase the Option Shares requested to be registered by such Grantee at a purchase price per share equal to the average closing price of such Option Shares during the 10 business days preceding the date on which Issuer gives notice to Grantee of its intention to repurchase such Option Shares (which notice shall be given no later than 15 days after Grantee has given notice to Issuer of its election to exercise its registration rights under Section 10(a) or 10(b)).

      (d) Expenses. Except where applicable state law prohibits such payments and except for underwriting discounts or commissions and brokers’ fees, Issuer will pay all expenses (including, without limitation, registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), legal fees and expenses, including the reasonable fees and expenses of one counsel to the holders whose Option Shares are being registered, printing expenses and the costs of special audits or “cold comfort” letters, expenses of underwriters, excluding discounts and commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to Section 10(a) or 10(b) above (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications or exemptions pursuant to Section 10(a) or 10(b) above.

      (e) Indemnification. In connection with any registration under Section 10(a) or 10(b) above, Issuer hereby indemnifies the Selling Stockholders, and each underwriter thereof, including each person, if any, who controls such Selling Stockholders or underwriter within the meaning of Section 15 of the Securities Act, and including each director, officer, stockholder, partner, member, employee, representative and agent of any thereof, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each person, if any, who controls Issuer within the meaning of Section 15 of the Securities Act, and each director, officer, stockholder, partner, member, employee, representative and agent of Issuer shall be indemnified by such Selling Stockholders, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such Selling Stockholders or such underwriter, as the case may be, expressly for such use.

      Promptly upon receipt by a party indemnified under this Section 10(e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section 10(e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this Section 10(e) unless the failure so to notify the indemnified party results in substantial prejudice thereto. In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

      If the indemnification provided for in this Section 10(e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, the Selling Stockholders and the underwriters from the offering of the securities and also the relative fault of Issuer, the Selling Stockholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, however, that in no case shall any Selling Stockholder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any Selling Stockholder to indemnify shall be several and not joint with other Selling Stockholders.

      In connection with any registration pursuant to Section 10(a) or 10(b) above, Issuer and each Selling Stockholder (other than Grantee) shall enter into an agreement containing the indemnification provisions of this Section 10(e).

      (f) Miscellaneous Reporting. Issuer shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the Selling Stockholders thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rule 144. Issuer shall at its expense provide the Selling Stockholders with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Exchange Act, or required pursuant to any state securities laws or the rules of the NASD or any stock exchange.

      (g) Issue Taxes. Issuer will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save the Selling Stockholders harmless, without limitation as to time, against any and all liabilities with respect to all such taxes.

      11. Quotation or Listing. If Issuer Common Stock or any other securities to be acquired in connection with the exercise of the Option are then authorized for quotation or trading or listing on the NYSE, the Nasdaq National Market System or any other securities exchange or securities quotation system, Issuer, upon the request of Grantee, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or any other securities to be acquired upon exercise of the Option on such securities exchange or securities quotation system and will use its reasonable best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

      12. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder, in which event, (i) the “Maximum Profit” in each agreement resulting from such exchange shall be allocated among the several agreements in proportion to the number of Option Shares issuable pursuant thereto so that the sum of the “Maximum Profit” for all such agreements shall total $2.87 billion, (ii) the amount referred to in clause (D) of Section 13(b) of each agreement resulting from such exchange shall be multiplied by a fraction the numerator of which is the number of Option Shares issuable pursuant to each such agreement and the denominator of which is the number of Option Shares issuable pursuant to all such agreements collectively and (iii) such other adjustments, if any, shall be made as are necessary to preserve the overall economic impact and intent of this Agreement (including Section 13 hereof). The terms “Agreement” and “Option” as used herein include any other Stock Option Agreement and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification to protect Issuer from any loss which it may suffer if this Agreement is replaced, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new agreement of like tenor and date.

      13. Limitation of Grantee Profit. (a) Notwithstanding any other provision herein or in the Merger Agreement, in no event shall Grantee’s Total Profit (as defined below) exceed the Maximum Profit, and, if it otherwise would exceed such amount, Grantee, at its sole discretion, shall either (i) reduce the number of shares subject to the Option (and any Substitute Option), (ii) deliver to Issuer, or the Substitute Issuer, as the case may be, for cancellation shares of Issuer Common Stock or Substitute Common Stock, as the case may be (or other securities into which such Option Shares are converted or exchanged), (iii) pay cash to Issuer, or the Substitute Issuer, as the case may be, (iv) reduce the amount of the Section 8 Repurchase Consideration or Section 9 Repurchase Consideration or (v) any combination of the foregoing, so that Grantee’s actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions. Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than the Maximum Profit and, if exercise of the Option would otherwise result in the Notional Total Profit exceeding such amount, Grantee, in its discretion, may take any of the actions specified in this Section 13(a) so that the Notional Total Profit shall not exceed the Maximum Profit; provided that nothing in this sentence shall restrict any subsequent exercise of the Option which at such time complies with this sentence.

      (b) For purposes of this Agreement, “Total Profit” shall mean: (i) the aggregate amount (before taxes) of (A) the excess of (x) the net cash amounts or fair market value of any property received by Grantee pursuant to a sale of Option Shares (or securities into which such shares are converted or exchanged), other than to a wholly-owned Subsidiary of Grantee, or a repurchase of Option Shares by Issuer pursuant to Section 8 hereof, after payment of applicable brokerage or sales commissions and discounts, over (y) Grantee’s aggregate purchase price for such Option Shares (or other securities), plus (B) all amounts received by Grantee upon the repurchase of the Option by Issuer pursuant to Section 8 hereof, plus (C) all equivalent net amounts with respect to the Substitute Option and any amounts paid pursuant to Section 7(f) hereof, plus (D) all amounts received by Grantee pursuant to Section 7.2(b) of the Merger Agreement, minus (ii) all amounts of cash previously paid to Issuer pursuant to Section 13(a) plus the value of the Option Shares (or other securities) previously delivered to Issuer for cancellation pursuant to Section 13(a), which value shall be deemed to be the aggregate Purchase Price paid for such Option Shares (or other securities). For purposes of this Agreement, “Notional Total Profit” with respect to any number of shares as to which Grantee may propose to exercise the Option shall be the Total Profit, determined as of the date of such proposed exercise assuming that the Option were exercised on such date for such number of shares, and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Issuer Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions). For purposes of this Section 13, transactions by a wholly-owned Subsidiary transferee of Grantee in respect of the Option or Option Shares transferred to it shall be treated as if made by Grantee.

      (c) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive, nor relieve Issuer’s obligation to pay, any payment provided for in Section 7.2(b) of the Merger Agreement; provided that if and to the extent the Total Profit received by Grantee would exceed the Maximum Profit following receipt of such payment, Grantee shall be obligated to comply with the terms of Section 13(a) within 15 days of the date on which Grantee has realized cash and/or property representing Total Profit in excess of Maximum Profit.

      14. Miscellaneous.

      (a) Expenses. Except as otherwise provided herein or in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including, without limitation, fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

      (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

      (c) Entire Agreement; No Third-Party Beneficiaries; Severability. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein, between Grantee and Issuer constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto (or their respective successors and assigns) (other than any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to Section 14(h)) any rights, remedies, obligations or liabilities hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected impaired or invalidated. If for any reason such court or Governmental Entity determines that the Option does not permit Grantee to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Section 2 (as may be adjusted herein), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

      (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

      (e) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms.

      (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Merger Agreement (or at such other address for a party as shall be specified by like notice).

      (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

      (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Grantee may assign this Agreement to a wholly-owned Subsidiary of Grantee (in which event the term “Grantee” as used herein shall be deemed to refer to such Subsidiary). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. For the avoidance of doubt, nothing in this paragraph (h) shall prohibit Issuer from engaging in a transaction contemplated by Section 7(b) in accordance with the provisions of Section 7(b), provided that the terms of this Agreement and the Merger Agreement shall remain applicable with respect to any such transaction.

      (i) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

      (j) Submission to Jurisdiction. Each party hereto irrevocably submits to the jurisdiction of (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the Supreme Court of the State of New York, New York County. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (A) the Supreme Court of the State of New York, New York County, or (B) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section shall not constitute a general consent to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section. Each party hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

      (k) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court as provided in the Section above, this being in addition to any other remedy to which they are entitled at law or in equity.

      (l) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Remainder of this page intentionally left blank]

      IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

J.P. MORGAN CHASE & CO.

By:	/s/ WILLIAM B. HARRISON, JR.

Name: William B. Harrison, Jr.

Title:	Chairman and Chief Executive Officer

BANK ONE CORPORATION

By:	/s/ JAMES DIMON

Name: James Dimon

Title:	Chairman and Chief Executive Officer

Annex D

January 14, 2004

The Board of Directors

J.P. Morgan Chase & Co.
270 Park Avenue
New York, NY 10017

Members of the Board of Directors:

      You have requested our opinion as to the fairness, from a financial point of view, to J.P. Morgan Chase & Co. (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of the Company with Bank One Corporation (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger, dated as of January 14, 2004 (the “Agreement”), between the Company and the Merger Partner, the Merger Partner will merge into the Company, with the Company as the surviving corporation of the Merger, and each outstanding share of common stock, par value $0.01 per share, of the Merger Partner (the “Merger Partner Common Stock”), other than shares of Merger Partner Common Stock held in treasury or owned by the Company, will be converted into 1.32 shares (the “Exchange Ratio”) of the Company’s common stock, par value $1.00 per share (the “Company Common Stock”).

      In arriving at our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the managements of the Merger Partner and the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses expected to result from the Merger (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

      In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Merger, and the past and current business operations of the Merger Partner and the Company, the historical financial condition and operations and future prospects of the Merger Partner and the Company, the effects of the Merger on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

      In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and the Merger Partner or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. In addition, we are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we have assumed that such allowances for losses are in the aggregate adequate to cover such losses. We have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of the Company or the Merger Partner or any of their respective subsidiaries, and we have not been furnished with any such evaluation or appraisal. In relying on financial analyses and forecasts provided to us, including the Synergies,

D-1

J.P. Morgan Chase & Co.
January 14, 2004

we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by managements of the Merger Partner and the Company as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We have also assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Merger.

      Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Exchange Ratio in the proposed Merger and we express no opinion as to the underlying business decision by the Company to engage in the Merger. We are expressing no opinion herein as to the price at which the Merger Partner Common Stock or Company Common Stock will trade at any future time.

      We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. J.P. Morgan Securities Inc. is a wholly-owned subsidiary of the Company. J.P. Morgan Securities Inc. and its affiliates have performed investment banking and other services for the Company in the past and have been compensated for such services. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

      On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the Company.

      This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement or proxy statement/prospectus mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

D-2

Annex E

[Letterhead of Lazard Frères & Co. LLC]

January 14, 2004

The Board of Directors

Bank One Corporation
1 Bank One Plaza
Chicago, Illinois 60670

Dear Members of the Board:

      We understand that Bank One Corporation, a Delaware corporation (“Bank One”), and J.P. Morgan Chase & Co., a Delaware corporation (“JPMorgan Chase”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated January 13, 2004 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Bank One with and into JPMorgan Chase, with JPMorgan Chase as the surviving corporation. Pursuant to the Merger, each outstanding share of common stock, par value $0.01 per share, of Bank One (“Bank One Common Stock”), other than shares held in treasury by Bank One and certain shares held by JPMorgan Chase or Bank One, will be converted into 1.320 shares (the “Exchange Ratio”) of common stock, par value $1.00 per share, of JPMorgan Chase (“JPMorgan Chase Common Stock”). The terms and conditions of the Merger are more fully set forth in the draft Merger Agreement.

      You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of Bank One Common Stock of the Exchange Ratio pursuant to the draft Merger Agreement. In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of the draft Merger Agreement;

(ii)	Analyzed certain publicly available financial statements and historical business information relating to Bank One and JPMorgan Chase, respectively;

(iii)	Reviewed various internal financial forecasts and other data prepared by the managements of Bank One and JPMorgan Chase, respectively, with respect to the businesses and prospects of Bank One and JPMorgan Chase, respectively, the strategic objectives of each, and their estimates of synergies and other anticipated strategic, financial and operational benefits of the Merger to the combined company;

(iv)	Held discussions with members of the senior managements of Bank One and JPMorgan Chase with respect to the businesses and prospects of Bank One and JPMorgan Chase, respectively, the strategic objectives of each, and their estimates of synergies and other anticipated strategic, financial and operational benefits of the Merger to the combined company;

(v)	Compared the financial performance of Bank One and JPMorgan Chase and the prices and trading activity of Bank One Common Stock and JPMorgan Chase Common Stock with that of certain other publicly-traded companies we believe to be generally comparable with Bank One and JPMorgan Chase, respectively, and their securities;

(vi)	Reviewed the financial terms, to the extent publicly available, of certain business combinations involving companies in lines of businesses we believe to be generally comparable to those of Bank One and JPMorgan Chase, and in other industries generally;

(vii)	Reviewed the historical stock prices and trading volumes of Bank One Common Stock and JPMorgan Chase Common Stock; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

      We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for and have not conducted any independent verification of such information. In addition, we have not reviewed individual credit files nor have we conducted any independent valuation or appraisal of the assets or liabilities (including any hedge, swaps, foreign exchange, derivative or off-balance-sheet assets and liabilities) of Bank One or JPMorgan Chase or any of their respective subsidiaries, or concerning the solvency or fair value of any of the foregoing entities, and we have not been furnished with any such valuation or appraisal. With respect to financial forecasts, including projected synergies and other anticipated strategic, financial and operational benefits of the Merger, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Bank One and JPMorgan Chase as to the future financial performance of Bank One, JPMorgan Chase and the combined company, as the case maybe, and we have assumed that such forecasts and projections will be realized in the amounts and at the times contemplated thereby. As you know, the financial forecasts provided by each of Bank One and JPMorgan Chase covered only 2004 (we were informed that no other forecasts were available), and, with your permission, in analyzing the Exchange Ratio, we have used certain earnings estimates and consensus estimates published by certain financial analysts and databases, respectively. We assume no responsibility for and express no view as to any such forecasts and projections or the assumptions on which they are based. In addition, we are not experts in the evaluation of loan portfolios or the allowances for losses with respect thereto, and, accordingly, we have assumed with your consent that such allowances for losses for Bank One, JPMorgan Chase or any of their respective subsidiaries are in the aggregate adequate to cover such losses.

      Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

      In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the draft Merger Agreement, including, among other things, that the Merger will be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the Merger will be consummated without any waiver of any material terms or conditions. We also have assumed that the executed Merger Agreement will conform in all material respects to the draft Merger Agreement.

In addition, we have assumed that obtaining the necessary regulatory and third party approvals for the Merger will not have a material adverse effect on the combined company.

      We do not express any opinion as to the price at which shares of Bank One Common Stock or shares of JPMorgan Chase Common Stock may trade subsequent to the announcement of the Merger or as to the price at which shares of JPMorgan Chase Common Stock may trade subsequent to the consummation of the Merger.

      Lazard Frères & Co. LLC is acting as investment banker to Bank One in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. Also, as you are aware, we have from time to time in the past provided investment banking and financial advisory services to Bank One and an affiliate of JPMorgan Chase for which we have received fees. Lazard Frères & Co. LLC provides a full range of financial advisory and other services and, in the course of our business, may from time to time effect transactions and hold securities, including derivative securities, of Bank One or JPMorgan Chase for our own account and for the accounts of clients and customers, and, accordingly, may hold a long or short position in such securities and may provide advisory and other services in the future.

      Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Bank One, and our opinion is rendered to Bank One’s Board of Directors in connection with its consideration of the Merger. Our opinion does not address the merits of the underlying decision by Bank One or JPMorgan Chase to engage in the Merger or the relative merits of the Merger as compared to other business strategies that might be available to Bank One or JPMorgan Chase. In that regard, we were not authorized to, and did not, solicit third party indications of interest in acquiring all or a part of Bank One or engaging in a business combination or any other strategic transaction with Bank One. We express no opinion or recommendation as to how the shareholders of Bank One or JPMorgan Chase should vote at any stockholders’ meetings to be held in connection with the Merger. It is understood that this opinion may not be disclosed or otherwise referred to, without our prior written consent, except as may otherwise be required by law or by a court of competent jurisdiction and except that this opinion may be included in its entirety in any filing, if required, made by Bank One in respect of the Merger with the Securities and Exchange Commission.

      Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of shares of Bank One Common Stock.

Very truly yours,

LAZARD FRÈRES & CO. LLC

By:	/s/ GARY W. PARR

Gary W. Parr
Deputy Chairman

Annex F

DELAWARE GENERAL CORPORATION LAW

TITLE 8

CORPORATIONS

CHAPTER 1. GENERAL CORPORATION LAW

Subchapter IX. Merger, Consolidation or Conversion

§ 262 APPRAISAL RIGHTS.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to $228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.

                Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex G

AMENDMENT TO JPMORGAN CHASE CERTIFICATE OF INCORPORATION

      Article Fourth of the Certificate of Incorporation of the Surviving Corporation shall be amended by: (i) deleting the words “FOUR BILLION SEVEN HUNDRED MILLION” in the first sentence thereof and inserting in its place the words “NINE BILLION TWO HUNDRED MILLION”, and (ii) deleting the words “FOUR BILLION FIVE HUNDRED MILLION” in the first sentence thereof and inserting in its place the words “NINE BILLION”.

AMENDMENT TO JPMORGAN CHASE BY-LAWS

      The By-laws of JPMorgan Chase shall be amended prior to the Effective Time to include as of the Effective Time the following new Article II, Section 2.09:

Section 2.09. CEO Position and Succession; Board Composition. (a) The Board of Directors of the Corporation has resolved that, effective as of the Effective Time (as defined in the Agreement and Plan of Merger, dated as of January 14, 2004, by and between the Corporation and Bank One Corporation (“Bank One”), as the same may be amended from time to time (the “Merger Agreement”)), Mr. William Harrison shall continue to serve as Chairman of the Board and Chief Executive Officer of the Corporation and Mr. James Dimon shall become the President and Chief Operating Officer of the Corporation. The Board of Directors of the Corporation has further resolved that Mr. Dimon shall be the successor to Mr. Harrison as the Chief Executive Officer of the Corporation, with such succession to become effective on the second anniversary of the Closing Date (as defined in the Merger Agreement) or any such earlier date as of which Mr. Harrison ceases for any reason to serve in the position of Chief Executive Officer of the Corporation (the date of such succession, the “Succession Date”), and that Mr. Harrison shall continue to serve as Chairman of the Board following the Succession Date.

(b) Effective as of the Effective Time, the Board of Directors of the Corporation shall be comprised of eight Continuing Bank One Directors, including Mr. Dimon, and eight Continuing JPMorgan Chase Directors, including Mr. Harrison. From and after the Effective Time through the Succession Date: (i) the number of directors that comprises the full Board of Directors of the Corporation shall be sixteen; and (ii) all vacancies on the Board of Directors created by the cessation of service of a director shall be filled by a nominee proposed by the Governance Committee of the Board of Directors, which shall be co-chaired by one Continuing Bank One Director and one Continuing JPMorgan Chase Director and comprised of an equal number of Continuing Bank One Directors and Continuing JPMorgan Chase Directors (any deadlocks on the Governance Committee shall be resolved in good faith by the non-management members of the Board of Directors in a manner intended to preserve the principles of representation reflected in this By-law.). For purposes of this Section 2.09, the terms “Continuing JPMorgan Chase Directors” and “Continuing Bank One Directors” shall mean, respectively, the directors of the Corporation and Bank One who were selected to be directors of the Corporation by the Corporation or Bank One, as the case may be, as of the Effective Time pursuant to Section 5.10 of the Merger Agreement.

(c) (i) The removal of Mr. Dimon from, or the failure to appoint or re-elect Mr. Dimon to, any of the positions specifically provided for in this Section 2.09 and in the employment agreement between the Corporation and Mr. Dimon (the “Employment Agreement”), and any amendment to or termination of the Employment Agreement, prior to the Succession Date, (ii) any determination not to appoint, or any failure to appoint, Mr. Dimon as Chief Executive Officer of the Corporation on the Succession Date, (iii) the removal of Mr. Harrison from, or the failure to appoint or re-elect Mr. Harrison to, the position of

G-1

Chairman of the Board and Chief Executive Officer of the Corporation prior to the Succession Date or (iv) any determination not to nominate Mr. Harrison or Mr. Dimon as a Director of the Corporation, prior to the Succession Date, shall each require the affirmative vote of at least 75% of the full Board of Directors.

(d) The provisions of this Section 2.09 may be modified, amended or repealed, and any By-law provision inconsistent with the provisions of this Section 2.09 may be adopted, only by an affirmative vote of at least 75% of the full Board of Directors. In the event of any inconsistency between any provision of this Section 2.09 and any other provision of these By-laws or the Corporation’s other constituent documents, the provisions of this Section 2.09 shall control.

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Annex H

CHARTER OF THE JPMORGAN CHASE AUDIT COMMITTEE

Mission

      The Audit Committee is responsible for oversight of:

•	the external auditor’s qualifications and independence

•	the performance of the Corporation’s internal audit function and external auditor

•	the Chief Executive Officer’s and senior management’s responsibilities to assure that there is in place an effective system of controls reasonably designed to:

–	safeguard the assets and income of the Corporation

–	assure the integrity of the Corporation’s financial statements

–	maintain compliance with the Corporation’s ethical standards, policies, plans and procedures, and with laws and regulations

      The Audit Committee shall also be responsible for preparing the Audit Committee report required by the rules of the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement.

Membership

      1. The Audit Committee shall be composed solely of non-management directors, not fewer than three in number, each of whom shall be independent as defined in the Corporate Governance Practices of the Board.

      2. Each member of the Audit Committee shall be financially literate, or become financially literate within a reasonable period of time after appointment to the Audit Committee. At least one member of the Audit Committee shall have accounting or related financial management expertise and at least one member shall have banking or related financial management expertise. The Board of Directors shall determine whether any members of the Audit Committee are audit committee financial experts as defined by the Securities and Exchange Commission.

      3. Determinations of independence, audit committee financial expertise, financial literacy and accounting, banking or related financial management expertise shall be made by the Board of Directors as the Board interprets such qualifications in its business judgment and in accordance with applicable law and New York Stock Exchange listing standards.

      4. No director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies, unless the Board of Directors determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee and discloses such determination in the proxy statement.

      5. No member of the Audit Committee may be a large customer of the Corporation, as determined by the Board in accordance with the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and applicable rules and regulations.

Authorities and responsibilities

      1. The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet, at least quarterly, with the General Auditor, the external auditor, and management in separate private sessions to discuss any matters that the Audit Committee or these groups believe should be discussed. The Audit Committee may also meet periodically in separate executive sessions. The Audit Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or external auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

      2. The Audit Committee has authority to retain outside legal counsel, or accounting or other advisors, when deemed necessary, without the prior permission from the Corporation’s Board of Directors or management and shall be provided the necessary resources for such purposes.

      3. The Audit Committee shall maintain minutes and other relevant documentation of all meetings held.

      4. The Audit Committee shall review, at least annually, the committee’s charter and recommend any proposed changes to the Board for approval. The Audit Committee shall prepare, and report to the Board the results of, an annual performance evaluation of the Audit Committee, which evaluation shall compare the performance of the Audit Committee with the requirements of this charter.

      5. The Audit Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Corporation employees of concerns regarding questionable accounting or auditing matters.

      In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible in order to best react to changing circumstances. Subject to this, in carrying out its mission, the Audit Committee shall have the following authorities and responsibilities:

A. Oversight of the corporation’s relationship to internal and external auditors

      1. The external auditor for the Corporation is accountable to the Board of Directors and Audit Committee of the Corporation, as representatives of the stockholders, and shall report directly to the Audit Committee. The Audit Committee shall have the authority and direct responsibility to select, retain, compensate, evaluate and, where appropriate, replace the external auditor, subject to stockholder ratification of the selection if such ratification is required or sought by the Board of Directors.

      2. The Audit Committee shall advise the Board of Directors of the engagement of the external auditor, based on review and discussion by the Audit Committee as to the overall plan of audit; adequacy of scope; coordination with the General Auditor; reasonableness of fees; quality of prior performance; composition of the audit team, including a review and evaluation of the external auditor’s lead partner and the experience and qualifications of the senior members of the audit team; results of the audit firm’s last internal quality-control or peer review; and any other issues raised by the annual auditor’s report, status of significant regulatory or litigation problems that may affect the external auditor, and the amount of non-audit services provided by the audit firm. The Audit Committee shall take into account the opinions of management and the Corporation’s internal auditors’ qualifications, performance and independence. The Audit Committee shall advise the Board of Directors when any change in the audit firm engaged as the principal external auditor, or other action with respect to the external auditor, seems necessary or desirable, provided that the Audit Committee shall be directly responsible for any action to retain or terminate the external auditor.

      3. The external auditor shall submit, at least annually, a report to the Audit Committee regarding (a) the auditor’s internal quality-control procedures and (b) any material issues raised by the most recent internal quality-control or peer review or by any inquiry or investigations by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the audit firm, and any steps taken to deal with such issues.

The external auditor shall also submit such a report to the Audit Committee promptly after any review, inquiry or investigation referred to in the preceding sentence. The Audit Committee is responsible for reviewing and discussing with the external auditor whether the auditor’s quality controls are adequate.

      4. The external auditor shall also submit on a periodic basis, but at least annually, to the Audit Committee a formal written statement delineating all relationships between the audit firm and the Corporation, including each non-audit service provided to the Corporation and at least the matters set forth in Independence Standards Board No. 1. The Audit Committee is responsible for actively engaging in a dialogue with the external auditor as to whether any disclosed relationships or services may impact the objectivity and independence of the external auditor.

      5. The Audit Committee shall have authority to approve all fees and terms of engagement of the external auditor and shall pre-approve, or adopt appropriate procedures to pre-approve, all audit and non-audit services to be provided by the external auditor. The Audit Committee shall review and approve management’s conclusion that any proposed performance of non-audit services by the principal external auditor would not affect the independence of such auditor in the performance of its audit services.

      6. The Audit Committee shall consider whether, in order to assure continuing auditor independence, there should be a regular rotation of the lead audit partner or the audit firm itself, and recommend to the Board policies for the Corporation’s hiring of employees or former employees of the audit firm. These policies shall provide that no former employee of the external auditor may become the chief executive officer, controller, chief financial officer or chief accounting officer (or serve in a similar capacity) if such person participated in any capacity in the Corporation’s audit within the one-year period preceding the date of initiation of the audit.

      7. The Audit Committee shall review and concur in the appointment, replacement, reassignment, or dismissal of the General Auditor. The Audit Committee shall review and approve the General Auditor’s proposed annual audit plan and financial budget and staffing. The Audit Committee shall receive periodic communications from the General Auditor on the completion status of the annual audit plan, as well as a summary of significant changes made to such plan.

      8. The Audit Committee shall discuss with management and the external auditor, and resolve, any disagreements regarding financial reporting.

B. Compliance and regulatory oversight responsibilities

      The Audit Committee shall:

1. Receive periodic communications and presentations from the General Auditor on the adequacy of management’s systems of control, including computerized information system controls and security, in the Corporation and its subsidiaries; significant audit findings identified and management’s responses thereto, including any special audit steps adopted in light of material control deficiencies; and initiation and status of significant special investigations.

2. Receive, when needed, presentations from management and the external auditor on the identification and resolution status of material weaknesses and reportable conditions in the internal control environment, including computerized information system controls and security, if any, and on any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal controls.

3. Receive periodic presentations from the General Auditor on the review, and related results, of each corporate Executive Committee member’s expense account and perquisites, including their use of corporate assets.

4. Review with management the program established that provides for compliance with laws and regulations and review the record of such compliance; review significant legal cases outstanding against the Corporation or its subsidiaries or other regulatory or legal matters that may have a material impact on the Corporation’s financial statements.

5. Review the program established by management that monitors compliance with the Worldwide Rules of Conduct and review the record of such compliance.

6. Review regulatory authorities’ significant examination reports pertaining to the Corporation, its subsidiaries and associated companies.

7. Fulfill the requirements of Sections 122 and 123 of the New York State Banking Law with respect to conducting an annual directors’ examination. Report thereon to the Board of Directors and the Superintendent of Banks of the State of New York. Utilize assistance, as deemed necessary by the committee, to discharge these statutory duties.

8. Review summaries of significant issues in reports of directors’ examinations, or other similar examinations, of the subsidiaries of the Corporation.

9. Receive communications and presentations from management summarizing the suspicious activity reports filed by subsidiaries with the appropriate regulatory and law enforcement agencies.

10. Review management reports issued by the Corporation in accordance with FDICIA and the corresponding external auditor’s attestation and agreed-upon procedures reports.

11. Receive from management, periodically, and from the General Auditor, as appropriate, presentations on significant operating and control issues in internal audit reports, management letters, and regulatory authorities’ examination reports, and initiate such other inquiries into the affairs of the Corporation as it deems necessary or appropriate.

C. Financial statement and disclosure matters

      The Audit Committee shall:

1. Review and discuss with management, the external auditor and the General Auditor the scope of the audit, including obtaining assurances from the external auditor that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934.

2. Review and discuss, at least quarterly, with management, the external auditor and, as appropriate, the General Auditor the annual audited financial statements, quarterly financial statements and significant current reports, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and review the process for required quarterly CEO and CFO certifications.

3. Review and discuss with management, the external auditor and, as appropriate, the General Auditor, and receive a timely report from the external auditor with respect to, any significant accounting, income tax, financial, reporting policies, issues or judgments made in connection with the preparation, or audit, of the Corporation’s financial statements and other financial or informational reports, including any major issues regarding or significant changes in the Corporation’s selection or application of accounting principles, the development, selection and disclosure of critical accounting estimates or judgments (including tax reserves), an analysis of the effect of any alternative assumptions, estimates or GAAP methods on the financial statements, and the effect of regulatory examinations or any regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements, and obtain from the external auditors a timely report relating to any material communications between the external auditors and management, such as any “management” letter or schedule of unadjusted differences.

4. Review internal accounting control reports (management letters) submitted by the external auditor which related to the Corporation. Review summaries of significant issues in management letters addressed to subsidiaries of the Corporation.

5. Discuss with management the Corporation’s earnings press releases, including the use of “pro-forma” financial information, as well as financial information and earnings guidance provided to analysts and rating agencies.

6. Taking into consideration the Board’s allocation of responsibility for review of credit risk, market risk and fiduciary risk to the Board’s Risk Policy Committee, review with management guidelines and policies for assessing and managing the Corporation’s exposure to risks, the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

7. Discuss with the external auditor the matters required to be described by SAS 61, including without limitation, any difficulties encountered in the course of the work, any restriction on the scope of the external auditor’s activities or on access to requested information and any significant disagreements with management.

8. Inquire of the Corporation’s Chief Executive Officer and Chief Financial Officer as to the existence of any significant deficiencies in the design or operation of internal controls that could adversely affect the Corporation’s ability to record, process, summarize and report financial data any material weaknesses in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporations’ internal controls.

9. Require that the external auditors submit to the Audit Committee annually a formal written statement of the fees billed in each of the last two fiscal years for each of the following categories of services rendered by the external auditors: (i) the audit of the Corporation’s annual financial statements and the reviews of the financial statements included in the Corporation’s Quarterly Reports on Form 10-Q or services that are normally provided by the external auditors in connection with statutory and regulatory filings or engagements; (ii) assurance and related services not included in clause (i) that are reasonably related to the performance of the audit or review of the Corporation’s financial statements, in the aggregate and by each service; (iii) tax compliance, tax advice and tax planning services, in the aggregate and by each service; and (iv) all other products and services rendered by the external auditors, in the aggregate and by each service.

Annex I

CHARTER

THE AUDIT AND RISK MANAGEMENT COMMITTEE

OF THE BOARD OF DIRECTORS
BANK ONE CORPORATION

      The Audit and Risk Management Committee is a standing committee of the Board of Directors (the “Board”) of Bank One Corporation (“Bank One”).

Purpose

      The purpose of the Audit and Risk Management Committee is to assist the Board in its oversight responsibilities with respect to (1) the integrity of Bank One’s financial statements, (2) Bank One’s compliance with legal and regulatory requirements, (3) the effectiveness of internal controls and procedures, (4) the independent auditors’ qualifications and independence, (5) the performance of Bank One’s internal audit function and independent auditors, (6) policy standards and guidelines for risk management and (7) financial transactions, capital management and financial planning and performance.

      The Committee shall have responsibility and authority with respect to the matters stated in this charter for Bank One and its subsidiaries. It is not the duty of the Committee to plan or conduct audits or to determine that Bank One’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

      The Committee will review and reassess the adequacy of this charter at least annually.

Membership

      The members of the Committee shall be appointed by the Board on the recommendation of the Corporate Governance and Nominating Committee. Committee members shall serve at the pleasure of the Board for such term or terms as the Board may determine, and shall meet the independence and experience requirements of the New York Stock Exchange corporate governance listing standards, the Sarbanes-Oxley Act of 2003 and rules promulgated thereunder, and other applicable laws and regulations. The Committee shall consist of not less than three directors, including a Chairman.

Meetings, Access and Accountability

      The Committee shall meet as often as it determines, but at least four times annually. The presence of fifty percent of the members of the Committee shall constitute a quorum of the Committee, and the act of the majority of the members present at any meeting at which a quorum is present shall be the act of the Committee.

      The Committee shall have the authority to retain special legal, accounting or other advisors to advise and assist the Committee and Bank One shall provide appropriate funding, as determined by the Committee, for payment of compensation to such advisors. The Committee may request any officer or employee of Bank One or Bank One’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or advisors to, the Committee.

      The Committee may delegate its duties and responsibilities to subcommittees composed of one or more members of the Committee or to the Chairman as the Committee deems necessary or appropriate.

      The Committee shall meet periodically with the Chief Auditor and the independent auditors, and any other persons whom the Committee deems appropriate, in separate executive sessions.

      The Committee shall make regular reports to the Board.

      The Committee shall annually evaluate its own performance.

      The Committee shall prepare the report required by the Securities and Exchange Commission’s proxy rules to be included in Bank One’s annual proxy statement.

Duties and Responsibilities

      The Committee shall have the following duties and responsibilities:

A.     Oversight of Independent Auditors

1.	Be directly responsible for the appointment (subject, if determined by management, to ratification by the Corporation’s stockholders), compensation, retention, oversight of the work and termination of the independent auditor (including resolution of disagreements between management and the auditor regarding financial reporting) engaged for the purpose of preparing or issuing audit reports or performing other audit, review or attest services for Bank One. The independent auditor shall report directly to the Committee.

2.	Establish policies and procedures for the pre-approval of all audit and permissible non-audit services and fees of the independent auditor.

3.	Meet with the independent auditor to review the planning of its audit of Bank One’s financial statements.

4.	Discuss with the independent auditor matters relating to the conduct of the audit as required by professional auditing standards.

5.	Review with the independent auditor any audit problems or difficulties the auditor may have encountered in its work and management’s response.

6.	At least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm; any steps taken to deal with any such issues; and, in order to assess the auditor’s independence, all relationships between the independent auditor and Bank One.

7.	Discuss with the independent auditor any disclosed relationships or services that may impact the firm’s objectivity and independence. Evaluate the qualifications, performance and independence of the independent auditor, including whether the provision of non-audit services is compatible with maintaining the auditor’s independence. If so determined by the Committee, recommend that the Board take appropriate action in response to the auditor’s report to satisfy itself of the independence of the firm.

8.	Set clear hiring policies for employees or former employees of the independent auditors in compliance with applicable laws and regulations.

B.     Oversight of Internal Audit Function

1.	Review appointment and replacement of the Chief Auditor and review annually the responsibilities, budget and staffing of the internal audit function.

2.	Review the implementation of the annual internal audit plan.

C.     Financial Statements, Internal Controls and Disclosure

1.	Discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

2.	Discuss and recommend to the Board whether Bank One’s audited financial statements should be included in Bank One’s annual report on Form 10-K.

3.	Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

4.	Review with management and the independent auditor significant accounting principles and practices applied by Bank One in preparing its financial statements, including a discussion with the independent auditor regarding its judgments about the quality of accounting principles used in Bank One’s financial reporting.

5.	Review and discuss reports from the independent auditor on, among other things: critical accounting policies and practices to be used; alternative treatments of financial information within generally accepted accounting principles; and other material written communications between the independent auditor and management, such as any management letter and Bank One’s response to such letter or schedule of unadjusted differences.

6.	Review changes to Bank One’s accounting principles and practices that materially impact Bank One’s consolidated financial statements.

7.	Review with management its evaluation of Bank One’s internal control over financial reporting and review management’s conclusions as to the effectiveness of Bank One’s internal control over financial reporting.

8.	Review any significant reported violations of Bank One’s Code of Ethics and Code of Conduct.

9.	Establish procedures for the receipt, retention and treatment of complaints received by Bank One regarding accounting, internal accounting controls or auditing matters, including confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

D.     Risk Management

1.	Discuss policies with respect to risk assessment and risk management, including, as appropriate, limits and limit allocations for credit risk, market risk, investment risk, liquidity risk, interest rate risk and operating risk.

2.	Receive periodic reports regarding Bank One’s contingent liabilities, and, as appropriate, review guidelines and procedures for assuming significant contingent liabilities.

3.	Review significant operational and customer service issues and monitor remediation of such issues as appropriate.

4.	Review, as appropriate, guidelines relating to the issuance of securities and capital actions.

5.	Review, as appropriate, acquisitions, joint ventures and strategic arrangements from the perspective of assessing the risks assumed by such actions and the controls, if applicable, implemented to limit such risks.

6.	Review reports of significant issues prepared by internal audit and other risk oversight functions.

E.     Legal and Regulatory Compliance

1.	Review with the Chief Legal Officer material litigation, significant correspondence with or actions by regulators or government agencies, and compliance with applicable laws and regulations, or any other matters that may have a material impact on Bank One’s consolidated financial statements.

2.	Review the significant results of regulatory examinations of Bank One and its subsidiaries.

3.	Review the assessment of management regarding compliance by subsidiary banks with laws and regulations designated by the FDIC as being essential for safety and soundness, and compliance by subsidiary banks with regulations of the OCC relating to fiduciary activities.

Annex J

BANK ONE CORPORATION

Policy on Shareholder Communications with the Board

1.	Shareholders who wish to send communications to Bank One Corporation’s Board of Directors or any member of the Board may do so in writing addressed as follows:

Bank One Corporation
Board of Directors (or name of Director)
1 Bank One Plaza
Chicago, IL 60670
Attn: Secretary
Mail Code IL1-0276

2.	All shareholder communications so addressed will be relayed to Board members except those that (i) relate to the redress of a personal grievance or claim against the company or any other person, or further a personal interest, which is not shared by other shareholders generally, (ii) deal with a matter related to the company’s ordinary business operations, or (iii) are frivolous or scurrilous in nature.

3.	All shareholder communications not relayed to Board members will be forwarded to the relevant areas within the company for review and follow-up and, where appropriate, a response will be communicated to the shareholder.

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Annex K

BANK ONE CORPORATION

Policy on Director Nominees

      The responsibilities of the Corporate Governance and Nominating Committee include (i) considering and establishing criteria for identifying and selecting individuals who may be nominated for election to the Board of Directors, (ii) proposing to the Board candidates for election as directors by the shareholders, and (iii) developing policies and procedures to carry out the director nomination and election process. In furtherance of the Committee’s responsibilities, the following shall constitute Bank One Corporation’s policy concerning nominees for election to the Board of Directors.

1.	The Board of Directors should be composed of individuals from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated and be selected for nomination to serve based upon contributions they can make to the Board, management and the company.

2.	It shall be preferred that each nominee, other than persons who serve as officers of the company, meet the criteria for director independence in accordance with the applicable rules of the New York Stock Exchange.

3.	The Governance Committee will consider all director candidates proposed by any currently serving director, the Chief Executive Officer or a shareholder of the company. The process for evaluating candidates and the manner of evaluation conducted by the Committee shall be the same regardless of the category of person recommending the proposed nominees.

4.	Materials submitted in connection with any proposed director candidate should include the name of the candidate, the candidate’s biography, and other relevant information the Committee should consider, such as experience, areas of expertise and qualifications to serve as a director. The materials should be delivered to the Secretary of Bank One Corporation, who shall then forward them to the Chair of the Committee.

5.	The Committee shall use such resources and information, as it deems appropriate, to evaluate each of the individuals it is considering to recommend that the Board nominate to serve as a director of the company, including all submitted materials, third party references, interviews, publicly available reference items, and professional advice concerning applicable laws, rules, regulations and listing standards as well as taking into account factors relative to the size and overall composition of the Board such as the mix of expertise and capabilities of existing Board members, desirable skills and competencies that would enhance Board performance, and the ability of the Board as a whole to work together effectively in the best interests of the company.

6.	All persons nominated to serve as directors of the company are expected to attend the company’s Annual Meeting of Stockholders.

K-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

      Pursuant to the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

      The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

      The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

      The certificate of incorporation of J.P. Morgan Chase & Co. (the “Registrant”) provides that, to the fullest extent that the DGCL as from time to time in effect permits the limitation or elimination of the liability of directors, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

      The Registrant’s certificate of incorporation empowers the Registrant to indemnify any director, officer, employee or agent of the Registrant or any other person who is serving at the Registrant’s request in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan) to the fullest extent permitted under the DGCL as from time to time in effect, and any such indemnification may continue as to any person who has ceased to be a director, officer, employee or agent and may inure to the benefit of the heirs, executors and administrators of such a person.

      The Registrant’s certificate of incorporation also empowers the Registrant by action of its board of directors, notwithstanding any interest of the directors in the action, to purchase and maintain insurance in such amounts as the board of directors deems appropriate to protect any director, officer, employee or agent of the Registrant or any other person who is serving at the Registrant’s request in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan) against any liability asserted against him or her or incurred by him or her in any such capacity arising out of his or her status as such (including, without limitation, expenses, judgments, fines (including any excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement) to the fullest extent permitted under the DGCL as from time to time in effect, whether or not the Registrant would have the power or be required to indemnify any such individual under the terms of any agreement or by-law or the DGCL.

      In addition, the Registrant’s by-laws require indemnification to the fullest extent permitted under applicable law, as from time to time in effect. The by-laws provide a clear and unconditional right to indemnification for expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any person in connection with any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, administrative or investigative (including, to the extent permitted by law, any derivative action) by reason of the fact that such person is or was serving as a director, officer, employee or agent of the Registrant or, at the request of the Registrant, of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan). The by-laws specify that the right to indemnification so provided is a contract right, set forth certain procedural and evidentiary standards applicable to the enforcement of a claim under the by-laws and entitle the persons to be indemnified to have all expenses incurred in advance of the final disposition of a proceeding paid by the Registrant. Such provisions, however, are intended to be in furtherance and not in limitation of the general right to indemnification provided in the by-laws, which right of indemnification and of advancement of expenses is not exclusive.

      The Registrant’s by-laws also provide that the Registrant may enter into contracts with any director, officer, employee or agent of the Registrant in furtherance of the indemnification provisions in the by-laws, as well as create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure payment of amounts indemnified.

      The foregoing statements are subject to the detailed provisions of Section 145 of the DGCL and the by-laws of the Registrant.

Item 21.     Exhibits and Financial Statement Schedules.

      (a) The following exhibits are filled herewith or incorporated herein by reference:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of January 14, 2004, between J.P. Morgan Chase & Co. and Bank One Corporation, including the Stock Option Agreements (included as Annexes A, B and C, respectively, to the joint proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference)
4.1	Restated Certificate of Incorporation of J.P. Morgan Chase & Co. (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K of J.P. Morgan Chase & Co. (File No. 1-5805) for the year ended December 31, 2000)
4.2	By-laws of J.P. Morgan Chase & Co. as amended by the Board of Directors on March 16, 2004
4.3	Deposit Agreement between J.P. Morgan & Co. Incorporated (succeeded through merger by J.P. Morgan Chase & Co.) and Morgan Guaranty Trust Company of New York (succeeded through merger by JPMorgan Chase Bank), as depositary (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form 8-A of The Chase Manhattan Corporation (now known as J.P. Morgan Chase & Co.) File No. 1-5805, filed December 20, 2000)

Exhibit No.	Description

4.4	Form of Amendments to Restated Certificate of Incorporation and By-laws of J.P. Morgan Chase & Co. (included as Annex G to the joint proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference)
5.1	Opinion of Simpson Thacher & Bartlett LLP regarding legality of securities being registered
8.1	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. income tax aspects of the merger
8.2	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain U.S. income tax aspects of the merger
10.1	Employment Agreement, dated as of January 14, 2004, by and between J.P. Morgan Chase & Co. and James Dimon*
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants for J.P. Morgan Chase & Co.
23.2	Consent of KPMG LLP, independent accountants for Bank One Corporation
23.3	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1
23.4	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 8.1)
23.5	Consent of Wachtell, Lipton, Rosen & Katz (included as part of its opinion filed as Exhibit 8.2)
24.1	Powers of Attorney*
99.1	Opinion of J.P. Morgan Securities Inc. (included as Annex D to the joint proxy statement-prospectus forming a part of this Registration Statement)
99.2	Opinion of Lazard Frères & Co. LLC (included as Annex E to the joint proxy statement-prospectus forming a part of this Registration Statement)
99.3	Form of Proxy of J.P. Morgan Chase & Co.
99.4	Form of Proxy of Bank One Corporation
99.5	Consent of J.P. Morgan Securities Inc.*
99.6	Consent of Lazard Frères & Co. LLC (included as part of its opinion filed as Exhibit 99.2)

*	Filed with the initial Registration Statement on Form S-4, dated February 20, 2004.

Item 22.	Undertakings

      The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; this includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

      Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 13, 2004.

J.P. MORGAN CHASE & CO.

By:	*

Name: William B. Harrison, Jr.
Title: Chairman and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* (William B. Harrison, Jr.)	Director, Chairman and Chief Executive Officer (Principal Executive Officer)	April 13, 2004

* (Hans W. Becherer)	Director	April 13, 2004

* (Riley P. Bechtel)	Director	April 13, 2004

* (Frank A. Bennack, Jr.)	Director	April 13, 2004

* (John H. Biggs)	Director	April 13, 2004

* (Lawrence A. Bossidy)	Director	April 13, 2004

* (M. Anthony Burns)	Director	April 13, 2004

* (Ellen V. Futter)	Director	April 13, 2004

* (William H. Gray, III)	Director	April 13, 2004

* (Helene L. Kaplan)	Director	April 13, 2004

* (Lee R. Raymond)	Director	April 13, 2004

Signature	Title	Date

* (John R. Stafford)	Director	April 13, 2004

* (Dina Dublon)	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 13, 2004

* (Joseph L. Sclafani)	Executive Vice President and Controller (Principal Accounting Officer)	April 13, 2004

*	Anthony J. Horan hereby signs this Amendment No. 2 on behalf of each of the indicated persons for whom he is attorney-in-fact on April 13, 2004 pursuant to a power of attorney filed herewith.

By:	/s/ ANTHONY J. HORAN

Anthony J. Horan
Attorney-in-fact

Dated: April 13, 2004

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of January 14, 2004, between J.P. Morgan Chase & Co. and Bank One Corporation, including the Stock Option Agreements (included as Annexes A, B and C, respectively, to the joint proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference)
4.1	Restated Certificate of Incorporation of J.P. Morgan Chase & Co. (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K of J.P. Morgan Chase & Co. (File No. 1-5805) for the year ended December 31, 2000)
4.2	By-laws of J.P. Morgan Chase & Co. as amended by the Board of Directors on March 16, 2004
4.3	Deposit Agreement between J.P. Morgan & Co. Incorporated (succeeded through merger by J.P. Morgan Chase & Co.) and Morgan Guaranty Trust Company of New York (succeeded through merger by JPMorgan Chase Bank), as depositary (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form 8-A of The Chase Manhattan Corporation (now known as J.P. Morgan Chase & Co.) File No. 1-5805, filed December 20, 2000)
4.4	Form of Amendments to Restated Certificate of Incorporation and By-laws of J.P. Morgan Chase & Co. (included as Annex G to the joint proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference)
5.1	Opinion of Simpson Thacher & Bartlett LLP regarding legality of securities being registered
8.1	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. income tax aspects of the merger
8.2	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain U.S. income tax aspects of the merger
10.1	Employment Agreement, dated as of January 14, 2004, by and between J.P. Morgan Chase & Co. and James Dimon*
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants for J.P. Morgan Chase & Co.
23.2	Consent of KPMG LLP, independent accountants for Bank One Corporation
23.3	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1)
23.4	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 8.1)
23.5	Consent of Wachtell, Lipton, Rosen & Katz (included as part of its opinion filed as Exhibit 8.2)
24.1	Powers of Attorney*
99.1	Opinion of J.P. Morgan Securities Inc. (included as Annex D to the joint proxy statement-prospectus forming a part of this Registration Statement)
99.2	Opinion of Lazard Frères & Co. LLC (included as Annex E to the joint proxy statement-prospectus forming a part of this Registration Statement)
99.3	Form of Proxy of J.P. Morgan Chase & Co.
99.4	Form of Proxy of Bank One Corporation
99.5	Consent of J.P. Morgan Securities Inc.*
99.6	Consent of Lazard Frères & Co. LLC (included as part of its opinion filed as Exhibit 99.2)

*	Filed with the initial Registration Statement on Form S-4, dated February 20, 2004.